UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10/A

(Amendment No. 1)

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

GPB Automotive Portfolio, LP

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	35-2484347 (I.R.S. Employer Identification No.)

535 W. 24th Street, 6th Floor New York, NY (Address of principal executive offices)	10011 (Zip Code)

Registrant’s telephone number, including area code (877) 489-8484

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	None

Securities to be registered pursuant to Section 12(g) of the Act:

Class A Limited Partnership Units

Class A-1 Limited Partnership Units

(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Risk Factor Summary

Investing in our securities involves risks. You should carefully consider the risks described in Item 1A—“Risk Factors” beginning on page 18 before deciding to invest in our securities. The following is a summary of some of the principal risks that we deem material to our business, financial condition, results of operations and an investment in our securities:

•	We and the General Partner are involved in material litigation arising from the operations of the Partnership. The owner and former principal officer of the General Partner was indicted for, among other charges, securities fraud on February 4, 2021, and a monitor was appointed by a US District Court to oversee our operations. As a result, we and our dealerships are subject to litigation risks relating to the automotive retail business operations which could lead to manufacturer terminations of our rights to operate dealerships selling their vehicle brands, lenders terminating or adversely modifying our financing arrangements, other vendors terminating or adversely modifying business relationships, loss of employees and other adverse results. Resolving litigation disputes can be costly and time consuming.

•	The COVID-19 global pandemic has had and is expected to continue to have a material adverse impact on our business, financial condition and results of operations.

•	Our dealerships depend upon new vehicle sales and, therefore, their success depends in large part upon customer demand for the particular vehicles they carry. Our vehicle sales, financial condition and results of operations may be materially adversely affected by changes in costs or availability of consumer financing. If vehicle manufacturers reduce or discontinue sales incentive, warranty or other promotional programs, our financial condition, results of operations, and cash flows may be materially adversely affected. The automotive retail industry is sensitive to changing economic conditions and various other factors. These changing conditions are difficult to predict and can have significant financial consequences.

•	Our dealerships rely on the stable operations of manufacturers. Unstable conditions could materially and adversely affect any manufacturer and impact its ability to profitably design, market, produce or distribute new vehicles, which in turn could materially and adversely affect our business, results of operations and financial condition.

•	A concentration of our dealerships in one geographic region could adversely affect our profitability in the event of a downturn or natural disaster in such geographic region.

•	Property loss or other uninsured liabilities could have a material adverse impact on our results of operations.

•	Our failure to meet consumer satisfaction, financial and sales performance, brand and facility standards and other requirements specified by manufacturers may adversely affect our profitability and our ability to acquire new dealerships. Our dealerships are parties to framework, franchise and other related agreements. Termination or disruption of any such agreements could disrupt the dealership’s operations and thus affect our profitability. If state dealer laws are repealed or weakened, our dealerships will be more susceptible to termination, non-renewal or renegotiation of their franchise and dealer agreements.

•	If we are not able to maintain and enhance our retail brands, reputation or sales channels, or if events occur that damage our retail brands, reputation or sales channels, our business and financial results may be harmed.

•	Goodwill and manufacturer franchise rights compose a significant portion of our total assets. We must test our goodwill and manufacturer franchise rights for impairment at least annually, which could result in a material, non-cash write-down of goodwill or manufacturer franchise rights and could have a material adverse effect on our results of operations and partners’ capital.

•	We have, in our initial Form 10 filing dated May 14, 2021, determined that there was substantial doubt as to our ability to continue as a going concern. We have subsequently determined we will have sufficient liquidity to meet our obligations for a period of at least 12 months from the date of filing this Amendment No 1 to Form 10 and therefore, we have concluded there is no longer substantial doubt about our ability to continue as a going concern. However, our financial condition could be materially adversely impacted if we are unable to extend the maturity of our credit agreement, or replace the credit agreement, prior to its maturity in December 2022.

•	We may not have adequate funds to complete future capital improvement programs or to make additional acquisitions.

•	Our investments in privately held dealerships are illiquid, the fair value of the dealerships is difficult to ascertain and an expedited sale of such dealerships is unlikely.

•	Our strategy depends upon on substantial capital and we may not have access to consistent financing sources on favorable terms.

•	We and our dealerships have incurred substantial indebtedness. Our indebtedness obligations could materially adversely affect our financial health, limit our ability to finance future acquisitions and capital expenditures and prevent us from fulfilling our financial obligations. If we do not comply with the terms of our debt agreements, our lenders could seek to exercise remedies against us and access to capital may be on unfavorable terms, limited or unavailable.

•	Breaches in our data security systems or in systems used by our vendor partners, including cyber-attacks or unauthorized data distribution by employees or affiliated vendors, or disruptions to access and connectivity of our information systems could impact our operations or result in the loss or misuse of customers’ proprietary information.

•	The automotive retail industry is highly competitive and our dealerships compete with a large variety of competitors. Our revenues and profitability could be materially and adversely affected if we are unable to compete effectively.

•	The internet has become a more prominent source for vehicle sales, which enhances the scope of competition in the automotive retail industry. Technological advances, including increases in ride sharing applications, electric vehicles and autonomous vehicles in the long-term could have a material adverse effect on our business.

•	Our dealerships are subject to extensive governmental laws and regulations. Failure to comply with these laws and regulations can be costly and time consuming.

•	We are subject to risks associated with imported product restrictions or limitations, foreign trade and currency valuations. New laws, regulations, or governmental policies regarding fuel economy and greenhouse gas emission standards, or changes to existing standards, may affect vehicle manufacturers’ ability to produce cost-effective vehicles or vehicles that consumers demand, which could adversely impact our business, financial condition and results of operations.

•	Our Limited Partners may not receive distributions and our distributions may not grow over time.

•	Expenses related to GPB and Highline are significant. We need to make substantial profits to avoid depletion of our assets and provide a return to our Limited Partners.

•	There are potential conflicts of interest between GPB and its affiliates and the Partnership that could impact our returns.

•	Limited Partners may be subject to filing requirements and may be subject to short-swing profits under the Exchange Act as a result of an investment in us. It can be burdensome to comply with filing requirements.

•	We will expend significant financial and other resources to comply with the requirements of being a public entity. These requirements may place a strain on our systems and resources.

•	We have concluded that there are pervasive material weaknesses in our system of internal control over financial reporting, which if not remediated could materially and adversely affect our ability to timely and accurately report our results of operations and financial condition.

Forward-Looking Statements

This Registration Statement on Form 10 contains forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors and undue reliance should not be placed thereon. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about our company, our current and prospective portfolio companies, our industry, our beliefs and opinions, and our assumptions. Words, such as “anticipates,” “expects,” “intends,” “plans,” “will,” “may,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” “targets,” “projects,” “outlook,” “potential,” “predicts” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including but not limited to:

•	The declines in sales and service revenue and ongoing disruptions in our operations, the operations of our vehicle and parts manufacturers and other suppliers, vendors and business partners, and the global economy in general due to the COVID-19 pandemic;

•	Our ability to generate or obtain necessary funds for working capital, capital expenditures, acquisitions, debt service payments and other purposes;

•	Our expected parts and service revenue due to, among other things, improvements in vehicle technology;

•	Manufacturers' continued use of incentive programs to drive demand for their product offerings;

•	Our capital allocation strategy, including as it relates to acquisitions and divestitures, distributions and capital expenditures;

•	The growth of the brands that comprise our portfolio over the long-term;

•	Changes in general economic and business conditions, including changes in employment levels, consumer demand, preferences and confidence levels, the availability and cost of credit in a rising interest rate environment, fuel prices, levels of discretionary personal income and interest rates;

•	The impact of pending governmental actions and investigations on our general partner and its ability to continue to provide management services to us;

•	Our ability to attract and retain skilled employees;

•	Adverse conditions affecting the vehicle manufacturers whose brands we sell, and their ability to design, manufacture, deliver and market their vehicles successfully;

•	Changes in the mix and total number of vehicles we are able to sell;

•	High levels of competition in our industry, which may create pricing and margin pressures on our products and services;

•	Our relationships with manufacturers of the vehicles we sell and our ability to renew and enter into new framework and dealer agreements with vehicle manufacturers whose brands we sell on terms acceptable to us;

•	Our ability to resolve pending disputes with certain manufacturers that have sought to terminate our dealer agreements with them;

•	The availability of manufacturers’ dealer incentive programs and our ability to earn these incentives;

•	Failure of our management information systems or any security breaches;

•	Changes in laws and regulations governing the operation of automobile franchises, including trade restrictions, consumer protections, accounting standards, taxation requirements and environmental laws;

•	Changes in, or the imposition of, new tariffs or trade restrictions on imported vehicles or parts;

•	Adverse results from litigation or other similar proceedings involving us;

•	Our ability to consummate planned acquisitions and dispositions;

•	Any disruptions in financial markets that, may impact our ability to access capital;

•	Our ability to comply with the terms of our credit facilities and forbearance agreements, the impact of financial covenants and other terms of our credit facilities and forbearance agreements on our operations and financial flexibility and our relationships with our lenders;

•	Significant disruptions in the production and delivery of vehicles and parts for any reason, including natural disasters, product recalls, work stoppages or other occurrences that are outside of our control;

•	The increased demands placed on our management and resources by the requirements of being a public entity;

•	Our ability to comply with the internal control requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”); including our ability to identify and remediate material weaknesses;

•	Our ability to successfully integrate businesses we may acquire, and the possibility that any business we acquire may not perform as we expected at the time we acquired it;

•	Impairment we may be required to recognize on our goodwill and other intangible assets, which comprise a significant portion of our total assets;

•	Our ability to generate sufficient cash flow to make distributions to limited partners after payment of advisory fees and other amounts due to the general partner;

•	Conditions in the market for the purchase and sale of retail automotive dealerships that impact our acquisition strategy; and

•	The impact of actual or potential conflicts of interest between the general partner and us, and the extent to which such conflicts of interest will be ameliorated by our and the general partners’ corporate governance structure.

These factors are beyond our ability to control or predict and their ultimate impact could be material. Moreover, the factors set forth under “Item 1A. Risk Factors” and “Item 2. Management's Discussion and Analysis of the Results of Operations and Financial Condition” below and other cautionary statements made in this report should be read and considered as forward-looking statements subject to such uncertainties. We urge you to carefully consider those factors.

Forward-looking statements speak only as of the date of this Registration Statement on Form 10.  We assume no duty and do not undertake to update forward-looking statements.

Industry and Market Data

Some of the market and industry data contained in this Registration Statement on Form 10 are based on independent industry publications or other publicly available information.

Item 1. Business

OVERVIEW

GPB Automotive Portfolio, LP (the “Partnership”, “we”, “us”, “our” or “Registrant”) is a holding company which was organized as a Delaware limited partnership on May 27, 2013 and commenced operations on that date. GPB Capital Holdings, LLC (“General Partner”, “Capital Holdings” or “GPB”), a Delaware limited liability company and registered investment adviser, is the Partnership’s general partner pursuant to the terms of the Fifth Amended and Restated Limited Partnership Agreement dated April 27, 2018 (as the same may be amended from time to time, the “LPA”). Pursuant to the LPA, GPB, through its affiliation with Highline Management, Inc., (see recent events) conducts and manages our business.

We own and operate retail automotive dealerships, including in most cases their related real estate, and seek to further develop their operations to increase cash flow and income from operations on behalf of the limited partners (the “Limited Partners”). We intend to pursue the acquisitions of additional dealerships with strong earnings and market position, although we may also consider acquisitions of dealerships in financial distress or having a history of under-performance. However, any dealership acquisitions will require the approval of the applicable automotive manufacturers and lenders. Please see “Item 8. Legal Proceedings” for more information.

We typically acquire all or a majority of the assets of a dealership, including the manufacturer franchise rights. We generally maintain, and expect that we will have upon the completion of future acquisitions, majority voting interests (which we define as holding 50% or more of the voting interests) and/or primary control (which means control that is greater than any other interest holder) interests in partnerships, limited liability companies or other entities that hold such existing and acquired dealerships. However, we may also acquire interests in dealerships that do not constitute either majority voting or primary control interests. We also have acquired, and may in the future acquire, the assets of dealerships through co-investments with other current or future GPB managed entities or holding companies whereby we or the other entity/holding companies will retain a majority control. We report all of our businesses as a single segment for accounting purposes based on the financial information that is available and evaluated by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources and in assessing performance of the Partnership.

Our principal business is the retail sale of automobiles in the northeastern United States. We offer a diversified range of automotive products and services, including new vehicles, used vehicles, parts and service and automotive finance and insurance products, which include vehicle service and other protection products, as well as the arranging of financing for vehicle purchases through third party finance sources.

Our primary objective is to create long-term value and generate cash flow from operations for our Limited Partners by building an industry-leading automotive retail company. Our strategy is focused on creating a customer-centric car buying experience, acquiring a diversified portfolio of dealerships and brands and standardizing businesses processes across our dealerships’ operations to create economies of scale. Our performance depends substantially on our ability to attract and retain high quality managerial talent to oversee the effective operation of our dealerships.

We originally planned to hold our existing dealerships, and any dealerships acquired in the future, for the long-term. However, we now consider strategic transactions on an opportunistic basis, and as may be necessary or appropriate to preserve and enhance asset values for the Limited Partners. Such transactions could take the form of co-investments, a spin-off of businesses, a public listing or merger, or a sale of individual dealerships or groups of dealerships. We may also consider disposing of dealerships to provide operational liquidity to the Partnership.

We believe the fragmented nature of dealership franchise ownership provides a significant opportunity to acquire dealerships with positive cash flow and significant profit potential. We have used, and may in the future use, debt to help finance acquisitions of dealerships, to provide a source of capital after acquisition or at times at the Partnership level, subject to the LPA. Under the terms of the LPA, we may not incur Partnership level debt exceeding the lesser of (i) 50% of the aggregate amount of gross capital raised through the sale of limited partnership interests, or “Units,” or (ii) 50% of our gross asset value determined as of the date such indebtedness is incurred.

The Units have not been registered under the Securities Act of 1933, as amended, or applicable state “Blue Sky” securities laws and cannot be sold unless they are subsequently registered or an exemption from such registration is available. Pursuant to this Registration Statement on Form 10 (the “Registration Statement” or “Form 10”) we are registering the Partnership’s Class A Limited Partnership Units and Class A-1 Limited Partnership Units under Section 12(g) of the Securities Exchange Act of 1934, as amended. The Units are not listed on any securities exchange or interdealer quotation system and there is no intention to seek such a listing. There is no established market for the Units. Transfers of Units are permitted under the LPA only with the consent of the General Partner.

The information contained in this Registration Statement covers the annual periods as of and for the years ended December 31, 2020, 2019 and 2018 and the three months ended March 31, 2021 and 2020. Annual periods have been subject to audit by our Independent Registered Public Accounting Firm and the interim periods are unaudited.

RECENT EVENTS

Federal Matters

On February 4, 2021, the Securities and Exchange Commission (the “SEC”) filed a contested civil proceeding against GPB, Ascendant Capital, LLC (“Ascendant”), Ascendant Alternative Strategies (“AAS”), David Gentile, Jeffry Schneider and Jeffrey Lash in the U.S. District Court for the Eastern District of New York (“EDNY Court”). No GPB managed Partnerships were sued. The lawsuit alleges several violations of the federal securities laws, including securities fraud. The SEC is seeking disgorgement and civil monetary penalties, among other remedies.

Also, on February 4, 2021, the U.S. Attorney’s Office for the Eastern District of New York (the “USAO”) brought a criminal indictment against Mr. Gentile, Mr. Schneider, and Mr. Lash. The criminal indictment alleges conspiracy to commit securities fraud, conspiracy to commit wire fraud, and securities fraud. Mr. Gentile and Mr. Lash were also charged with two counts of wire fraud. The Government intends to seek criminal forfeiture. Mr. Gentile resigned from all management and board positions with GPB, GPB-managed funds, the Partnership, and subsidiaries of the Partnership promptly following his indictment.

On October 23, 2019 a Federal Grand Jury in the Eastern District of New York had indicted Michael Cohn, GPB’s Chief Compliance Officer (“CCO”). The indictment’s allegations stemmed from conduct occurring while Mr. Cohn was employed by the SEC, and prior to his joining GPB. It was alleged that Mr. Cohn had obstructed justice by stealing confidential government information and subsequently making unauthorized disclosures. Upon learning of the criminal charges, GPB immediately terminated Mr. Cohn and relieved him of his duties as CCO. GPB also engaged a law firm to undertake an independent internal investigation which did not identify any wrongdoing by GPB with respect to Mr. Cohn based on the information available. On September 8, 2020, Mr. Cohn pled guilty to misdemeanor theft of government property.

Appointment of Monitor

On February 11, 2021, the United States District Court Eastern District of New York appointed Joseph T. Gardemal III as an independent monitor (the "Monitor") in the action SEC, as plaintiff, against Capital Holdings, Ascendant, AAS, David Gentile, Jeffrey Schneider, and Jeffrey Lash (the "Order"). Pursuant to the Order, Capital Holdings shall (i) grant the Monitor access to all non-privileged books, records and account statements for certain portfolio companies, including the Partnership, and certain funds and (ii) cooperate fully with requests by the Monitor reasonably calculated to fulfill the Monitor’s duties.

The Monitor is required to assess the Partnership's operations and business, and make recommendations to the court, which may include continuation of the operations subject to his monitoring, or a liquidation of assets, or filing for reorganizing in bankruptcy. The Order provides that the Monitor will remain in place until terminated by order of the EDNY Court, and grants the Monitor the authority to approve or disapprove proposed material corporate transactions by GPB, the Partnership or its subsidiaries, extensions of credit by them outside the ordinary course of business, decisions to resume distributions to the limited partners of the Partnership, or any decision to file any bankruptcy or receiver petition for any of them, among other actions. The Monitor is not required to approve the filing of this Registration Statement nor has management sought or obtained approval from the Monitor.

On April 14, 2021, following the receipt of a letter from the Monitor on April 12, 2021, the EDNY Court entered an amended order. See “Item 8. Legal Proceedings” for more information on the appointment of the Monitor.

Highline Management, Inc.

In January of 2020, Highline Management Inc. (“Highline”) was formed as a wholly owned subsidiary of GPB, to provide operation support services to the GPB-managed partnerships. Highline’s formation followed the completion of an independent special investigation by outside legal counsel as a response to recommendations made by GPB’s predecessor Audit Committee to certain allegations brought against the General Partner as described above and in “Item 8. Legal Proceedings”. The predecessor Audit Committee made recommendations which led to a series of restructuring activities undertaken to accomplish a number of objectives including, but not limited to: (i) further enhancement of the corporate management structure, with additional professionals knowledgeable in the industry and commensurate with the complexity and demands of the business of the Partnership; (ii) formalization, to the extent possible, of the commitment to share human resources, facilities and operating assets among and between the entities that comprise the Partnership; and (iii) further development of the independent oversight of the corporate governance structure and framework to help enable the Partnership to achieve its goals, control risks and compliance with laws, rules and regulations. To that end, Highline created a five member Board, three of whom are “independent” as that term is used in the NYSE listed company manual. To address its oversight and governance purposes, the Board established three committees, consisting entirely of the independent members, including an Audit Committee, a Governance Committee and a Compensation Committee, as more fully described below. Additionally, these restructuring activities were designed and implemented, in part, to establish an independent committee responsible for overseeing GPB’s management related to the Partnership’s affairs, establish additional layers of responsibility within the Partnership’s governance structure and enhance internal controls.

As a key feature of this restructuring, Highline was formed to provide management and operation support services to the GPB-managed partnerships. Highline oversees all day-to-day functions of the Partnership and its subsidiaries, including management of all underlying assets, human capital, accounting and financial reporting, and operations pursuant to a Management Services Agreement (“MSA”). Highline’s five member board of directors (the “Board”) includes three directors who are “independent,” as that term is used in the New York Stock Exchange (“NYSE”) listed company manual. As a result, Highline provides independent oversight and review of most aspects of our operations.

Highline’s Bylaws require a majority vote for any act of the Board except with respect to approval or adoption of any Management Services Agreement, Resource Sharing Agreement or other similar agreement between Highline and GPB (or any amendment thereto), which in all instances must be approved by a majority of the independent Directors. GPB has nominated and elected the initial Directors to the Board of Highline.

Highline provides the following services (“Services”) to the Partnership (but not to the dealerships owned by the Partnership, which are managed day-to-day by their own management team) pursuant to the MSA:

•     Manage and oversee the day-to-day affairs and operations of the Partnership including developing corporate strategy and business plans, and managing annual budgets;

•     Manage, oversee and facilitate the accounting and payment functions, including necessary cash management services with respect to the operations of the Partnership;

•     Manage and oversee the administration, operations, financial accounting and financial reporting for the Partnership, including managing the preparation of financial statements for the Partnership;

•     Manage the process for the audits of the financial statements of the Partnership;

•     Manage and oversee the process of obtaining third-party valuations of the Partnership in accordance with the LPA and the Class A and Class A-1 Private Placement Memorandum (the “PPM”) dated July 2018;

•     Consult with, manage and oversee the Advisory Committee of the Partnership (the “Advisory Committee”), which must approve certain related party transactions, and will submit matters for consideration and approval by the Advisory Committee, when necessary or appropriate in accordance with the formation documents of the Partnership;

•     Communicate regularly and provide written reports (no less frequently than monthly) concerning the financial status and financial performance of the Partnership to GPB, including providing regular (no less frequent than monthly) asset management reports and updated financial models for the Partnership;

•     Provide periodic market data and information (no less frequent than quarterly) relating to the businesses of the Partnership reasonably requested by GPB for investor marketing and communication purposes;

•     Review and approve “Significant Transactions” approved by GPB’s Acquisition Committee. A Significant Transaction shall mean (i) a transaction that meets the definition of a Significant Subsidiary contained in Regulation S-X under federal securities laws; or (ii) based on criteria otherwise determined by the Highline Board;

•     Review and approve any material change in the investment strategy of the Partnership; and

•     Perform such other services as may be reasonably requested by GPB and which are reasonably acceptable to Highline.

GPB, through its Acquisition Committee, controls all major asset acquisition and divestiture decisions concerning the Partnership, subject to the required approval by the Board of Highline of any such transaction that constitutes a Significant Transaction as described above. Highline’s responsibilities set forth above encompass reporting and monitoring distributions to our Limited Partners.

The MSA has an initial term (“Initial Term”) of 3 years that began on January 1, 2020. Thereafter the MSA renews for successive one-year terms unless terminated in accordance with its terms.

Pursuant to the amended order of the EDNY Court on April 14, 2021, operational and financial decisions to be made by Highline regarding the affairs of the Partnership are subject to the same authority of the Monitor as are decisions to be made by GPB.

For further discussion of the relationship between GPB and Highline, see “Item 5. Directors and Executive Officers” elsewhere in this Registration Statement.

Impact of COVID-19 on Our Business

In March 2020, the World Health Organization categorized COVID-19 as a pandemic. During April 2020, states from which we derive nearly all of our total revenue were under extensive “shelter in place” or “stay at home” orders from federal, state, and local governments. These orders significantly restricted our business operations. In response to the anticipated downturn of our businesses, management took actions to mitigate the impact of COVID-19. Our top priority continues to be the safety and protection of our customers, team members and their families. We have modified certain business practices to conform to government restrictions and are taking precautionary measures as directed by government and regulatory authorities. Following the Center for Disease Control’s (the “CDC”) recommendation, we are providing face masks to employees and guests as required. We have also increased the frequency of dealership cleanings, implemented the use of plastic seat and steering wheel covers when performing service on customer vehicles, are thoroughly cleaning and sanitizing loaner vehicles after each use and secured extra supplies of hand sanitizer, alcohol wipes, gloves and disinfectants for both employee and guest use at our dealerships. Many of our stores are also offering complimentary pick-up and delivery services to our customers, and we continue to offer online purchasing of new and used vehicles with delivery to the customer.

The effects of the COVID-19 pandemic continue to evolve. While we have seen a gradual rebound in recent months, the outbreak or future outbreaks in the markets in which we operate may cause changes in customer behavior, including a potential reduction in traffic at our dealerships or consumer spending for vehicles and servicing. This may lead to increased valuation risks, such as impairment of long-lived assets. Uncertainties in the global economy may negatively impact our suppliers and other business partners, which may interrupt our supply chain and require other changes to our operations. These and other factors may adversely impact our financial condition, liquidity and cash flow.

As a result of market conditions caused by COVID-19, certain vehicle manufacturers and other suppliers have had lower output of production of new vehicles, parts and other supplies. While we believe production will normalize in the second half of the year, we cannot predict with any certainty how long the automotive retail industry will be subject to these production slowdowns. Further, governmental actions, such as travel restrictions imposed in response to national emergencies or the imposition of tariffs or trade restrictions on imported goods may adversely affect vehicle sales and depress demand. Although we cannot adequately predict the impact of COVID-19, we continue to believe that the impact on our business of any future negative trends in new vehicle sales would be partially mitigated by (i) the expected relative stability of our parts and service operations over the long-term, (ii) the variable nature of significant components of our cost structure, and (iii) our diversified brand mix.

We continue to monitor and manage our cash flows actively. We took a number of early actions to ensure the business had the liquidity to withstand extended business interruptions, including making the difficult decision to permanently reduce the workforce by approximately 700 employees in March 2020 to better align our cost structure with the current business environment, and to furlough another approximately 1,000 employees in April 2020; a majority of whom have since returned to work. We reviewed all discretionary spending and significantly reduced marketing expenses, deferred most of our capital expenditures, and negotiated with key stakeholders for discounts or deferred payment plans to provide added liquidity and flexibility to help navigate through the COVID-19 pandemic.

As of March 31, 2021 our total cash on hand and restricted cash was $118.9 million and $14.3 million, respectively. $96.1 million of the total cash on hand is restricted from distribution to the Partnership, but available for use in continuing operations.

OUR BUSINESS

Summary

We are a leading operator of automotive franchises and a retailer of new and used vehicles and related products and services. According to Automotive News’ Top 150 Dealership Groups dated April 5, 2021, we, together with dealerships owned by other entities managed by GPB, rank in the top 25 dealership groups based both on number of dealerships and total revenue. Our dealerships, through both physical retail locations and online (primarily through their individual websites), offer 24 brands of new vehicles and a wide variety of brands of used vehicles. We strive to offer the brands most desired by consumers in the markets that we serve. Our dealerships sell new and used cars and replacement parts, provide vehicle maintenance, warranty, collision and mechanical repair services, arrange related financing for our customers and sell vehicle service contracts, vehicle protection products and credit insurance.

We operate domestic, import and luxury franchises in areas ranging from mid-sized markets to metropolitan markets within the northeastern United States. We evaluate all brands for expansion opportunities provided the market is large enough to support adequate new vehicle sales to justify the required capital investment.

The following is a summary of our dealerships and franchises as of the dates indicated.

	Number of Dealerships				Number of Franchises
	March 31, 2021	December 31, 2020	December 31, 2019	December 31, 2018	March 31, 2021	December 31, 2020	December 31, 2019	December 31, 2018
Massachusetts	20	23	23	19	23	26	26	22
New York	2	2	6	8	3	3	11	16
Maine	6	6	6	8	11	11	11	13
Pennsylvania	—	—	6	8	—	—	9	11
Texas	—	—	3	3	—	—	8	8
New Jersey	2	2	2	2	5	5	5	5
New Hampshire	2	2	2	2	3	3	3	3
Vermont	—	—	1	1	—	—	1	1
Connecticut	—	—	—	1	—	—	—	2
Total	32	35	49	52	45	48	74	81

The dealerships in the table encompassed the following 24 brands: Buick, Subaru, Chrysler, Dodge, Jeep, Ram, GMC, Chevrolet, Ford, Volkswagen, Mazda, Cadillac, Acura, Audi, Honda, Mercedes, Porsche, Toyota, Volvo, Sprinter, Land Rover, Airstream, BMW and Mini.

Business Strategy

Notwithstanding any potential adverse impact of the events discussed in Recent Events and in “Item 8. Legal Proceedings”, our primary objective is to create long-term value and generate cash flow from operations for our Limited Partners by building an industry-leading automotive retail company. Our operating strategy is focused on creating a customer-centric car buying experience, maintaining a diversified portfolio of dealerships and brands, acquiring additional dealerships and standardizing business processes across our dealerships’ operations to create economies of scale. We strive for diversification in our products, services, brands and geographic locations to manage market risk and to maintain profitability. We continually evaluate the financial and operating results of our dealerships, as well as each dealership’s market position and geography, and seek to make strategic investments to increase the capacity of our dealerships and improve the customer experience.

Our dealerships offer a variety of luxury, import and domestic new vehicle brands and models, reducing our dependence on any one manufacturer and our susceptibility to changing consumer preferences. Encompassing economy and luxury cars, sport utility vehicles (“SUVs”), crossovers, minivans and trucks, we believe our brand mix in each market we serve is well aligned with customer preferences in those markets.

Our performance depends substantially on our ability to attract and retain high quality managerial talent to oversee the effective operation of our dealerships. Our executive management team has extensive experience in the automotive retail sector, and is able to leverage its prior experience in all aspects of our operations. The general manager of each of our dealerships is responsible for the operations, personnel and financial performance of that dealership, as well as other day-to-day operations.

Our operations are located throughout the northeastern United States because we believe that dealerships in this region will generate (i) attractive returns on equity, and (ii) operating cash flow sufficient to make distributions to Limited Partners. We seek to gain economies of scale from our dealership network by implementing our performance management strategies, standardizing information system and centralizing administrative functions. Operation of multiple dealerships facilitates back-office consolidation and leverages other operational efficiencies to save time and resources.

Within our targeted geographic markets, our acquisition strategy is to focus on brands which we believe can generate solid returns and provide diversification to our existing dealership portfolio. We have acquired and expect to continue to acquire interests in individual dealerships and groups of dealerships. Acquiring a group of dealerships can allow for a more efficient due diligence process and capital deployment, thereby allowing for more rapid scaling. Additionally, dealership groups may be located in a single location or concentrated in an auto mall, which allows for greater visibility and recognition and provides a base of operations for strategic tuck-in acquisition opportunities. The automotive retail industry is highly fragmented, with more than 90% of dealerships being privately owned. In many cases, existing dealers have owned an individual dealership or group of dealerships for many years, even decades, and have no succession plan. Thus, we may offer a viable exit strategy for those dealers seeking a buyer.

Industry Overview

The automotive retail business is highly competitive. With approximately 16,600 franchised automobile dealerships as of January 1, 2020 (according to The National Automobile Dealers Association) and approximately $1 trillion in total vehicle sales in 2019, the franchised automobile dealer industry is the largest retail business segment in the U.S. We compete primarily with other automotive vehicle and parts and service retailers, both public and private, including non-franchised operations and online businesses.

Competition

We believe that the principal competitive factors in the automotive retail business are location, service, price, selection, and online and mobile offerings. There are a large number of well-capitalized competitors in the northeastern United States that have extensive automotive retail managerial experience and strong retail locations and facilities. In addition, we estimate that there are approximately twice as many independent used vehicle dealers in the United States as there are franchised new vehicle dealers. We face competition from (i) several public and private companies that operate numerous automotive retail dealerships on a regional or national basis, including franchised dealers that sell new and used vehicles as well as non-franchised dealers that sell only used vehicles, (ii) private companies that operate automotive retail dealerships in our markets, and (iii) online and mobile sales platforms. We compete with dealers that sell the same vehicle brands that we sell, as well as dealers and certain manufacturers that sell other vehicle brands that we do not represent in a particular market. Our new vehicle dealership competitors have franchise agreements with various vehicle manufacturers and, as such, generally have access to new vehicles at the same prices and on the same terms as other dealers franchised by the same manufacturers.

While we are larger and have more financial resources than most private automotive retailers with which we currently compete in the majority of our regional markets, we do compete directly with some large, consolidated operations with similar or greater resources than ours. If we enter other new markets, we may face competitors that are larger than us or that have access to greater financial resources. We do not have any cost advantage in purchasing new vehicles from manufacturers. We rely on advertising and merchandising, pricing, our sales model, our sales expertise, service reputation and the location of our dealerships to be competitive selling new vehicles.

We also compete with independent automobile service shops and service center chains. We believe that the principal competitive factors in the parts and service segment of our business are the ability to provide parts and service covered by manufacturer warranties and recall programs, our price, location, expertise with the particular vehicle lines, and customer service. We believe that the principal competitive factors relative to these finance and insurance products are product selection, convenience, price, contract terms, and the ability to finance vehicle protection and aftermarket products and services.

Franchise Agreements with Manufacturers

Each of our dealerships operate under a separate agreement with the manufacturer of the new vehicle brand it sells (each, a “Franchise Agreement”). Typical automobile franchise agreements specify the locations within a designated market area where the dealership may sell vehicles and related products and perform approved services. The designation of such areas and the allocation of new vehicles among dealerships are at the discretion of the manufacturer. Under the terms of our Franchise Agreements, the automobile manufacturers designate specific marketing and sales areas where a dealer of a vehicle brand may be located and operate. Franchise Agreements also grant a dealership the right to use and display manufacturer’s trademarks, service marks, and designs in the manner approved by each manufacturer.

Our Franchise Agreements and the framework agreements described below typically limit our ability to acquire multiple dealerships of a given brand within a particular geographic market area. Certain state franchise laws also restrict us from relocating our dealerships, or establishing new dealerships of a particular brand, within any area that is served by another dealer with the same brand. To the extent that a market has multiple dealers of a particular brand, as certain markets we operate in do, we are subject to significant intrabrand competition.

A Franchise Agreement may impose requirements on the dealership with respect to:

•	Facilities and equipment;

•	Inventories of vehicles and parts;

•	Minimum working capital;

•	Training of personnel; and

•	Performance standards for market share and customer satisfaction.

Each manufacturer closely monitors compliance with these requirements and requires each dealership to submit monthly financial statements.

The typical Franchise Agreement provides for early termination or non-renewal by the manufacturer upon:

•	A change of management or ownership without manufacturer consent;

•	Insolvency or bankruptcy of the dealer;

•	Death or incapacity of the dealer/manager unless the dealer/manager is replaced within a specified period of time with an individual satisfactory to the manufacturer;

•	Conviction of a dealer/manager or owner of certain crimes;

•	Misrepresentation of certain sales or inventory information by the dealership, dealer/manager or owner to the manufacturer;

•	Failure to operate the dealership adequately in accordance with the Franchise Agreement;

•	Failure to maintain any license, permit or authorization required for the conduct of business;

•	Poor market share; or

•	Low customer satisfaction index scores.

Further, the contractual terms of our dealerships’ Franchise Agreements provide for various durations, ranging from one year to no expiration date, and in certain cases, manufacturers have undertaken to renew such franchises upon expiration so long as the store is in compliance with the terms of the agreement. We ordinarily expect our Franchise Agreements to survive for the foreseeable future and, when the agreements do not have indefinite terms, anticipate routine renewals of the agreements without substantial cost or modification. Our dealerships’ Franchise Agreements provide for termination of the agreement by the manufacturer or non-renewal for a variety of causes (including performance deficiencies in such areas as sales volume, sales effectiveness, and customer satisfaction). There have been instances where disagreements have arisen between certain manufacturers and our dealerships which resulted in confidential settlement agreements between the parties. At this time, certain of our dealerships have received notices of termination or threatened notices of termination from certain manufacturers, and our dealerships are attempting to negotiate a resolution of the underlying disputes with such manufacturers. On March 10, 2021, one manufacturer sent us notices of termination to terminate the dealer agreements for two dealerships we own, as well as to terminate letters of intent we had been awarded to open two new dealerships. The civil proceedings filed against GPB by the SEC and various state attorneys general, and the SEC civil proceedings and criminal indictment filed against Mr. Gentile, were the principal sources of concern for this manufacturer. Forbearance letters subsequently were entered into by which the manufacturer agreed to extend the time period in which our dealers otherwise would be required by state law to take legal action to protest the terminations. In the interim, we are negotiating with the manufacturer toward a potential resolution for the withdrawal of the notices of termination. If our dealerships are not able to resolve a notice of termination, the affected dealership would file litigation to protect its rights to keep the dealership under applicable state law. We have no litigation pending with any manufacturers or distributors aside from those disclosed in “Item 8. Legal Proceedings”. In general, the states in which we operate have automotive dealership franchise laws that provide that, notwithstanding the terms of any Franchise Agreement, it is unlawful for a manufacturer to terminate or not renew a franchise unless “good cause” exists. It is generally difficult, outside of bankruptcy, for a manufacturer to terminate, or not renew, a franchise under these laws, which were designed to protect dealers. In addition, in our experience and historically in the automotive retail industry, dealership Franchise Agreements are rarely involuntarily terminated or not renewed by the manufacturer outside of bankruptcy. From time to time, certain manufacturers assert sales and customer satisfaction performance deficiencies under the terms of our framework and Franchise Agreements. We generally work with these manufacturers to address the asserted performance issues. See “Item 8. Legal Proceedings” for more information on any on-going litigation pertaining to our Franchise Agreements.

We also sign master framework agreements with certain manufacturers that impose additional requirements relating to our management, operation, advertising and marketing, and acquisition and ownership structure of automotive dealerships franchised by such manufacturers. Our failure to satisfy the operating requirements in these agreements (with respect to matters such as sales volume, sales effectiveness, and customer satisfaction) may adversely impact our ability to make further acquisitions of such manufacturers’ dealerships or could result in us being compelled to take certain actions, such as divesting a significantly under-performing dealership, subject to applicable state franchise laws. Additionally, some of these agreements contain restrictions on our ability to name and brand our dealerships. Some of these framework agreements give the manufacturer or distributor the right to acquire, at fair market value, or the right to compel us to sell, the automotive dealerships franchised by that manufacturer or distributor in the event of material changes in management or control of the Partnership, or other extraordinary corporate transactions such as a merger, or the sale of all or substantially all of our assets, a bankruptcy, or other adverse legal actions (such as a criminal indictment of GPB or an affiliate of GPB) or events affecting the Partnership or its affiliates. None of the manufacturers with which we have master framework agreements have asserted the right to compel us to divest the dealerships of their brands as a result of the criminal indictment of the owner and former officer of GPB, but they have reserved their rights to do so. On March 10, 2021, one manufacturer, with whom we do not have a master framework agreement, sent us notices of termination to terminate the dealer agreements for two dealerships we own, as well as to terminate letters of intent we had been awarded to open two new dealerships, primarily as a result of the civil proceedings by the SEC and state attorneys general and the criminal indictment of the owner and former officer of GPB. That manufacturer agreed to forbear and extend the time period prior to the notice of termination taking effect, and the parties are in negotiations to resolve the matter.See “Item 1A. Risk Factors--Risks Related to Our Business--Our dealerships are parties to framework, franchise, and other related agreements. Termination or disruption of any such agreements could disrupt the dealership’s operations and thus affect our profitability.”

Seasonality

Within the automotive industry as a whole, sales are typically lower during the first quarter of each calendar year due to consumer purchasing patterns during the holiday season and inclement weather in certain markets. We believe our franchise diversification and cost controls will moderate this seasonality. However, if conditions occur that weaken automotive sales, such as severe weather in the geographic areas in which our dealerships operate, war, high fuel costs, pandemics, depressed economic conditions including unemployment or weakened consumer confidence, or similar adverse conditions, our revenues for the year may be adversely affected.

Regulation

Automotive and Other Laws and Regulations

Automotive retail is a highly regulated industry. A number of state and federal laws and regulations affect our dealership business, such as those relating to motor vehicle sales, retail installment sales, leasing, sales of finance, insurance, and vehicle protection products, licensing, consumer protection, consumer privacy, escheatment, anti-money laundering, environmental, vehicle emissions and fuel economy, health and safety, wage-hour, anti-discrimination, and other employment practices. In addition, in the states in which our dealerships operate, our dealerships are required to obtain various licenses in order to operate their businesses, including dealer, sales, finance, and insurance-related licenses issued by state authorities. Any failure to comply with laws and regulations may result in the assessment of administrative, civil, or criminal penalties, the imposition of remedial obligations, such as extensive and expensive product recalls, or the issuance of injunctions limiting or prohibiting operations. In addition, many laws may give customers a private cause of action. Claims arising out of actual or alleged violations of law may be asserted against us, or our dealerships, by individuals, a class of individuals, or governmental entities. These claims may expose us to significant damages or other penalties, including revocation or suspension of our licenses to conduct dealership operations and fines.

Our financing activities with customers are subject to numerous federal, state, and local laws and regulations. In recent years, there has been an increase in activity related to oversight of consumer lending by the Consumer Financial Protection Bureau (“CFPB”), which has broad regulatory powers. The CFPB does not have direct authority over automotive dealers. However, its regulation of larger automotive finance companies and other financial institutions could affect our financing activities.

The vehicles we sell are also subject to rules and regulations of various federal and state regulatory agencies. For additional information, see “Item 1A. Risk Factors--Risks Related to Our Business--Our dealerships are subject to extensive governmental laws and regulations. Failure to comply with these laws and regulations can be costly and time consuming.”

Environmental, Health, and Safety Laws and Regulations

Dealerships are subject to a wide range of federal, state, and local environmental laws and regulations. As with automotive dealerships generally, and service, parts, and body shop operations in particular, the automotive dealership business involves the use, storage, handling, and contracting for recycling or disposal of hazardous substances or wastes and other environmentally-sensitive materials. Our operations involve the use, handling, storage, and contracting for recycling and/or disposal of materials such as motor oil and filters, transmission fluids, antifreeze, refrigerants, paints, thinners, batteries, cleaning products, lubricants, degreasing agents, tires, and fuel.

Environmental laws and regulations may impose numerous obligations that are applicable to our dealerships’ operations including the acquisition of permits to conduct regulated activities, the incurrence of capital expenditures to limit or prevent releases of materials from storage tanks and other equipment that they operate, and the imposition of substantial liabilities for pollution resulting from their operations. Numerous governmental authorities, such as the U.S. Environmental Protection Agency, (the “EPA”), and analogous state agencies, have the power to enforce compliance with these laws and regulations and the permits issued under them, oftentimes requiring difficult and costly actions. Failure to comply with these laws, regulations, and permits may result in the assessment of administrative, civil, and criminal penalties, the imposition of remedial obligations, and the issuance of injunctions limiting or preventing some or all of a dealership’s operations.

We incur certain costs to comply with environmental, health, and safety laws and regulations in the ordinary course of our business. We do not anticipate, however, that the costs of such compliance will have a material adverse effect on our business, results of operations, cash flows, or financial condition, although such outcome is possible given the nature of our operations and the extensive environmental, public health, and safety regulatory framework. We do not currently expect to incur significant costs for remediation. However, no assurances can be given that material environmental commitments or contingencies will not arise in the future, or that they do not already exist but are unknown to us.

Employees

As of March 31, 2021, we employed approximately 1,700 persons on a full-time equivalent basis. We believe our employees are our greatest asset and are committed to supporting our employees' professional development as well as providing competitive benefits and a safe, inclusive workplace. Our core values of respect, integrity, trust, safety and inclusion shape our culture and define who we are. They are guiding principles that we live by every day and are evident in everything we do and are dedicated to preserving operational excellence and being an employer of choice. We strive to attract, develop and retain high performing talent and we support and reward employee performance. The basis for recruitment, hiring, development, training, compensation and advancement at the Partnership is qualifications, performance, skills and experience. Our employees are fairly compensated, without regard to gender, race, ethnicity, religion, age, disability, sexual orientation, or expression, and routinely recognized for outstanding performance. We provide and maintain a work environment that is designed to attract, develop and retain top talent through offering our employees an engaging work experience that contributes to their career development.

To ensure their health and well-being, we provide access to benefits and offer programs that support work-life balance and overall well-being including financial, physical and mental health resources. We endeavor to maintain workplaces that are free from discrimination or harassment on the basis of color, race, sex, national origin, ethnicity, religion, age, disability, sexual orientation, gender identification or expression or any other status protected by applicable law. We conduct training to prevent harassment and discrimination and monitor employee conduct year-round. The Partnership believes a diverse workforce fosters innovation and cultivates an environment filled with unique perspectives. As a result, diversity and inclusion help the Partnership meet the needs of customers. We strive to maintain a culture that enables all employees to be treated with dignity and respect while devoting their best efforts to performing their jobs to the best of their respective abilities and operate in a supportive culture that incorporates highly ethical behavior. The Partnership measures employee engagement on an ongoing basis as it believes an engaged workforce leads to a more innovative, productive and profitable company. The results from engagement efforts are used to implement and enhance programs and processes designed to keep employees connected with the Partnership.

Employee levels are managed to align with the pace of business. Due to the impact of COVID-19, and to mitigate and plan for potentially extended business slow-downs, in March 2020 we permanently reduced our workforce by approximately 700 employees. Nonetheless, management believes it has sufficient human capital to operate its business successfully and believe relations with our employees, including those represented by collective bargaining agreements representing approximately 30 of the Partnership’s employees, are good.

Available Information

When this Registration Statement becomes effective, we will begin to file reports, proxy statements, information statements, and other information with the SEC. Our SEC filings will also be available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.

Our website address is http://www.gpb-cap.com. Information contained on the website does not constitute part of this Registration Statement. We have included our website address in this Registration Statement solely as an inactive textual reference. When this Registration Statement is effective, we will make available, through a link to the SEC’s website, electronic copies of the materials we file with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, the Section 16 reports filed by our executive officers, directors and 10% stockholders and amendments to those reports.

Item 1A. Risk Factors

Our business, financial condition, results of operations, cash flows, and prospects, and the performance of our Units, may be adversely affected by a number of factors. The risks, uncertainties, and other factors that our Limited Partners and prospective Limited Partners should consider include, but are not limited to, the following:

RISKS RELATED TO OUR BUSINESS

The COVID-19 global pandemic has had and is expected to continue to have a material adverse impact on our business, financial condition and results of operations.

The COVID-19 global pandemic has negatively impacted the global economy, disrupted consumer spending and global supply chains, and created significant volatility and disruption of financial markets. The extent of the impact of the COVID-19 global pandemic on our business, such as our ability to execute our near-term and long-term business strategies and initiatives in the expected time frame, will depend on uncertain and unpredictable future developments, including the duration and scope of the pandemic. The impact of COVID-19 in certain cases could lead to insolvency of our dealerships, regardless of any governmental assistance sought or mitigation efforts by GPB. Although GPB and the management of various dealerships have taken significant actions to mitigate the financial impact of COVID-19, including reductions in expenditures and payroll costs as well as discretionary spending and the postponement, delay or cancellation of certain planned capital projects, the COVID-19 global pandemic has had, and we expect it to continue to have, a material adverse impact on our business, results of operations, financial condition and liquidity.

As a result of the COVID-19 global pandemic, and in response to government mandates or recommendations, such as “shelter-in-place” and self-quarantines, as well as decisions we have made to protect the health and safety of our employees, consumers, and communities, we have modified our business practices, including implementing reduced hours at certain of our dealerships, developing social distancing plans, restricting employee travel, limiting physical participation in meetings, and cancelling management’s participation in events and industry and other conferences. As a result of the government mandates and recommendations, our dealerships, including our parts and services businesses, are not operating at capacity, resulting in a loss of sales and profits. Additionally, the closures of, and/or reduced availability of services from, the department of motor vehicles in various states have and will continue to have an adverse effect on our ability to obtain license plates for our fleet and our customers and to perfect liens on sold vehicles, as well as on our customers’ ability to obtain valid driver licenses. All of these factors present challenges to our operations, which could adversely affect our business, results of operations, and financial condition. We are presently considered an essential business, but we may face future operational restrictions or challenges that may limit operations or require us to further restrict access to or close dealerships due to, among other factors, evolving and increasingly stringent governmental restrictions, including public health directives, quarantine policies, social distancing measures, or positive diagnoses for COVID-19 among our employees at certain dealership locations.

Any significant reduction in consumer visits to, or spending at, our dealerships caused by COVID-19, would result in a loss of sales and profits and other material adverse effects. Self-quarantine or “shelter-in-place” mandates may reduce customer visits to our dealerships. We also expect consumer fears about contracting the virus to continue, which may further reduce traffic to our dealerships. Consumer spending generally may also be negatively impacted by general macroeconomic conditions and consumer confidence, including the impacts of any recession resulting from the COVID-19 global pandemic. For example, COVID-19 has resulted in employee furloughs and increased unemployment across the United States, thereby reducing consumer demand for our products and services, as well as the number of consumers who would qualify for an extension of credit for a vehicle purchase or a lease, either on favorable terms or at all. All of these factors are expected to negatively impact sales and profitability.

Our profitability is, to a great extent, dependent on various aspects of vehicle manufacturers’ operations. As a result of market conditions caused by COVID-19, certain vehicle manufacturers and other suppliers have had lower output of production of new vehicles, parts and other supplies in 2020 and extending in 2021. While we believe production may normalize in the second half of 2021, we cannot predict with any certainty how long the automotive retail industry will be subject to these production slowdowns. This disruption in our supply network has negatively impacted, and will continue to impact, our ability to maintain a desirable mix of popular new vehicles and parts that consumers demand at the time and in the volumes desired, all of which would adversely impact our revenues.

In addition, the impact of the COVID-19 global pandemic on macroeconomic conditions may impact the proper functioning of financial and capital markets, foreign currency exchange rates, commodity prices and interest rates. Even after the COVID-19 global pandemic has subsided, or a reliable vaccine is available for widespread public use, we may continue to experience adverse impacts to our business as a result of an economic recession or depression that has occurred or may occur in the future. The continued disruption of global financial markets as a result of the COVID-19 global pandemic could have a negative impact on our ability to access capital in the future.

As information regarding the duration and severity of the COVID-19 global pandemic is rapidly evolving, the extent of its impact on our business is highly uncertain and difficult to predict. At this moment, we cannot reasonably estimate the duration and severity of the COVID-19 global pandemic or the overall impact it may have on our business. Even after the COVID-19 global pandemic has subsided, we may continue to experience adverse impacts to our business as a result of increased unemployment and any economic recession or depression that has occurred or may occur in the future. Any of these events could amplify the other risks and uncertainties described below and could materially adversely affect our business, financial condition, and/or results of operations.

The automotive retail industry is sensitive to changing economic conditions and various other factors. These changing conditions are difficult to predict and can have significant financial consequences.

The automotive retail industry, and especially new vehicle unit sales, is influenced by general economic conditions, particularly, consumer confidence, the level of personal discretionary spending, interest rates, fuel prices, unemployment rates, credit availability, auto emission and fuel economy standards, the rate of inflation, currency exchange rates, tariffs, the level of manufacturers’ production capacity, manufacturer incentives and consumers’ reaction to such incentives, intense industry competition, the prospects of war, other international conflicts or terrorist attacks, pandemics, weather conditions, product quality, affordability and innovation, the number of consumers whose vehicle leases are expiring and the length of consumer loans on existing vehicles. During economic downturns, retail new vehicle sales typically experience periods of decline, characterized by oversupply and weak demand. Our business environment can become more difficult if there is an economic slowdown, tightening of the credit markets and credit standards, volatility in consumer preference around fuel efficient vehicles in response to volatile fuel prices, and concern about domestic manufacturer viability. As a result, the automotive retail industry has periodically experienced, and could experience in the future, a decline in vehicle sales and margins. The imposition of new tariffs, quotas, duties, or other restrictions or limitations could increase prices for vehicles and/or parts imported into the United States and adversely impact demand for such vehicles and/or parts. Our vehicle sales, service, and collision businesses could also be adversely affected by changes in the automotive industry driven by new technologies, distribution channels, or products, including ride-sharing applications, subscription services, autonomous and electric vehicles, and accident avoidance technology.

Changes in interest rates can significantly impact new vehicle sales and vehicle affordability due to the direct relationship between rates and monthly loan payments, a critical factor for many vehicle buyers because of the impact interest rates have on customers’ borrowing capacity and disposable income.

Most of our dealerships’ debt, including the vehicle floorplan financings, are subject to variable interest rates. Variable interest rate debt fluctuates with changing market conditions and, accordingly, the interest expense on any such debt increases if interest rates rise. In addition, our dealerships’ net inventory carrying cost (new vehicle floorplan interest expense net of floorplan assistance that we receive from automotive manufacturers) may increase due to changes in interest rates, inventory levels and manufacturer assistance. A significant increase in interest rates may have a material adverse effect on our business, financial condition, results of operations and/or cash flows.

Fuel prices have remained volatile and may continue to affect consumer preferences in connection with the purchase of vehicles. Rising fuel prices may make consumers less likely to purchase larger, more expensive vehicles, such as sports utility vehicles or luxury automobiles and more likely to purchase smaller, less expensive and more fuel-efficient vehicles. Increases in fuel prices could have a material adverse effect on our business, financial condition and results of operations.

Local economic, competitive and other conditions may also affect the performance of our dealerships. The general economic conditions of the regions in which our dealerships are located and the spending habits of individuals in those regions significantly affect our business, financial condition and results of operations.

Our dealerships depend upon new vehicle sales and, therefore, their success depends in large part upon customer demand for the particular vehicles they carry.

The success of our dealerships depends in large part on the overall success of the vehicle lines they carry. New vehicle sales generate the majority of our dealerships’ total revenue and lead to sales of higher-margin products and services, such as finance, insurance, vehicle protection products and other aftermarket products, and parts and service operations. Our new vehicle sales operations expose us to manufacturer concentration risks. Although our parts and service operations and used vehicle sales may serve to offset some of this risk, changes in automobile manufacturers’ vehicle models and customer demand for particular vehicles may have a material adverse effect on our business.

Manufacturers typically allocate their vehicles among dealerships based on the sales history of each dealership. Supplies of popular new vehicles may be limited by the applicable manufacturer’s production capabilities. Popular new vehicles that are in limited supply typically produce the highest profit margins. We depend on manufacturers to provide us with a desirable mix of popular new vehicles. Our business, financial conditions and results of operations may be materially adversely affected if we do not obtain a sufficient supply of these higher margin vehicles on a timely basis or at all.

Although we seek to limit our dependence on any one vehicle manufacturer, there can be no assurance that the brand mix allocated and delivered to our dealerships by the manufacturers will be appropriate or sufficiently diverse, to protect us from a significant decline in the desirability of vehicles manufactured by a particular manufacturer or disruptions in a manufacturer's ability to produce vehicles.

Our dealerships rely on the stable operations of manufacturers. Unstable conditions could materially and adversely affect any manufacturer and impact its ability to profitably design, market, produce or distribute new vehicles, which in turn could materially and adversely affect our business, results of operations and financial condition.

We will continue to be subject to a concentration of risks related to automobile manufacturers’ operations, including their financial distress, merger, sale or bankruptcy, including potential liquidation. The success of our dealerships will be dependent on vehicle manufacturers in several key respects. First, we continue to rely exclusively on the various vehicle manufacturers for new vehicle inventory. Our ability to sell new vehicles will be dependent on a vehicle manufacturer’s ability to produce and allocate to our dealerships an attractive, high quality, and desirable product mix at the right time in order to satisfy customer demand. Second, manufacturers generally support their franchisees by providing direct financial assistance in various areas, including, among others, floorplan finance assistance and advertising fee assistance. Third, manufacturers provide product warranties and, in some cases, service contracts to customers. To the extent our dealerships perform warranty and service contract work for vehicles under manufacturer product warranties and service contracts, the dealerships directly bill the manufacturer as opposed to invoicing the customer. At any particular time, dealerships have significant receivables from manufacturers for warranty and service work performed for customers, as well as for new vehicle sales incentives. In addition, our dealerships often rely on manufacturers for original equipment manufactured replacement parts, training, product brochures, point of sale materials, and other items.

Vehicle manufacturers may be adversely impacted by economic downturns or recessions, significant declines in the sales of their new vehicles, increases in interest rates, adverse fluctuations in currency exchange rates, declines in their credit ratings, reductions in access to capital or credit labor strikes or similar disruptions (including within their major suppliers), supply shortages or rising raw material costs, rising employee benefit costs, adverse publicity that may reduce consumer demand for their products (including due to bankruptcy), product defects, vehicle recall campaigns, litigation, poor product mix or unappealing vehicle design, governmental laws and regulations, war, terrorist acts, pandemics or other adverse events. During the recent economic downturn, vehicle manufacturers and in particular domestic manufacturers, were adversely impacted by the unfavorable economic conditions in the United States. In the event of another significant economic downturn, our business, financial condition and results of operations could be materially and adversely affected.

In addition, the vehicle manufacturing supply chain spans the globe. As such, supply chain disruptions resulting from natural disasters, adverse weather and other events may affect the flow of vehicle and parts inventories to us or our manufacturing partners. For example, in early 2020, the outbreak of COVID-19 from Wuhan, China, which quickly spread around the world, led to quarantines of a significant number of Chinese cities and widespread disruptions to travel and economic activity, including “stay-at-home” orders in numerous countries. Until such time as COVID-19 is contained, the outbreak may lead to disruptions in the supply of vehicle and parts inventories. Such disruptions could have a material adverse effect on our business, results of operations, financial condition, and cash flows.

Vehicle manufacturers are subject to federal fuel economy requirements, which increased substantially as a result of a national program gradually being implemented by the U.S. government to regulate greenhouse gases and fuel economy standards. These new requirements could adversely affect the ability of manufacturers to produce, and our ability to sell, vehicles in demand by consumers at affordable prices, which could materially and adversely impact the profitability of our dealerships.

Our dealerships could also be materially and adversely impacted by a bankruptcy of a major vehicle manufacturer or related lender. For example:

•	A manufacturer in bankruptcy could attempt to terminate all or certain of our dealership franchises with that manufacturer, in which case we may not receive adequate compensation for our franchises;

•	Consumer demand for such manufacturer’s products could be materially and adversely affected;

•	A lender in bankruptcy could attempt to terminate our floorplan financing and demand repayment of any amounts outstanding;

•	We may be unable to arrange financing for our customers for their vehicle purchases and leases through such lender, in which case we would be required to seek financing with alternate financing sources, which may be difficult to obtain on similar terms, if at all;

•	We may be unable to collect some or all of our significant receivables that are due from such manufacturer or lender, and we may be subject to preference claims relating to payments made by such manufacturer or lender prior to bankruptcy; and

•	Such manufacturer may be relieved of its indemnification obligations with respect to product liability claims.

Additionally, any such bankruptcy may result in us being required to incur impairment charges with respect to the inventory, fixed assets and intangible assets related to certain franchises, which could adversely impact our results of operations, financial condition. Previously, the U.S. government provided tens of billions of dollars of bankruptcy support to Chrysler, General Motors, and Ally Financial (formerly known as GMAC). There can be no assurance that future U.S. government support will be provided to the same extent or at all in the event of another bankruptcy of a major vehicle manufacturer or related lender. As a result, the potential adverse impact on our financial condition and results of operations could be relatively worse in a manufacturer or related lender bankruptcy which is not financially supported by the U.S. government.

The automotive retail industry is highly competitive and our dealerships compete with a large variety of competitors. Our revenues and profitability could be materially and adversely affected if we are unable to compete effectively.

The automotive retail and service industry is highly competitive with respect to price, service, location and selection. Demand and market acceptance for new vehicle models, engine and motor types and other automotive products are subject to a high degree of uncertainty. Our dealerships compete with:

•	Franchised automotive dealerships that sell the same or similar makes of new and used vehicles that our dealerships offer, occasionally at lower prices than our dealerships;

•	Other national or regional affiliated groups of franchised dealerships and/or of used vehicle dealerships;

•	Rental car operations that sell their used rental vehicles;

•	Private market buyers and sellers of used vehicles;

•	Internet-based vehicle brokers that sell vehicles obtained from franchised dealers directly to consumers; service center chain stores; and

•	Independent service and repair shops.

Because our dealer agreements only grant us a non-exclusive rights to sell a manufacturer’s product within a specified market area, our revenues, gross profit and overall profitability may be materially adversely affected if competing dealerships expand their market share. Further, our vehicle manufacturers may decide to award additional franchises in our markets in ways that negatively impact our sales.

In the future, automobile manufacturers may directly enter the retail market, which could have a material adverse effect on our dealerships. Some automobile manufacturers have acquired in the past, and may attempt to acquire in the future, automotive dealerships in certain states where we compete. Our revenues and profitability could be materially and adversely affected by the efforts of manufacturers to enter the retail arena.

In addition to competition for vehicle sales, our dealerships compete with franchised dealerships to perform warranty repairs. Our dealerships also compete with other dealerships, franchised and independent service center chains and independent garages for non-warranty repair and routine maintenance business. Our dealerships’ parts operations compete with other automotive dealers, service stores and auto parts retailers. A number of regional or national chains offer selected parts and services at prices that may be lower than our dealerships’ prices. Our dealerships also compete with a broad range of financial institutions in arranging financing for customers’ vehicle purchases. Further, our dealerships’ competitors may have greater financial, marketing and personnel resources, and lower overhead and sales costs than our dealerships have. If our dealerships fail to compete effectively, our business, financial condition and results of operations could be materially and adversely affected.

If state dealer laws are repealed or weakened, our dealerships will be more susceptible to termination, non-renewal or renegotiation of their franchise and dealer agreements.

Certain state dealer laws generally provide that a manufacturer may not terminate or refuse to renew a franchise or dealer agreement unless it has first provided the dealer with written notice setting forth good cause and stating the grounds for termination or non-renewal. Some state dealer laws allow dealers to file protests or petitions or attempt to comply with the manufacturer’s criteria within the notice “cure” period to avoid the termination or non-renewal. Manufacturers’ lobbying efforts may lead to the repeal or revision of state dealer laws. If dealer laws are repealed or weakened in the states in which we operate, manufacturers may be able to terminate our franchises without providing advance notice, an opportunity to cure, or a showing of good cause. Without the protection of state dealer laws, it could be more difficult for our dealerships to renew their franchise or dealer agreements upon expiration. In addition, current state dealer laws generally restrict the ability of automobile manufacturers to enter the retail market and sell directly to consumers. However, if manufacturers obtain the ability to directly retail vehicles and do so in our markets, such competition could have a material adverse effect on us.

The internet has become a more prominent source for vehicle sales, which enhances the scope of competition in the automotive retail industry.

The internet has become a significant part of the advertising and sales process in the automotive industry. Customers are using the internet as part of the sales process to compare pricing for cars and related finance and insurance services. Such price comparisons by our dealerships’ customers may reduce gross profit margins for new and used cars and profits for related finance and insurance services. Some web sites offer vehicles for sale over the internet without the benefit of having a dealership franchise. If internet new vehicle sales are allowed to be conducted in a meaningful way without the involvement of franchised dealers, or if competing dealerships are able to effectively use the internet to sell new vehicles outside of their markets, our business could be materially and adversely affected. Our business, financial condition and results of operations could also be materially and adversely affected to the extent that internet businesses acquire dealerships or align themselves with our competitors’ dealerships.

A concentration of our dealerships in one geographic region could adversely affect our profitability in the event of a downturn or natural disaster in such geographic region.

Our dealerships are located in a small number of states, including New York, New Jersey, Massachusetts, New Hampshire, Vermont and Maine. As such, our dealerships may be adversely affected by economic conditions or adverse events, including actual or threatened natural disasters, severe weather events, or an increase in the incidence of COVID-19, occurring in a relatively small number of regions in the United States.

Property loss or other uninsured liabilities could have a material adverse impact on our results of operations.

Our dealerships could be subject to substantial risk of loss due to the significant concentration of property values, including vehicle and parts inventories, claims by employees, customers and third parties for personal injury or property damage and fines and penalties in connection with alleged violations of regulatory requirements. Some of these risks are not covered by our insurance, and certain insurers have limited available property coverage in response to the natural catastrophes experienced in recent years. We have historically experienced business interruptions from time to time at several of our dealerships, due to actual or threatened adverse weather conditions or natural disasters, such as hurricanes, tornadoes, floods, hail storms, or other extraordinary events. Concentration of property at dealership locations also makes the automotive retail business particularly vulnerable to theft, fraud, and misappropriation of assets. Illegal or unethical conduct by employees, customers, vendors, and unaffiliated third parties can result in loss of assets, disrupt operations, impact brand reputation, jeopardize manufacturer and other relationships, result in the imposition of fines or penalties, and subject us to governmental investigations or lawsuits. While we maintain insurance to protect against a number of losses, including cyber-security breaches or attacks, our insurance coverage often contains significant deductibles.

Our vehicle sales, financial condition and results of operations may be materially adversely affected by changes in costs or availability of consumer financing.

If the credit market tightens, there may be a decrease in the availability of capital for automotive loans and leases in the automotive finance market. As a result, new and used vehicle sales and margins could decrease. A significant portion of vehicle buyers, particularly in the used car market, finance their vehicle purchases. Sub-prime finance companies have historically provided financing for consumers who, for a variety of reasons, including poor credit histories and lack of a down payment, do not have access to more traditional finance sources. Economic conditions could cause sub-prime finance companies to tighten their credit standards, which would reduce available credit and adversely affect used vehicle sales and margins. If sub-prime finance companies apply higher standards, if there is any tightening of credit standards used by sub-prime finance companies, or if there is any decline in the overall availability of credit in the sub-prime lending market, the ability of these consumers to purchase vehicles could be limited, and this could have a material adverse effect on our used car business.

Our dealerships are parties to framework, franchise and other related agreements. Termination or disruption of any such agreements could disrupt the dealership’s operations and thus affect our profitability.

Our dealerships operate under framework, franchise, and other related agreements with our manufacturers (or authorized distributors). Without such agreements, our dealerships cannot obtain new vehicles from a manufacturer, receive floorplan and advertising assistance, perform warranty-related services or purchase parts at manufacturer pricing. Accordingly, our dealerships are significantly dependent on relationships with these manufacturers, who exercise a great degree of influence over our operations through the framework, franchise and other related agreements. For instance, manufacturers have to approve all purchases and sales of dealerships. In addition, in specific circumstances, we have granted certain manufacturers the right to acquire our dealerships that are franchised by that manufacturer, and this may lead to negotiations with the manufacturers on valuation of our assets at levels below where we perceive them to be.

Framework, franchise and other related agreements may be terminated or not renewed by the manufacturer for a variety of reasons, including any unapproved changes of ownership or management and other material breaches of such agreements. We cannot guarantee all of the framework, franchise and other related agreements that our dealerships are or will be party to will be renewed at all or renewed on equally favorable terms. Furthermore, the failure by us to maintain framework, franchise and other related agreements with one manufacturer may prohibit us from obtaining such agreements with the same manufacturer or impede our ability to obtain or maintain such agreements with other manufacturers. In addition, actions taken by manufacturers to exploit their bargaining position in negotiating the renewal terms of framework, franchise and other related agreements could also have a material adverse effect on our revenues and profitability. Our future results of operations may be materially and adversely affected to the extent that franchise rights that our dealerships enjoy become compromised or operations restricted due to the terms of framework, franchise, and other related agreements.

Framework, franchise and other related agreements often do not give a dealership the exclusive right to sell a manufacturer’s product within a given geographic area. Subject to state laws that are generally designed to protect dealers, a manufacturer may grant another dealer a franchise to start a new dealership near the location of one of our dealerships or an existing dealership, with the manufacturer’s approval, may move its dealership to a location that would more directly compete against one of our dealerships. The location of new dealerships near our dealerships could materially and adversely affect operations, and reduce the profitability of our dealerships.

Our framework, franchise and dealer agreements prohibit transfers of control and/or any ownership interests of a dealership and, in some cases, its parent, without prior approval of the applicable manufacturer. Our existing framework, franchise and dealer agreements could be terminated if a person or entity acquires a substantial ownership interest in us or acquires voting power above certain levels without the applicable manufacturer’s approval. These restrictions may also prevent or deter a prospective acquirer from acquiring control of us or our dealerships.

Manufacturers have sought, and may in the future seek, to terminate framework, franchise and dealer agreements with our dealerships due to changes in ownership or management for which we do not obtain prior approval of the manufacturers. We are currently party to litigation with two manufacturers, for which we do not have master frame work agreements, arising from the termination of the former Chief Executive Officer (“Former CEO of Automile”) (David Rosenberg) of Automile Parent Holdings, LLC (doing business as Prime Motor Group), a dealership group acquired in 2017 with a concentration in the northeastern United States, and have resolved a dispute with a third manufacturer arising from the same termination by divesting two dealerships selling such manufacturer’s vehicles, and resolved a dispute with a fourth manufacturer by divesting one dealership selling such manufacturer's vehicles. The dealerships that are the subject of litigation with the two manufacturers represented less than 10% in the aggregate of our revenue in 2020. Following the developments on February 4, 2021, including the indictment of the owner and former officer of GPB, the filing by the SEC and other government agencies of litigations against GPB, and the appointment of the Monitor, we have received additional termination notices from a manufacturer representing two existing dealerships and two planned new dealerships which were subject to letters of intent, which represent less than 10% in the aggregate of our revenue in 2020, and received threats of termination from additional manufacturers with respect to several dealerships. We are in discussions to resolve these termination notices and threats, but no assurance can be given as to the outcome of our negotiations with these manufacturers. If these termination notices and threats are not resolved, it could lead to additional litigation between the affected dealerships and those manufacturers in which our dealerships would protest the terminations under state law. The loss of franchise rights due to terminations could also lead to lenders terminating or adversely modifying our financing arrangements, other vendors terminating or adversely modifying business relationships, loss of employees and other adverse results, including on our financial condition, results of operations, cash flows and business operations.

If we are not able to maintain and enhance our retail brands, reputation or sales channels, or if events occur that damage our retail brands, reputation or sales channels, our business and financial results may be harmed.

We believe that our dealerships have built excellent reputations as automotive retailers in the regions in which we operate. We believe that our continued success will depend on our ability to maintain and enhance the value of our retail brands across all of our sales channels, including in the communities in which we operate.

Consumers are increasingly shopping for new and used vehicles, automotive repair and maintenance services, and other automotive products and services online and through mobile applications, including through third-party online and mobile sales platforms, with which our dealerships compete, that are designed to generate consumer sales leads that are sold to automotive dealers. If we and our dealerships fail to preserve the value of the dealerships’ retail brands or to maintain our reputation, our business could be adversely impacted. An isolated business incident at a single dealership could materially and adversely affect our other dealerships, retail brands, reputation and sales channels, particularly if such incident results in adverse publicity, governmental investigations, or litigation. In addition, the growing use of social media by consumers increases the speed and extent that information and opinions can be shared, and negative posts or comments on social media about any of our dealerships could materially damage our retail brands, reputation and sales channels. We have invested and will continue to invest substantial resources in marketing activities, including social media platforms. There can be no assurance that our marketing strategies will be successful or that the amount we invest in marketing activities will result in improved financial results.

Our failure to meet consumer satisfaction, financial and sales performance, brand and facility standards and other requirements specified by manufacturers may adversely affect our profitability and our ability to acquire new dealerships.

We are dependent on our relationships with the manufacturers of the vehicles we sell, which have the ability to exercise a great deal of control and influence over our day-to-day operations, as a result of the terms of our dealer, framework and related agreements. We may obtain new vehicles from manufacturers, service vehicles, sell new vehicles, and display vehicle manufacturers' trademarks only to the extent permitted under these agreements. The terms of these agreements may conflict with our interests and objectives and may impose limitations on key aspects of our operations, including acquisition strategy and capital spending. Any dealership acquisitions will require the approval of the applicable automotive manufacturer as well as our lead automotive lender, M&T Bank Corporation (“M&T”). There can be no assurance that such approvals will be received, in particular prior to the resolution of the currently pending legal proceedings involving GPB. See “Item 8. Legal Proceedings” contained herein for additional information on our current legal proceedings.

Manufacturers typically establish facilities and minimum capital requirements for dealerships on a case-by-case basis. In certain circumstances, including as a condition for obtaining consent to a proposed acquisition, a manufacturer may require us to remodel, upgrade or move our facilities, invest in technology or capitalize the subject dealership at levels we would not otherwise choose to fund, causing us to divert our financial resources away from uses that management believes may be of higher long-term value to us. This may put us in a competitive disadvantage with other competing dealerships and may ultimately result in our decision to sell a dealership when we believe it may be difficult to recover the cost of the required investment to reach the manufacturer’s brand and facility standards. In 2019, we closed our Volvo dealership in Massachusetts based on our assessment that we would not realize an attractive return on the manufacturer’s substantial capital improvement requirements.

Many manufacturers measure customers’ satisfaction with their sales and warranty service experiences through systems that are generally known as customer satisfaction indices, or CSI. Manufacturers sometimes use a dealership’s CSI scores as a factor in evaluating applications for additional dealership acquisitions. A manufacturer may refuse to consent to a franchise acquisition by us if our dealerships do not meet their CSI standards. This could materially and adversely affect our acquisition strategy. We receive incentive payments from the manufacturers based in part on CSI scores, and future incentive payments could be materially reduced or eliminated if our CSI scores decline.

Manufacturers can also set performance standards with respect to sales volume and sales effectiveness, and can influence the naming and marketing of our dealerships’ stores, our dealerships’ digital channels, our dealerships’ selection of management, product stocking and advertising spending levels and the level at which our dealerships are capitalized. Manufacturers also impose minimum facility requirements that can require significant capital expenditures. We cannot assure a Limited Partner that our stores will be able to comply with manufacturers’ sales, customer satisfaction, performance, facility and other requirements in the future, which may adversely affect our business, financial condition and results of operations.

Manufacturers may also have certain rights to restrict our dealerships’ ability to provide guaranties, pledges of our interest in our dealerships, and liens on our dealerships’ assets, which could adversely impact our ability to obtain financing for our business and operations on favorable terms or at desired levels.

If vehicle manufacturers reduce or discontinue sales incentive, warranty or other promotional programs, our financial condition, results of operations, and cash flows may be materially adversely affected.

We benefit from certain sales incentive, warranty, and other promotional programs from vehicle manufacturers that are intended to promote and support their respective new vehicle sales. Key incentive programs include: (i) customer rebates on new vehicles; (ii) dealer incentives on new vehicles; (iii) special financing or leasing terms; (iv) warranties on new and used vehicles; and (v) sponsorship of used vehicle sales by authorized new vehicle dealers.

Vehicle manufacturers often make many changes to their incentive programs. Any reduction or discontinuation of manufacturers' incentive programs for any reason, including a supply and demand imbalance, may reduce our sales volume which, in turn, could have a material adverse effect on our results of operations, cash flows, and financial condition.

Our dealerships operate in areas where it is essential to recruit qualified employees and we may be unable to do so.

The market for qualified employees in the industries and in the regions in which our dealerships operate, particularly for general managers and sales and service personnel, is highly competitive and may subject us to increased labor costs during periods of low unemployment. There is also a high degree of competition for senior executive personnel with experience in the retail automotive industry. Following the developments on February 4, 2021, including the indictment of the owner and former officer of GPB, the filing by the SEC and other government agencies of litigations against GPB, and the appointment of the Monitor, competitors have been attempting to solicit certain of our dealership managers and employees to leave our employment. The loss of any of our key employees, the loss of or the failure to attract qualified managers at our dealerships or any failure by GPB or Highline to retain or attract qualified senior executive personnel could have a material and adverse effect on our business and may impact the ability of the dealerships we acquire to conduct their operations in accordance with our national standards.

Our dealerships are subject to extensive governmental laws and regulations. Failure to comply with these laws and regulations can be costly and time consuming.

A number of state and federal laws and regulations affect our dealership business, such as those relating to motor vehicle sales, retail installment sales, leasing, sales of finance, insurance, and vehicle protection products, licensing, consumer protection, consumer privacy, escheatment, anti-money laundering, environmental, vehicle emissions and fuel economy, health and safety, wage-hour, anti-discrimination and other employment practices. Any failure to comply with these laws and regulations may result in the assessment of administrative, civil or criminal penalties, the imposition of remedial obligations, such as extensive and expensive product recalls, or the issuance of injunctions limiting or prohibiting operations. In addition, many laws may give customers a private cause of action. In the states in which our dealerships operate, our dealerships are required to obtain various licenses in order to operate their businesses, including dealer, sales, finance and insurance-related licenses issued by state authorities. These laws also regulate the conduct of business, including advertising, operating, financing, employment and sales practices. Other laws and regulations include state franchise laws and regulations and other extensive laws and regulations applicable to new and used motor vehicle dealers, as well as various employment practices laws.

Dealerships are subject to a wide range of federal, state and local environmental laws and regulations. As with automotive dealerships generally, and service, parts and body shop operations in particular, the automotive dealership business involves the use, storage, handling and contracting for recycling or disposal of hazardous substances or wastes and other environmentally- sensitive materials. These environmental laws and regulations may impose numerous obligations that are applicable to our dealerships’ operations including the acquisition of permits to conduct regulated activities, the incurrence of capital expenditures to limit or prevent releases of materials from storage tanks and other equipment that they operate, and the imposition of substantial liabilities for pollution resulting from their operations. Numerous governmental authorities, such as the EPA, and analogous state agencies, have the power to enforce compliance with these laws and regulations and the permits issued under them, oftentimes requiring difficult and costly actions. Failure to comply with these laws, regulations, and permits may result in the assessment of administrative, civil, and criminal penalties, the imposition of remedial obligations, and the issuance of injunctions limiting or preventing some or all of a dealership’s operations.

We incur certain costs to comply with environmental, health and safety laws and regulations in the ordinary course of our business. We do not anticipate, however, that the costs of such compliance will have a material adverse effect on our business, results of operations, cash flows or financial condition, although such outcome is possible given the nature of our operations and the extensive environmental, public health and safety regulatory framework. We may become aware of minor contaminations at certain of our facilities, and we conduct investigations and remediation at properties as needed. In certain cases, the current or prior property owner may conduct the investigation and/or remediation or we have been indemnified by either the current or prior property owner for such contamination. We do not currently expect to incur significant costs for remediation. However, no assurances can be given that material environmental commitments or contingencies will not arise in the future, or that they do not already exist but are unknown to us.

Violation and purported violations of laws and regulations, the cost of compliance with laws and regulations, changes in laws and regulations or the interpretation of existing laws and regulations in an unfavorable way could result in material and adverse consequences to our dealerships, business, financial condition and results of operations.

New laws, regulations, or governmental policies regarding fuel economy and greenhouse gas emission standards, or changes to existing standards, may affect vehicle manufacturers’ ability to produce cost-effective vehicles or vehicles that consumers demand, which could adversely impact our business, financial condition and results of operations.

The EPA has adopted rules under existing provisions of the Federal Clean Air Act that require a reduction in emissions of greenhouse gases from motor vehicles, require certain construction and operating permit reviews for greenhouse gas emissions from certain large stationary sources and require monitoring and reporting of greenhouse gas emissions from specified sources on an annual basis. The adoption of any laws or regulations requiring significant increases in fuel economy requirements or new federal or state restrictions on emissions of greenhouse gases from our operations or on vehicles in the United States could materially adversely affect, particularly during periods when fuel prices are low, the ability of manufacturers to produce, and our ability to sell, vehicles in demand by consumers at affordable prices, which could materially and adversely impact our business, financial condition and results of operations.

Vehicle manufacturers are subject to government-mandated fuel economy and greenhouse gas, or “GHG”, emission standards, which continue to change and become more stringent over time. In May 2010, the EPA and the National Highway Transportation Safety Administration issued a joint final rule implementing harmonized federal standards for fuel economy and GHG emissions standards, which will substantially increase fuel economy requirements. These and other laws and regulations could materially adversely affect, particularly during periods when fuel prices are low, the ability of manufacturers to produce, and our dealerships’ ability to sell, vehicles in demand by consumers at affordable prices, which could materially adversely impact our business, financial condition and result of operations.

We are subject to risks associated with imported product restrictions or limitations, foreign trade and currency valuations.

Our business involves the sale of vehicles, parts or vehicles composed of parts that are manufactured outside the United States. As a result, our operations are subject to risks of doing business outside of the United States and importing merchandise, including import duties, exchange rates, trade restrictions, work stoppages, natural or man-made disasters, and general political and socio-economic conditions in other countries. The United States or the countries from which our products are imported may, from time to time, impose new quotas, duties, tariffs or other restrictions or limitations, or adjust presently prevailing quotas, duties, or tariffs. The imposition of new, or adjustments to prevailing, quotas, duties, tariffs or other restrictions or limitations could have a material adverse effect on our business, financial condition, results of operations and cash flows. Relative weakness of the U.S. dollar against foreign currencies in the future may result in an increase in costs to us and in the retail price of such vehicles or parts, which could discourage consumers from purchasing such vehicles and adversely impact our revenues and profitability.

Technological advances, including increases in ride sharing applications, electric vehicles and autonomous vehicles in the long-term could have a material adverse effect on our business.

The automotive industry is predicted to experience change over the long-term. Shared vehicle services such as Uber and Lyft provide consumers with increased choice in their personal mobility options. The effect of these and similar mobility options on the retail automotive industry is uncertain, and may include lower levels of vehicle sales. In addition, technological advances are facilitating the development of driverless vehicles. The eventual timing of widespread availability of driverless vehicles is uncertain due to regulatory requirements, additional technological requirements, and uncertain consumer acceptance of these vehicles. The effect of driverless vehicles on the automotive retail industry is uncertain and could include changes in the level of new and used vehicles sales, the price of new vehicles, and the role of franchised dealers, any of which could materially adversely affect our business, financial condition and results of operations.  The widespread adoption of electric and battery powered vehicles could also have a material adverse effect on the profitability of our parts and service business.

Goodwill and manufacturer franchise rights compose a significant portion of our total assets. We must test our goodwill and manufacturer franchise rights for impairment at least annually, which could result in a material, non-cash write-down of goodwill or manufacturer franchise rights and could have a material adverse effect on our results of operations and partners’ capital.

Our principal intangible assets are goodwill and our rights under our Franchise Agreements with vehicle manufacturers.  Goodwill and indefinite-lived intangible assets, including manufacturer franchise rights, are subject to impairment assessments at least annually (or more frequently when events or changes in circumstances indicate that an impairment may have occurred), by applying a qualitative or quantitative assessment. A decrease in our profitability increases the risk of goodwill and franchise rights impairment. Changes to the business mix or declining cash flows in a dealership increase the risk of impairment. An impairment loss could have a material adverse effect on our results of operations.

In our initial Form 10 filing dated May 14, 2021, we determined that there was substantial doubt as to our ability to continue as a going concern. We have subsequently determined we will have sufficient liquidity to meet our obligations for a period of at least 12 months from the date of filing this Amendment No 1 to Form 10 and therefore, we have concluded there is no longer substantial doubt about our ability to continue as a going concern. However, our financial condition could be materially adversely impacted if we are unable to extend the maturity of our credit agreement, or replace the credit agreement, prior to its maturity in December 2022.

The Partnership's consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) assuming the Partnership will continue as a going concern. The going concern assumption contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

The Partnership relies on the ability to upstream funds from its operating subsidiaries including GPB Prime (the Partnership’s largest subsidiary) to meet its obligations in the normal course of business and also to allocate to other subsidiaries in need. The Partnership and GPB Prime are party to financing agreements with M&T Bank as part of an eight-member syndicate (the M&T Credit Agreement). Borrowings under the M&T Credit Agreement are available for purposes of financing the purchase of new, used an loaner vehicles, and for providing operational liquidity in the form of mortgages and term debt.

In our initial Form 10 filing dated May 14, 2021, we determined that there was substantial doubt as to our ability to continue as a going concern, due to the timing of the expiration of the M&T Credit Agreement for the majority of our dealerships within 12 months of our assessment date, as well as limitations placed on our ability to upstream funds to the Partnership.

Subsequent thereto on June 24, 2021, the M&T Credit Agreement was Amended and Restated (Eleventh Amendment) and alleviated the conditions which previously caused us to conclude that substantial doubt existed about the Partnership’s ability to continue as a going concern. Specifically, the Eleventh Amendment provides for the following amended terms:

•                 As of March 31, 2021, $2.1 million of cash was directly held and available to the Partnership to satisfy its general obligations. Additionally, the Partnership is entitled to a distribution of up to approximately $10.0 million previously restricted cash held at GPB Prime.

•                 The maturity date of the M&T Credit Agreement was extended from February 24, 2022 until December 31, 2022.

Based on these amended terms, and the improved liquidity they provide the Partnership, we believe that we will have sufficient liquidity to meet our financial obligations for the period of at least 12 months from July 21, 2021 (management’s assessment date), and therefore, further conclude that there is no longer substantial doubt about the Partnership’s ability to continue as a going concern. However, our financial condition, results of operations, cash flows and business operations could be materially adversely impacted beyond the 12 month look-forward period if we are unable to further extend or renew the M&T Credit Agreement or reach agreements with other third party lenders to meet some or all of our liquidity needs on terms and conditions that are acceptable to us. Additionally, our financial condition could be materially adversely impacted if we fail to comply with our contractual covenants. Our lenders could terminate or adversely modify our financing arrangements which could cause us to sell one of our dealerships or group of dealerships below what we perceive to be fair value in an effort to access capital. There can be no assurances that the Partnership and/or GPB Prime will be able to obtain sufficient additional liquidity or renew its debt on terms acceptable to them or us.

RISKS RELATED TO THE PARTNERSHIP AND ITS OPERATING STRATEGY

Our Limited Partners may not receive distributions and our distributions may not grow over time.

Our ability to make or sustain distributions to our Limited Partners depend on numerous factors, including the profitability of our existing dealerships, the availability of opportunities to acquire additional attractive dealerships, retention of our management personnel and key employees, the level and volatility of interest rates, our capital requirements, the availability of adequate short- and long-term financing, the financial markets and economic conditions, and our ability to restructure certain debt arrangements to remove restrictions on funds at our operating subsidiaries. There can be no assurance that we will be able to generate sufficient cash flow to pay our operating expenses and make satisfactory distributions to our Limited Partners, or any distributions at all.

Under the terms of the LPA, distributions can be paid out of any available working capital, including Limited Partners’ invested capital in the Partnership. All of the Partnership’s distributions made to date have been a return of capital contributions made to the Partnership by investors in accordance with the LPA. Distributions have not been and in the future may not be entirely comprised of income generated by the Partnership and therefore, may not reflect a return or prospective return on investment. There can be no assurance that we will generate sufficient revenues to pay our operating expenses and make distributions to our Limited Partners from income generated by our dealerships. Regardless of the nature of the cash distributed, distributions to Limited Partners reduce the amount of capital available to operate dealerships, acquire additional dealerships and make capital improvements and other investments.

The Partnership historically made Class A ordinary cash distributions at a targeted rate of 8% of each Limited Partners’ Units per annum. As of the first quarter of 2019, the Partnership has transitioned to a quarterly dynamic distribution rate. The Partnership’s General Partner will determine distribution amounts, if any, following the end of each calendar quarter. Distribution rates under this policy will likely fluctuate from quarter to quarter based on, among other things, the performance of the Partnership. As a result, Limited Partners should not expect distribution rates to remain consistent at the historical rate, or at any rate decided upon thereafter.

We acquire privately held automotive dealerships, which involves inherent risks.

Although we own and operate a significant number of existing dealerships, another key component of our strategy is the acquisition of additional dealerships and groups of dealerships in the northeastern United States, particularly New England. Acquisitions of smaller private companies or interests therein involve a high degree of risk, including that such companies:

•	May require substantial additional capital to support their operations, finance expansion or maintain their competitive position;

•	May have limited access to debt and equity financing for such purposes;

•	Typically have smaller market shares than larger businesses, which tend to render them more vulnerable to competitors’ actions and market conditions, as well as general economic downturns;

•	Are more likely to depend on the management talents and efforts of a small group of persons (and, therefore, the death, disability, resignation or termination of one or more of these persons could have a material adverse impact on an acquired auto dealership and, in turn, on us);

•	May have less predictable operating results;

•	May be particularly susceptible to economic slowdowns or recessions and may be unable to repay their loans or meet other obligations during these periods; and

•	May experience unexpected problems in the areas of marketing, financing, and general management, which, in some cases, cannot be adequately resolved.

There generally is little or no publicly available information regarding the status and prospects of dealerships we seek to acquire. We are often required to make decisions without complete information or in reliance upon information provided by third parties that is impossible or impracticable to verify. Even if we conduct extensive due diligence on a target business, we cannot assure you that this diligence will surface all material issues that may be present inside a particular target business, that it will be possible to uncover all material issues through a reasonable due diligence investigation or that factors outside of the target business and outside of our control will not arise in the future. Even if our due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with preliminary risk analyses. We may be forced to later write-down or write-off assets, restructure operations or incur impairment or other charges that could result in losses. The value of each acquisition depends upon many factors beyond our control. Dealerships may have substantial variations in results from period to period, face intense competition and experience failures or substantial declines in value at any stage. Dealerships may fail, which would negatively affect our financial condition, results of operations, and distributions to our Limited Partners.

We will continue to focus our acquisitions in the automotive retail industry, specifically assets of and interests in income producing automobile dealerships in the northeastern United States, and it is possible that the automotive retail sector could suffer more so in the states in which our dealerships operate. There are no legal requirements as to concentration or diversification imposed on us with respect to the allocation of our assets among different sectors, such as are imposed on registered investment companies.

We expect that the investigation of each specific target business and the negotiation, drafting and execution of relevant agreements, disclosure documents, and other instruments will require substantial management time and attention and substantial costs for accountants, attorneys and others. If we decide not to complete a specific acquisition, the costs incurred up to that point for the proposed transaction generally are not recoverable. Any such event will result in a loss to the Partnership of the costs incurred.

There can be no assurance that we will be able to make acquisitions on attractive terms or continue to operate dealerships profitably. We cannot guarantee that we will identify and acquire dealerships at prices we deem attractive. Our net asset value will be adversely affected if the prices we have paid or pay in the future for dealerships are materially higher than the values that we ultimately realize upon the disposal of such dealerships. Some manufacturers may not approve acquirers with our capital and/or legal structure, and our ability to acquire dealerships would be impaired if we were denied manufacturer approval. Covenants contained in our debt instruments may also directly or indirectly limit our ability to acquire dealerships. In addition, increased competition for acquisitions may develop, which could result in fewer acquisition opportunities available to us and/or higher acquisition prices. Some of our competitors may have greater financial resources than us.

The success of our operations also depends in part on our ability to successfully integrate acquired dealerships in to our existing business. The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of our dealerships. The integration of new dealerships may be difficult, time consuming and costly. Our integration efforts may not be completed as planned, may take longer to complete or may be costlier than anticipated.

Following our initial acquisition of a dealership, we are sometimes required to make additional capital contributions to the dealership. Such additional contributions may be necessary to protect our interest in dealerships that require additional financing to carry out their business plans. There is no assurance that we will have the financial and other resources to make all such additional contributions. The failure to make additional contributions may impact our ability to realize a meaningful return and may impact the recovery of our contribution.

Our acquisition program is intended to extend over an indefinite period of time during which the business, economic, political, regulatory and technology environment within which we operate dealerships may undergo substantial changes, some of which may be adverse to us. There can be no assurance of the success of our acquisition program.

We may not have adequate funds to complete future capital improvement programs or to make additional acquisitions.

We will need continued access to capital in order to make capital improvements to our dealerships and to acquire additional dealerships. We terminated the offering of our Units as of June 30, 2018 and do not have a ready mechanism for raising additional equity capital. We currently intend to finance capital improvements and acquisitions using a combination of working capital and proceeds from borrowings. Debt capital markets have been disrupted by the COVID-19 pandemic. In the recent past, the cost of obtaining money from the credit markets increased as many lenders and institutional investors increased interest rates, enacted tighter lending standards, refused to refinance existing debt at maturity or on terms similar to current debt, and reduced and, in some cases, ceased to provide funding to borrowers. While the availability of capital has improved recently, access to funding through the debt capital markets could become challenging again in the future. Our ability to make capital improvements and additional acquisitions could be adversely affected if our access to capital is limited.

Our investments in privately held dealerships are illiquid, the fair value of the dealerships is difficult to ascertain and an expedited sale of such dealerships is unlikely.

While the majority of our dealerships are acquired and operated for the purpose of generating income from operations and will be held indefinitely, we may consider strategic transactions on an opportunistic basis, such as an initial public offering, spin-off of businesses, or sale of one of our dealerships or group of dealerships. Although there continues to be a high level of interest in both the acquisition of automotive dealerships and the exit from such businesses for estate-planning and other purposes, as a general matter, the disposition of privately held businesses, including automobile dealerships and interests in automobile dealerships, is a complex and uncertain process. There is no ready source of public information concerning purchase and sale interest in the market, and each dealership is unique in terms of its brand, size, location, customer base, management, personnel, physical condition and other factors. Furthermore, any change in ownership of an automobile dealership ordinarily requires the consent of the manufacturer, which may hold a right of first refusal over the sale. Matching a buyer and seller, negotiating the purchase and sale contract, obtaining manufacturer, lender and other third party consents, arranging financing and closing the transaction may take months or longer. The relative illiquidity of our assets could make it difficult for us to react to negative business or economic developments. We cannot count on raising funds quickly for capital improvement or other purposes by selling such assets because any sale of one of our dealerships or our interests therein could take a significant period of time to sell due to market conditions, availability of financing, lack of demand or other conditions. If we are required to sell one of our dealerships or group of dealerships, we may be unable to sell assets or to realize what we perceive to be their fair value. In 2018 and 2019, we realized losses on the disposition of two dealerships in upstate New York and one dealership in New Hampshire. Because there will be no readily available market for our dealerships, we could be required to dispose of dealerships in the future at depressed prices to meet our cash needs.

Our strategy depends upon on substantial capital and we may not have access to consistent financing sources on favorable terms.

We have financed our operations, capital improvements, acquisitions and lending activities with proceeds from sales of our Units and borrowings under credit facilities and have assumed substantial debt in certain of our automotive dealership acquisitions. We need continued access to capital in order to operate and improve our businesses and to complete acquisitions. Equity and/or debt funding may not be available or may not be available under terms that are acceptable. If we are unable to obtain financing on terms favorable to us, our business, financial condition and results of operations could be materially and adversely affected.

We intend to continue to operate businesses and to acquire additional businesses to operate for the long-term. Revenues generated from our businesses and investments may not be sufficient to cover operating expenses. If for any reason our available cash from operations is insufficient to fund our expenses and the expenses of our portfolio companies, we or such portfolio companies may have to increase our level of debt financing or maintain debt financing for greater periods than were anticipated in order to execute our business plans. Our ability to fund operations, make capital improvements, complete additional acquisitions, service our debt, repay or refinance our debt upon maturity and make loans as part of our lending business could be adversely affected if our access to capital is limited.

We have discontinued the sale of Units and do not have a ready mechanism for raising equity capital. Furthermore, any additional equity financing that might be available in the future would dilute the equity interests in the Partnership held by Limited Partners.

We and the General Partner are involved in material litigation arising from the operations of the Partnership and we and our dealerships are subject to litigation risk relating of the automotive retail business operations. Resolving litigation disputes can be costly and time consuming.

We, the General Partner, as well as Ascendant and Axiom Capital Management, Inc. (“Axiom”), affiliated broker-dealers, and current and former officers and employees of the foregoing are defendants in lawsuits arising from the sale and marketing of the Units, including fees paid in connection therewith, and the operation of the Partnership, including the dissemination of information to Limited Partners regarding the Partnership and Partnership distributions. These lawsuits variously allege fraud and misrepresentation, misuse of investor funds, breach of fiduciary duty and other causes of action and seek substantial damages, injunctive relief, rescission, disgorgement and other remedies. As a result of outstanding litigation, there may be significant legal fees incurred by the Partnership.

GPB faces various regulatory and governmental matters, certain of which arise from its activities as our General Partner. See “Item 8. Legal Proceedings” for more details. We intend to defend against these claims vigorously, however, an unfavorable resolution of one or more of these matters could have a material adverse effect on our business, financial condition or results of operations. The loss of any of our dealership Franchise Agreements could have a material adverse effect on us by requiring us to close dealership locations and liquidate inventory under distressed conditions or, alternatively, sell the affected dealerships without an adequate opportunity to market them and negotiate a price reflecting what we perceive to be fair value. Any closure or sale of a dealership would deprive us of future revenues and earnings from the operation of such dealerships. Any restriction on GPB’s ability to conduct business as an investment advisor registered under the Investment Advisors Act of 1940 could materially and adversely affect our ability to manage the Partnership and our dealership assets.

We and our dealerships are involved, and will continue to be involved, in legal proceedings arising out of the operations of our business, including litigation with customers, wage, hour and other employment-related lawsuits, and actions brought by governmental authorities. Some of these lawsuits purport or may be determined to be class or collective actions and seek substantial damages or injunctive relief, or both, and some may remain unresolved for several years. The results of these matters cannot be predicted with certainty, and an unfavorable resolution of one or more of these matters could have a material adverse effect on our business, financial condition, or results of operations.

In the event settlement discussions regarding class action lawsuits or any pending regulatory investigations are unsuccessful, any liability which would require an outflow of cash from the Partnership is unlikely, but if such event did occur, the amount and timing of any such payment is not estimable at this time.

GPB anticipates that the resolution of these matters will likely take substantial time. In many of the cases, there is still significant discovery and/or investigation to be completed. When combined with lengthy motion practice and possible trial and appeals, coupled with the inevitable slowdown due to the ongoing pandemic, some or all of these matters may not be resolved for several years.

We are indemnifying officers, directors and representatives of the dealerships, as well as GPB, its principals and representatives, for any reasonable costs they may incur in connection with defending themselves in such disputes as required by various agreements or governing law. This indemnification does not cover any potential future outcomes or settlements that result from these disputes. The officers, directors and representatives of our dealerships (including our personnel or persons affiliated with GPB) may be similarly indemnified by such dealerships. Beyond direct costs, such disputes may distract GPB and/or the officers, directors and representatives of our dealerships. Such disputes could also harm relationships between such dealerships and manufacturers, distributors, investors, other potential sources of capital and other entities important to the success of the dealerships. In connection with the disposition of a dealership, we may be required to make representations about the business and financial affairs of the dealership typical of those made in connection with the sale of any business, and may be responsible for the content of disclosure documents under applicable securities laws. These arrangements may result in contingent liabilities, for which we may establish reserves and escrows. In that regard, distributions to Limited Partners may be delayed or withheld until such reserve is no longer needed or the escrow period expires. Such liabilities might ultimately have to be funded by Limited Partners to the extent that such Limited Partners have received prior cash distributions from us.

We and our dealerships have incurred substantial indebtedness. Our indebtedness obligations could materially adversely affect our financial health, limit our ability to finance future acquisitions and capital expenditures and prevent us from fulfilling our financial obligations.

We and our dealerships have incurred substantial indebtedness. Our indebtedness obligations could materially adversely affect our financial health, limit our ability to finance future acquisitions and capital expenditures and prevent us from fulfilling our financial obligations. If we do not comply with the terms of our debt agreements, our lenders could seek to exercise remedies against us and access to capital may be on unfavorable terms, limited or unavailable. Following the events of February 4, 2021, including the indictment of the owner and former officer of GPB, the filing by the SEC and other government agencies of litigations against GPB, and the appointment of the Monitor, certain floorplan lenders have materially limited or other modified in an adverse manner the terms of their financing arrangements with certain of our dealerships.

We incur substantial indebtedness to finance working capital and capital improvements. We have also incurred or assumed substantial debt in certain of our automotive dealership acquisitions. Our substantial indebtedness could have important consequences. For example:

•      We currently are, and may be in the future, subjected to restrictions on our ability to distribute funds from our operating subsidiaries up to the Partnership. As of DecemberMarch 31, 2021 our total cash on hand and restricted cash was $118.9 million and $14.3 million, respectively. $81.8 million of the total cash on hand is restricted from distribution to the Partnership, but available for use in continuing operations. In June 2021, GPB Prime entered into an amendment to its credit facility which permits the distribution of up to approximately $10.0 million in cash to the Partnership.

•      We may be required to dedicate a substantial portion of our cash flow from operations to make required payments on indebtedness, thereby reducing the availability of cash flow for working capital, capital expenditures, acquisitions and other general corporate activities;

•      Covenants relating to our indebtedness may limit our ability to obtain financing for working capital, capital expenditures, acquisitions and other general corporate activities;

•      Covenants relating to our indebtedness may limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•      We may be more vulnerable to the impact of economic downturns and adverse developments in our business;

•      We may be placed at a competitive disadvantage against any less leveraged competitors; and

•      Our variable interest rate debt will fluctuate with changing market conditions and, accordingly, our interest expense will increase if interest rates rise.

We will need to refinance significant portions of our indebtedness in the future. Our largest credit facility, with a group of lenders led by M&T (the “M&T Credit Agreement”), matures in December 2022 and will be required to be repaid or refinanced by such time. At the time we must refinance, the market for new debt, or our financial condition or asset valuations, might not be favorable. It is possible that financing to replace or renew our debt may be unfavorable or unavailable, which would adversely affect our financial condition and results of operations.

Certain of our debt agreements contain covenants that limit the discretion of our management with respect to various business matters. These covenants place restrictions on, among other things, distributions, dealership acquisitions, transactions with affiliates, additional indebtedness, liens, and business and asset dispositions.

Under some of our debt agreements, we are required to remain in compliance with financial covenants such as maximum leverage ratio and/or may be subject to mandatory repayment or cash flow recapture in the event we do not meet the required threshold on the leverage ratio. See “Management’s Discussion and Analysis of Results of Operations and Financial Condition--Liquidity and Capital Resources” in Item 2 of this Registration Statement for additional information. If our earnings decline, we may be unable to comply with such financial ratios.

Due to delays in completing our audits, certain of our lenders have imposed restrictions that prevent, and may continue to prevent, the distribution of cash flow from operations of the dealerships to us and thereby affect, and may continue to affect, our access to cash flows for the purpose of funding Partnership expenses and making distributions to Limited Partners. Partnership level expenses and liabilities are currently being funded from the proceeds of dealership dispositions that are not subject to the restrictions contained in our credit agreements.

Certain of our indebtedness is or has been in default related to matters including financial reporting and financial covenant compliance. As a consequence, we have entered into forbearance agreements and loan modification agreements with certain of our lenders. Moreover, we may have difficulty satisfying our debt service obligations and if we fail to comply with these requirements, an event of default could result. If we do not comply with our indebtedness and forbearance agreements, our lenders could seek to exercise remedies against us, including declaring an acceleration of our indebtedness and foreclosing on or otherwise seeking to exercise rights of control with respect to our inventory, receivables, real estate and other assets. A failure by us to comply with the obligations contained in any of our debt or forbearance agreements could also permit the exercise of remedies against us under other agreements that contain cross-default or cross-acceleration provisions. Our indebtedness is secured by substantially all of our assets. Any exercise of remedies could have a material adverse effect on our business and financial condition, even if less than all of our automotive dealerships, or even a single automotive dealership, is affected. Additionally, we have granted certain manufacturers the right to acquire our automotive dealerships franchised by those manufacturers in specified circumstances.

Certain debt agreements contain subjective acceleration clauses based on a lender deeming itself insecure or if a “material adverse change” in our business has occurred. The Partnership has not received notice of a material adverse change occurring under any of its credit agreements.

Additionally, dealerships must obtain secured inventory financing (“Inventory Financing”). The availability of Inventory Financing for each product manufacturer or grouping of manufactures is necessary for dealership operations. Failure to obtain and maintain such financing would adversely impact our ability to acquire new, and maintain the existing, dealerships requiring such financing. Such dealerships’ failure to satisfy financial or operating covenants imposed by the manufactures for Inventory Financing could lead to defaults and, potentially, termination of its loans and foreclosure on its secured assets, which could trigger cross-defaults under other agreements and jeopardize a dealership’s ability to meet its obligations under other financial and operating company agreements that dealerships enter into on a regular basis. We may incur expenses to the extent necessary to seek recovery upon default or to negotiate new terms, which may include the waiver of certain financial covenants, with a defaulting dealership.

We are party to a repurchase agreement with the Former CEO of Automile, who holds a minority interest in Automile Parent. On April 1, 2019, the Former CEO of Automile elected to have his interest redeemed at the contractually defined purchase price of $23.6 million, payable in four equal installments of $5.9 million, beginning on July 1, 2019 and thereafter annually on April 1, 2020 through April 1, 2022. Pursuant to an amendment dated June 14, 2019 to the M&T Credit Agreement, GPB Prime is restricted in its ability to pay any put, redemption, or equity recapture options or agreements to any person. As a result of such restrictions, we did not make the required payment due on July 1, 2019 and the Former CEO of Automile has sued for enforcement of the repurchase agreement. If the Former CEO of Automile were to prevail in the litigation while the M&T Credit Agreement remains outstanding, enforcement of the judgment could result in an event of default under the M&T Credit Agreement.

The outbreak of COVID-19 has contributed to, and will likely continue to contribute to, volatility in financial markets, including changes in interest rates. COVID-19 and other outbreaks like it have negative impacts on economic fundamentals and consumer confidence, increase the risk of default of particular dealerships, reduce the availability of debt financing to the Partnership, and potential purchasers of dealerships, negatively impact market values, cause credit spreads to widen, and impair liquidity and capital resources, all of which would be expected to have an adverse effect on the returns of the Partnership.

Our business, financial condition, and results of operations may be materially adversely affected by increases in interest rates.

Substantially all of our total debt is subject to variable interest rates. In the event interest rates increase, our borrowing costs may increase significantly. As a result, this could have a material adverse impact on our business, results of operations, financial condition and cash flows. The costs of servicing indebtedness must be paid prior to distributions to Limited Partners and may reduce our ability to make such distributions. We may use interest rate derivatives to hedge a portion of our variable rate debt, when appropriate, based upon market conditions.

We have identified material weaknesses in our internal controls. We will expend significant financial and other resources to comply with the requirements of being a public entity. These requirements may place a strain on our systems and resources.

As a public reporting entity, the Partnership will be subject to the reporting requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and requirements of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act” or “Sarbanes-Oxley”). The Exchange Act requires that we file annual, quarterly and current reports with respect to material events affecting our business and financial condition. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal control over financial reporting. Further, in July 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, was enacted. There are significant corporate governance and executive compensation related provisions in both Sarbanes-Oxley and the Dodd-Frank Act that will require changes in our corporate governance practices. Stockholder activism, the current political environment and the current high level of government intervention and regulatory reform may lead to substantial new regulations and disclosure obligations, which may lead to additional compliance costs and impact the manner in which we operate our business in ways we cannot currently anticipate.

We will expend substantial resources developing and maintaining procedures, processes, policies and practices for the purpose of addressing the standards and requirements applicable to public reporting entities. In order to ensure the effectiveness of our disclosure controls and procedures and our internal control, significant financial and human resources as well as management oversight will be required. In particular, to achieve compliance with Sarbanes-Oxley internal control mandates within the prescribed period, we are engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. We have identified weaknesses, or a combination of significant deficiencies, relating to risk assessment, control activities and monitoring of the Partnership’s control environment that have been determined to be material weaknesses in our internal controls. These identified weaknesses are attributed, in part, to the Partnership acquiring groups of dealerships with different systems and processes in place and the challenge of effectively placing them under one control umbrella. We are addressing and remedying these weaknesses as they are discovered and will continue to dedicate internal resources, potentially engage outside consultants, adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. Despite our efforts, there is a risk that we will not be able to conclude, within the prescribed timeframe or at all, that our internal control over financial reporting is effective as required by Sarbanes-Oxley.

Our activities as a public reporting company may divert GPB’s and Highline’s attention from other business concerns, which could have a material adverse effect on our business, financial condition and results of operations. We expect to incur significant additional annual expenses related to our public company status and, among other things, to directors’ and officers’ liability insurance, director fees, reporting requirements of the SEC, and additional administrative expenses payable to GPB or affiliated entities to compensate them for hiring additional accounting, legal and administrative personnel, increased auditing and legal fees and similar expenses.

We have concluded that there are pervasive material weaknesses in our system of internal control over financial reporting, which if not remediated could materially and adversely affect our ability to timely and accurately report our results of operations and financial condition.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements. Effective internal controls over financial reporting are necessary for us to provide reliable financial reports and, together with adequate disclosure controls and procedures, are designed to prevent fraud. Any failure to implement internal control over financial reporting could cause us to fail to meet our reporting obligations. We have determined that material weaknesses in our internal control over financial reporting exist in part as a result of our acquiring dealerships or groups of dealerships with different financial reporting systems and processes in place and our failure to effectively merge them into one controlled environment. Moreover, the Partnership did not design and implement effective control over our control environment, risk assessment, control activities and monitoring activities with regard to our processes and procedures commensurate with our financial reporting requirements which were determined to be pervasive material weaknesses. The Partnership is working to remediate these material weaknesses. However, there can be no assurance that such remediation will be adequate or timely to prevent any material misstatements or omissions in our financial statements.

Breaches in our data security systems or in systems used by our vendor partners, including cyber-attacks or unauthorized data distribution by employees or affiliated vendors, or disruptions to access and connectivity of our information systems could impact our operations or result in the loss or misuse of customers’ proprietary information.

Our information technology systems are important for operating our business efficiently. We rely on information systems to effectively manage our pricing strategy, tools, sales, inventory, service efforts, the preparation of our consolidated financial and operating data, consumer financing and customer information. Despite the security measures we plan to have in place and any additional measures we may implement, our facilities and systems, and those of any third-party service providers, could be vulnerable to security breaches, ransomware, computer viruses, lost or misplaced data, programming errors, human errors, acts of vandalism, or other events. The failure of information systems to perform as designed, the failure to maintain and enhance or protect the integrity of these systems or any security breach or event resulting in the misappropriation, loss, or other unauthorized disclosure of confidential information, whether by us directly or any third-party service providers, could damage our reputation, expose us to the risks of litigation and liability, disrupt our business, impact sales, expose us to customer or third-party claims, result in adverse publicity or otherwise adversely affect our financial condition and results of operations.

Aspects of our operations are subject to privacy, data use and data security regulations, which impact the way we use and handle data. In addition, regulators are proposing and adopting new laws or regulations that could require us to adopt certain cyber security and data handling practices. The changing privacy laws create new individual privacy rights and impose increased obligations on companies handling personal data.

We collect, process, and retain personally identifiable information regarding Limited Partners, customers, associates and vendors in the normal course of our business. Our internal and third-party systems are subject to risk from hackers or other individuals with malicious intent to gain unauthorized access to our systems. Cyber-attacks are growing in number and sophistication thus presenting an ongoing threat to systems, whether internal or external, used to operate the business on a day-to-day basis. We invest in reasonable commercial security technology to protect our data and business processes against many of these risks. We also purchase insurance to mitigate the potential financial impact of many of these risks. Despite the security measures we have in place, our facilities and systems, and those of our third-party service providers, could be vulnerable to security breaches, computer viruses, lost or misplaced data, programming errors, human errors, acts of vandalism, or other events. Any security breach or event resulting in the misappropriation, loss, or other unauthorized disclosure of confidential information, or degradation of services provided by critical business systems, whether by us directly or our third-party service providers, could adversely affect our business operations, sales, reputation with current and potential Limited Partners, customers, associates, or vendors. We could also experience, other operational and financial impacts resulting from investigations, litigation, or imposition of penalties or other means.

We depend on GPB to develop and implement appropriate systems for certain of our activities. The ability of our systems to accommodate increasing volume could also constrain our ability to manage our dealerships. In addition, certain of GPB’s operations may interface with or depend on systems operated by third parties, and there may be inadequate means to verify the risks or reliability of such third-party systems. These programs or systems could be vulnerable to security breaches, computer viruses, lost or misplaced data, programming errors, human errors, acts of vandalism, or other events. Any such defect or failure could have a material adverse effect on us. Although GPB endeavors to provide sufficient redundancy and back-up for material information related to us, GPB is not liable to us for losses caused by systems failures.

RISKS AS A RESULT OF OUR ASSOCIATION WITH THE GENERAL PARTNER AND HIGHLINE

Reliance on Highline, GPB and its affiliates.

The Partnership is dependent upon the efforts, experience, contacts and skills of Highline, GPB and its affiliates as well as those of the independent managers recruited by GPB to assist in the management of the Partnership. The main governing bodies which ultimately manage and make decisions for the Partnership are the GPB Acquisition Committee, the Advisory Committee, and the board of directors of Highline. The structure and composition of each of these bodies is described in “Item 5. Directors and Executive Officers”. Various employees of and advisors to GPB provide services to the Partnership, which are in addition to and separate from GPB’s services as General Partner of the Partnership. There can be no assurance that such employees and advisors will continue to provide services to GPB or will continue to function on the Partnership’s behalf. The loss of any member of the GPB Acquisition Committee, the Advisory Committee or the board of directors of Highline, any of GPB’s or Highline’s key employees or any GPB or Highline employees or advisors providing services to the Partnership could have a material, adverse effect on the Partnership, and the recruitment of qualified replacement personnel could prove difficult. We do not maintain any key man insurance for any such individuals. In addition, there is no key man succession plan currently in place.

The events of February 4, 2021, including the indictment of the owner and former officer of GPB, the filing by the SEC and other government agencies of litigations against GPB, and the appointment of the Monitor, may have an adverse impact on the ability of GPB to operate its business effectively. The Monitor was granted the authority to approve or disapprove of material actions proposed by Highline, GPB and its affiliates. There is a risk that the Monitor may recommend to the Court that the Partnership liquidate its assets or file for a reorganization in bankruptcy.

Expenses related to GPB and Highline are significant. We need to make substantial profits to avoid depletion of our assets and provide a return to our Limited Partners.

GPB is entitled to receive the “Managerial Assistance Fee”, “Acquisition Fees”, and reimbursement of “Organizational and Offering Expenses” described herein regardless of whether we or any of our dealerships operate at a profit. Similarly, we are obligated to reimburse GPB for the portion of the total compensation of GPB’s officers and employees relating to the time such officers or employees provide “In-House Services” or “Operations Support Services” as defined in the PPM to the Partnership or our dealerships regardless of whether we or any of our dealerships operate at a profit. In addition to the fees paid to GPB, Highline is paid an operation service provider (“OSP”) fee for services provided to the Partnership. To the extent that our dealerships are not generating sufficient revenue to pay such fees and expenses, we will have to pay these fees out of other available cash, reducing the amount of cash available for future acquisitions or distributions, or sell assets.

There are potential conflicts of interest between GPB and its affiliates and the Partnership that could impact our returns.

GPB and its affiliates, their directors, officers, employees and agents and entities in which the foregoing persons have an ownership interest, which collectively, including GPB, are referred to herein as “Related Parties,” may have actual or potential conflicts of interest in connection with our activities and acquisitions. GPB typically places certain restrictions on the Partnership entering into a transaction in which a Related Party has a financial interest (referred to herein as an “Interested Transaction”). GPB has policies and procedures in place for addressing Interested Transactions, which typically include a review of the transaction and associated documents by GPB’s Advisory Committee and GPB’s Chief Compliance Officer and/or the Chief Compliance Officer’s delegate(s). Furthermore, pursuant to the MSA, Highline manages and oversees the submission to the Advisory Committee of transactions required to be reviewed by the Advisory Committee in accordance with the LPA. These Interested Transaction procedures do not, however, assure that all conflict of interest transactions and relationships involving the Partnership will receive independent review or that all conflicts will be effectively remediated in transactions that are reviewed.

The acquisition strategies of the Related Parties may overlap with one or more of our acquisition strategies. If a potential dealership acquisition fits our acquisition objective, the Acquisition Committee will allocate potential acquisition opportunities in good faith and on a basis believed to be fair and equitable as compared to its other managed entities per the internal compliance polices of GPB. If the potential acquisition party is with a Related Party, the transaction will be presented to the Advisory Committee and Chief Compliance Officer for approval. GPB’s failure to allocate opportunities to us in a fair and equitable manner could have a material and adverse on the business, financial condition and results of operations.

GPB or its personnel may in the future establish one or more additional partnerships with investment objectives substantially similar to or different from those of the current Partnership. Allocation of available investment opportunities between the Partnership and any such partnerships could give rise to conflicts of interest. In addition, it is expected that employees of GPB responsible for managing the Partnership will have responsibilities with respect to other partnerships managed by GPB, including partnerships raised in the future, or with respect to proprietary investments made by GPB and/or its principals of the type made by the Partnership. Conflicts of Interest may arise in allocating the time, services or functions of these officers and employees. Refer to “Item 7. Certain Relationships and Related Transactions”.

The Partnerships fee structure and expense reimbursement policies also give rise to conflicts of interest between the Partnership and the Related Parties. GPB is entitled to the Acquisition Fee regardless of whether an acquired dealership is successful and may be incentivized to pursue more speculative acquisition targets, particularly if distributions with respect to the special limited partners’ “carried interest” (as defined below) seem uncertain or remote. Because GPB is entitled to be reimbursed for In-House Services and Operations Support Services, GPB could assign internal personnel to provide more services to the Partnership than are necessary in order to defray its internal compensation expenses or allocate an excessive portion of such expenses to the Partnership.

Limited Partners have very limited rights to vote or to remove the General Partner.

Limited Partners are not entitled to participate in operating the Partnership’s business, and have only limited voting and consent rights on matters affecting our business. The Limited Partners may only remove GPB upon the occurrence of certain events, such as if a court of competent jurisdiction has entered a final, non-appealable judgment finding GPB liable for actual fraud or willful misconduct in its capacity as our General Partner, in which case the vote of unaffiliated holders of at least 20% of the Units is required to remove the General Partner. There is also a limited ability of Limited Partners to call meetings or to acquire information about our operations. As a result of these provisions, Limited Partners have very little ability to influence the Partnership’s operating results and may not remove GPB as our General Partner simply because Limited Partners believe that it is poorly managing our business.

RISKS RELATED TO THE UNITS

Our Units are illiquid, have no public market and are generally transferable only with the consent of the General Partner. Redemptions of the Units are at the discretion of the General Partner and have been suspended.

Our Units are not listed on any securities exchange or interdealer quotation system and there is no intention to seek such a listing. There is no established market for the Units. Transfers of Units are permitted under the LPA only with the consent of the General Partner. The Units have not been registered under the 1933 Act or applicable state “Blue Sky” securities laws and cannot be sold unless they are subsequently registered or an exemption from such registration is available. The absence of a market for the Units means that there is an extremely limited opportunity to sell your Units. Units should be viewed solely as long-term, illiquid investments. Accordingly, Limited Partners should expect to hold their investments in us for the long-term with the expectation that any returns will be realized from cash flows from our operations.

Although the LPA contains provisions for limited redemptions of Units, redemptions are at the General Partner’s sole discretion and are subject to notice requirements and other limitations set forth in the LPA. The General Partner has suspended all redemptions and there can be no assurance as to whether or when voluntary redemptions will resume. Unit-holders must bear the economic risk of their investments for an indefinite period of time.

Limited Partners may be subject to filing requirements and may be subject to short-swing profits under the Exchange Act as a result of an investment in us. It can be burdensome to comply with filing requirements.

Because our Units are registered under the Exchange Act, ownership information for any person who beneficially owns 5% or more of our Units must be disclosed in a Schedule 13D or other filings with the SEC. Beneficial ownership for these purposes is determined in accordance with the rules of the SEC, and includes having voting or investment power over the securities. Although we will provide in our annual financial statements the amount of outstanding Units and our Limited Partners’ Units, the responsibility for determining the filing obligation and preparing the filing remains with the Limited Partner. In addition, owners of 10% or more of our Units are subject to reporting obligations under Section 16(a) of the Exchange Act.

Investors who hold 10% or more of a class or series of our Units may be subject to Section 16(b) of the Exchange Act, which recaptures for the benefit of the issuer profits from the purchase and sale of securities registered under the Exchange Act within a six-month period.

Investments in our Units may have adverse tax consequences.

With limited exception designed to meet the needs of U.S. tax exempt investors and certain non U.S. investors, the Partnership generally expects to be treated as a partnership for U.S. federal income tax purposes. Each Limited Partner, in determining its U.S. federal income tax liability, will take into account its allocable share of the Partnership’s income, gain, loss, deduction and credits, without regard to whether it has received distributions from the Partnership. The Partnership anticipates that it may incur income that would be treated as unrelated business taxable income (“UBTI”) under Sections 512 and 514 of the Internal Revenue Code of 1986, as amended (the “IRC”). Accordingly, prospective Investors that are tax exempt entities, including qualified retirement plans (stock, bonus, pension, or profit sharing plans described in IRC§401(a)) and individual retirement accounts (“IRAs”), are urged to consult their tax advisors concerning the U.S. Federal, state and local income and other tax consequences that may result from an investment in the Partnership.

Item 2. Financial Information

MANAGEMENTS DISCUSSION AND ANALYSIS OF THE RESULTS OF OPERATIONS AND FINANCIAL CONDITION

The following discussion and analysis of our financial condition and results of operations should be read together with our consolidated financial statements and related notes and the other financial information included elsewhere in this Registration Statement. This discussion contains forward-looking statements that involve significant risks and uncertainties. As a result of many factors, such as those set forth under “Item 1A. Risk Factors” and elsewhere in this Registration Statement, our actual results may differ materially from those anticipated in these forward-looking statements.

For purposes of this Management’s Discussion and Analysis of Results of Operations and Financial Condition section, we use the terms the “Partnership”, “we”, “us”, “our” or “Registrant” to refer to the business of GPB Automotive Portfolio, LP and its consolidated subsidiaries, unless otherwise indicated.

Impact of COVID-19 on Our Operations, Financial Condition, Results of Operations, and Liquidity

In March 2020, the World Health Organization categorized COVID-19 as a pandemic. During April 2020, states from which we derive nearly all of our total revenue were under extensive “shelter in place” or “stay at home” orders from federal, state, and local governments. These orders significantly restricted our business operations. In response to the anticipated downturns of the business, management took actions to mitigate the impact of COVID-19. We have modified certain business practices to conform to government restrictions and are taking precautionary measures as directed by government and regulatory authorities. Following the CDC recommendation, we are providing face masks to employees and guests as required. We have also increased the frequency of dealership cleanings, implemented the use of plastic seat and steering wheel covers when performing service on customer vehicles, are thoroughly cleaning and sanitizing loaner vehicles after each use and have secured extra supplies of hand sanitizer, alcohol wipes, gloves and disinfectants for both employee and guest use at our dealerships. Many of our stores are also offering complimentary pick-up and delivery services to our customers, and we continue to offer online purchasing of new and used vehicles with delivery to the customer.

Our ability to sell certain new and used vehicles have been negatively impacted by a number of factors, some of which are outside of our control. As a result of market conditions caused by COVID-19, including a shortage in computer chips used in manufacturing vehicles, vehicle manufacturers and other suppliers have ceased or slowed production of new vehicles, parts and other supplies. During the months of March through June of 2020, many manufacturer factories and dealerships were shut down for a period of time as a result of COVID-19. We cannot predict with any certainty how long the automotive retail industry will be subject to these production slowdowns implemented by the manufacturers and other suppliers and when normalized production will resume at these manufacturers. Further, governmental actions, such as travel restrictions imposed in response to national emergencies or the imposition of tariffs or trade restrictions on imported goods may adversely affect vehicle sales and depress demand. Although we cannot adequately predict the impact of COVID-19, we continue to believe that the impact on our business of any future negative trends in new vehicle sales would be partially mitigated by (i) the expected relative stability of our parts and service operations over the long-term, (ii) the variable nature of significant components of our cost structure, and (iii) our diversified brand mix. While the decreased supply of new vehicles relative to demand has led to improved sale prices in the market, there can be no assurance that improved pricing will be maintained or for how long. See “Item 1A. Risk Factors”.

OVERVIEW

The Partnership is a holding company which was organized as a Delaware limited partnership on May 27, 2013 and commenced operations on that date. GPB is the Partnership’s general partner pursuant to the terms of the LPA. Pursuant to the LPA, GPB, through its affiliation with Highline, conducts and manages our business.

We own and operate retail automotive dealerships, including in most cases their related real estate, and seek to further develop their operations to increase cash flow and income from operations on behalf of the limited partners (the “Limited Partners”). We intend to pursue the acquisitions of additional dealerships with strong earnings and market position, although we may also consider acquisitions of dealerships in financial distress or having a history of under-performance. However, any dealership acquisitions will require the approval of the applicable automotive manufacturers and lenders. Please see “Item 8. Legal Proceedings” for more information.

We typically acquire all or a majority of the assets of a dealership, including the manufacturer franchise rights. We generally maintain, and expect that we will have upon the completion of future acquisitions, majority voting interests (which we define as holding 50% or more of the voting interests) and/or primary control (which means control that is greater than any other interest holder) interests in partnerships, limited liability companies or other entities that hold such existing and acquired dealerships. However, we may also acquire interests in dealerships that do not constitute either majority voting or primary control interests. We also have acquired, and may in the future acquire, the assets of dealerships through co-investments with other current or future GPB managed entities or holding companies whereby we or the other entity/holding companies will retain a majority control. We report all of our businesses as a single segment for accounting purposes based on how our CODM views the operating results and financial position of the Partnership.

Our principal business is the retail sale of automobiles in the northeastern United States. We offer a diversified range of automotive products and services, including new vehicles, used vehicles, parts and service and automotive finance and insurance products, which include vehicle service and other protection products, as well as the arranging of financing for vehicle purchases through third party finance sources.

Our primary objective is to create long-term value and generate cash flow from operations for our Limited Partners by building an industry-leading automotive retail company. Our strategy is focused on creating a customer centric car buying experience, acquiring a diversified portfolio of dealerships and brands and standardizing business processes across our dealerships’ operations to create economies of scale. Our performance depends substantially on our ability to attract and retain high quality managerial talent to oversee the effective operation of our dealerships.

We own dealerships primarily in order to benefit from cash flow from operations. While we have strategically disposed of certain dealerships in the past we intend to hold our existing dealerships, and any dealerships acquired in the future, for the long-term. However, we may consider strategic transactions on an opportunistic basis, such as co-investments, a spin-off of businesses, a public listing or sale of a dealership or business line.

We believe the fragmented nature of dealership franchise ownership provides a significant opportunity to acquire dealerships with positive cash flow and significant profit potential. We have used, and may in the future use, debt to help finance acquisitions of dealerships, to provide a source of capital after acquisition or at times at the Partnership level, subject to the LPA. Under the terms of the LPA, we may not incur Partnership level debt exceeding the lesser of (i) 50% of the aggregate amount of gross capital raised through the sale of Units, and (ii) 50% of our gross asset value determined as of the date such indebtedness is incurred. At the current time, we are unable to acquire additional dealerships primarily due to lender restrictions in our credit facilities, and with respect to certain manufacturers, also due to framework agreements that restrict our ability to acquire dealerships selling their brands of vehicles.

In response to certain allegations brought against its General Partner as described in “Item 8. Legal proceedings”, the predecessor GPB Audit Committee commenced an independent special investigation including the retention of independent legal counsel. The Partnership assumes that, in the event settlement discussions regarding class action lawsuits or any pending regulatory investigations and complaints are unsuccessful, any liability which would require an outflow of cash from the Partnership is unlikely, but if such event did occur, the amount and timing of any such payment is not estimable at this time.

Based on the numerous complex issues at play, GPB anticipates that the resolution of these matters will likely take substantial time. In many of the cases, there is still significant discovery and/or investigation to be completed. When combined with lengthy motion practice and possible trial and appeals, coupled with the inevitable slowdown due to the ongoing pandemic, some or all of these matters may not be resolved for several years.

Nevertheless, in the event any cash outflows are eventually required to be made, they would more likely than not be required to come from the General Partner rather than from the Partnership.

For further discussion on GPB and Highline, see “Item 5. Directors and Executive Officers” elsewhere in this Registration Statement.

RESULTS OF OPERATIONS

The Partnership's core strategy is to own automotive dealerships and maximize value to the Limited Partners. Our dealership operations are organized into geographic market-based dealership groups. Our CODM has been determined to be the members of our automotive strategy team and are employees of GPB and Highline. We report all of our business operations as a single segment for accounting purposes based on the financial information that is available and reviewed by the CODM in deciding how to allocate resources and in assessing performance of the Partnership. The CODM does not actively participate in the day-to-day operations of the dealerships.

The following table summarizes the results of our operations for the three months ended March 31, 2021 and 2020.

	Three Months Ended March 31,		2021 vs 2020
(Dollars in thousands)	2021	2020	Increase (Decrease)	% Increase (Decrease)
Revenues:
New vehicle retail	$274,594	$288,025	$(13,431)	(4.7)%
Used vehicle retail	153,981	163,841	(9,860)	(6.0)%
Used vehicle wholesale	22,473	26,239	(3,766)	(14.4)%
Service, body, and parts	56,290	80,327	(24,037)	(29.9)%
Finance and insurance	21,455	13,603	7,852	57.7%
Total Revenues	528,793	572,035	(43,242)	(7.6)%

Gross profit:
New vehicle retail	$20,913	$19,830	$1,083	5.5%
Used vehicle retail	9,501	10,211	(710)	(7.0)%
Used vehicle wholesale	2,198	(354)	2,552	720.9%
Service, body, and parts	32,011	46,589	(14,578)	(31.3)%
Finance and insurance	21,455	13,603	7,852	57.7%
Total Gross profit	86,078	89,879	(3,801)	(4.2)%

Gross profit margin percentage:
New vehicle retail	7.6%	6.9%	0.7%
Used vehicle retail	6.2%	6.2%	—%
Used vehicle wholesale	9.8%	(1.3)%	11.1%
Service, body, and parts	56.9%	58.0%	(1.1)%
Finance and insurance	100.0%	100.0%	—%
Total Gross profit margin	16.3%	15.7%	0.6%

Operating expenses	79,444	92,272	$(12,828)	(13.9)%
Operating income (loss)	6,634	(2,393)	$9,027	377.2%
Other income (expense), net	6,381	(9,817)	$16,198	165.0%
Net income (loss)	$13,015	$(12,210)	$25,225	206.6%

The following table summarizes the results of our operations for the years ended December 31, 2020, 2019, and 2018.

	Years Ended December 31,			2020 vs 2019		2019 vs 2018
(Dollars in thousands)	2020	2019	2018	Increase (Decrease)	% Increase (Decrease)	Increase (Decrease)	% Increase (Decrease)
Revenues:
New vehicle retail	$1,228,612	$1,538,150	$1,420,834	$(309,538)	(20.1)%	$117,316	8.3%
Used vehicle retail	687,444	785,686	660,727	(98,242)	(12.5)%	124,959	18.9%
Used vehicle wholesale	98,017	152,315	163,002	(54,298)	(35.6)%	(10,687)	(6.6)%
Service, body, and parts	268,764	338,803	293,837	(70,039)	(20.7)%	44,966	15.3%
Finance and insurance	94,412	110,070	86,836	(15,658)	(14.2)%	23,234	26.8%
Total Revenues	2,377,249	2,925,024	2,625,236	(547,775)	(18.7)%	299,788	11.4%

Gross profit:
New vehicle retail	$79,725	$85,871	$80,058	$(6,146)	(7.2)%	$5,813	7.3%
Used vehicle retail	48,694	51,833	48,553	(3,139)	(6.1)%	3,280	6.8%
Used vehicle wholesale	3,718	(1,390)	(3,897)	5,108	367.5%	2,507	(64.3)%
Service, body, and parts	151,929	186,259	157,578	(34,330)	(18.4)%	28,681	18.2%
Finance and insurance	94,412	110,070	86,836	(15,658)	(14.2)%	23,234	26.8%
Total Gross profit	378,478	432,643	369,128	(54,165)	(12.5)%	63,515	17.2%

Gross profit margin percentage:
New vehicle retail	6.5%	5.6%	5.6%	0.9%		—
Used vehicle retail	7.1%	6.6%	7.3%	0.5%		(0.7)%
Used vehicle wholesale	3.8%	(0.9)%	(2.4)%	4.7%		1.5%
Service, body, and parts	56.5%	55.0%	53.6%	1.5%		1.4%
Finance and insurance	100.0%	100.0%	100.0%	—%		—%
Total Gross profit margin	15.9%	14.8%	14.1%	1.1%		0.7%

Operating expenses	$357,812	$423,275	$452,735	$(65,463)	15.5%	(29,460)	(6.5)%
Operating income (loss)	20,666	9,368	(83,607)	11,298	120.6%	92,975	111.2%
Other expense, net	(28,100)	(43,508)	(36,451)	15,408	35.4%	(7,057)	(19.4)%
Net loss	$(7,434)	$(34,140)	$(120,058)	$26,706	78.2%	85,918	71.6%

Acquisitions and Dispositions

Acquisitions

Growth through acquisitions is a key component of our long-term strategy that enables us to increase our network of locations, support maintaining a diverse franchise and geographic mix and improve our ability to serve customers through wider selection and improved proximity. Within our targeted geographic market in the northeastern United States, our acquisition strategy is to focus on brands which we believe can generate solid returns and provide diversification to our existing dealership portfolio. We have acquired and expect to continue to acquire interests in individual dealerships and groups of dealerships.

Adjusted net cash paid for acquisitions, as well as other certain acquisition-related information is presented below:

	Three Months Ended March 31,		Years Ended December 31,
(Dollars in thousands)	2021	2020	2020	2019	2018
Number of dealerships acquired	—	—	—	6	6
Number of franchises added	—	—	—	6	9
		—
Cash paid for acquisitions, net of cash acquired	$—	$—	$—	$62,126	$25,704
Add: Floorplan notes payable				54,383	38,498
Total	$—	$—	$—	$116,509	$64,202

Dispositions

Additionally, the Partnership has disposed of certain dealerships outside of our geographic focus.

Net proceeds received from dispositions, as well as other certain disposition-related information is presented below:

	Three Months Ended March 31,		Years Ended December 31,
(Dollars in thousands)	2021	2020	2020	2019	2018
Number of dealerships disposed	3	—	14	4	2
Number of franchises disposed	3	—	26	7	1
Net proceeds from disposition of dealerships	$34,070	$—	$49,479	$3,765	$6,574

Comparison of the three months ended March 31, 2021 and 2020

Revenues

For the three months ended March 31, 2021 and 2020, the Partnership generated revenues of $528.8 million and $572.0 million, respectively. This represents a decrease of $43.2 million, or 7.6%, in total revenues across all revenue streams.

The decrease in total revenue, across all revenue streams, was primarily attributed to the Partnership’s disposition of FX Caprara, Ron Carter and KRAG in September and October 2020, which accounted for revenue reductions of $36.1 million, $49.2 million, and $52.6 million, respectively. In addition, service, body and parts revenue decreased by $9.4 million on remaining dealerships related to decreased driving activity due to the COVID-19 pandemic. These reductions were partially offset by $95.5 million in incremental revenue attributed to our remaining dealerships, as a result of increased demand after the peak of the COVID-19 pandemic.

The trend of selling dealerships continued with the disposition of Toyota Boston, Hyannis Toyota and Orleans Toyota in the first quarter of 2021 and the disposition of Chevrolet Hyannis and Subaru Hyannis in the second quarter of 2021, and this trend may continue in the future.

Gross Profit

For the three months ended March 31, 2021 and 2020, our gross profit was $86.1 million and $89.9 million, and our gross profit margin was 16.3% and 15.7%, respectively. This represents a decrease of $3.8 million, or 4.2%, in total gross profit across all revenue streams and an increase in gross profit margin of 0.6 percentage points.

The decrease in gross profit was driven by the reduction in revenue from the Partnership’s disposition of the FX, Ron Carter, and KRAG dealerships which reduced gross profit by $17.4 million. This was offset by the increase in revenue from the remaining dealerships which accounted for a gross profit increase of $14.4 million. The increase in profit margin for the three months ended March 31, 2021 in comparison to 2020 is due to the Partnership’s focus on the finance and insurance revenue stream, resulting in additional new product offerings and enhancements to employee training curriculums emphasizing the sale of finance and insurance products. This was coupled with an increase in used vehicle wholesale driven by demand for used vehicles due to shortages in new vehicle inventory, resulting in higher per unit prices.

Operating Expenses

For the three months ended March 31, 2021 and 2020, operating expenses were $79.4 million and $92.3 million, respectively. This represents a decrease of $12.9 million or 13.9%.

This decrease in selling, general and administrative expenses is primarily due to the disposition of FX Caprara, Ron Carter and KRAG dealerships in September and October 2020, by $3.9 million, $5.0 million, and $7.2 million, respectively, resulting in an increase of $3.2 million.

Operating Income (Loss)

For the three months ended March 31, 2021 and 2020, operating income (loss) was $6.6 million and $(2.4) million, respectively. This represents an increase of $9.0 million, or 377.3%

This increase is explained by the decrease in gross profit of $3.8 million described above offset by a decrease in operating expenses of $12.9 million.

Other Income (Expense), net

For the three months ended March 31, 2021 and 2020, other income (expense), net was $6.4 million and $(9.8) million, respectively. This represents an increase of $16.2 million, or 165.0% .

This increase is primarily attributed to the forgiveness of Paycheck Protection Program (“PPP”) loans of $10.5 million in the three month period ended March 31, 2021 coupled with a decrease in floorplan interest expense and interest expense of $4.6 million relating to the disposition of FX Caprara, Ron Carter and KRAG dealerships and their related debt being paid down in September and October 2020.

Net Income (Loss)

As a result of the above factors, our overall net income was $13.0 million for the three months ended March 31, 2021, as compared to a net loss of $12.2 million for the three months ended March 31, 2020. This represents an increase of $25.2 million or 206.6%.

This increase is primarily explained by the increase in operating income (loss) of $9.0 million and other income (expense), net of $16.2 million.

Comparison of the years ended December 31, 2020 and 2019

Revenues

For the years ended December 31, 2020 and 2019, the Partnership generated revenues of $2,377.2 million and $2,925.0 million, respectively. This represents a decrease of $547.8 million, or 18.7%, in total revenue across all revenue streams.

This decrease in total revenue, across all revenue streams, was primarily attributed to the closures and reduced customer traffic during the months of March through June 2020, as a result of the COVID-19 pandemic. In addition, the Partnership disposed of three of its dealership groups, FX Caprara Group (“FX Caprara”), Ron Carter Group (“Ron Carter”), and Kenny Ross Auto Group (“KRAG”), in September and October 2020 which further reduced revenues totaling $139.4 million, $75.6 million, and $103.8 million, respectively, year over year for each of the disposed of dealerships. Management does not expect any COVID-19 pandemic related closures in 2021. The trend of selling dealerships continued with the disposition of Toyota Boston, Hyannis Toyota and Orleans Toyota in the first quarter of 2021 and the disposition of Chevrolet Hyannis and Subaru Hyannis in the second quarter of 2021, and this trend may continue in the future.

Gross Profit

For the years ended December 31, 2020 and 2019, our gross profit was $378.5 million and $432.6 million, and our gross profit margin was 15.9% and 14.8%, respectively. This represents a decrease of $54.1 million, or 12.5%, in total gross profit across all revenue streams and an increase in gross profit margin of 1.1 percentage points.

$81.0 million of the decrease in total gross profit can be attributed to a decrease in total revenue of $547.8 million. Additionally, this decrease is partially offset by $23.8 million due to an overall profit margin improvement of 1.1 percentage points from 2019 to 2020. The profit margin increase can be explained by the pent-up demand in the automotive industry after the three month period of reduced sales activity during the COVID-19 pandemic from March to June 2020. COVID-19 shut down many manufacturers for a period of time, and as a result inventory was lower, thus creating more demand and higher prices which drove up the profit margin on sales. In addition, the profit margin increase was driven by the disposition of the FX Caprara and Ron Carter dealership groups which had underperforming gross profit margins in 2019 of 7.6% and 12.5%, respectively, compared to 14.8% on a consolidated basis.

Operating Expenses

For the years ended December 31, 2020 and 2019, operating expenses were $357.8 million and $423.3 million, respectively. This represents a decrease of $65.5 million, or 15.5%.

Selling, general and administrative expenses decreased $55.4 million primarily due to headcount reductions consisting of approximately 700 layoffs in March 2020 and 1,000 furloughed employees in April 2020 directly related to COVID-19. Included in the $55.4 million, was a reduction in the overall employee base through the disposition of FX Caprara, Ron Carter, and KRAG dealership groups. This was coupled with a reduction in asset impairment expense of $22.5 million as a result of the Partnership recording $3.8 million in impairment in 2020 compared to $26.3 million of impairment in 2019. The 2019 impairment was due to dealerships not achieving their pre-acquisition financial projections.

Operating Income (Loss)

For the years ended December 31, 2020 and 2019, operating income was $20.7 million and $9.4 million, respectively. This represents an increase of $11.3 million, or 120.6%.

This increase can be explained by improved overall profitability due to reduced operating expenses and increased profit margins driven by a reduction in asset impairment expense.

Other Expense, net

For the years ended December 31, 2020 and 2019, other expense, net was $28.1 million and $43.5 million, respectively. This represents a decrease in expense of $15.4 million, or 35.4%.

This decrease is primarily explained by a reduction in floorplan interest expense and interest expense totaling $10.9 million directly attributed to the September and October 2020 dispositions of FX Caprara, Ron Carter, and KRAG dealership groups and the related real estate, year over year.

Net Loss

As a result of the above factors, our overall net loss was $7.4 million for the year ended December 31, 2020 as compared to $34.1 million for the year ended December 31, 2019. This represents a decreased loss of $26.7 million, or 78.2%. This decrease in net loss is primarily explained by the reduction in operating expenses and increased profit margin percentages, offset by a reduction in asset impairment expense.

Comparison of the years ended December 31, 2019 and 2018

Revenues

For the years ended December 31, 2019 and 2018, the Partnership generated revenues of $2,925.0 million and $2,625.2 million, respectively. This represents an increase of $299.8 million, or 11.4%, in total revenue across all revenue streams.

The increase in all revenue streams was primarily attributed to the purchase of the Gallery Automotive Group, LLC (“Gallery”) dealerships in February 2019 which generated incremental revenue of $356.1 million, primarily offset by reduced revenue of $65.8 million as a result of the disposition of two KRAG dealerships in October 2018.

Gross Profit

For the years ended December 31, 2019 and 2018, our gross profit was $432.6 million and $369.1 million, respectively. This represents an increase of $63.5 million, or 17.2%, in total gross profit across all revenue streams.

The increase in total gross profit is primarily attributable to a commensurate increase in total revenue of $299.8 million. This incremental revenue accounts for $42.3 million of the increase in total gross profit. The profit margin increase can be explained by a $23.2 million increase in finance and insurance revenue which traditionally generates higher gross margins than vehicle sales.

Operating Expenses

For the years ended December 31, 2019 and 2018, operating expenses were $423.3 million and $452.7 million, respectively. This represents a decrease of $29.4 million, or 6.5%.

This reduction can primarily be explained by a reduction in impairment expenses offset by an increase in selling, general and administrative expenses. Asset impairment expenses decreased by $66.9 million due to higher impairment in 2018 resulting from the acquired dealerships not achieving pre-acquisition financial projections. This was offset by selling, general and administrative expenses which increased by $32.7 million primarily related to the increased headcount resulting from the Gallery acquisition.

Operating Income (Loss)

For the years ended December 31, 2019 and 2018, operating income (loss) was $9.4 million and $(83.6) million, respectively. This represents an increase of $93.0 million, or 111.2%.

This increase is explained by the above described increase in gross profit of $63.5 million coupled with a decrease in operating expenses of $29.4 million.

Other Expense, net

For the years ended December 31, 2019 and 2018, other expense, net was $43.5 million and $36.5 million, respectively. This represents an increase in expense of $7.0 million, or 19.4%.

Other expense, net primarily consisting of floorplan and mortgage interest expense, increased as a result of incremental floorplan interest expense related to the Gallery acquisition of $2.0 million. Additionally, the Partnership recorded a favorable mark-to-market adjustment of $3.6 million relating to redeemable non-controlling interest liabilities in 2018 while there was no such adjustment in 2019.

Net Loss

As a result of the above factors, our overall net loss was $34.1 million for the year ended December 31, 2019 as compared to $120.1 million for the year ended December 31, 2018. This represents a decreased loss of $86.0 million, or 71.6%. This decrease is primarily attributable to our above described reduction in asset impairment expenses, an increase in gross profit driven by incremental business growth through acquisitions, and improved overall gross profit margin.

Liquidity and Capital Resources

We manage our liquidity and capital resources to fund our operating, investing and financing activities. In 2018, we primarily relied on raising capital from Limited Partners in the amounts of $185.4 million. Capital raising activities were suspended in June 2018. Subsequently, the Partnership relied primarily on cash on hand, cash flows from operations, floorplan lines of credit and borrowings under our credit facilities as the main sources for liquidity. We use those funds to invest in capital expenditures, increase working capital and fulfill contractual obligations. Remaining funds can be used for acquisitions, debt retirement, distributions and general business purposes.

We continually evaluate our liquidity and capital resources based upon (i) our cash on hand at the Partnership and its subsidiaries, (ii) the cash flow that we expect to generate through future operations, (iii) current and expected borrowing availability under GPB Prime’s credit agreement with M&T Bank Corporation, as amended (the “M&T Credit Agreement”), as further defined below, and our subsidiaries’ other floorplan facilities, (iv) amounts in our subsidiaries’ new vehicle floorplan notes payable offset accounts, (v) compliance with applicable loan covenants at our subsidiaries and the ability to access unrestricted cash, (vi) the potential impact of our capital allocation strategy and any contemplated or pending future transactions, including, but not limited to, financings, acquisitions, dispositions, equity and/or debt repurchases, distributions and/or redemptions, or other capital expenditures, and (vii) the potential impact of a negative outcome with regard to class action lawsuits and other pending litigation.

The Partnership’s subsidiaries are party to financing agreements with M&T Bank (as part of an eight member syndicate), J.P. Morgan Chase (“Chase”), Ford Motor Credit Company (“FMCC”), Ally Bank and Ally Financial (“Ally”), GM Financial (“GMF”), and Truist Financial (formerly Branch Banking and Trust Partnership) for the purpose of financing the purchase of new, used and loaner vehicles for certain brands, in addition to providing operational liquidity in the form of mortgages and term debt.

The maximum financing available under these agreements was $286.0 million, $362.1 million, and $575.5 million for new vehicles, including loaner vehicles, and $61.8 million, $50.3 million, and $87.8 million for used vehicles, as of March 31, 2021, December 31, 2020, and 2019, respectively. Financing available for new vehicles, including loaner vehicles, and used vehicles combined is $100.2 million, $131.5 million, and $126.4 million as of March 31, 2021, December 31, 2020, and 2019, respectively. Amounts outstanding under these agreements may at times exceed the stated limits on a temporary basis. Interest rates are based on the U.S. Prime Rate or the LIBOR plus an applicable margin. The interest rates ranged from 1.46% to 3.25% on March 31, 2021, 1.49% to 3.75% on December 31, 2020, and from 3.01% to 6.25% on December 31, 2019. One of the floorplan agreements with GMF is guaranteed by the Member of GPB and the Partnership. Certain of the agreements have financial covenants relating to maximum leverage ratios and fixed charge coverage ratios. These covenants limit, among other things, our ability to incur certain additional debt and make certain payments, including distributions to shareholders. In April 2020, the Partnership obtained a PPP loan in the amount of $0.3 million which is a technical violation of a debt covenant prohibiting additional indebtedness in excess of $0.1 million without the lenders prior written consent. The Partnership has received a waiver for this covenant violation.

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Accordingly, the consolidated financial statements do not include any adjustments relating to the recoverability of assets and classification of liabilities that might be necessary should the Partnership be unable to continue as a going concern.

Upon issuance of the Partnership’s most recent audited financial statements on May 14, 2021, Management had determined that the following factors existed that raised substantial doubt about the Partnership’s ability to continue as a going concern:

•      As of December 31, 2020, the Partnership and its subsidiaries had total cash and restricted cash of $135.4 million, of which $3.5 million was held directly by and available to satisfy general obligations of the Partnership. Included in total cash on hand was $26.9 million held by certain subsidiaries of the Partnership that was available for use and upstreaming without restriction. The balance of $105.0 million was held by GPB Prime Holdings, LLC (“GPB Prime”), (the Partnership’s largest subsidiary) and was restricted to use and upstreaming to the Partnership pursuant to restrictions imposed by its lender. At December 31, 2020, obligations of the Partnership and its subsidiaries, excluding GPB Prime, due within one year exceeded its available cash on hand.

•      The Partnership relies on its ability to upstream funds from its operating subsidiaries to meet its obligations in the normal course of business and also to allocate to other subsidiaries in need. The Partnership and GPB Prime are party to financing agreements with M&T Bank as part of an eight-member credit syndication (the M&T Credit Agreement). Borrowings under the M&T Credit Agreement are available for the purposes of financing the purchase of new, used and loaner vehicles, and for providing operational liquidity in the form of mortgages and term debt. Amendments to the M&T Credit Agreement dated September 21, 2018 and June 14, 2019 restricted GPB Prime’s ability to pay distributions, make additional requests for delayed draw loans, make any additional acquisitions (other than those already in process at that date) greater than $2.0 million, or to make any distribution to the Partnership as well as pay any put, redemption, or equity recapture options or agreements to any person. Our ability to meet our obligations over the shorter and longer term is dependent upon freeing up the restrictions that currently do not allow the upstreaming of funds from certain of our operating subsidiaries and negotiating extensions or replacement of our subsidiaries’ financing arrangements.

•      GPB Prime’s M&T Credit Agreement was set to expire and become fully due and payable in February 2022.

The M&T Credit Agreement was Amended and Restated (Eleventh Amendment) on June 24, 2021. This Eleventh Amendment alleviated the conditions which previously caused management to conclude that substantial doubt existed about the Partnership’s ability to continue as a going concern. Specifically, the Eleventh Amendment provides for the following amended terms:

•                 As of March 31, 2021, $2.1 million of cash was directly held and available to the Partnership to satisfy its general obligations. Additionally, the Partnership is entitled to a distribution of up to approximately $10.0 million previously restricted cash held at GPB Prime.

•                 The maturity date of the M&T Credit Agreement was extended from February 24, 2022 until December 31, 2022.

Based on these amended terms, and the improved liquidity they provide the Partnership, Management concludes that it will have sufficient liquidity to meet its financial obligations for the period of at least 12 months from July 21, 2021 (management’s assessment date), and therefore further concludes that there is no longer substantial doubt about the Partnership’s ability to continue as a going concern.

Three months ended March 31, 2021 compared to March 31, 2020

On March 31, 2021, the Partnership had cash and restricted cash of approximately $133.2 million as compared to approximately $74.4 million as of March 31, 2020 representing an increase of $58.8 million. This increase can be explained by net cash provided by operating activities of $31.2 million, primarily attributed to a decrease in inventory of $18.4 million related to the ongoing chip-shortage in 2021 and net income of $13.0 million; cash provided by investing activities of $49.3 million is primarily attributed to proceeds from the disposition of dealerships and property and equipment of $54.1 million; offset by net cash used in financing activities of $82.8 million, primarily attributed to the pay down of long-term debt of $60.0 million and the pay down of floorplan debt, non-trade, net of $22.5 million. On March 31, 2021, our working capital was $113.7 million.

Cash provided by operating activities increased from $12.4 million for the three months ended March 31, 2020 to $31.2 million for the three months ended March 31, 2021. This increase of $18.8 million is primarily attributed the Partnership generating net income of $13.0 million for the three months ended March 31, 2021 compared to a net loss of $12.2 million for the three months ended March 31, 2020. In addition, there was a reduction in contracts in transit and receivables of $62.8 million due to collections on outstanding receivables coupled with a simultaneous decrease in sales activity in the last two weeks of March 2020 due to the COVID-19 pandemic. This was offset by a change in inventory of $61.0 million due to the Partnership carrying a larger inventory balance at March 31, 2020 as a result of the COVID-19 pandemic.

Cash from investing activities increased from net cash used of $1.2 million for the three months ended March 31, 2020 to cash provided of $49.3 million for the three months ended March 31, 2021. This increase of $50.5 million is primarily attributed to proceeds from the disposal of dealerships and related real estate for the three months ended March 31, 2021 compared to none for the three months ended March 31, 2020.

Cash used in financing activities increased from $4.5 million for the three months ended March 31, 2020 to $82.8 million for the three months ended March 31, 2021. This increase of $78.3 million is primarily attributed to the pay down of long-term debt and floor plan debt, non-trade, net in 2021.

Year ended December 31, 2020 compared to December 31, 2019

On December 31, 2020, the Partnership had cash and restricted cash of $135.4 million as compared to $67.7 million as of December 31, 2019, representing an increase of $67.7 million. This increase in cash and restricted cash can be explained by net cash provided from operating activities of $172.2 million, primarily attributed to a decrease in inventory of $169.2 million; coupled with an increase in net cash provided by investing activities of $111.6 million, primarily attributed to increased proceeds from dispositions of $123.6 million; offset by a decrease in financing activities of $216.0 million, primarily attributed to the net pay-down of floorplan, long-term debt and notes payable to related parties of $212.1 million. On December 31, 2020, working capital was approximately $156.3 million before considering restrictions on cash to the Partnership of $90.6 million.

Cash provided by operating activities increased from $46.9 million for the year ended December 31, 2019 to net cash provided of $172.2 million for the year ended December 31, 2020. This increase of $125.3 million is primarily attributed to a decrease in inventory as a result of the disposition of the FX Caprara, Ron Carter and KRAG dealership groups.

Cash from investing activities increased from net cash used of $116.9 million for the year ended December 31, 2019 to net cash provided of $111.6 million for the year ended December 31, 2020. This increase of $228.5 million is primarily attributed to the proceeds received of $7.2 million, $40.2 million, and $59.4 million related to dispositions of the FX Caprara, Ron Carter, and KRAG dealership groups and related real estate in 2020, respectively. This was coupled with no payments made to acquire dealerships in 2020 compared to $106.5 million paid relating to the Gallery acquisition in 2019. In addition, purchases of property and equipment decreased by $16.1 million from 2019 to 2020.

Cash from financing activities decreased from cash used of $8.3 million for the year ended December 31, 2019 to cash used of $216.0 million for the year ended December 31, 2020. This decrease of $207.7 million is attributed to the net pay-down of floorplan and long-term debt of $169.2 million primarily related to the dispositions of the FX Caprara, Ron Carter, and KRAG dealership groups and related real estate in 2020. Additionally, the pay-down of notes payable to related parties increased by $36.7 million.

Year ended December 31, 2019 compared to December 31, 2018

On December 31, 2019, the Partnership had cash and restricted cash of $67.7 million as compared to $146.0 million as of December 31, 2018, representing a decrease of $78.3 million. This decrease in cash can be explained by net cash provided from operating activities of $46.9 million, primarily attributed to a decrease in inventory of $33.6 million, an increase in accounts payable and accrued expenses of $24.2 million and an increase in receivables and contracts in transit of $11.2 million; offset by net cash used in investing activities of $116.9 million attributed to the Partnership’s dealership acquisitions; and net cash used in financing activities of $8.3 million which was primarily due to increased borrowings of floorplan debt, offset by the pay down of long-term debt and increased borrowings on notes payable to related parties. On December 31, 2019, working capital was approximately $30.5 million.

Cash provided by operating activities increased from $26.9 million for the year ended December 31, 2018 to net cash provided of $46.9 million for the year ended December 31, 2019. This increase of $20.0 million represents the maintenance of relatively stable operating activities year over year. The Partnership incurred a net loss of $34.1 million and $120.1 million for the years ended December 31, 2019 and 2018, respectively. Additionally, the Partnership recorded asset impairment primarily related to goodwill and franchise rights of $26.3 million and $93.2 million for the years ended December 31, 2019 and 2018, respectively.

Cash used in investing activities increased from net cash used of $127.2 million for the year ended December 31, 2018 to net cash used of $116.9 million for the year ended December 31, 2019. This increase of $10.3 million is primarily attributed to proceeds from notes receivable to related parties of $13.0 million in 2018 compared to zero in 2019.

Cash from financing activities decreased from cash provided of $149.4 million for the year ended December 31, 2018 to cash used of $8.3 million for the year ended December 31, 2019. This decrease of $157.7 million is primarily attributed to the cessation of the Partnership’s capital raising activities in June 2018 which accounted for a decrease of partners’ capital contributions of $185.4 million offset by a reduction of distributions to Limited Partners of $47.2 million.

Contractual Payment Obligations

The following table summarizes our payment obligations under certain contracts as of December 31, 2020 that obligate the Partnership to contractual payments. The amounts presented are based upon, among other things, the terms of any relevant agreements. Future events that may occur related to payment obligations could cause actual payments to differ significantly from these amounts.

	Payments Due by Period
(Dollars in thousands)	Total	Less than 1 Year (2021)	1 - 3 Years (2022 and 2023)	3 - 5 Years (2024 and 2025)	More Than 5 Years (2026 and thereafter)
Floorplan payable	$280,953	$280,953	$—	$—	$—
Long-term debt	264,500	21,119	243,381	—	—
Notes payable - related parties	15,179	12,308	2,871	—	—
Operating and finance leases	115,526	10,362	20,007	18,632	66,525
Redeemable non-controlling interests	28,423	18,450	5,893	—	4,080
Total	$704,581	$343,192	$272,152	$18,632	$70,605

The Partnership expects to incur additional costs of approximately $6.9 million to complete construction projects in process as of December 31, 2020. In February 2021, the Partnership entered into a contract for an additional construction project for approximately $3.4 million. The majority of these projects are expected to be completed during 2021. The Partnership will receive a contribution of $1.0 million from a manufacturer in support of one of these projects. Of this amount, $0.5 million was received in 2020 and is included in other liabilities on the 2020 Consolidated Balance Sheet and the remaining balance is to be received in 2021 after the completion of the project.

Interest Rate Risk

Our primary market risk exposure is increasing LIBOR-based interest rates. Interest rate derivatives may be used to hedge a portion of our variable rate debt, when appropriate, based on market conditions. LIBOR is scheduled to be discontinued by December 31, 2021. The Partnership is currently working with its lenders to determine the impact of the discontinuation of LIBOR on the Partnerships consolidated financial statements.

We had $281.0 million of variable rate vehicle floorplan payable at December 31, 2020. Based on this amount, a 100 basis point change in interest rates would result in an approximate change of $2.8 million in 2020, to our annual floorplan interest expense.

We had $264.5 million of long term debt at December 31, 2020. Based on this amount, a 100 basis point change in interest rates would result in an approximate change of $2.6 million in 2020 to annual interest expense.

Holding Company Status

The Partnership is a holding company that does not conduct any business operations of our own. As a result, we are largely dependent upon cash distributions from our subsidiaries to meet our obligations and to make future distribution payments, if any. The M&T Credit agreement contains covenants restricting payments of distributions from GPB Prime. These covenants provide for certain exceptions for specific types of payments. Based on these restrictions, all of the net assets of GPB Prime were restricted as of December 31, 2020. Since the restricted net assets of the Partnership and its subsidiaries exceed 25% of our consolidated net assets, in accordance with Regulation S-X, we have provided condensed parent company financial information of the Partnership which are included elsewhere in this Registration Statement.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a material current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires us to make certain estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and reported amounts of revenues and expenses at the date of the financial statements. Certain accounting policies require us to make difficult and subjective judgments on matters that are inherently uncertain. The following accounting policies involve critical accounting estimates because they are particularly dependent on assumptions made by management. While we have made our best estimates based on facts and circumstances available to us at the time, different estimates could have been used in the current period. Changes in the accounting estimates we used are reasonably likely to occur from period to period, which may have a material impact on the presentation of our financial condition and results of operations.

Our most critical accounting estimates include those related to goodwill and franchise rights, acquisitions, and reserves for potential litigation. We also have other key accounting policies for valuation relating to inventory valuation, the valuation of assets held for sale, and long lived assets and their depreciable lives. However, these policies either do not meet the definition of critical accounting estimates described above or are not currently material items in our financial statements. We review our estimates, judgments and assumptions periodically and reflect the effects of revisions in the period that they are deemed to be necessary. We believe that these estimates are reasonable, however, the actual results could differ from the estimates and assumptions made in the preparation of the accompanying Consolidated Financial Statements.

Goodwill and Franchise Rights

We are required to test our goodwill and franchise rights for impairment at least annually, or more frequently if conditions indicate that an impairment may have occurred. Goodwill is tested for impairment at the reporting unit level. The Partnership employs a geographic platform-based approach to dealership management, and based on the Partnership’s internal reporting structure, the level at which discrete financial information is available and for which operating results are regularly reviewed by component managers, and the economic similarity of its dealerships, the Partnership has determined it has five reporting units: Prime Automotive Group, the Partnership’s New England area platform; KRAG the Partnership’s Pittsburgh area platform; New York Metro area platform; FX Caprara, the Partnership’s upstate New York area platform; and Ron Carter, the Partnership’s Houston area platform. After certain dispositions in 2020, only the Prime Automotive Group and the New York Metro area platform reporting units remain at December 31, 2020.

We test our goodwill for impairment on October 1 of each year. We evaluate our goodwill at the reporting unit level using a qualitative assessment process. If the qualitative factors determine that it is more likely than not that the fair value of the reporting unit exceeds the carrying amount, goodwill is not impaired. If the qualitative assessment determines it is more likely than not the fair value of the reporting unit is less than the carrying amount, then a quantitative valuation of our goodwill at the reporting unit level, using a market approach, is performed and impairment, if any, would be recorded.

As of December 31, 2020, we had $142.1 million of goodwill on our balance sheet associated with two reporting units. The annual goodwill impairment analysis, which we perform as of October 1 of each year, resulted in no impairment in 2020 and $7.8 million and $83.9 million in 2019 and 2018, respectively.

We test our franchise rights for impairment on October 1 of each year. We evaluated our franchise rights using a qualitative assessment process. We have determined the appropriate unit of accounting for testing franchise rights for impairment is each individual dealership. If the qualitative factors determine that it is more likely than not that the fair value of the individual dealership’s franchise rights exceeds the carrying amount, the franchise rights are not impaired and the second step is not necessary. If the qualitative assessment determines it is more likely than not the fair value is less than the carrying value, then a quantitative valuation of our franchise rights value is performed and an impairment, if any, would be recorded.

As of December 31, 2020, we had $126.1 million of franchise rights on our balance sheet. Our impairment testing of franchise rights resulted in an impairment of $0.8 million, $9.6 million, and $9.3 million in 2020, 2019, and 2018, respectively.

We are subject to financial statement risk to the extent that our goodwill or franchise rights become impaired due to decreases in the fair value. A future decline in performance or changes in market multiples could result in a potential impairment, which could have a material adverse impact on our financial position and results of operations. Furthermore, if a manufacturer becomes insolvent, we may be required to record a partial or total impairment on the franchise value related to that manufacturer.

Acquisitions

We account for acquisitions using the purchase method of accounting which requires recognition of assets acquired and liabilities assumed at fair value as of the date of the acquisition. Determination of the estimated fair value assigned to each asset acquired or liability assumed can materially impact our operating results in subsequent periods through depreciation and amortization and potential impairment charges.

The most significant items we generally acquire in a transaction are inventory, long-lived assets, intangible franchise rights and goodwill. The fair value of acquired inventory is based on manufacturer invoice cost and market data. We estimate the fair value of property and equipment based on a market valuation approach. Additionally, we may use a cost valuation approach to value long-lived assets when a market valuation approach is unavailable. We apply an income approach for the fair value of intangible franchise rights which discounts the projected future net cash flow using an appropriate discount rate. Determining the fair value of acquired intangible assets requires us to exercise significant judgement. There are significant judgments inherent in discounted cash flows such as estimating the amount and timing of projected future cash flows, the selection of discount rates and other factors. Specifically, the selected discount rates are intended to reflect the risk inherent in the projected future cash flows generated by the underlying acquired intangible assets.

Reserves for potential litigation

We, our General Partner, and our dealerships are involved in a number of regulatory, litigation, arbitration and other proceedings or investigations, and many of those matters expose us to potential financial loss. We record a liability when we believe that it is probable a loss will be incurred and the amount can be reasonably estimated. If we determine that a loss is reasonably possible and the loss or range of loss can be estimated, we disclose the reasonably possible loss. We evaluate developments in our legal matters that could affect the amount of liability that has been previously accrued, if any, and the matters and related reasonably possible losses disclosed, and make adjustments as appropriate. Significant judgement is required to determine both the likelihood of there being and the estimated amount of a loss related to such matters.

Item 3. Properties

Upon acquisition of a dealership, the Partnership will typically purchase the real estate and act as the landlord for those dealership operations. In situations where buying the real estate is not possible or economical, the Partnership will lease the related property. As of March 31, 2021, our operations encompassed 33 properties owned and 14 properties leased by the Partnership. These facilities are located in the following 7 states: Connecticut, Maine, Massachusetts, New Jersey, New Hampshire, New York, and Pennsylvania. These facilities consist primarily of automotive showrooms, display lots, service facilities, collision repair centers, supply facilities, automobile storage lots, parking lots and offices. We believe that our facilities are sufficient for our current operating needs and are in good condition in all material aspects. All of the remaining dealerships are located in the northeast market. As of March 31, 2021, we owned approximately 70.2% of our dealership properties used in operations.

Item 4. Security Ownership of Certain Beneficial Owners and Management

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The Partnership is a limited partnership, and GPB serves as our General Partner pursuant to the LPA. As of March 31, 2021 and through the date of this filing, there is no person, entity or group who is known by us to be the beneficial owner of more than 5% of the outstanding Units of the Partnership.

SECURITY OWNERSHIP OF MANAGEMENT

As of March 31, 2021, David Gentile, the former Chief Executive Officer of GPB, beneficially owns 6.2 of the 13,520.57 outstanding Units of the Partnership through GPB Auto SLP, LLC, an affiliate of the General Partner.

Beneficial Owner Executive Officers and Directors	Class A Units Beneficially Owned	Percentage of Class A Units Beneficially Owned (%)	Class A-1 Units Beneficially Owned	Percentage of Class A-1 Units Beneficially Owned (%)	Class B Units Beneficially Owned	Percentage of Class B Units Beneficially Owned (%)	Class B-1 Units Beneficially Owned	Percentage of Class B-1 Units Beneficially Owned (%)
David Gentile**	5.2	*	—	*	1.0	*	—	—%
Michael Frost	—	—%	—	—%	—	—%	—	—%
Michael Emanuel	—	—%	—	—%	—	—%	—	—%
Rob Chmiel	—	—%	—	—%	—	—%	—	—%
Jovan Sijan	—	—%	—	—%	—	—%	—	—%
Evan Myrianthopoulos	—	—%	—	—%	—	—%	—	—%
Nico Gutierrez	—	—%	—	—%	—	—%	—	—%
Daniel Rainey	—	—%	—	—%	—	—%	—	—%
Koshy (Ben) George	—	—%	—	—%	—	—%	—	—%
Richard Murphy	—	—%	—	—%	—	—%	—	—%
Alfred Robinson	—	—%	—	—%	—	—%	—	—%
Walter Bishop	—	—%	—	—%	—	—%	—	—%
Thomas Hawkins	—	—%	—	—%	—	—%	—	—%
Jane Kanter	—	—%	—	—%	—	—%	—	—%
Joseph LaPorta	—	—%	—	—%	—	—%	—	—%
All executive officers and directors as a group (15 persons)	5.2	*	—	*	1.0	*	—	—%

*Less than 1%

**Mr. Gentile is the former Chief Executive Officer of GPB, effective as of February 2021 (see recent events in “Item 1. Business Overview”)

CHANGE IN CONTROL

We and GPB are not aware of any arrangements with respect to our Units, which may at a subsequent date result in a change of control.

Item 5. Directors and Executive Officers

MANAGEMENT GENERAL OVERVIEW

As previously discussed in “Item 1. Business Overview” section above, the Partnership is managed by GPB, through its affiliation with Highline. The main governing bodies which ultimately manage and make decisions for the Partnership, are the GPB Acquisition Committee, the Advisory Committee and Highline, including Highline’s Executive Officers as well as the Highline Board as described in this “Item 5. Directors and Executive Officers.” The Acquisition and Advisory Committees, as well as Highline, each perform distinct functions on behalf of the Partnership as outlined below.

Appointment of Monitor

On February 11, 2021, the EDNY Court appointed the Monitor. Pursuant to the EDNY Court's original order, GBP shall (i) grant the Monitor access to all non-privileged books, records and account statements for certain portfolio companies, including the Partnership, and certain funds, and (ii) cooperate fully with requests by the Monitor reasonably calculated to fulfill the Monitor’s duties. The Order also grants the Monitor the authority to approve or disapprove proposed material corporate transactions by GPB, the Partnership or its subsidiaries, extensions of credit by them outside the ordinary course of business, decisions to resume distributions to the Limited Partners of the Partnership, or any decision to file any bankruptcy or receiver petition for any of them, among other actions.

On April 14, 2021, following the receipt of a letter from the Monitor on April 12, 2021, the EDNY Court entered an amended order providing (i) that the Monitor will remain in place until terminated by order of the EDNY Court (ii) that certain state regulators will receive access to such reports filed by the Monitor. As a result, the following discussion about the authority of various governing bodies of GPB, the Acquisition Committee, the Advisory Committee, Highline, and their respective officers and directors, is qualified by reference to the authority of the Monitor to effectively override their decisions.

GPB Summary

GPB is a Delaware limited liability company federally registered as an investment adviser with the SEC. GPB is an alternative asset management firm focusing on acquiring income-producing private companies whose principals are experienced financial, management, middle-market acquisition specialist, accounting and operations professionals with decades of combined private investment and acquisitions experience. Under the LPA, GPB conducts and manages our business, however, pursuant to the MSA, Highline oversees all day-to-day functions of the Partnership and its subsidiaries, including management of all underlying assets, human capital, accounting and financial reporting, and operations. As outlined above, the two main governing bodies internal to GPB are the Acquisition Committee and the Advisory Committee. And while GPB, through its Acquisition Committee, controls all major asset acquisition and divestiture decisions concerning the Partnership, it is Highline which is responsible for reporting and monitoring distributions to our Limited Partners.

Acquisition Committee

The Acquisition Committee is currently composed of three members appointed by GPB; however, GPB may increase or decrease the size of the Acquisition Committee, and nominate and remove Acquisition Committee members at its sole discretion. Currently, the members of the Acquisition Committee are Robert Chmiel, Michael Frost, and Daniel Rainey; each of whose biographies can be found within this “Item 5. Directors and Executive Officers.” Acquisition Committee members serve as such under letter agreements with us pursuant to which they agree to serve on the Acquisition Committee for automatically renewing one year terms, and providing that either party may terminate the relationship at any time, that they will use their best judgment when making recommendations on acquisitions and divestiture decisions for us, and that they will regularly attend committee meetings.

According to the Acquisition Committee governing charter, the authority and responsibilities of the Acquisition Committee include:

•	Understanding our mission and organizational goals and how they underscore and support the objectives of the underlying dealerships and other portfolio companies.

•	Reviewing and advising on proposed dealership acquisitions based on the consistency, viability and fit of those proposed dealership acquisitions with our acquisition and operational criteria.

•	Voting on dealership acquisitions and divestitures, which require the approval of at least 75% of the Acquisition Committee members in order to proceed with a particular investment decision.

Notwithstanding the above, GPB’s Acquisition Committee asset acquisition and divestiture decisions concerning the Partnership that constitutes a Significant Transaction are subject to required approval by Highline’s Board of any such transaction. A Significant Transaction means (i) a transaction that meets the definition of a Significant Subsidiary contained in Regulation S-X under federal securities laws; or (ii) based on criteria otherwise determined by the Highline Board.

Acquisition Committee members are/were not independent and are affiliated with either GPB or Highline. The members are not separately compensated for their service on the Acquisition Committee. The below chart reflects the Acquisition Committee make up and their tenure on the committee:

Name	Position	Tenure
Michael Frost	Committee Chairman	September 2020 - Present
Daniel Rainey	Committee Member	September 2020 - Present
Robert Chmiel	Committee Member	March 2021 - Present
Jovan Sijan	Committee Chairman	March 2019 - June 2021
Evan Myrianthopoulos	Committee Member	September 2020 - June 2021
David Gentile	Committee Member	January 2019 - February 2021
Nico Gutierrez	Committee Member	March 2019 - September 2020
Ford Harrington	Committee Member	July 2019 - September 2020
Michael Wiggin	Committee Member	January 2019 - September 2020
Abhaya Shrestha	Committee Member	January 2019 - June 2019

Advisory Committee

The Advisory Committee is currently composed of three members appointed by GPB; however, GPB may increase or decrease the size of the Advisory Committee, and nominate and remove Advisory Committee members at its sole discretion. Under the LPA, Advisory Committee members must be independent (as that term is used in the NYSE listed company manual) of the Partnership, GPB or Highline. To be so independent, GPB must first determine that the person has no material relationship with the Partnership (either directly or as a partner, Unit holder or officer of an organization that has a relationship with us), GPB or Highline. Further, a person is not “independent” of us if:

•	Such person is, or has been within the last three years, an employee of the Partnership or an immediate family member is, or has been within the last three years, an executive officer, of the Partnership;

•	Such person has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $120,000 in direct compensation from the Partnership;

•	Such person is a current partner or employee of a firm that is the internal or external auditor of the Partnership, the person has an immediate family member who is a current partner of such a firm, the person has an immediate family member who is a current employee of such a firm and personally works on the audit of the Partnership, or the person or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the audit of the Partnership within that time;

•	Such person or an immediate family member of such person is, or has been within the last three years, employed as an executive officer of another Partnership where any of the present executive officers of the Partnership or GPB at the same time serves or served on that company’s compensation committee; or

•	Such person is a current employee, or an immediate family member of such person is a current executive officer, of a company that has made payments to, or received payments from, the Partnership for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

The authority and responsibility of the Advisory Committee is to review all Related Party Transactions that we may enter into for approval. Related Party Transactions are defined as any transaction in which the Partnership would acquire an asset from or sell an asset to a person in which any related party has a financial interest. We will not enter into any Related Party Transaction without the approval of 100% of the members of the Advisory Committee, except to the extent such transaction is part of a consolidation or “roll up” of dealerships for the eventual purpose of a potential disposition of some or all of such assets.

There have been instances where we, along with one or more entities managed or affiliated with GPB had engaged in the lending or borrowing of capital to/from other GPB affiliated entities (“Inter-company Loan Transactions”). As per the Partnership’s LPA for any related party transaction, we required a unanimous approval of the Advisory Committee and majority approval by the Acquisition Committee for all prospective Inter-company Loan Transactions.

The current members of the Advisory Committee are Koshy (Ben) George, Richard Murphy, and Alfred Robertson, each of whose biographies are listed below. Advisory Committee members are independent from, the Partnership, GPB and Highline and compensated as stated in “Item 6. Executive Compensation”. The below chart reflects the Advisory Committee make up and their tenure on the committee.

Name	Position	Tenure
Koshy (Ben) George	Committee Member	January 2019 - Present
Richard Murphy	Committee Member	June 2019 - Present
Alfred Robertson	Committee Member	January 2020 - Present
Patrick DeCatalogne	Committee Member	January 2019 – May 2019
Thomas Hawkins	Committee Member	January 2019 – June 2019

Koshy George, Advisory Committee Member

Koshy (Ben) George, 51, Advisory Committee Member (since January 2019), has more than 20 years’ combined experience in auditing and taxation. Mr. George currently is an accountant with Shanholt Glassman Klen Kramer & Co where he provides a wide range of services, including, income tax compliance and tax planning management advice, accounting and audit, and specializes in complex partnership setups, tax planning and accounting for high net worth individuals and families. Prior to this, Mr. George was an accountant at Gentile, Brengel & Lin, a related party entity, where he provided similar services. Mr. George is a Certified Public Accountant and holds a Bachelor of Arts in Accounting from Queens College, City University of New York.

Richard Murphy, Advisory Committee Member

Richard Murphy, 62, Advisory Committee Member (since June 2019), is the founding CEO and Managing Partner of Cogent Growth Partners, LLC established in 2010. Mr. Murphy has extensive acquisition experience in the technology space encompassing the entire transaction life-cycle; from initial candidate recruiting, due diligence, financial modeling, valuation, deal negotiation and transaction structuring, to the creation and negotiation of all transaction documentation. Since Cogent’s inception in 2010, Mr. Murphy as has led or participated in over one-hundred-twenty-five (125) acquisition transactions in the Information Technology sector across the United States.

Alfred Robertson, Advisory Committee Member

Alfred Robertson, 51, Advisory Committee Member (since January 2020), has over 25 years of combined experience in investment banking, leveraged finance, engineering, and project management. Mr. Robertson is currently an independent consultant serving growing middle market companies with Mergers & Acquisitions advisory, capital raising and growth strategy consulting. Prior to this, Mr. Robertson was a Director with Seneca Partners, where he advised clients on mergers & acquisitions and capital raising transactions in the manufacturing, healthcare and business services, as well as venture capital investing in healthcare. Prior to Seneca, Mr. Robertson was a part of the Leveraged Finance Group for Wells Fargo Securities (through predecessor bank, Wachovia), underwriting syndicated loans, primarily for leveraged buyout transactions across a range of industries. Prior to Wells Fargo, Mr. Robertson was an engineer with General Motors, specializing in vehicle dynamics control and software development. Mr. Robertson earned his MBA from the Ross School of Business at the University of Michigan and Bachelor of Science in Electrical Engineering from Florida A&M University.

GPB Executive Leadership

GPB’s principals are experienced financial, management, legal and accounting professionals with several decades of combined private investment and acquisitions experience. None of the GPB Executive Leadership have familial relationships with each other or any person listed in this “Item 5. Directors and Executive Officers” or “Item 6. Executive Compensation”. The current executive leadership of GPB is as follows:

Rob Chmiel, Chief Executive Officer and Chief Financial Officer

Robert Chmiel, 60, Chief Executive Officer (since July 2021), Interim Chief Executive Officer (from February 2021 to June 2021) and Chief Financial Officer of GPB (since November 2019), leads all aspects of the firm, including investment management, accounting and finance, legal and compliance, and communications and investor relations. Mr. Chmiel has extensive experience in due diligence and SEC filings for publicly traded companies. His experience also includes six years of various finance roles with The Walt Disney Company, most notably as a senior member of the executive team which launched Disney Online. Most recently, he was the CFO of Orion Resource Partners, a $4 billion NY-based commodity-themed investment manager. Prior to Orion, Mr. Chmiel was the CFO and Head of Marketing for Pia Capital Management, a Greenwich, CT- based global macro hedge fund. Before Pia, Mr. Chmiel was the Managing Principal of RC Financial Group LLC, a financial consulting firm which specialized in due diligence services, capital raising, marketing and CFO services to hedge funds, private equity funds as well as to small and micro-cap public companies. Mr. Chmiel holds a Master of Business Administration from the Wharton School of Business at the University of Pennsylvania and a Bachelor of Arts in Economics from the College of the Holy Cross.

Michael Emanuel, GPB General Counsel and Chief Compliance Officer

Michael Emanuel, 53, is the General Counsel and Chief Compliance Officer of GPB (since August 2020) and is responsible for all legal, compliance and regulatory functions at GPB. Mr. Emanuel joined GPB from Stroock Stroock & Lavan, a New York based law firm where he served as a partner (March 2018 - July 2020) who advised clients in matters relating to fund, adviser and family office legal, compliance and regulatory infrastructure. Mr. Emanuel has focused his career practice on investment adviser and investment company regulation, the representation of investment funds and investment advisors in the formation, structuring, capitalization and operations of investment funds and management businesses. Prior to becoming a law firm partner, Mr. Emanuel spent over 20 years a as general counsel, chief compliance officer, chief operating officer and senior vice president at leading registered investment management firms, family offices, global banks and other financial services and law firms, most recently at Eagle Investment Solutions (from June 2010 - March 2018). Mr. Emanuel received his Juris Doctor degree from Fordham University and his Bachelor of Science in Accounting from Washington University.

Highline Management Inc. Summary

During January of 2020, Highline was formed as a wholly owned subsidiary of GPB, to provide services to the GPB-managed partnerships as described below under “Highline Management Services Agreement”. Highline’s formation followed the completion of an independent special investigation by outside legal counsel as a response to recommendations made by GPB’s predecessor Audit Committee to certain allegations brought against the General Partner as described in “Item 8. Legal Proceedings”. The predecessor Audit Committee made recommendations which led to a series of restructuring activities undertaken to accomplish a number of objectives including, but not limited to: (i) further enhancement of the corporate management structure, with additional professionals knowledgeable in the industry and commensurate with the complexity and demands of the business of the Partnership; (ii) formalization, to the extent possible, of the commitment to share human resources, facilities and operating assets among and between the entities that comprise the Partnership; and (iii) further development of the independent oversight of the corporate governance structure and framework to help enable the Partnership to achieve its goals, control risks and compliance with laws, rules and regulations. To that end, Highline was authorized to, and established a five-member Board of Directors (“the Board”), which three of its members are “independent” as that term is used in the NYSE listed company manual. To address its oversight and governance purposes, the Board established three committees, consisting entirely of the independent members, including an Audit Committee, a Governance Committee and a Compensation Committee, as more fully described below. Additionally, these restructuring activities were designed and implemented, in part, to establish an independent committee responsible for overseeing GPB’s management related to the Partnership’s affairs, establish additional layers of responsibility within the Partnership’s governance structure and enhance internal controls.

Highline Board of Directors

The Board of Highline consists of five members (“Directors”). The initial Directors were David Gentile, Jane Kanter, Thomas Hawkins, Walther Bishop and Joseph LaPorta. Of these, the three independent Directors were: Walter Bishop, Thomas Hawkins and Jane Kanter. The other two members of the Board included its Chairman, David Gentile who is the former Chief Executive Officer of GPB, and Joseph LaPorta, who is a senior advisor to GPB’s healthcare strategy. In February 2021, after serving on the Board, both David Gentile and Thomas Hawkins resigned their Board positions. Mr. Gentile’s position as Chairman has since been filled by Michael Frost and Mr. Hawkins board seat has since been replaced by Thomas Lemke. The biographies of the Board are contained in this “Item 5. Directors and Executive Officers”.

The initial term for each of the Directors is three years. Highline’s Bylaws require a majority vote for any act of the Board except with respect to approval or adoption of any Management Services Agreement, Resource Sharing Agreement or other similar agreement between Highline and GPB (or any amendment thereto), which in all instances must be approved by a majority of the independent Directors. GPB nominated and elected the initial Directors to the Board of Highline.

Under Highline's bylaws, vacancies will be filled as recommended by the Highline Governance Committee of the Board and approved by the Board. Highline’s bylaws provide that any one or more of the Board members may be removed for “For Cause” by action of the Board. In addition, any Director may be removed without Cause by a vote of a majority of Highline’s then existing Directors. Notwithstanding this provision for removal, at all times, a majority of the Board members must consist of independent Directors.

Under Highline’s bylaws, meetings of the Board will be held at such times as the Board may designate. The Bylaws specify that it is expected that the Board will meet quarterly. The Board held its initial meeting in January 2020, and held subsequent meetings in March, May, June, August, October and December of 2020, and January and March of 2021.

Highline Management Services Agreement

Highline provides certain services to GPB through the MSA dated January 1, 2020 and approved by the Board at its initial meeting. The MSA was amended in May 2020 and has an initial three-year term effective as of January 1, 2020 through December 31, 2022. Highline provides significant management and operational services to GPB through the MSA with respect to limited partnerships (“LPs”) managed by GPB including the Partnership, which are operating holding companies engaged in the business of acquiring and managing operating businesses and certain loans and debt positions held by the LPs and all their affiliates. Pursuant to the MSA, Highline provides strategic management, day-to-day operational oversight, administration, acquisition and disposition oversight, and accounting and financial reporting services to GPB with respect to the LPs and affiliates. Specifically, provides the following Services to the Partnership (but not to the dealerships owned by the Partnership, which are managed day-to-day by their own management team) pursuant to the MSA:

•      Manage and oversee the day-to-day affairs and operations of the Partnership including developing corporate strategy and business plans, and managing annual budgets;

•      Manage, oversee and facilitate the accounting and payment functions, including necessary cash management services with respect to the operations of the Partnership;

•      Manage and oversee the administration, operations, financial accounting and financial reporting for the Partnership, including managing the preparation of financial statements for the Partnership;

•      Manage the process for the audits of the financial statements of the Partnership;

•      Manage and oversee the process of obtaining third-party valuations of the Partnership in accordance with the LPA and the Class A and Class A-1 PPM dated July 2018

•      Consult with, manage and oversee the Advisory Committee of the Partnership (the “Advisory Committee”), which must approve certain related party transactions, and will submit matters for consideration and approval by the Advisory Committee, when necessary or appropriate in accordance with the formation documents of the Partnership;

•      Communicate regularly and provide written reports (no less frequently than monthly) concerning the financial status and financial performance of the Partnership to GPB, including providing regular (no less frequent than monthly) asset management reports and updated financial models for the Partnership;

•      Provide periodic market data and information (no less frequent than quarterly) relating to the businesses of the Partnership reasonably requested by GPB for investor marketing and communication purposes;

•      Review and approve “Significant Transactions” approved by GPB’s Acquisition Committee. A Significant Transaction shall mean (i) a transaction that meets the definition of a Significant Subsidiary contained in Regulation S-X under federal securities laws; or (ii) based on criteria otherwise determined by the Highline Board;

•      Review and approve any material change in the investment strategy of the Partnership; and

•      Perform such other services as may be reasonably requested by GPB and which are reasonably acceptable to Highline.

As compensation for the services to be rendered by Highline, the Partnership pays an operation service provider fee, or OSP as defined previously, to Highline at an annual amount agreed to by GPB and Highline, subject to the Highline Board’s approval, following Highline’s delivery of the annual written budget to GPB detailing the fees, costs and expenses that will be incurred by Highline in providing its Services. In 2020, OSP fees paid to Highline amounted to $1.5 million.

The Board oversees the business and affairs of Highline. In this regard, among other things, the Board establishes Highline’s overall corporate policies and reviews and oversees the performance of Highline’s senior management in (i) executing Highline’s business strategy, (ii) managing the day-to-day operations of Highline, and (iii) managing the LPs and affiliates, including the Partnership, in accordance with Highline’s MSA. The Board also acts as an advisor to Highline’s senior management team. The Board’s mission is to further the long-term interests of the LPs. The Board is kept informed of Highline’s businesses through discussions with Highline’s management, primarily at meetings of the Board and its Committees, and through reports and analyses presented to the Board by senior management of Highline. Additionally, significant communications between Highline’s Directors and management occur apart from such meetings. The Board also reviews and approves Significant Transactions (a transaction that meets the definition of a Significant Subsidiary contained in Regulation S-X under the federal securities laws) approved by the GPB Acquisition Committee and any material change in investment strategy of the Partnership or any of the LPs.

The Board believes the diverse experience, qualifications, and skills in strategic and financial planning, operations, risk management, complex transactions, leadership development, and regulatory compliance of the Directors provide Highline and its management team with a comprehensive range of perspectives. The biographies below describe the skills, qualities, attributes, and experience of the Directors.

Name	Position with Highline	Director Tenure
Walter Bishop+	Director	January 2020 - Present
Jane Kanter+	Director	January 2020 - Present
Joseph LaPorta	Director	January 2020 - Present
Michael Frost	Director and Chair	February 2021 - Present
Thomas Lemke+	Director	April 2021 - Present
David Gentile	Director and Chair	January 2020 - February 2021
Thomas Hawkins+	Director	January 2020 - February 2021

+ Independent director

Michael Frost, Chairman of the Board/Director

See “Item 5. GPB Executive Leadership” section for Mr. Frost’s biography.

Walter Bishop, Independent Director and Chair of the Audit Committee

Walter (“Wally”) Bishop, 58, served as Managing Director within Deutsche Bank’s (“DB”) USA Regional Management Team, responsible for several key roles within DB’s U.S. operations including, Chief Operating Officer for DB’s U.S. Bank ($40Bn), Chairman of the Board for DB Trust Company Delaware, member of the Board of Directors and Branch Manager for DB Cayman Islands Branch ($100Bn) and Head of Governance for Capital Management and Stress Testing, from January 2015 until his retirement in June 2019. Prior to DB, Bishop worked as a manager at KPMG Peat Marwick in the financial services audit practice, managing audits for several key financial services clients, including Manufacturers Hanover and Donaldson, Lufkin & Jenrette Securities Corp, Mr. Bishop also served as Chief Financial Officer and Deputy General Manager for Nordbanken’s U.S. operations and Chief Administrative Officer for Barclays Bank U.S. Mr. Bishop currently serves as a Senior Advisor to Thunder Bridge Capital Acquisition II ($300M IPO). Mr. Bishop is a Certified Public Accountant (CPA), Chartered Financial Analyst (CFA) and Project Management Professional (PMP). The Board has concluded that Mr. Bishop’s qualifications to serve on the Board include, among other things, his management and financial experience as a senior executive of a large banking firm and his qualifications as a “financial expert” under the rules of the federal securities laws.

Jane Kanter, Independent Director and Chair of the Governance Committee

Jane Kanter, 71, currently serves as Chief Operating Officer of 2nd Vote Advisors, LLC, which is the sponsor and investment manager of three SEC registered exchange traded funds. From January 1, 2018 through December 31, 2019, Ms. Kanter served as Chief Counsel of Manifold Partners, LLC, which is as an investment adviser to private investment funds and separately managed accounts. From June 2014 through September 2016, Ms. Kanter served as General Counsel and Chief Operating Officer of ARK Investment Management LLC, a prominent investment adviser that focuses on disruptive innovation and offers investment advice to retail and institutional investors. From May 1997 through June 2014, Ms. Kanter was a Senior Partner at Dechert LLP, a leading global law firm that delivers practical commercial advice on complex matters and transactions. Starting in 1980, Ms. Kanter began working in the financial services industry in various capacities: in private legal practice as a senior partner with various law firms, with T. Rowe Price Associates as Vice President and Legal Counsel, and at the SEC’s Division of Investment Management as the Head of the Investment Company Disclosure Study. Ms. Kanter has published numerous articles on topics concerning investment advisers and asset management firms. Ms. Kanter has also acted as a consultant to foreign governments and foreign and domestic regulatory bodies on matters relating to the regulation of securities, securities markets and specialized asset management issuers. The Board has concluded that Ms. Kanter’s qualifications to serve on the Board include, among other things, her vast experience in counseling financial services firms, both as a senior executive and as a senior partner with one of the nation’s leading law firms.

Joseph LaPorta, Director

Joseph J. LaPorta, 54, has been President, Chief Executive Officer, and Board Director for Healthcare Linen Services Group, a healthcare services company, since October 2018. From June 2015 to November 2018, he was President and Chief Executive Officer of Persante Health Care, a multi-location provider of sleep and balance diagnostic management services. From November 2012 to October 2015, he served as President and CEO of Flexeon Rehabilitation, a multi-unit operator of rehabilitation and outsourced managed services. He served as President and CEO/COO of Criticare Systems & Unetixs Vascular. Prior to that, he held leadership roles with McKesson Corporation and GE Healthcare. Mr. LaPorta is also a Senior Advisor to GPB’s Healthcare Strategy Group and serves as the Chairman of GPB’s sole healthcare portfolio company, Alliance Physical Therapy Partners, LLC, a large multi-unit provider of physical therapy services. Mr. LaPorta serves as an adjunct professor in the College of Management & Business at National Louis University. The Board has concluded that Mr. LaPorta’s qualifications to serve on the Board include, among other things, his extensive experience as a senior executive with a variety of successful companies.

Thomas P. Lemke, Independent Director and Chair of the Compensation Committee

Thomas P. Lemke, 67, has over 35 years of experience in the financial services industry, including experience in various senior management positions with financial services firms, in addition to multiple years of service with the Securities and Exchange Commission and with a major law firm. He has a background in internal controls, including legal, compliance, internal audit, risk management, and fund administration, and has served as general counsel for several financial services firms. He has familiarity with a variety of financial, governance, accounting, investment, regulatory, risk, and operational matters through his prior experience (including as Executive Vice President, General Counsel, and Head of the Governance Group of Legg Mason, Inc.). He has gained experience as an independent director of several registered investment companies, including his current position with each of The Advisors' Inner Circle III Funds (since February 2014), the J.P. Morgan Exchange-Traded Funds (since February 2014), and Symmetry Panoramic Trust (since 2018). He further serves as independent trustee of Gallery Trust (since August 2015), independent trustee of Schroder Series Trust (since February 2017) and independent trustee of the Schroder Global Series Trust (since February 2017). Mr. Lemke also serves as a member of the Governing Council of the Independent Directors Council, a trade association for mutual fund independent directors, and is the Treasurer of Copland House, a charitable organization dedicated to nurturing and renewing America's musical heritage and fostering greater awareness of our nation's composers and their work. He previously served as an independent director of ICI Mutual Insurance Company, independent trustee of Winston Diversified Opportunities Fund (December 2014-2018) and independent trustee of AXA Premier VIP Trust (2014-June 2017). Finally, Mr. Lemke is co-author of a number of treatises on the regulation of the investment management industry.

Highline Audit Committee

The Highline Audit Committee (“Audit Committee”) consist of at least three (3) of the independent members of the Board. The members are appointed by action of the Board and serve on the Audit Committee as long as they continue to serve as independent members of the Board. Per the Audit Committee charter, each member must be financially literate in accordance with the New York Stock Exchange requirements and at least one member of the Audit Committee shall be an “audit committee financial expert” as such term is defined from time-to-time in the rules and regulations promulgated by the SEC.

The Audit Committee is currently composed of three members, Jane Kanter and Walter Bishop, and Thomas Lemke, each of whose biographies are contained in “Item 5. Directors and Executive Officers”. Currently, each Audit Committee member also serves on the Board of Highline. Audit Committee members are independent (as that term is used in the NYSE listed company manual) from GPB and Highline, and are compensated as stated in “Item 6. Executive Compensation”.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of any independent auditors engaged for the purpose of rendering an audit report on the financial statements of the Partnership or performing other audit, review or related services for the Partnership. The Audit Committee’s responsibilities include resolutions of any disagreements between management of the Partnership and the independent auditors regarding financial reporting. The independent auditors shall report directly to the Audit Committee. Specifically, the Audit Committee ensures:

•	The integrity and quality of the financial statements of the Partnership and other entities as may be relevant to the audit of the Partnerships financial statements;

•	The qualifications, independence and performance of the Partnership’s independent auditors;

•	The adequacy and effectiveness of the Partnership’s accounting systems, disclosure controls and system of internal controls; and

•	The issuance of audited financial statements by the Partnership.

In the course of performing these functions, the Audit Committee reports regularly to the Board. In discharging its oversight role, the Audit Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Partnership, GPB or affiliated entities and the authority to engage independent counsel and other advisers as it determines necessary to carry out its duties.

Highline Compensation Committee

The Highline Compensation Committee (“Compensation Committee”) is responsible primarily for (i) overseeing and making recommendation as to the compensation of Highline’s executive officers and Directors, (ii) overseeing Highline’s overall compensation structure, policies, and programs, and (iii) reviewing and approving information regarding the compensation of Highline’s executive officers and Directors for this Form 10 filing or other filings made by or on behalf of the Partnership, in accordance with the applicable rules and regulations of the SEC and any other applicable rules and regulations.

The number of individuals serving on the Compensation Committee is determined by the Board but consist of no fewer than three (3) members, each of which must satisfy the independence requirements of the Highline, the New York Stock Exchange, Exchange Act, and the rules and regulations of the SEC. The members of the Compensation Committee are appointed by the Board for an initial term of one (1) year and may be replaced or removed by the Board at any time. The current members of the Compensation Committee are Jane Kanter and Walter Bishop, with the third pending appointment.

The Compensation Committee reviews and advises the Board on the following when determining Director and Executive Officer compensation:

Incentive-Compensation and Equity-Based Plans:

•	Reviews and approves the recommendations of Highline’s management regarding any grants and awards under the Highline’s incentive-based compensation plans and equity-based plans, if any, in each case consistent with the terms of such plans; and

•	Review and make such recommendations to the management of Highline, as the Compensation Committee deems advisable, with regard to policies and procedures for granting of incentive-based compensation and equity-based awards, if any, by Highline.

Matters Related Highline’s President:

•	Reviews and approves the corporate goals and objectives, which may be relevant to the compensation of Highline’s President (the “President”);

•	Evaluates the President’s performance in light of the goals and objectives that were set for the President and determines and approve the President’s compensation level based on such evaluation. In connection with determining the long-term incentive component of the President’s compensation, the Compensation Committee may consider a number of factors including Highline’s performance and the performance of the Limited Partners and Partnership, the value of similar incentive awards to Presidents at comparable entities, and the long term compensation given to Highline’s President in past years; and

•	Reviews and approves, at least annually, the aggregate amount of base salary and annual incentive compensation that may be paid to the President.

Matters Related to Compensation of the Officers Other Than the President:

•	Reviews and approves the compensation of all executive officers of Highline other than the President, as recommended by management; and

•	Reviews and approves, at least annually, the aggregate amount of base salary and annual incentive compensation that may be paid to Highline’s officers.

Further, if it is determined that disclosure by the Compensation Committee of its review, discussions with management, and analysis of director and executive officer compensation (“Compensation Disclosure”) is required to be included in filings made by or on behalf of the Partnership, it reviews and approves such disclosure, prepared by management, with the assistance of its outside counsel and in accordance with SEC requirements, and makes a recommendation to the Board as to whether the Compensation Disclosure, in the form provided to the Board, should be included in the required filings for the Partnership.

Highline Governance Committee

The Highline Governance Committee (“Governance Committee”) assists the Board in (i) identifying and discussing corporate governance issues with a view to providing guidance and recommendations to the Board and management regarding such matters, (ii) developing a set of corporate governance guidelines and such other corporate governance related documents, (iii) establishing criteria for selecting new Board members, (iv) identifying, evaluating, and nominating candidates to serve as Board members, (v) reviewing annually the “independence” of each of the independent Directors and reporting its findings to the Board, (vi) overseeing the annual evaluation and self-assessment of the effectiveness and performance of the Board and each of the Directors, including making recommendations to the Board as to any improvements it deems advisable, and (vii) developing, proposing, and administering Highline’s Related Party Transactions policies and procedures, as such policies and procedures are approved and adopted by the Board for Highline to implement for the Partnership. The current members of the Governance Committee are Jane Kanter, Walter Bishop, and Thomas Lemke.

The Board, in consultation with the Governance Committee, establishes criteria for Board membership, which reflects the requirements of applicable laws and regulations, while taking into consideration factors as the Board deems appropriate. These factors include director independence, diversity, age, skills, management experience in businesses and other organizations of comparable size, and the extent to which the candidate and his/her experience complements, enhances or supports the Board’s ability to oversee the affairs and business of Highline, including the ability of the Board committees to fulfill their duties and responsibilities. Based on these criteria, the Governance Committee identifies individuals qualified to become independent Board members and recommends to the Board appropriate candidates for appointment to the Board. Any director candidate proposed for appointment and/or election to the Board must receive the concurrence of the full Board prior to the Chairman of the Board extending a formal invitation to the candidate to join the Board. Prior to any candidate becoming a member of the Board, the candidate must be approved in accordance with the Bylaws of Highline.

Further, at the behest of the Board, the Governance Committee is charged with the Board’s annual performance self-evaluation and the Board’s assessment of the executive management personnel of Highline. If requested to assist the Board with its self-evaluation, the Governance Committee will work with the Board and its outside counsel to create a process that creates sufficient detail and anonymity to assure that the process can achieve its self-evaluation goals.

Highline Executive Officers

Michael Frost, President Highline Management, Inc.

Michael Frost, 63, President of Highline, (since August 2020) has more than 20 years of leadership experience. Mr. Frost has a proven track record building long term value across start-ups, middle market and large organizations. With a hands-on approach, he has successfully raised capital while directing, articulating, advancing, and evaluating overall strategic and tactical planning for his organizations. Mr. Frost joined Highline in September 2020 from Austin Lake Technologies, where he was the founder and Chief Executive Officer from August 2019 until joining Highline. Austin Lake Technologies, spun out of GPB, was launched in 2019 and was responsible for overseeing the tech-enabled services and healthcare technology companies owned by two of GPB’s managed Partnerships. Mr. Frost joined GPB in early 2015 until the spin out of Austin Lake in August 2019. Mr. Frost previously served as Senior Director, Retail & Commercial Systems, for Siemens Industry, where he developed the strategy and built the nationwide U.S. team responsible for revenue from small commercial buildings for the $1.2 Billion Siemens U.S. Sector of Building Technologies. Previously, Mr. Frost served as President of SureGrid, where he helped architect and implement a plan that resulted in 100% annual growth in its core business, with over $3 million in first year revenues. Site Control & SureGrid was later acquired by Siemens. Additional career highlights include, Chief Executive Officer and President of ClearCube Technology and Founder and President of TechWorks (acquired by MELCO Japan). Mr. Frost was named a High Technology Entrepreneur of the Year by Ernst & Young for his role with TechWorks.

Rob Chmiel, Chief Financial Officer

See “GPB Executive Leadership” section above for Mr. Chmiel’s complete biography. Mr. Chmiel has been CFO of Highline since July 2020.

Daniel Rainey, Managing Director - Technology and Healthcare

Daniel Rainey, 35, Managing Director (since July 2020), has over 10 years of investment banking, private equity, and hedge fund experience across a variety of industries including, technology, business services, media, healthcare, and industrials. Prior to his current role, Mr. Rainey was a partner at Austin Lake Technologies, a tech focused asset manager to private equity funds that also provided OSP services to GPB related to the tech enabled services assets. Prior to co-founding Austin Lake, Mr. Rainey was a director at GPB where he helped build the firm’s tech enabled services strategy. Prior to GPB, Mr. Rainey was a senior associate at Seneca Partners, a middle market investment banking and private investment firm with offices in Detroit, Atlanta, and Chicago. He is also the co-founder and a former partner of VX119 Media Capital, a $100 million media credit hedge fund based out of Los Angeles, CA. Mr. Rainey graduated with a J.D. from the University of Michigan Law School and earned a Bachelor of Arts, magna cum laude, in International Relations and Economics from Oakland University.

Nico Gutierrez, Managing Director

Nico Gutierrez, 31, Managing Director (since July 2020) of auto strategy and a member of the Board of Directors of Prime Automotive Group, the Partnership’s automotive portfolio company. Prior to joining Highline he was a Managing Director at GPB responsible for portfolio strategy and monitoring, risk management and helping to set and implement the strategic priorities of the firm. Mr. Gutierrez also served as a member of the GPB’s Acquisition Committee during 2019 and 2020. Previously, Mr. Gutierrez was the Director of Finance and Investor Relations at Fairway Market, a New York City based regional food retailer. While at Fairway Market Mr. Gutierrez helped build out the company’s budget, forecasting and reporting processes in advance of its Initial Public Offering on the NASDAQ exchange. Following Fairway’s IPO in 2013, Mr. Gutierrez was responsible for the development of Fairway’s investor relations and communication strategy. In addition to his role in finance he worked closely with the store operations teams to align strategy with execution and implement key business initiatives. During 2016 Mr. Gutierrez helped navigate Fairway through a Chapter 11 restructuring and transitioned it into a private company. Mr. Gutierrez holds a Bachelor of Arts in Economics from Columbia University.

ADMINISTRATOR

GPB has engaged Phoenix American Services, Inc. (the “Administrator”) to perform various third-party administrative services for us, including certain investor administration and investor relations functions. Phoenix provides investor administration functions including: new business processing, bank account management, electronic document management, database and file management, electronic and physical data storage, confirmation letters and investor / financial representative record access through a customized web portal. Investor relations functions include: distributions and redemptions processing, account summary, commission calculation, tax reporting and Office of Foreign Asset Control (“OFAC”) Compliance.

Item 6. Executive Compensation

Overview

The Partnership does not have “Executive Compensation.” As previously discussed in “Item 1. Business Overview” above, the Partnership is managed by GPB through its affiliation with Highline. The governing bodies which ultimately manage and make decisions for the Partnership are the GPB Acquisition Committee, the Advisory Committee and Highline, including Highline’s Directors and Executive Officers as well as the Highline Audit Committee described in “Item 5. Directors and Executive Officers”. The Acquisition and Advisory Committees, as well as Highline, each perform distinct functions on behalf of the Partnership as outlined in “Item 5. Directors and Executive Officers.”

We have set forth below the compensation of all persons who served as a principal executive officer or principal financial officer of GPB and Highline and the three most highly compensated executive officers of GPB and Highline during the year ended December 31, 2020. Also, we have set forth below the compensation paid to the members of the GPB Advisory Committee and Highline Board of Directors during the year ended December 31, 2020. As the GPB Acquisition Committee is not separately compensated for their service on the Acquisition Committee, compensation information for the Acquisition Committee is not set forth below.

For information on payments made by the Partnership to GPB during the years ended December 31, 2020, 2019 and 2018, please see “Item 7. Certain Relationships and Related Transactions” section below.

GPB Executive Compensation

Excluding David Gentile, who does not receive compensation from GPB, GPB’s executive compensation structure consists of a base salary and a discretionary bonus that is determined at the sole discretion of Mr. Gentile and no particular formula or methodology was used. In addition to a base salary and a discretionary bonus, GPB has a comprehensive benefits package offering consisting of medical, dental, vision, and life insurance, tax exempt health, transportation, and dependent care spending accounts, along with a qualified standard Retirement Savings Plan 401K plan administered by an outside third party, and a contribution matching program, which are provided to all employees of GPB. In addition, executive officers are entitled to reimbursement for travel and other out-of-pocket expenses reasonably incurred in the course of carrying out the duties as an executive officer. Pursuant to the EDNY Court's amended order of April 14, 2021, the Monitor has the authority to approve or disapprove any material change to the compensation of any executive officer, affiliate or related party of GPB, Highline, the Partnership or its subsidiaries.

Summary Compensation Table

The following table provides the compensation paid to the principal executive officer, principal financial officer and three most highly compensated executive officers of GPB for the years ended December 31, 2020, 2019, and 2018.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	All other Compensation(1) ($)	Total ($)
David Gentile	2020	—	—	—	—
Former Chief Executive Officer & Founder of GPB(2)	2019	—	—	—	—
	2018	—	—	—	—
Rob Chmiel	2020	162,500	—	—	162,500
Chief Financial Officer of GPB	2019	44,375	—	—	44,375
	2018	—	—	—	—
Jovan Sijan,	2020	396,518	380,000	—	776,518
Chief Business Officer of GPB(3)	2019	436,458	277,500	—	713,958
	2018	131,250	—	—	131,250
Michael Emanuel	2020	216,664	—	—	216,664
General Counsel and Chief Compliance Officer of GPB(4)	2019	—	—	—	—
	2018	—	—	—	—

1.	Prerequisites and other personal benefits have been excluded from All Other Compensation as the aggregate amount for each year is less than $10,000.

2.	As the sole owner and member of GPB, Mr. Gentile does not receive a salary and bonus, and does not participate in the benefits package offered to the other executives of GPB. Mr. Gentile resigned from all management positions with GPB in February 2021. No draws or other compensation are anticipated to be paid to Mr. Gentile, and any compensation proposed to be paid would require the approval of Mr. Chmiel and the Monitor.

3.	Mr Sijan’s bonus amounts for 2020 and 2019 reflect his bonuses earned for 2019 and 2018 respectively. Bonuses are paid in the following year of them being earned.

4.	Mr. Emanuel has served as General Counsel and Chief Compliance Officer of GPB since August 2020.

Grants of Plan-Based Awards

During the year ended December 31, 2020, GPB did not grant any plan-based awards to its executive officers.

Outstanding Equity Awards at Fiscal Year End

As of December 31, 2020, the executive officers of GPB did not have any outstanding equity awards of GPB.

Option Exercises and Stock Vested

During the year ended December 31, 2020, the executive officers of GPB did not have any option exercises or stock vested.

Pension Benefits

During the year ended December 31, 2020, GPB did not provide its executive officers pension benefits.

Non-qualified Deferred Compensation

During the year ended December 31, 2020, GPB did not provide its executive officers with a non-qualified deferred compensation plan.

Potential Payments upon Termination or Change of Control

The following tables and narrative disclosure set forth certain information with respect to compensation that would be payable to the GPB executive officers as of December 31, 2020, upon a variety of termination or change of control scenarios.

Without Cause or for Good Reason

If a GPB executive resigns their employment with GPB with Good Reason, or if their employment should be terminated by GPB without Cause (as defined below), certain payments would be made to such an executive.

“Cause” is defined as (i) neglect of, or deliberate refusal by an executive to perform (other than due to illness, injury or death), responsibilities, duties or obligations to the company, or material breach of, company policies or procedures; (ii) conviction of, or the entry of a plea of guilty or nolo contendere by the executive with respect to, a felony or a misdemeanor involving moral turpitude; (iii) any grossly negligent or dishonest activity (including fraud, embezzlement or dishonesty) in any context that becomes known to the company, including in the performance of duties causing or that could reasonably be expected to cause or have an adverse impact on the business, properties, results of operations, condition (financial or otherwise) or prospects of the company or that could result in possible regulatory actions, administrative proceeding or litigation against the company, its affiliate or personnel; (iv) breach of fiduciary duty to the company; (v) a material violation by an executive of any federal or state securities laws; (vi) any crime that is materially injurious to the company or any of its affiliates monetarily or otherwise; (vii) the loss or suspension of professional licenses by the executive required for the position; (viii) the imposition of other material disciplinary action by any authority regulating authority; (ix) illegal use of controlled substances that detracts from the performance of duties and responsibilities to the company or injurious to the company monetarily or otherwise; or (x) unauthorized disclosure of the company’s trade secrets or confidential information.

"Good Reason" means the occurrence of any of the following without an executive’s consent: (a) a material adverse change in the executive’s title or duties (including reporting responsibilities); (b) a material breach of the executives employment agreement; (c) any relocation of the executives principal office by more than fifty (50) miles from the current designated location; or (d) any legal or regulatory action by or against the company that materially and detrimentally alters the circumstances of the executives employment and which legal or regulatory action was not occasioned or caused by their actions, inactions, material omission, or bad faith.

The following table reflects amounts that would be payable to GPB executive officers, if they were terminated by GPB without Cause or by the executive officers for Good Reason.

Name	Cash ($)		Bonus ($)		Severance(1) ($)		Other ($)	Total ($)
Rob Chmiel(2)	—		—		—		—	—
Jovan Sijan	57,657	(3)	—		356,200	(4)	—	413,857
Michael Emanuel	—		400,000	(6)	600,000	(7)	—	1,000,000(8)

1.	All severance payments are contingent on a fully effective separation agreement.
2.	Mr. Chmiel has a shared services agreement with Highline. See the subsection “Potential Payments for Termination or Change of Control” in the “Highline Executive Compensation” section below.
3.	This amount represents one (1) month of Mr. Sijan’s base salary and accrued vacation which was paid in a lump sum upon his separation from GPB without cause in June 2021. The month’s salary was paid in lieu of Mr. Sijan’s thirty (30) day notice period required by his employment agreement.
4.	This amount is being paid out over a twelve month period as Mr. Sijan’s tenure with GPB ended in June 2021 without cause.
5.	This amount does not include twelve (12) months of COBRA reimbursement Mr. Sijan is entitled to under his separation agreement.
6.	Mr. Emanuel is entitled to receive any unpaid and earned annual non-prorated bonus of at least $400,000 for the prior year in which he would separate from GPB.
7.	This amount would be paid out over a twelve month period and does not include a reimbursement for the cost of COBRA which Mr. Emanuel would be entitled.
8.	The total amount would be subject to the amount of the bonus actually earned and COBRA reimbursement received.

With Cause, Death or Disability

In the event any GPB executive officer resigns their employment with GPB without Good Reason, or if their employment should terminate for Cause or due to Death or Disability, the Company is under no obligation for any Cash, Bonus, Severance or Other payment as outlined in the preceding section.

GPB Advisory Committee Compensation

Advisory Committee members of GPB are compensated at $8,000 per year, paid quarterly. The quarterly fee is pro-rated based on the member’s start date, if less than a full quarter, and is paid in arrears. In addition, members are paid $500 per meeting for in-person meetings or $250 per meeting for telephonic and video conference meetings. In addition, members are entitled to reimbursement for travel and other out-of-pocket expenses reasonably incurred in the course of carrying out the duties as an Advisory Committee member.

The following table provides the compensation paid to the Advisory Committee members of GPB for the year ended December 31, 2020.

Name	Fees earned or paid in cash ($)	Stock Awards ($)	Option Awards ($)	All other Compensation ($)	Total ($)
Koshy (Ben) George	8,500	—	—	—	8,500
Richard Murphy	8,500	—	—	—	8,500
Alfred Robinson	6,500	—	—	—	6,500

Highline Executive Compensation

The following table provides the compensation paid to the principal executive officer, principal financial officer and three most highly compensated executive officers of Highline for the year ended December 31, 2020. Highline was formed in January 2020, as a result there is no compensation available for the years ended December 31, 2019 and 2018.

Name and Principal Position	Fiscal Year	Salary(1) ($)		Bonus ($)	All other Compensation ($)		Total ($)
Michael Frost, Chief Executive Officer	2020	200,000	(2)	—	9,000	(3)	209,000
Rob Chmiel, Chief Financial Officer	2020	200,000		50,000	8,000	(4)	258,000
Evan Myrianthopoulos, Managing Partner - Debt Strategies	2020	212,500		—	—		212,500
Daniel Rainey, Managing Director	2020	100,000	(5)	—	—		100,000
Nico Gutierrez, Managing Director	2020	112,500		200,000	—		312,500

1.	All executives listed had a hire date of July 1, 2020 except for the ones noted.

2.	Mr. Frost’s hire date with Highline was August 1, 2020.

3.	Represents $9,000 for the use of a Corporate Apartment.

4.	Represents a cash payment for a housing allowance.

5.	Mr. Rainey’s hire date with Highline was September 1, 2020.

Grants of Plan-Based Awards

During the year ended December 31, 2020, Highline did not grant any plan-based awards to its executive officers.

Outstanding Equity Awards At Fiscal Year End

As of December 31, 2020, the executive officers of Highline did not have any outstanding equity awards of Highline.

Option Exercises and Stock Vested

During the year ended December 31, 2020, the executive officers of Highline did not have any option exercises or stock vested.

Pension Benefits

During the year ended December 31, 2020, Highline did not provide its executive officers pension benefits.

Non-qualified Deferred Compensation

During the year ended December 31, 2020, Highline did not provide its executive officers with a non-qualified deferred compensation plan.

Potential Payments Upon Termination or Change of Control

The following tables and narrative disclosure set forth, as of December 31, 2020, certain information with respect to compensation that would be payable to the Highline executive officers still serving as officers of Highline as of December 31, 2020, upon a variety of termination or change of control scenarios.

Without Cause or for Good Reason

If a Highline executive resigns their employment with Highline with Good Reason, or if their employment should be terminated by Highline without Cause, certain payments would be made to such an executive. Refer to the “Potential Payments Upon Termination or Control” subsection within the “GPB Executive Compensation” section for the definitions of Cause and Good Reason.

The following table shows amounts that would be payable to Highline executive officers if they were terminated by the Company without Cause or by the executive officers for Good Reason.

Name	Cash ($)		Bonus ($)		Severance(1) ($)		Other ($)	Total ($)
Michael Frost	—		—		600,000	(2)	—	600,000	(2)
Rob Chmiel	—		400,000	(3)	300,000	(4)	—	700,000
Evan Myrianthopoulos	68,789	(5)	—		318,750	(6)	—	387,539	(7)
Daniel Rainey	—		—		—		—	—
Nico Gutierrez	—		—		168,750	(8)	—	168,750

1.	All severance payments are contingent on a fully effective separation agreement.

2.	The amount represented is equivalent to twelve months of Mr. Frost’s base salary and would be paid out over a twelve month period. However, the actual amount paid could be less if other employment is obtained prior to the twelve months being reached.

3.	Mr. Chmiel is entitled to receive any unpaid and earned annual non-prorated bonus of at least $400,000 for the prior year in which he separates from Highline.

4.	The amount represented includes nine months of base salary and would be paid out over a nine month period. However, the actual amount paid could be less if other employment is obtained prior to the nine months being reached. It does not include a reimbursement for the cost of COBRA which Mr. Chmiel would be entitled to under his employment agreement.

5.	Mr. Myrianthopoulos’ would be owed an annual bonus if unpaid and earned for the year prior to his termination.

6.	The amount represented is equivalent to nine months of Mr. Myrianthopoulos’ base salary and would be paid out over a nine month period. However, the actual amount paid could be less if other employment is obtained prior to the nine months being reached.

7.	The total amount payable to Mr. Myrianthopoulos would be subject to the amount of the bonus actually earned and if he obtained employment prior to the nine month severance payment period.

8.	The amount represented is equivalent to nine months of Mr. Gutierrez base salary and would be paid out over a nine month period. However, the actual amount paid could be less if other employment is obtained prior to the nine months being reached.

With Cause, Death or Disability

In the event any Highline executive officer resigns their employment with Highline without Good Reason, or if their employment should terminate for Cause or due to Death or Disability, Highline is under no obligation for any Cash, Bonus, Severance or Other payment as outlined in the preceding section.

Highline Directors Compensation

The following table provides the compensation paid to the Highline Directors for the year ended December 31, 2020.

Name	Fees earned or paid in cash ($)		Stock Awards ($)	Option Awards ($)	All other Compensation ($)	Total ($)
David Gentile	—		—	—	—	—
Walter Bishop	215,000	(1)	—	—	—	215,000
Thomas Hawkins	190,000	(2)	—	—	—	190,000
Jane Kanter	190,000	(3)	—	—	—	190,000
Joseph LaPorta	120,000		—	—	—	120,000

1.	Includes committee member fees paid to Mr. Bishop for serving as the Audit Committee Chair and as a member of the Governance and Compensation Committees of $57,500, $18,750 and $18,750 respectively.

2.	Includes committee member fees paid to Mr. Hawkins for serving as the Compensation Committee Chair and as a member of the Audit and Governance Committees of $20,000, $31,250 and $18,750 respectively.

3.	Includes committee member fees paid to Ms. Kanter for serving as the Governance Committee Chair and as a member of the Audit and Compensation Committees of $20,000, $31,250 and $18,750 respectively.

Compensation Risks

Highline Management and the Board of Directors, including the Compensation Committee, consider and discuss the risks inherent in our business, as well as the design of our compensation plans, policies and programs that are intended to further our business objectives. Given the nature of our business, and the material risks we face, we believe that our compensation plans, policies and programs are not reasonably likely to give rise to risk that would have a material adverse effect on our business. We also believe that the mix and design of the elements of our executive compensation do not encourage management to assume excessive risks. Our compensation programs and decisions include qualitative factors which restrain excessive risk taking by management.

Item 7. Certain Relationships and Related Transactions, and Director Independence

Related party transactions for the three months ended March 31, 2021 and 2020

FEES AND EXPENSES

The Partnership has incurred the following fees and expenses:

Managerial Assistance Fee

Per the LPA and PPM, GPB is entitled to receive an annualized managerial assistance fee (the “Managerial Assistance Fee”), for providing managerial assistance services to the Partnership and the dealerships. Those services include the identification, management and disposition of underlying portfolio companies and/or dealerships, and other duties assumed and stated under the LPA. The Managerial Assistance Fee does not include expenses related to in-house services and operations support services provided to the Partnership or its operating companies. Such expenses are in addition to, and not in lieu of, the Managerial Assistance Fee. The Managerial Assistance Fee is payable by the Partnership quarterly in advance at 2.0% per annum for Class A and B Units and 1.75% per annum for Class A-1 and B-1 Units calculated on each Limited Partners’ Gross Capital Contributions. GPB, in its sole discretion, may defer, reduce or waive all or a portion of the Managerial Assistance Fee with respect to one or more Limited Partners for any period of time (and intends to waive the Managerial Assistance Fee with respect to the Special LP, as defined below, and its affiliates that invest in the Partnership). Managerial Assistance Fees charged to expense and included in the Condensed Consolidated Statements of Operations for the three months ended March 31, 2021 and 2020 were $3.2 million and $3.2 million, respectively.

Partnership Expenses

The Partnership pays its own operating expenses. GPB is responsible for its or its affiliates’ general and administrative costs and expenses and its day-to-day overhead expenses of managing the Partnership and is not entitled to be reimbursed by the Partnership for such expenses other than for the portion of the total compensation of GPB’s or its affiliates (including holding companies) officers and employees relating to the time such officers or employees provide In-House services or Operations Support Services to the Partnership or its dealerships. Such expenses are in addition to, and not in lieu of, the Managerial Assistance Fee. “In-House services” include but are not limited to accounting, legal, compliance, information technology, human resources, and operational and management services to the Partnership or the dealerships. Operations Support Services include but are not limited to operational support and consulting services and similar services to, or in connection with, the identification, acquisition, holding and improvement of the dealerships. In addition, GPB pays expenses on the Partnership’s behalf when operationally feasible and obtains reimbursement. Partnership expenses included as a component of selling, general and administrative expenses in the Condensed Consolidated Statements of Operations for the three months ended March 31, 2021 and 2020 were $0.7 million and $0.8 million, respectively. The balance associated with Partnership expenses payable was $0.1 million and $0.7 million as of March 31, 2021 and December 31 2020, respectively, and was included as a component of due to related parties in the Condensed Consolidated Balance Sheets.

TRANSACTIONS WITH FORMER MEMBERS AND MANAGER

In 2014, the Partnership entered into an agreement with Patrick Dibre (“Former Manager”), who at the time was a manager and 15% interest holder of one of the operating subsidiaries of the Partnership and one of the operating subsidiaries of GPB Holdings, LP, another GPB-managed partnership. The Partnership advanced the Former Manager, in the form of a convertible loan, $10.8 million towards the Partnership’s purchase of a dealership owned by the Former Manager.

On December 9, 2015, the purchase agreement with the Former Manager was amended to provide that the target dealership pay an annual interest rate of 8% from December 9, 2015, through the date of the dealership’s sale to the Partnership. Prior to December 9, 2015, the dealership paid the Partnership its net cash flows pursuant to the terms of the agreement.

On November 14, 2016, the purchase agreement with the Former Manager was amended to, among other things, 1) terminate the convertible loan and convert the original principal amount into a deposit, 2) change the initial target dealership to a new target dealership, Honda of Aventura (“HOA”) that was to be acquired by the Partnership, 3) provide the acquisition price and terms for HOA, and 4) provide that the Former Manager would surrender all of his membership interests in the GPB entities noted above effective immediately.

This arrangement is currently the subject of ongoing litigation, see “Footnote 11. Commitments and Contingencies.” As part of the legal proceedings, the Partnership has charged legal expenses included as a component of selling, general and administrative expenses on the Condensed Consolidated Statement of Operations for the three months ended March 31, 2021 and 2020 of $0.1 million and $0.1 million, respectively. These expenses were paid for by GPB on behalf of the Partnership and the unpaid reimbursement was recorded as a component of due to related parties on the Condensed Consolidated Balance Sheets as of March 31, 2021 and December 31, 2020 for $0.8 million and $0.7 million, respectively.

NOTES PAYABLE TO RELATED PARTIES

In October 2015, the Partnership entered into a loan agreement with GPB Borrower LLC, an affiliate of the General Partner, and received proceeds in the form of a loan of $12.0 million, maturing in October 2019. The loan accrued interest and was paid monthly in arrears at 13.5% per annum. In August 2016, the note was restructured and certain incremental procurement costs incurred at the loan’s inception were added to the existing principal, increasing the principal balance to $15.4 million (“AISF Note 1”). As part of the restructuring, AISF Note 1 was assigned by GPB Borrower LLC to an affiliate of the Partnership, GPB Automotive Income Sub-Fund, Ltd. (“GPB AISF”). GPB AISF is an offshore financing facility formed primarily for the benefit of the Partnership.

The increase in principal of $3.4 million represented the incremental procurement costs directly related to the issuance of the note and was classified as debt issuance costs on the Condensed Consolidated Balance Sheets. These costs, along with the change in interest rate, were accounted for as a modification to the existing debt with no gain or loss recognized. It was subsequently determined that the actual debt issuance costs on AISF Note 1 totaled $2.1 million. The difference was applied to AISF Note 2 (defined below) and a note issued to HA (defined below) for which the debt issuance costs relate. The $2.1 million was capitalized as debt issuance costs and is being amortized over the four-year life of the note using the effective interest rate method.

In 2016, the Partnership entered into three loan agreements (“AISF Note 2, AISF Note 3, and AISF Note 4”) with GPB AISF for a total of $18.0 million and incurred debt issuance costs of $2.9 million. In 2017, the Partnership entered into two loan agreements (“AISF Note 5 and AISF Note 6”) with GPB AISF for a total of $11.8 million and incurred debt issuance costs of $2.0 million. In 2019, the Partnership entered into one loan agreement (“AISF Note 7”) with GPB AISF for $3.3 million and incurred debt issuance costs of $0.6 million.

Each AISF note matures four years from the issuance date, and accrues interest at 8.75% per annum, payable monthly in arrears. Interest expense relating to these loans reflected as a component of interest expense to related parties on the Condensed Consolidated Statements of Operations for the three months ended March 31 2021 and 2020 was $0.3 million and $1.1 million, respectively. The amortization of the capitalized debt issuance costs reflected as a component of interest expense to related parties in the Condensed Consolidated Statements of Operations for the three months ended March 31, 2021 and 2020 were $0.2 million and $0.5 million, respectively. The balance of accrued interest associated with these loans was $0.1 million and $0.1 million as of March 31 2021 and December 31 2020, respectively, and was included as a component of due to related parties in the Condensed Consolidated Balance Sheets.

AISF Note 1 matured in August 2020 and was repaid in full in September 2020. AISF Note 2 and AISF Note 3 matured in September 2020 and October 2020, respectively, and both were repaid in full in October 2020. AISF Note 4 was repaid in full by the Partnership prior to maturity in October 2020.

In October 2017, a subsidiary of the Partnership entered into a loan agreement with GPB Holdings II, LP, another GPB-managed partnership, for $0.7 million (the “DSR Note”). The loan bears interest at 12% annually, payable monthly in arrears. All outstanding principal and unpaid interest was originally due and payable on October 11, 2018, but was extended until June 30, 2019. As of December 31, 2019, the loan and accrued interest had not yet been repaid as a result of a repayment restriction pursuant to an amendment to a credit agreement dated June 14, 2019 (see Note 11). However, the loan continues to accrue interest at the stated rate. The outstanding note payable balance, including accrued interest, was $0.9 million and $0.9 million, as of March 31, 2021 and December 31, 2020, respectively, which is included as a component of due to related parties in the Condensed Consolidated Balance Sheets.

Notes payable - related party consisted of the following:

(Dollars in thousands)			March 31,	December 31,
Note	Face Value	Maturity Date	2021	2020
AISF Note 5	6,556	5/1/2021	6,478	6,366
AISF Note 6	5,203	11/1/2021	5,082	5,039
AISF Note 7	3,272	4/24/2023	2,907	2,871
DSR Note	652	6/30/2019	942	903
Total			15,409	15,179
Less: current portion			(12,502)	(12,308)
Total Notes payable - related party, net of current portion			$2,907	$2,871

In July 2021, AISF Note 5 and AISF Note 6 were amended to increase the interest rate to 12.5% and to extend the maturity date to December 2022.

DUE FROM AFFILIATED COMPANIES

The Partnership incurred expenses for payroll and employee benefits, professional fees, consulting and outside services, and other services on behalf of affiliated entities. These expenses were initially paid by the Partnership and then charged on a pro-rata basis to each of the other limited partnerships managed by GPB, which operate dealerships. The Partnership had non-interest-bearing receivables from these holding companies for allocated expenses of $1.5 million and $1.4 million on March 31, 2021 and December 31, 2020, respectively, which are included as a component of due from related parties in the Condensed Consolidated Balance Sheets. The receivables as of March 31, 2021 and December 31, 2020, are gross of a $1.2 million allowance for doubtful accounts.

OTHER RELATED PARTY TRANSACTIONS

For the three months ended March 31, 2021 and 2020, certain dealerships owned by the Partnership purchased vehicles from dealerships owned by an affiliate, GPB Holdings, LP totaling nil and $0.5 million, respectively.

For the three months ended March 31, 2021 and 2020, certain dealerships owned by the Partnership purchased vehicles from a dealership owned by an affiliate, GPB Holdings II, LP totaling $0.2 million and $0.4 million, respectively.

For the three months ended March 31, 2021 and 2020, certain dealerships owned by the Partnership sold vehicles to dealerships owned by GPB Holdings, LP totaling nil and $0.5 million, respectively.

For the three months ended March 31, 2021 and 2020, certain dealerships owned by the Partnership sold vehicles to a dealership owned by GPB Holdings II, LP totaling $0.2 million and $0.3 million, respectively.

GPB’s principals, certain other individuals and entities that have assisted and may in the future assist in our operations are and / or will be members in GPB Auto SLP, LLC, a Delaware limited liability company (the “Special LP”). The Special LP will receive a profit allocation, commonly referred to as “carried interest”, from the Partnership in accordance with the waterfall provisions in the LPA. For the three months ended March 31, 2021, and 2020 there have been no profit allocations allocated to the Special LP.

As compensation for the services to be rendered by Highline, the Partnership pays an operation service provider fee (“OSP”) to Highline for an annual amount agreed to by GPB and Highline, subject to the Highline Board’s approval, following Highline’s delivery of the annual written budget to GPB detailing the fees, costs and expenses that will be incurred by Highline in providing its Services. The Partnership recorded OSP fees as a component of selling, general and administrative expenses in the Condensed Consolidated Statements of Operations for the three months ended March 31, 2021 of $1.1 million.

From commencement of operations through December 31, 2018, there have been various amendments in the LPA and PPM relating to the redemption terms for Limited Partners. Those changes resulted in differentiated redemption terms and calculations. Following the advice of outside legal counsel, the General Partner made the decision to apply the redemption provision that was most beneficial to the redeeming investors who made a redemption request prior to the suspension of redemptions. This analysis was completed in 2019 and based on the final calculations, if a Limited Partner was originally overpaid, the General Partner will reimburse the Partnership and will not seek to claim those funds back from the Limited Partner. During the period from August 2015 through September 2018, the Partnership overpaid applicable redeeming investors $0.3 million and underpaid applicable redeeming investors $0.3 million. The balance receivable from the General Partner was $0.3 million and $0.3 million as of March 31 2021 and December 31 2020, respectively, and was included as a component of due to related parties in the Condensed Consolidated Balance Sheets.

Guarantees

The member of the General Partner (David Gentile, “Member”) provided personal guarantees on certain floorplan and real estate loans prior to 2018. The initial amounts guaranteed totaled $48.7 million. Pursuant to the PPM, the Member of the General Partner can charge a fee to the Partnership for providing such guarantee services. The guarantee fees payable to the Member of the General Partner was calculated at $1.0 million based on 1.99% of the amount of the loans initially guaranteed. $1.0 million was due and payable to the Member of the General Partner which is reflected as a component of due to related parties in the Condensed Consolidated Balance Sheets as of March 31, 2021 and December 31, 2020. The guarantee fees are amortized over the life of the loans. The unamortized portion of the guarantee fee asset of $0.1 million and $0.1 million is included as a component of other assets on the Condensed Consolidated Balance Sheets as of March 31, 2021 and December 31, 2020, respectively.

Related party transactions for the years ended December 31, 2020, 2019 and 2018

FEES AND EXPENSES

The Partnership has entered into numerous related party transactions. The Partnership has incurred the following fees and expenses:

Managerial Assistance Fee

Per the LPA and PPM, GPB is entitled to receive an annualized managerial assistance fee (the “Managerial Assistance Fee”), for providing managerial assistance services to the Partnership and the dealerships. Those services include the identification, management and disposition of underlying portfolio companies and/or dealerships, and other duties assumed and stated under the LPA. The Managerial Assistance Fee does not include expenses related to in-house services and operations support services provided to the Partnership or its operating companies. Such expenses are in addition to, and not in lieu of, the Managerial Assistance Fee. The Managerial Assistance Fee is payable by the Partnership quarterly in advance at 2.0% per annum for Class A and B Units and 1.75% per annum for Class A-1 and B-1 Units calculated on each Limited Partners’ Gross Capital Contributions. GPB, in its sole discretion, may defer, reduce or waive all or a portion of the Managerial Assistance Fee with respect to one or more Limited Partners for any period of time (and intends to waive the Managerial Assistance Fee with respect to the Special LP, as defined below, and its affiliates that invest in the Partnership). Managerial Assistance Fees charged to expense and included in the Consolidated Statements of Operations for the years ended December 31, 2020, 2019, and 2018 were $12.9 million, $12.9 million, and $11.9 million, respectively.

Acquisition Fee

Upon the consummation of any acquisition of, or debt investment in, a dealership, the Partnership may pay qualified third parties an acquisition fee equal to 1.75% of the total acquisition cost of the dealership, not to exceed 2.75% of the purchase price of the dealership assets acquired in the transaction (the “Acquisition Fee”). For these purposes, “total acquisition cost” is the sum of the debt used to acquire the asset (or assumed by the Partnership in making the acquisition), plus the purchase price of the asset acquired in the transaction, plus any working capital contributions made by the Partnership at the time of acquisition. The Acquisition Fee is paid in consideration of services provided, including but not limited to identifying, structuring and providing the Partnership with advice on acquisitions or debt investments. The Partnership paid Acquisition Fees to Axiom, of which Ascendant is a branch office, through March 2017. Thereafter, Acquisition Fees were paid to AAS, a registered broker-dealer in which the manager of the General Partner owns a minority stake.

Acquisition Fees charged to expense included as a component of closing and acquisition costs in the Consolidated Statements of Operations for the years ended December 31, 2020, 2019, and 2018 to AAS were nil, nil, and $0.3 million, respectively.

Offering Costs

The Partnership pays up to 1.25% of the gross proceeds from the offering of its Units towards the direct and incremental offering costs actually incurred by the Partnership, GPB, its affiliates, or any third parties. Any offering costs in excess of such amount will be paid by GPB or its affiliates. GPB may elect to defer reimbursements from the Partnership of a portion of offering costs in its discretion. To date, the Partnership has not paid in excess of 1.25% of the gross proceeds from the offering of its Units.

Offering costs reflected as a reduction to Partners’ Capital included in unit issuance costs on the Consolidated Statements of Partners’ Capital for the years ended December 31, 2020, 2019, and 2018 were nil, nil, and $0.7 million, respectively, and primarily related to Ascendant.

Unit Issuance Costs Paid to Ascendant

Selling fees represent costs incurred in connection with the selling and service of LP interests for Class A Limited Partners in which the terms are described below. Service fees represent fees paid for by Class B Limited Partners, in connection with the sale of these Units. The annual servicing fee is 0.4% of all capital contributions attributable to Class B Units payable monthly according to each Class B Limited Partners’ invested capital.

Selling fees include, among others, brokerage fees and commissions to broker-dealers who are members of the Financial Industry Regulatory Authority, Inc. (“FINRA”), investment advisers and other investors in the Partnership (collectively, the “Selling Group”) all of which are direct and incremental to the issuance of these Units. Under the terms of the PPM, the Partnership may pay selling fees not to exceed, on a cumulative basis, 11.0% of the gross proceeds from the offering of the Partnership’s Units as follows:

◦	Selling commission and due diligence fees to dealers up to 8% of the gross proceeds from the offering amount.

◦	Placement and marketing support fees to selected dealers for assistance with the placement, marketing and due diligence of the offering up to 1.75% of the gross proceeds of the offering.

◦	Wholesaling fees to registered representatives of broker-dealers engaged in wholesaling activities up to 1.25% of the gross proceeds received from the offering.

Selling and service fees are included in unit issuance costs and are reflected as a reduction of Partners’ Capital in the Consolidated Statements of Partners’ Capital for the years ended December 31, 2020, 2019, and 2018, and were $0.4 million, $0.4 million, and $4.5 million, respectively, related to Ascendant, and nil, nil, and $0.4 million, respectively, related to Axiom.

The Partnership also reimbursed Ascendant for $1.5 million for certain operating expenses and other services provided in 2018. These costs were charged to expense and included as a component of selling, general and administrative expenses in the Consolidated Statements of Operations for the year ended December 31, 2018.

Partnership Expenses

The Partnership pays its own operating expenses. GPB is responsible for its or its affiliates’ general and administrative costs and expenses and its day-to-day overhead expenses of managing the Partnership and is not entitled to be reimbursed by the Partnership for such expenses other than for the portion of the total compensation of GPB’s or its affiliates (including holding companies) officers and employees relating to the time such officers or employees provide In-House services or Operations Support Services to the Partnership or its dealerships. Such expenses are in addition to, and not in lieu of, the Managerial Assistance Fee. “In-House services” include but are not limited to accounting, legal, compliance, information technology, human resources, and operational and management services to the Partnership or the dealerships. Operations Support Services include but are not limited to operational support and consulting services and similar services to, or in connection with, the identification, acquisition, holding and improvement of the dealerships. In addition, GPB pays expenses on the Partnership’s behalf when operationally feasible and obtains reimbursement. Partnership expenses included as a component of selling, general and administrative expenses in the Consolidated Statements of Operations for the years ended December 31, 2020, 2019, and 2018 were $1.8 million, $3.1 million and $1.7, million respectively. The balance associated with Partnership expenses payable was $0.7 million and $0.2 million as of December 31, 2020 and 2019, respectively, and was included as a component of due to related parties in the Consolidated Balance Sheets.

The dealerships were managed by a senior management team which provide operational leadership and administrative support to the dealerships. Capstone Automotive Management, LLC (“CAM”), which was organized on November 1, 2017 and owned by GPB, employs some members of the automotive team, and provides support functions. CAM charges the Partnership for its allocation of employee compensation and benefits, rent, travel and other expenses. CAM charges included as a component of selling, general and administrative expenses in the Consolidated Statements of Operations for the years ended December 31, 2020, 2019, and 2018 were nil, $0.1 million and $2.0 million, respectively.

TRANSACTIONS WITH FORMER MEMBERS AND MANAGER

In 2014, the Partnership entered into an agreement with Patrick Dibre (“Former Manager”), who at the time was a manager and 15% interest holder of one of the operating subsidiaries of the Partnership and one of the operating subsidiaries of GPB Holdings, LP, another GPB-managed partnership. The Partnership advanced the Former Manager, in the form of a convertible loan, $10.8 million towards the Partnership’s purchase of a dealership owned by the Former Manager.

On December 9, 2015, the purchase agreement with the Former Manager was amended to provide that the target dealership pay an annual interest rate of 8% from December 9, 2015, through the date of the dealership’s sale to the Partnership. Prior to December 9, 2015, the dealership paid the Partnership its net cash flows pursuant to the terms of the agreement.

On November 14, 2016, the purchase agreement with the Former Manager was amended to, among other things, 1) terminate the convertible loan and convert the original principal amount into a deposit, 2) change the initial target dealership to a new target dealership, Honda of Aventura (“HOA”) that was to be acquired by the Partnership, 3) provide the acquisition price and terms for HOA, and 4) provide that the Former Manager would surrender all of his membership interests in the GPB entities noted above effective immediately.

This arrangement is currently the subject of ongoing litigation, see “Item 8. Legal Proceedings.” As part of the legal proceedings, the Partnership has charged legal expenses included as a component of selling, general and administrative expenses on the Consolidated Statement of Operations as of December 31, 2020, 2019, and 2018 of $0.1 million, $0.2 million and $0.2 million, respectively, each year. These expenses were paid for by GPB on behalf of the Partnership and the unpaid reimbursement was recorded as a component of due to related parties on the Consolidated Balance Sheets as of December 31, 2020 and 2019 for $0.7 million and $0.6 million, respectively.

NOTES RECEIVABLE FROM RELATED PARTIES

In August 2018, the Partnership sold interests in a used car entity to the Former Managing Partner, defined below, and the former owner of the entity at the time of acquisition by the Partnership. The sales price was $1.4 million, of which $0.4 million was paid in cash and $1.0 million is in the form of a note receivable due in August 2022 and reflected as a component of due from related parties, long term portion on the Consolidated Balance Sheets as of December 31, 2020 and 2019. The note bears interest of 8% per annum, payable monthly. The interest income on this loan reflected as a component of interest income from related parties on the Consolidated Statements of Operations for the years ended December 31, 2020 and 2019 was $0.1 million in both years. In 2020, this note entered default and has been fully reserved for as of December 31, 2020. This note is collateralized by 100% of the interests in the entity.

NOTES PAYABLE TO RELATED PARTIES

In February 2016, the Partnership received proceeds in the form of a loan from GPB Holdings, LP. The loan was for $13.0 million and payable in February 2017. The loan due date was subsequently extended through December 31, 2018 All principal and accrued interest was repaid in full in February 2018. The loan bore interest at 13.5%, payable upon repayment of the loan. Interest expense on this loan of $0.2 million is reflected as a component of interest expense to related parties in the Consolidated Statements of Operation for the year ended December 31, 2018.

In October 2015, the Partnership entered into a loan agreement with GPB Borrower LLC, an affiliate of the General Partner, and received proceeds in the form of a loan of $12.0 million, maturing in October 2019. The loan accrued interest and was paid monthly in arrears at 13.5% per annum. In August 2016, the note was restructured and certain incremental procurement costs incurred at the loan’s inception were added to the existing principal, increasing the principal balance to $15.4 million (“AISF Note 1”). As part of the restructuring, AISF Note 1 was assigned by GPB Borrower LLC to an affiliate of the Partnership, GPB Automotive Income Sub-Fund, Ltd. (“GPB AISF”). GPB AISF is an offshore financing facility formed primarily for the benefit of the Partnership.

The increase in principal of $3.4 million represented the incremental procurement costs directly related to the issuance of the note and was classified as debt issuance costs on the Consolidated Balance Sheets. These costs, along with the change in interest rate, were accounted for as a modification to the existing debt with no gain or loss recognized. It was subsequently determined that the actual debt issuance costs on AISF Note 1 totaled $2.1 million. The difference was applied to AISF Note 2 (defined below) and a note issued to HA (defined below) for which the debt issuance costs relate. The $2.1 million was capitalized as debt issuance costs and is being amortized over the four-year life of the note using the effective interest rate method.

In 2016, the Partnership entered into three loan agreements (“AISF Note 2, AISF Note 3, and AISF Note 4”) with GPB AISF for a total of $18.0 million and incurred debt issuance costs of $2.9 million. In 2017, the Partnership entered into two loan agreements (“AISF Note 5 and AISF Note 6”) with GPB AISF for a total of $11.8 million and incurred debt issuance costs of $2.0 million. In 2019, the Partnership entered into one loan agreement (“AISF Note 7”) with GPB AISF for $3.3 million and incurred debt issuance costs of $0.6 million.

Each AISF note matures four years from the issuance date, and accrues interest at 8.75% per annum, payable monthly in arrears. Interest expense relating to these loans reflected as a component of interest expense to related parties on the Consolidated Statements of Operations for the years ended December 31, 2020, 2019, and 2018 was $3.3 million, $4.1 million and $4.0 million, respectively. The amortization of the capitalized debt issuance costs reflected as a component of interest expense to related parties on the Consolidated Statements of Operations for the years ended December 31, 2020, 2019, and 2018 were $1.8 million, $2.0 million, and $1.6 million, respectively. The balance of accrued interest associated with these loans was $0.1 million and $0.4 million as of December 31, 2020 and 2019, respectively, and was included as a component of due to related parties in the Consolidated Balance Sheets.

AISF Note 1 matured in August 2020 and was repaid in full in September 2020. AISF Note 2 and AISF Note 3 matured in September 2020 and October 2020, respectively, and both were repaid in full in October 2020. AISF Note 4 was repaid in full by the Partnership prior to maturity in October 2020.

In October 2017, a subsidiary of the Partnership entered into a loan agreement with GPB Holdings II, LP, another GPB-managed partnership, for $0.7 million (the “DSR Note”). The loan bears interest at 12% annually, payable monthly in arrears. All outstanding principal and unpaid interest was originally due and payable on October 11, 2018, but was extended until June 30, 2019. As of December 31, 2019, the loan and accrued interest had not yet been repaid as a result of a repayment restriction pursuant to an amendment to a credit agreement dated June 14, 2019 (see Note 11). However, the loan continues to accrue interest at the stated rate. The outstanding note payable balance, including accrued interest, was $0.9 million and $0.8 million, as of December 31, 2020 and 2019, respectively, which is included as a component of due to related parties in the Consolidated Balance Sheets. Interest expense on this loan reflected as a component of interest expense to related parties on the Consolidated Statements of Operations for the years ended December 31, 2020, 2019, and 2018 was $0.1 million each year.

Notes payable - related party consisted of the following:

(Dollars in thousands)			December 31,	December 31,
Note	Face Value	Maturity Date	2020	2019
AISF Note 1	$15,412	8/5/2020	$—	$14,976
AISF Note 2	13,500	9/30/2020	—	12,954
AISF Note 3	3,256	10/13/2020	—	3,155
AISF Note 4	1,223	12/21/2020	—	1,158
AISF Note 5	6,556	5/1/2021	6,366	5,955
AISF Note 6	5,203	11/1/2021	5,039	4,881
AISF Note 7	3,272	4/24/2023	2,871	2,738
DSR Note	652	6/30/2019	903	825
Total			15,179	46,642
Less: current portion			(12,308)	(33,068)
Total long-term notes payable - related party			$2,871	$13,574

DUE FROM AFFILIATED COMPANIES

The Partnership incurred expenses for payroll and employee benefits, professional fees, consulting and outside services, and other services on behalf of affiliated entities. These expenses were initially paid by the Partnership and then charged on a pro-rata basis to each of the other limited partnerships managed by GPB, which operate dealerships. The Partnership had non-interest-bearing receivables from these holding companies for allocated expenses of $1.4 million and $1.9 million on December 31, 2020 and 2019, respectively, which is included as a component of due from related parties in the Consolidated Balance Sheets. The $1.4 million receivable as of December 31, 2020 is gross of a $1.2 million allowance for doubtful accounts recorded against it.

The Partnership also paid expenses on behalf of other holding companies managed by GPB. The balance of these expenses owed to the Partnership was $0.5 million and are reflected as a component of due from related parties in the Consolidated Balance Sheets as of December 31, 2019.

The Partnership loaned GPB Holdings II, LP $1.3 million in 2019. There were no specific repayment or interest terms and the entire loan balance was outstanding on December 31, 2019 and included in due from related parties in the Consolidated Balance Sheets. This receivable was repaid in full to the Partnership in 2020.

In 2018, the Partnership borrowed $0.7 million from an affiliate, Capstone Automotive Group II, LLC (“CAGII”) to be used in the Partnership’s anticipated 2019 acquisition of Gallery, which consisted of six dealerships in Massachusetts. During 2019, the $0.7 million was repaid in full to CAGII by the Partnership. It was then determined that the $0.7 million contributed to acquire Gallery was an investment by CAGII and not due back to CAGII by the Partnership. Accordingly, the $0.7 million paid to CAGII in 2019 was recorded as a receivable as a component of due from related parties in the Consolidated Balance Sheets as of December 31, 2019. This receivable was repaid to the Partnership in full in 2020.

COMPENSATION ARRANGEMENTS

The Partnership had an agreement with a then managing partner and member of its operating subsidiaries (Jeffrey Lash, “Former Managing Partner”) which provided that the Former Managing Partner receive both a fixed and variable compensation based on the level of certain dealerships’ operating results. During February 2018, GPB executed an agreement with the Former Managing Partner, for his resignation and for the transfer of his membership interests. The Partnership recorded expenses relating to this agreement reflected as a component of selling, general and administrative expenses in the Consolidated Statements of Operations for the years ended December 31, 2019 and 2018 of $0.1 million and $2.7 million, respectively. The balance of the amounts due under this agreement was $0.2 million and $0.5 million as of December 31, 2019 and 2018, respectively, and were included as a component of due to related parties in the Consolidated Balance Sheets. In 2020, a new agreement was executed ending all payments relating to the Former Managing Partner’s compensation as of June 2020. The remaining balances due were paid and there was no balance at December 31, 2020.

OTHER RELATED PARTY TRANSACTIONS

In 2018, GPB Holdings II, LP contributed $8.3 million into GPB Prime.

During 2020, 2019 and 2018, certain dealerships owned by the Partnership purchased vehicles from dealerships owned by GPB Holdings, LP, totaling $2.2 million, $2.2 million and $3.3 million, respectively.

During 2020, 2019, and 2018, certain dealerships owned by the Partnership purchased vehicles from dealerships owned by GPB Holdings II, LP, totaling $1.7 million, $3.9 million, and $2.0 million, respectively.

During 2019 and 2018, certain dealerships owned by the Partnership sold vehicles to dealerships owned by GPB Holdings, LP totaling $0.6 million and $1.9 million, respectively.

During 2020, 2019, and 2018, certain dealerships owned by the Partnership sold vehicles to dealerships owned by GPB Holdings II, LP, totaling $0.5 million, $0.1, million, and $0.4 million, respectively.

During March 2018, the Partnership received $1.9 million from the General Partner as a voluntary contribution. The contribution is recorded as a capital contribution in the Consolidated Statements of Partners’ Capital for the year ended December 31, 2018.

The member of the General Partner (David Gentile, “Member”) is a former partner of an accounting firm, that performs accounting services for the Partnership. The Member’s father is also a current partner at the accounting firm. The Partnership recorded professional fees expense reflected as a component of selling, general and administrative expenses in the Consolidated Statements of Operations for the years ended December 31, 2020, 2019, and 2018 of $0.3 million, $0.3 million, and $0.3 million, respectively. The balance of the amounts due was $0.3 million and $0.3 million as of December 31, 2020 and 2019, respectively, and were included as a component of due to related parties in the Consolidated Balance Sheets.

In October 2020, the Member purchased a car from GPB Prime valued at $0.2 million.

Certain GPB employees, certain other individuals, and entities that have assisted and may in the future assist in our operations, are and/or will be members in GPB Auto SLP, LLC (“SLP” or the “Special LP”), an affiliate of the General Partner. The Special LP will receive a performance allocation fee, commonly referred to as “carried interest”, from the Partnership in accordance with the waterfall provisions in the LPA. For the years ending December 31, 2020, 2019, and 2018 there have been no performance allocation fees paid to the Special LP.

In 2018, the Special LP, purchased Partnership interests in the amount of $0.3 million in private transactions with existing investors.

As compensation for the services to be rendered by Highline, the Partnership pays an operation service provider fee (“OSP”) to Highline for an annual amount agreed to by GPB and Highline, subject to the Highline Board’s approval, following Highline’s delivery of the annual written budget to GPB detailing the fees, costs and expenses that will be incurred by Highline in providing its Services. The Partnership recorded OSP fees as a component of selling, general and administrative expenses in the Consolidated Statements of Operations for the year ended December 31, 2020 of $1.5 million.

Guarantees

The Member of the General Partner provided personal guarantees on certain floorplan and real estate loans prior to 2018. The initial amounts guaranteed totaled $48.7 million. Pursuant to the PPM, the Member of the General Partner can charge a fee to the Partnership for providing such guarantee services. The guarantee fees payable to the Member of the General Partner was calculated at $1.0 million based on 1.99% of the amount of the loans initially guaranteed. $1.0 million was due and payable to the Member of the General Partner which is reflected as a component of due to related parties in the Consolidated Balance Sheets as of December 31, 2020 and 2019. The guarantee fees are amortized over the life of the loans. The amortization of these guaranty fees reflected as a component of interest expense to related parties in the Consolidated Statements of Operations for the years ending December 31, 2020, 2019, and 2018 was $0.1 million, $0.1 million and $0.2 million, respectively. The unamortized portion of the guarantee fee asset of $0.1 million and $0.2 million is included as a component of other assets on the Consolidated Balance Sheets as of December 31, 2020 and 2019, respectively.

REPURCHASE AGREEMENTS

Redeemable Non-Controlling Interests

In August 2020, the Partnership and Toyota Motor Sales (“TMS”) settled a dispute via a confidential settlement arrangement. As part of this resolution, the current CEO of GPB Prime agreed to make an investment of $3.7 million in the subsidiary which holds the Partnership’s Toyota dealerships. In connection with the CEO’s investment of $3.7 million, the agreement between the Partnership and the CEO provides terms that upon certain triggers, including a mandatory repurchase requirement upon the death of the holder, the Partnership is required to repurchase all of the interest. As a result, the non-controlling interest was adjusted to $4.0 million and was classified as a component of redeemable non-controlling interest in the Condensed Consolidated Balance Sheet as of December 31, 2020.

The Partnership entered into a repurchase agreement in 2017 with the Former CEO of Automile, a related party who holds a non-controlling interest in a subsidiary of the Partnership. The agreement provides a put repurchase feature, including a mandatory repurchase requirement upon the death of the holder. As a result, the non-controlling interest is reflected as redeemable non-controlling interest liabilities of $24.3 million and $23.8 million as of December 31, 2020 and 2019, respectively.

The Partnership entered into a repurchase agreement in 2017 with a now former executive who holds a non-controlling interest in a subsidiary of the Partnership. The agreement provides for certain put and call repurchase features. In September 2019, the now former executive exercised the put option and the redeemable non-controlling interest of $5.6 million was reclassified as a component of accrued expenses and other current liabilities on the Consolidated Balance Sheet. This was paid in full in 2020.

Director Independence

For discussion of our director independence see “Item 5. Director and Executive Officers”.

Item 8. Legal Proceedings

We, our General Partner, and our dealerships are involved in a number of regulatory, litigation, arbitration and other proceedings or investigations, and many of those matters expose us to potential financial loss. We are indemnifying officers, directors and representatives of the dealerships, as well as GPB, its principals, representatives, and affiliates, for any costs they may incur in connection with such disputes as required by various agreements or governing law. This indemnification does not cover any potential future outcomes or settlements that result from these disputes.

We establish reserves or escrows for legal actions when potential losses associated with the actions become probable and the costs can be reasonably estimated. The actual costs of resolving legal actions may be substantially higher or lower than the amounts reserved or placed in escrow for those actions. Distributions may be delayed or withheld until such reserves are no longer needed or the escrow period expires. If liabilities exceed the amounts reserved or placed in escrow, Limited Partners may need to fund the difference by refunding some or all distributions previously received.

With respect to all significant litigation and regulatory matters facing us, our General Partner, and our dealerships, we have considered the likelihood of an adverse outcome. It is possible that we could incur losses pertaining to these matters that may have a material adverse effect on our operational results, financial condition or liquidity in any future reporting period. We understand that the General Partner is currently paying legal costs associated with these actions for itself and certain indemnified parties. The Partnership expects to provide partial reimbursement to the General Partner as required by various agreements or governing law, but the amount is not reasonably estimable at this time.

Regulatory and Governmental Matters

GPB and certain of its principles and affiliates face various regulatory and governmental matters. GPB seeks to comply with all laws, rules, regulations and investigations into any potential or alleged violation of law. In such situations where GPB disagrees with the Government’s allegations, GPB intends to vigorously defend itself in court. These matters could have a material adverse effect on GPB and the Partnership’s business, acquisitions, or results of operations.

Appointment of Monitor

On February 11, 2021, the United States District Court Eastern District of New York appointed Joseph T. Gardemal III as an independent monitor (the "Monitor") in the action SEC, as plaintiff, against Capital Holdings, Ascendant, AAS, David Gentile, Jeffrey Schneider, and Jeffrey Lash (the "Order"). Pursuant to the Order, Capital Holdings shall (i) grant the monitor access to all non-privileged books, records and account statements for certain portfolio companies, including the Partnership, and certain funds and (ii) cooperate fully with requests by the Monitor reasonably calculated to fulfill the Monitor’s duties.

The Monitor will have the authority to approve or disapprove the following actions: (i) any proposed material corporate transactions by Capital Holdings and/or Highline, the GPB-managed funds, including the Partnership, or the Portfolio Companies (as defined in the Order), or any other proposed material corporate transactions as the Monitor may, in the Monitor’s sole discretion, deem appropriate. The Monitor will negotiate a protocol with Capital Holdings for the review of information concerning proposed material transactions; (ii) any extension of credit by Capital Holdings, Highline, the GPB-managed funds, or the Portfolio Companies outside the ordinary course of business, or to a related party, as defined under the federal securities laws. The Monitor will negotiate a protocol with Capital Holdings for the review of information concerning such extensions of credit; (iii) any material change in business strategy by Capital Holdings or any of the GPB-managed funds; (iv) any material change to compensation of any executive officer, affiliate, or party of Capital Holdings or Highline; (v) any retention by Capital Holdings or Highline of any management-level professional or person (with the exception of any professional retained in connection with litigation commenced prior to this Order, over which approval shall not be required), subject to an acceptable procedure agreed to with the Monitor; (vi) any decision to resume distributions to investors in any of the GPB-managed funds, consistent with the investment objectives of the GPB-managed funds; and (vii) any decision to file, or cause to be filed, any bankruptcy or receivership petition for Capital Holdings or Highline, or for the Portfolio Companies.

The Monitor is authorized and empowered to: (i) review the finances and operations of the GPB-managed funds and, if necessary, individual Portfolio Companies and will negotiate a protocol with Capital Holdings for the review of this information; (ii) review historical corporate transactions by GPB and/or Highline, the GPB-managed funds or the Portfolio Companies, to the extent covered by Capital Holdings’ forthcoming audited financial statements and any restatements covered therein, for the purposes of executing the authority discussed above, and consistent with the authority to share any findings, documents, or information with the SEC, provided, however, the Monitor will not interfere with ongoing audits and will negotiate a protocol with Capital Holdings for the review of this information; (iii) review historical compensation of all executive officers or affiliates of Capital Holdings or Highline; (iv) review the retention of all consultants currently retained by Capital Holdings; (v) review audited financial statements of the GPB-managed funds, which Capital Holdings will promptly deliver to the Monitor upon completion; (vi) review the minutes of all meetings of all boards of directors of the Portfolio Companies, Highline, and the GPB-managed funds; (vii) review the status of all litigation involving Capital Holdings or Highline, and the status of any litigation outside the ordinary course of business involving any of the Portfolio Companies; (viii) review any commencement or settlement of any litigation involving Capital Holdings and Highline, and any commencement or settlement of any litigation outside of the ordinary course of business involving any of the Portfolio Companies; (ix) review any material changes to material leases or real estate holdings, including the signing of any new leases, the termination of leases, material changes to lease terms, or the purchase or sale of any material property by Capital Holdings, Highline, or any of the Portfolio Companies, provided, however, if the material change involves a Capital Holdings, Highline, or Portfolio Company related party or affiliate, the Monitor shall have the power to approve or disapprove of the material change; (x) review insurance policies covering Highline, Capital Holdings, and the GPB-managed funds, as well as affiliates, officers, and directors of such entities; and (xi) review promptly and approve any investor-wide communications intended to be sent by Capital Holdings to investors in the GPB-managed funds.

Within 30 days after the end of each calendar quarter, the Monitor shall file with the Court under seal or in redacted form to protect sensitive, proprietary information, and provide to the SEC and Capital Holdings, a full report reflecting (to the best of the Monitor’s knowledge as of the period covered by the report) the status of the reviews contemplated in the Order. The Order was amended on April 13, 2021, primarily to provide certain state regulators with access to such reports filed by the Monitor.

The Monitor was required to submit a report to the court within 60 days of his appointment recommending either continuation of the monitorship, converting it to a receivership, and/or filing of bankruptcy petitions for one or more of the various entities. The Monitor sent a letter to the Court on April 12, 2021, recommending the monitorship be extended for 180 days. On April 14, 2021, the Court issued an amended order providing (i) that the Monitor will remain in place until terminated by order of the EDNY Court (ii) that certain state regulators will receive access to such reports filed by the Monitor.

Federal Matters

On February 4, 2021, the SEC filed a contested civil proceeding against GPB, Ascendant, AAS, David Gentile, Jeffry Schneider and Jeffrey Lash in the U.S. District Court for the Eastern District of New York. No GPB fund was sued. The lawsuit alleges several violations of the federal securities laws, including securities fraud. The SEC is seeking disgorgement and civil monetary penalties, among other remedies. On March 10, 2021, the Courted granted a motion by the U.S. Attorney’s Office for the Eastern District of New York to intervene in this litigation and to stay the SEC case until the conclusion of the related criminal case, described below.

Also, on February 4, 2021, the U.S. Attorney’s Office for the Eastern District of New York (the “USAO”) brought a criminal indictment against Mr. Gentile, Mr. Schneider, and Mr. Lash. The criminal indictment alleges conspiracy to commit securities fraud, conspiracy to commit wire fraud, and securities fraud. Mr. Gentile and Mr. Lash were also charged with two counts of wire fraud. The Government intends to seek criminal forfeiture.

On October 23, 2019 a Federal Grand Jury in the Eastern District of New York had indicted Michael Cohn, GPB’s Chief Compliance Officer (“CCO”). The indictment’s allegations stemmed from conduct occurring while Mr. Cohn was employed by the SEC, and prior to his joining GPB. It was alleged that Mr. Cohn had obstructed justice by stealing confidential government information and subsequently making unauthorized disclosures. Upon learning of the criminal charges, GPB immediately terminated Mr. Cohn and relieved him of his duties as CCO. GPB also engaged a law firm to undertake an independent internal investigation which did not identify any wrongdoing by GPB with respect to Mr. Cohn based on the information available. On September 8, 2020, Mr. Cohn pled guilty to misdemeanor theft of government property.

State Matters

On May 27, 2020, the Massachusetts Securities Division of the Office of the Secretary of the Commonwealth (“Massachusetts”) filed an Administrative Complaint against GPB for alleged violations of the Massachusetts Uniform Securities Act. No GPB-managed fund is a named defendant. The Complaint alleges, among other things, that the offering documents for several GPB-managed funds, including the Partnership, included material misstatements or omissions. Massachusetts is seeking both monetary and administrative relief, including disgorgement and rescission to Massachusetts residents who purchased the GPB-managed funds. This matter is now stayed.

On February 4, 2021, seven State securities regulators (Alabama, Georgia, Illinois, Missouri, New Jersey, New York, and South Carolina) filed suit against GPB. No GPB-managed fund is a named defendant in any of the suits. Several of the suits also named Ascendant, AAS, Mr. Gentile, Mr. Schneider, and Mr. Lash as defendants. The lawsuits allege, among other things, that the offering documents for several GPB-managed funds, including the Partnership, included material misstatements and omissions. The States are seeking both monetary and administrative relief, including disgorgement and rescission. The cases brought by Alabama, Georgia, Illinois, Massachusetts, Missouri, New York and South Carolina have been stayed pending the conclusion of the related criminal case.

Actions Asserted Against GPB and Others, Not Including the Partnership

Ismo J. Ranssi, derivatively on behalf of Armada Waste Management, LP, v. GPB Capital Holdings, LLC, et al., Case No. 654059/2020

In August 2020, plaintiffs filed a derivative action against GPB, Ascendant Capital, Ascendant AAS, Axiom, David Gentile, Mark D. Martino, and Jeffry Schneider in New York Supreme Court. The Partnership is not a named defendant. The Complaint alleges, among other things, that the offering documents for certain GPB managed funds include material misstatements and omissions. The plaintiffs are seeking disgorgement, unspecified damages, and other equitable relief.

Galen G. Miller and E. Ruth Miller, derivatively on behalf of GPB Holdings II, LP, v. GPB Capital Holdings, LLC, et al., Case No. 656982/2019

In November 2019, plaintiffs filed a derivative action against GPB, Ascendant, AAS, Axiom, Michael Cohn, Steven Frangioni, David Gentile, William Jacoby, Minchung Kgil, Mark D. Martino, and Jeffry Schneider in New York Supreme Court. The Partnership is not a named defendant. The Complaint alleges, among other things, that the offering documents for certain GPB-managed funds include material misstatements and omissions. The plaintiffs are seeking disgorgement, unspecified damages, and other equitable relief.

Actions Asserted Against GPB and Others, Including the Partnership

For all matters below in which the Partnership is a defendant, we intend to vigorously defend against the allegations, however no assurances can be given that we will be successful in doing so.

Michael Peirce, derivatively on behalf of GPB Automotive Portfolio, LP v. GPB Capital Holdings, LLC, Ascendant Capital, LLC, Ascendant Alternative Strategies, LLC, Axiom Capital Management, Inc., Steven Frangioni, David Gentile, William Jacoby, Minchung Kgil, Mark D. Martino and Jeffry Schneider, -and- GPB Automotive Portfolio, LP, Nominal Defendant, Case No. 652858/2020

In July 2020, plaintiff filed a derivative action in New York Supreme Court against GPB, Ascendant, AAS, Axiom, Steve Frangioni, David Gentile, William Jacoby, Minchung Kgil, Mark Martino, and Jeffry Schneider. The Complaint alleges various breaches of fiduciary duty, aiding and abetting the breaches of fiduciary duty, breach of contract, and unjust enrichment, among other claims. Plaintiffs are seeking declaratory relief and unspecified damages, among other forms of relief. Any potential losses associated with this matter cannot be estimated at this time.

Alfredo J. Martinez and HighTower Advisors v. GPB Capital Holdings, LLC, et al., Case No. 2020-0545

In July 2020, plaintiff filed a complaint against GPB, Armada Waste Management GP, LLC, Armada Waste Management, LP, the Partnership, GPB Holdings II, LP, and GPB Holdings, LP in the Delaware Court of Chancery to compel inspection of GPB’s books and records based upon specious and unsubstantiated allegations regarding GPB’s business practices, among other things. A trial date has been set for March 2021. Any potential losses associated with this matter cannot be estimated at this time.

Lance Cotton, Alex Vavas and Eric Molbegat v. GPB Capital Holdings, LLC, Automile Holdings LLC D/B/A Prime Automotive Group, David Gentile, David Rosenberg, Philip Delzotta, Joseph Delzotta, and any other related entities, Case No. 604943/2020

In May 2020, plaintiffs filed a civil action in New York Supreme Court against GPB, Automile Holdings LLC d/b/a Prime Automotive Group, David Gentile, David Rosenberg, Philip Delzotta, Joseph Delzotta, and any other related entities. The complaint alleges that defendants engaged in systematic fraudulent and discriminatory schemes against customers and engaged in retaliatory actions against plaintiffs, who were employed by Garden City Nissan from August until October 2019. The plaintiffs are seeking unspecified damages and penalties. Any potential losses associated with this matter cannot be estimated at this time.

Monica Ortiz, on behalf of herself and other individuals similarly situated. GPB Capital Holdings LLC; Automile Holdings, LLC d/b/a Prime Automotive Group; David Gentile; David Rosenberg; Philip Delzotta; Joseph Delzotta; and other affiliated entities and individuals, Case No. 604918/2020

In May 2020, plaintiffs filed a class action in New York Supreme Court against GPB, Automile Holdings LLC d/b/a Prime Automotive Group, David Gentile, David Rosenberg, Philip Delzotta, Joseph Delzotta, and other affiliated entities and individuals. The Complaint alleges deceptive and misleading business practices of the named Defendants with respect to the marketing, sale, and/or leasing of automobiles and the financial and credit products related to the same throughout the State of New York. Any potential losses associated with this matter cannot be estimated at this time.

In re: GPB Capital Holdings, LLC Litigation (formerly, Adam Younker, Dennis and Cheryl Schneider, Elizabeth Plaza, and Plaza Professional Center Inc. PFT Sharing v. GPB Capital Holdings, LLC, et al. and Peter G. Golder, individually and on behalf of all others similarly situated, v. GPB Capital Holdings, LLC, et al.), Case No. 157679/2019

In May 2020, plaintiffs filed a consolidated class action complaint in New York Supreme Court against GPB, GPB Holdings, GPB Holdings II, GPB Holdings III, the Partnership, GPB Cold Storage, GPB Waste Management, David Gentile, Jeffrey Lash, Macrina Kgil, a/k/a Minchung Kgil, William Edward Jacoby, Scott Naugle, Jeffry Schneider, Ascendant Alternative Strategies, Ascendant Capital, and Axiom Capital Management. The Complaint alleges, among other things, that the offering documents for certain GPB-managed funds, include material misstatements and omissions. The plaintiffs are seeking disgorgement, unspecified damages, and other equitable relief. Any potential losses associated with this matter cannot be estimated at this time.

Phillip J. Cadez, et al. v. GPB Capital Holdings, LLC, et al., Case No. 2020-0402

In May 2020, plaintiffs filed a derivative action in Delaware Court of Chancery against GPB, David Gentile, Jeffrey Lash, and Jeffry Schneider, Defendants, and GPB Holdings I, and the Partnership, as nominal defendants. Previously, plaintiffs had filed a complaint to compel inspection of books and records, which had been dismissed without prejudice.

In the current action, plaintiffs are alleging various breaches of fiduciary duty, unjust enrichment, and with regard to GPB, breach of the Partnerships’ LPAs. Plaintiffs are seeking unspecified damages, declaratory, and equitable relief. Any potential losses associated with this matter cannot be estimated at this time.

Jeff Lipman and Carol Lipman, derivatively on behalf of GPB Holdings II and Auto Portfolio v. GPB Capital Holdings, LLC, et al., Case No. 2020-0054

In January 2020, plaintiffs filed a derivative action in Delaware Court of Chancery against GPB, David Gentile, Jeffrey Lash, and Jeffry Schneider. The Complaint alleges various breaches of fiduciary duty, fraud, gross negligence, and willful misconduct. The plaintiffs seek unspecified damages among other forms of relief. Any potential losses associated with this matter cannot be estimated at this time.

Alfredo J. Martinez, et al. v. GPB Capital Holdings, LLC, Case No. 2019-1005

In December 2019, plaintiffs filed a civil action in Delaware Court of Chancery to compel inspection books and records from GPB, as general partner, and from the Partnership, GPB Holdings I, GPB Holdings II, and GPB Waste Management. In June 2020, the court dismissed plaintiffs’ books and records request, but allowed a contract claim for specific performance to proceed as a plenary action. Any potential losses associated with this matter cannot be estimated at this time.

Mary Purcell, et al. v. GPB Holdings II, LP, et al., Case No. 30-2019-01115653-CU-FR-CJC

In December 2019, plaintiffs filed a civil action in superior court in Orange County, California against Rodney Potratz, FSC Securities Corporation, GPB Holdings II, the Partnership, GPB, David Gentile, Roger Anscher, William Jacoby, Jeffrey Lash, Ascendant, Trevor Carney, Jeffry Schneider, and DOES 1 - 15, inclusive. The Complaint alleges breach of contract, negligence, fraud and breach of fiduciary duty. Plaintiffs are seeking rescission, unspecified damages, and other equitable relief. Any potential losses associated with this matter cannot be estimated at this time.

Stanley S. and Millicent R. Barasch Trust and Loretta Dehay, individually and on behalf of others similar situated v. GPB Capital Holdings, LLC, et al., Case No. 19 Civ. 1079

In November 2019, plaintiffs filed a putative class action in the United States District Court for the Western District of Texas against, certain limited partnerships, including the Partnership, for which GPB is the general partner, AAS, and Ascendant, as well as certain principals of the GPB-managed funds, auditors, a fund administrator, and individuals. (Please note that the original Complaint named Millicent R. Barasch as the plaintiff, but since her death, her trust has successfully moved to substitute for all purposes in this litigation.) The Complaint alleges civil conspiracy, fraud, substantial assistance in the commission of fraud, breach of fiduciary duty, substantial assistance in the breach of fiduciary duty, negligence, and violations of the Texas Securities Act. The plaintiffs are seeking unspecified damages, declaratory relief, among other forms of relief. Any potential losses associated with this matter cannot be estimated at this time.

Barbara Deluca and Drew R. Naylor, on behalf of themselves and other similarly situated limited partners, v. GPB Automotive Portfolio, LP et al., Case No. 19-CV-10498

In November 2019, plaintiffs filed a putative class action complaint in the United States District Court for the Southern District of New York against GPB, GPB Holdings II, the Partnership, David Gentile, Jeffery Lash, AAS, Axiom, Jeffry Schneider, Mark Martino, and Ascendant. The Complaint alleges, among other things, fraud and material omissions and misrepresentations to induce investment. The plaintiffs are seeking disgorgement, unspecified damages, and other equitable relief. Any potential losses associated with this matter cannot be estimated at this time.

Kinnie Ma Individual Retirement Account, et al., individually and on behalf of all others similarly situated, v. Ascendant Capital, LLC, et al., Case No. 19-CV-1050

In October 2019, plaintiffs filed a putative class action in the United States District Court for the Western District of Texas against GPB, certain limited partnerships, including the Partnership, for which GPB is the general partner, AAS, and Ascendant, as well as certain principals of the GPB-managed funds, auditors, broker-dealers, a fund administrator, and other individuals. The Complaint alleges violations of the Texas Securities Act, fraud, substantial assistance in the commission of fraud, breach of fiduciary duty, substantial assistance in breach of fiduciary duty, and negligence. The plaintiffs are seeking unspecified damages and certain equitable relief. Any potential losses associated with this matter cannot be estimated at this time.

GPB Capital Holdings, LLC et al. v. Patrick Dibre, Case No. 606417/2017

In July 2017, GPB, the Partnership, GPB Holdings I, GPB Holdings Automotive, LLC, and GPB Portfolio Automotive, LLC filed suit in New York State Supreme Court against Patrick Dibre, one of their former operating partners, for breach of contract and additional claims arising out of the Defendant’s sale of certain automobile dealerships to the GPB Plaintiffs. Mr. Dibre answered GPB’s Complaint, and asserted counterclaims alleging breach of contract and unjust enrichment.

Both parties are currently engaged in court-supervised mediation and are negotiating a potential partial settlement. However, there can be no assurance that the parties will reach a settlement on any of the issues raised in the litigation. Any potential losses associated with this matter cannot be estimated at this time.

Concorde Investment Services, LLC v. GPB Capital Holdings, LLC, et al., Case No. 650928/2021 (New York Sup. Ct)

In February 2021, Concorde Investment Services, LLC filed suit in New York State Supreme Court against GPB, certain limited partnerships for which GPB is the general partner, and others. The Complaint alleges breaches of contract, fraudulent inducement, negligence, interference with contract, interference with existing economic relations, interference with prospective economic advantage, indemnity, and declaratory relief, and includes a demand for arbitration. Plaintiff’s demands include compensatory damages of at least $5.0 million and a declaration that Concorde is contractually indemnified by the Defendants.

Defendants moved to dismiss Plaintiff’s Complaint at the end of May 2021. The full motion to dismiss will be filed with the Court by the end of July. Any potential losses associated with this matter cannot be estimated at this time.

Dealership Related Litigation

David Rosenberg, et al. v. GPB Prime Holdings LLC et al., Case No. 1982CV00925

In June 2019, the Former CEO of Automile, David Rosenberg brought a breach of contract action against GPB Prime and Automile Parent Holdings, LLC in Massachusetts Superior Court. In November 2019, an amended complaint naming GPB Prime, LLC, Automile Parent Holdings, LLC, Automile Holdings, LLC (“Automile”), Automile TY Holdings, LLC, David Gentile, Jeffrey Lash, Kevin Westfall, Jovan Sijan, James Prestiano, Manuel Vianna, Nico Gutierrez and Michael Frost and Automile Parent Holdings, LLC, as a nominal Defendant. The amended complaint alleges breach of contract, breach of the implied covenant of good faith and fair dealing, breach of fiduciary duty (both direct and derivatively), aiding and abetting the breach of fiduciary duty, fraud, conspiracy, conversion, and equitable relief/specific performance.

Settlement talks with Mr. Rosenberg commenced but were halted. Mr. Rosenberg’s breach of contract claims relating to his employment agreement have been submitted to the American Arbitration Association for binding arbitration with Automile Parent Holdings, LLC.

We believe the allegations have little to no basis and will continue to vigorously oppose the claims. Any potential losses associated with this matter cannot be estimated at this time.

VWoA v. GPB Capital Holdings, LLC

On or about February 7, 2020, Volkswagen of America (“VWoA”) filed a complaint against GPB in the Southern District of New York.

VWoA seeks declaration that: (a) GPB's change of directors entitles VWoA to the remedies agreed upon by the parties in the Business Relationship Agreement, as Amended (“BRA”), which allegedly includes a requirement for GPB to cause the divestiture of the Volkswagen dealerships owned by the Partnership upon certain events; (b) GPB's removal and/or termination of David Rosenberg is an event under the BRA that enables VWoA to enforce the requirement that the Partnership divest all ownership interests in the dealerships; (c) GPB failed to abide by the BRA's divestiture requirement, thus entitling VWoA to enforce the termination remedy; (d) a declaration that: (1) GPB caused, directed or permitted its dealerships to file the Arbitration Action; (2) the filing of the Arbitration Action is a breach of GPB's covenant not to contest or sue; and (3) VWoA is entitled full enforcement of the BRA, including enforcement of its right to recoup all attorney fees and costs associated with the defense of this proceeding and the Arbitration Action, and that GPB is required to indemnify and hold VWoA harmless from any monetary damages, equitable judgments, or fees and costs resulting from any legal, administrative, or (4) equitable proceeding; (e) judgment awarding VWoA specific performance of the BRA, including ordering GPB to cause the Dealership Agreements for the Prime, Caprara, and Norwood dealerships to be terminated; (f) judgment awarding VWoA relief from the Arbitration Action, including but not limited to ordering GPB to cause the dealer to dismiss the Arbitration Action with prejudice; and (g) judgment awarding VWoA all of its attorneys' fees and legal costs incurred in this proceeding and also in defense of VWoA's rights regarding the Arbitration Action.

This lawsuit has been amended although it has not been filed against the Volkswagen dealerships owned by the Partnership, and is not a lawsuit against those dealerships to terminate the relevant Volkswagen Franchise Agreements. VWoA has filed this suit to try to avoid arbitration sought by the dealerships, despite VWoA’s dealership agreement having provisions to allow a dealer to seek arbitration, and to enforce alleged contract rights against the Partnership. GPB filed an answer generally denying the allegations, and the parties proceeded with written discovery and depositions, though discovery was abated by court orders until June 29 2021. The Caprara Volkswagen dealership was sold for commercial reasons unrelated to this litigation in 2020. In April 2020, Saco Auto Holdings VW, LLC d/b/a Prime Volkswagen ("Prime VW"), the entity operating the Volkswagen dealership in Saco, Maine, filed a separate action before the Maine Motor Vehicle Franchise Board protesting VWoA's efforts to cause GPB to divest the Volkswagen dealerships, which would result in the effective termination of that dealership. Consistent with the legal position being taken by GPB in the SDNY case, Prime VW contends that VWoA's attempt to force the divestiture of the dealerships violates state law and Prime VW intends to vigorously contest VWoA's efforts to cause the divestiture of the dealership in Maine's Motor Vehicle Franchise Board. Plaintiffs have not tendered a monetary value on relief sought. GPB believes VWoA's allegations have little to no basis and has been and will continue to vigorously defend itself in this matter. Any potential losses associated with this matter cannot be estimated at this time.

AMR Auto Holdings – PA, LLC d/b/a Westwood Audi v. Audi of America, Inc., an operating unit of Volkswagen Group of America, Inc.; C.A. No. 1:20-cv-10861

AMR Auto Holdings – PA, LLC (a subsidiary of the Partnership) is a Massachusetts based motor vehicle dealership with a franchise to sell and service new Audi products. This dealership entity is wholly owned by Automile Holdings, LLC. On September 16, 2019, the Board of Managers of Automile Holdings, LLC terminated its Chief Executive Officer for cause and communicated its action to the various motor vehicle manufacturers and distributors with which it or its subsidiaries have franchises, including Audi of America, Inc ("AoA"). Certain manufacturers, including AoA, raised concerns that various provisions of underlying agreements had been breached by terminating the CEO without providing prior notice and receiving prior consent from the distributor. On February 5, 2020, AoA sent a notice of termination, seeking to terminate AMR Auto Holdings-PA LLC's franchise agreement. On April 3, 2020, AMR Auto Holdings – PA, LLC filed a lawsuit in the Superior Court of the Commonwealth of Massachusetts, Norfolk County, protesting Audi's notice of termination which, by agreement with Audi, stays termination of the franchise pending resolution of the lawsuit. The case was removed in May 2020 to, and is presently pending in, the United States District Court for the District of Massachusetts. The parties have initiated, but have not completed, limited discovery, and experts have not been designated. Also, the case is presently inactive due to a joint request to the Court, which was granted, to postpone all deadlines for sixty (60) days. The stay ends on May 4, 2021, at which time there will be another court conference to determine how the case will proceed. AMR Auto Holdings – PA, LLC is and will continue to vigorously protest AoA's notice of termination through this litigation. Any potential losses associated with this matter cannot be estimated at this time.

Certain of these outstanding matters include speculative, substantial or indeterminate monetary amounts. We record a liability when we believe that it is probable a loss will be incurred and the amount can be reasonably estimated. If we determine that a loss is reasonably possible and the loss or range of loss can be estimated, we disclose the reasonably possible loss. We evaluate developments in our legal matters that could affect the amount of liability that has been previously accrued, if any, and the matters and related reasonably possible losses disclosed, and make adjustments as appropriate. Significant judgement is required to determine both the likelihood of there being and the estimated amount of a loss related to such matters.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

MARKET INFORMATION

The Partnership offered $750.0 million in Units, and has issued $682.9 million in total of Class A, Class A-1, Class B, and Class B-1 Units, for which, there is currently no public market, nor can we give any assurance that one will develop. See “Item 10. Recent Sales of Unregistered Securities” for units outstanding as of March 31, 2021. Each class was offered and sold in transactions exempt from registration under the Securities Act under Section 4(a)(2) and Regulation D under the Securities Act. See “Item 10. Recent Sales of Unregistered Securities” in this Form 10 for more information. This Registration Statement only seeks to register the Class A and A-1 Units.

Because our Units have been acquired by investors in one or more transactions “not involving a public offering,” our Units are “restricted securities” as defined under Rule 144 of the Securities Act and may be required to be held indefinitely. Our Units generally may not be sold, transferred, assigned, pledged or otherwise disposed of unless (i) our consent is granted, and (ii) the Units are registered under applicable securities laws or specifically exempted from registration (in which case the Limited Partner may, at our option, be required to provide us with a legal opinion, in form and substance satisfactory to us, that registration is not required). Accordingly, an investor must be willing to bear the economic risk of investment in the Units until the Partnership is liquidated. From August 2018 through the date of this filing, all Unit transfers are currently on a moratorium with no planned relaxing of this hold. Nevertheless, any and all transfers are allowable at our discretion.

DISTRIBUTION POLICY

After payment of any tax distributions and payment and reservation of all amounts deemed necessary by the General Partner in its sole discretion, the Partnership has generally made Class A and Class A-1 ordinary cash distributions at a rate of 8% of each Limited Partners’ adjusted Units per annum. Adjusted Units are calculated based on gross capital contributions of $50,000 less 11% selling fees equaling 1 adjusted unit. For example, if a Limited Partner subscribed into Class A for $50,000 with 11% selling fees with a net capital contribution of $44,500, that investor would receive a yearly distribution of $4,000. The calculation for this Limited Partner is 1 unit multiplied by the 8% distribution rate. A Class B and Class B-1 investor has received ordinary cash distributions at a rate of 8.7% of gross capital contributions. As of December 31, 2020 and through the date of this filing, none of the Limited Partners have reached the second tier of priority noted below (capitalized terms herein shall have the definition in accordance with the LPA and PPM).

•	First, 100% to the Limited Partners, in proportion to their respective Net Capital Contributions, until each Limited Partner has received cumulative distributions equal to such Limited Partners’ Net Capital Contribution Amount;

•	Second, 100% to the Limited Partners, in proportion to their respective Unreturned Capital Contributions, until each Limited Partner has received cumulative distributions equal to such Limited Partners’ aggregate Capital Contributions;

•	Third, 100% to the Limited Partners, in proportion to their respective Accrued Preferred Returns, until each Limited Partner has received cumulative distributions equal to the sum of such Limited Partners’ aggregate Capital Contributions and Limited Partner Preferred Return;

•	Fourth, 100% to the Special Partner until the cumulative distributions made to the Special Partner equal 20% of the sum of all amounts distributed to each Limited Partner in excess of such Limited Partners’ Net Capital Contribution Amount and to the Special Partner and;

•	Thereafter, amounts available for distribution by the Partnership will be distributed 80% to the Limited Partners and 20% to the Special Partner, with such amounts distributed to the Limited Partners in proportion to their respective aggregate Capital Contributions.

In the first quarter of 2019, the Partnership transitioned to a quarterly dynamic distribution rate, which will be paid in arrears. The General Partner will determine distribution amounts, if any, following the end of the calendar quarter, and will generally pay out distributions prior to the end of the subsequent quarter. Distribution rates under this policy will likely fluctuate from quarter to quarter based on, among other things, the performance of the Partnership. As a result, Limited Partners should not expect distribution rates to remain consistent at the current rate, or at any rate decided upon thereafter. In accordance with the first step of the Partnership’s distribution waterfall, all of the Partnership’s distributions made to date have been a return of capital contributions made to the Partnership by investors. The source of these return of capital distributions have included, and may in the future continue to include, cash flow from operations and investor contributions. The change in the Partnership’s distribution policy reinforces the alignment between Limited Partners and GPB to improve fund performance and maximize value to our Limited Partners. As of February 2020, all distributions need to be approved by the Monitor until further notice.

Distributions for the three months ended March 31, 2021, and the years ended December 31, 2020, 2019, and 2018 are as follows:

(Dollars in thousands)	Three months ended March 31,	Years Ended December 31,
	2021	2020	2019	2018
Class A	$—	$—	$—	$26,579
Class A-1	—	—	—	12,237
Class B	—	—	—	5,687
Class B-1	—	—	—	2,290
Total	$—	$—	$—	$46,793

Net profits and net losses will be allocated to the Limited Partners according to their capital accounts in a manner sufficient to cause each Limited Partners’ capital account to equal the amounts such Limited Partners would receive upon the liquidation of the Partnership. Net profits and net losses are determined on an accrual basis of accounting in accordance with US GAAP.

Item 10. Recent Sales of Unregistered Securities

As of March 31, 2021 and through the date of this filing, the Partnership has 7,872.54 Class A Limited Partnership Units, 3,554.91 Class A-1 Limited Partnership Units, 1,504.04 Class B Limited Partnership Units and 589.08 Class B-1 Limited Partnership Units outstanding. All classes have the same rights and the only distinction between classes are the Managerial Assistance fees and Selling and Service fees which are outlined in “Item 7. Related Party Transactions”.

Transactions in the Partnership’s Units for the three months ended March 31, 2021, and the years ended December 31, 2020, 2019, and 2018 are as follows:

	Units Outstanding
	Class A	Class A-1	Class B	Class B-1
Units Outstanding - January 1, 2018	5,599.98	2,671.25	1,117.50	473.98
Units issued	2,310.02	883.32	371.34	131.30
Units redeemed	(26.89)	(10.23)	(1.00)	—
Units Outstanding - December 31, 2018	7,883.11	3,544.34	1,487.84	605.28
Units issued	—	14.82	1.20	—
Units redeemed	(14.82)	—	—	(1.20)
Units Outstanding - December 31, 2019	7,868.29	3,559.16	1,489.04	604.08
Units issued	4.25	—	—	1.00
Units redeemed	—	(4.25)	(1.00)	—
Units Outstanding - December 31, 2020	7,872.54	3,554.91	1,488.04	605.08
Units issued	—	—	16.00	—
Units redeemed	—	—	—	(16.00)
Units Outstanding - March 31, 2021	7,872.54	3,554.91	1,504.04	589.08

All transfers of ownership are included within Units issued and redeemed.

The consideration paid for the three months ended March 31, 2021, and the years ended December 31, 2020, 2019, and 2018 are as follows:

(Dollars in thousands)	Three months ended March 31,	Years Ended December 31,
	2021	2020	2019	2018
Class A	$—	$—	$—	$114,585
Class A-1	—	—	—	43,766
Class B	—	—	—	18,567
Class B-1	—	—	—	6,565
GPB SLP, LLC	—	—	—	1,900
Total	$—	$—	$—	$185,383

The contributions set forth above do not include the selling and service fees paid to brokers in connection with such issuances. For additional information regarding such fees see “Item 7. Certain Relationships and Related Transactions, and Director Independence.”

The proceeds received from issuance were used in accordance with the Partnership’s investment objectives and related expenses outlined in the LPA.

Redemptions for the three months ended March 31, 2021, and the years ended December 31, 2020, 2019, and 2018 are as follows:

(Dollars in thousands)	Three months ended March 31,	Years Ended December 31,
	2020	2020	2019	2018
Class A	$—	$—	$—	$1,130
Class A-1	—	—	—	430
Class B	—	—	—	47
Class B-1	—	—	—	—
Total	$—	$—	$—	$1,607

The Partnership’s Units were issued pursuant to an exemption from the registration requirements under Section 4(a)(2) of the Securities Act, and Rule 506 of Regulation D promulgated thereunder since, among other things, the transactions did not involve a public offering and the securities were acquired for investment purposes only and not with a view to or for sale in connection with any distribution thereof. Offers and sales were made solely to persons qualifying as “accredited investors” (as such term is defined by Rule 501 of Regulation D).

The Partnership’s Units offered will not be and have not been registered under the Securities Act, and may not be offered or sold in the U.S. absent registration or an applicable exemption from registration requirements.

Item 11. Description of Registrant’s Securities to Be Registered

CAPITAL STOCK

None.

DEBT SECURITIES

None.

WARRANTS AND RIGHTS

None.

OTHER SECURITIES - ADDITIONAL CLASSES OF LP INTEREST

The Partnership is authorized to issue an unlimited amount of Units and classes of Units other than Class A Units, Class A-1 Units, Class B Units and Class B-1 Units, without notice to any Limited Partner, as GPB may from time-to-time create and issue, with such rights, designations and obligations as GPB may specify. Outstanding Units of a class shall have attached to them the same rights and obligations as, and will rank equally and pari passu with, other Units of such class for voting purposes. The Partnership is registering Class A and Class A-1 Units. See “Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters” in the “Distribution Policy” subsection for the rights and preferences of Class A and Class A-1. GPB will take all actions which it deems necessary or appropriate in connection with each issuance of an additional class of Units and will amend the LPA in any manner which it deems necessary or appropriate to specify the relative rights, powers and duties of the holders of such Units and to provide for each such issuance. The issuance of any such additional class of Units and any amendment relating thereto will not require the consent or approval of any Limited Partner. As described above all classes have the same rights and the only distinction between classes are the Managerial Assistance fees and Selling and Service fees which are outlined in “Item 7. Related Party Transactions”.

GPB has the right to restructure the interests in the Partnership to address legal, tax or other concerns; provided however, that such restructuring does not have a material adverse effect on any Limited Partner without the prior written consent of such Limited Partner.

MATERIAL PROVISIONS OF THE GPB AUTOMOTIVE PORTFOLIO, LP LIMITED PARTNERSHIP AGREEMENT

The following is a summary of the material provisions of the Fifth Amended and Restated Agreement of Limited Partnership of GPB Automotive Portfolio, LP which is included in this Registration Statement on Form 10 as Exhibit 4.1, and the following summary is qualified by reference thereto.

Pursuant to court order, the Monitor has the authority to approve or disapprove of all material transactions by the Partnership, and the following discussion is qualified by the Monitor's authority.

Nature of Partnership and Limitation of Liability

The Partnership is a limited partnership formed under the Delaware Revised Uniform Limited Partnership Act (the “Act”). The LPA limits Limited Partners’ liability for our losses or debts up to their capital contributions, any gains or income allocated to their respective capital accounts, and the obligation, if any, to return distributions to the Partnership to the extent required under the Act. Under the Act, a limited partnership may not make a distribution to a partner to the extent that, at the time of the distribution, after giving effect to the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their limited partnership interests and liabilities for which the recourse of creditors is limited to specified property of the limited partnership, exceed the fair value of the limited partnership’s assets. A limited partner who receives a distribution in violation of this provision, and who knew at the time of the distribution that the distribution violated this provision, is liable to the limited partnership for the amount of the distribution.

Control of Operations

GPB through its affiliation with Highline is vested with the exclusive management and control of our business. See “Item 5. Directors and Executive Officers” for a complete description of GPB’s management, and relationships with Highline as the Partnership’s OSP. Limited Partners have no power to take part in the management of the Partnership or bind us. No person should become a Limited Partner unless such person is willing to entrust all aspects of the management of the Partnership to GPB. GPB may contract with any person or entity to carry out any of its duties and may delegate to such person or entity any of its power or authority under the LPA, but no such contract or delegation will relieve GPB of any of its duties or obligations thereunder. In addition, any lender may restrict the ability of GPB to take certain actions without such lender’s consent.

Removal of GPB

GPB may be removed as the General Partner upon the affirmative vote of at least 20% of the Limited Partners (who are not affiliates of GPB) if any of the following events occur: (i) a final, non-appealable judicial determination that GPB has committed fraud, gross negligence or willful misconduct, or (ii) (A) an action or proceeding under the U.S. Bankruptcy Code is filed against GPB and (I) such action or proceeding is not dismissed within 90 days after the date of its filing or (II) GPB files an answer acquiescing in or approving of such action or proceeding, (B) an action or proceeding under the U.S. Bankruptcy Code is filed by GPB, or (C) a receiver or conservator is appointed to take control of GPB or all or a substantial portion of its property. If GPB were to be so removed, (i) a majority of the Limited Partners will elect a successor general partner, (ii) any Units held by GPB would not be affected, and (iii) the Special LP’s Performance Allocation would be exchanged for Units.

Voting Rights of Limited Partners

The Limited Partners do not have voting rights except in certain situations specified in the LPA.

Liability of General Partner; Indemnification

To the fullest extent provided by law, our debts, liabilities and obligations belong solely to us, and GPB will not be liable or obligated personally for any such debt, liability or obligation solely by reason of its status as General Partner. GPB and its affiliates will not be liable to us or any Limited Partner for losses sustained, liabilities incurred, or benefits not derived by the Limited Partners in connection with (i) any decisions made by, or actions taken or not taken by, GPB or its affiliates, so long as GPB or its affiliates acted in good faith and in a manner it reasonably believed to be in, or not opposed to, the best interests of the Partnership and its conduct did not constitute gross negligence, fraud or willful or wanton misconduct; or (ii) any Limited Partners’ experience of identity theft or other similar criminal activity. The LPA provides that we will, to the fullest extent permitted by law, indemnify Indemnified Persons, and advance expenses to Indemnified Persons as described in the LPA. The Partnership will indemnify Indemnified Persons for losses, liabilities and damages sustained by them if they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interest of the Partnership, and, with respect to any criminal action, had no reasonable cause to believe that their actions were unlawful. No indemnification will be made for any claim for which an Indemnified Person is found to be liable for gross negligence, willful misconduct, fraud or a material breach of the LPA. To the extent that an Indemnified Person is successful in defending a suit, they will be indemnified against expenses, including attorney’s fees, actually incurred in connection therewith. Expenses incurred by the Indemnified Person in defending any suit or action will be paid by the Partnership in advance of final disposition of the action or suit, provided that the Indemnified Person will undertake to repay the amount if they are found not to be entitled to indemnification. The indemnification and advancement of expenses provided to the Indemnified Persons are not exclusive of any other rights to which the Indemnified Person may be entitled. The Partnership reserves the power to buy and maintain insurance on behalf of GPB and its affiliates in addition to these indemnification provisions.

Conflicts of Interest

The LPA does not have any provisions prohibiting any member, officer, director, security holder or affiliate of the Partnership or GPB from (i) having any direct or indirect pecuniary interest in any property to be acquired or disposed of by the Partnership or in any transaction to which the Partnership is a party or has an interest, or (ii) engaging for their own account in activities of the sort engaged in by the Partnership. However, the LPA does require the Advisory Committee’s approval before entering into a Related Party Transaction.

Capital Contributions and Capital Accounts

Each Limited Partner will have a capital account established on the books of the Partnership which will be credited with such Limited Partners’ capital contribution, net of selling fees. Each such Limited Partners’ capital account will be increased to reflect (i) any additional capital contributions by it, and (ii) any net profits allocable to such Limited Partner, and will be decreased to reflect (y) any distributions to, and (z) any net losses allocable to such Limited Partner.

Additional Capital Contributions

Additional capital contributions may be made by Limited Partners at any time while an offering of our Units is open in amounts of at least $10,000, subject to GPB’s discretion to accept lesser amounts. Such additional contributions will not be “credited” to us (i.e., deemed to be part of our assets for purposes of calculating allocation percentages or net profits and net losses) until the later of acceptance by us and the first day of the calendar month following such additional contributions. GPB may, in its sole discretion, reject any additional capital contribution request.

Allocation of Net Profits and Net Losses

For each fiscal period (fiscal quarters or fiscal years), net profits and net losses generally will be allocated to the Limited Partners, including GPB, according to their capital accounts in a manner sufficient to cause each Limited Partners’ capital account to equal the amounts such Limited Partners would receive upon the liquidation of the Partnership. Net profits and net losses are determined on an accrual basis of accounting in accordance with U.S. GAAP.

Distributions to Limited Partners

See “Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters” in this Registration Statement for description of our distribution policy.

Winding Up of the Partnership

Upon the winding up or termination of the Partnership, the Partnership’s assets will be distributed based on the capital accounts of the Limited Partners. GPB is empowered to distribute our assets in-kind when liquidating the Partnership, and such in-kind assets may be difficult for individual Limited Partners to monetize.

Amendment of LPA and Other Action

GPB has the power, without the consent of the Limited Partners, to amend the LPA and take such other action as it deems necessary to (i) reflect the admission, substitution, termination, or withdrawal of Limited Partners or of additional classes of Units in accordance with the LPA, (ii) cure any ambiguity, correct or supplement any provision in the LPA not inconsistent with the law or with other provisions of the LPA, or make other changes with respect to matters arising under the LPA that will not be inconsistent with the law or with the provisions of the LPA, provided that no such amendment will materially adversely affect the Limited Partners without appropriate Limited Partner consent, (iii) add, amend or delete provisions of the LPA which addition, amendment or deletion is, in the opinion of counsel to the Partnership, for the protection of or otherwise to the benefit of the Limited Partners, (iv) take such actions (if any) as may be necessary to ensure that the Partnership will be treated as a partnership for federal income tax purposes, (v) reflect the proposal or adoption of regulations under Code §704(b) or §704(c) otherwise to preserve or achieve uniformity of the Units, provided that such amendment would not have a material adverse effect on the Limited Partners or the Partnership and is consistent with the principles of Code §704, and (vi) make such amendments or deletions to take into account the effect of any change in, amendment of or repeal of any applicable legislation, which amendments, in the opinion of counsel to the Partnership, do not and will not materially adversely affect the interests of the Limited Partners without appropriate Limited Partner consent. Investors should note that Limited Partners have no voting rights except in very limited and specific situations.

Assignment and Transfer of Units

A Limited Partners’ rights to sell or transfer Units are limited. There is no public market in which Limited Partners may sell their Units and we do not expect a public market to develop in the future. All transfers of Units must receive the General Partner’s written consent, which may be granted or withheld at the General Partner’s sole discretion, and must comply with the requirements set forth in the LPA. Transfers of Units are subject to conditions set forth in the LPA, including, among other things, the receipt by the General Partner of an opinion of counsel that the transfer would not (a) require registration under securities laws, or (b) adversely affect the status of the Partnership as a partnership for federal income tax purposes or cause the Partnership to become a publicly traded partnership, and the payment by the transferor or transferee of all costs and expenses related to the transfer. Limited Partners may sell or transfer their Units only using a form approved by us and must obey all relevant laws in connection with any such transfer. Any person who buys Units from a Limited Partner must meet the investor suitability requirements imposed by us and applicable law.

No transfer of a Unit will relieve the Limited Partner of any obligation that has accrued or was incurred before the transfer. A transferee of a Unit or a person who has become entitled to a Unit by operation of law but has not complied with the transfer requirements set forth in the LPA has no right to access or to be provided with any information with respect to our affairs and has only the rights accorded to such transferees under applicable Delaware law. A transfer of a Unit will be deemed to take effect on the date that the General Partner records such transfer, which will typically be recorded on a monthly basis.

The General Partner (or any affiliate thereof) may buy Units for their account or facilitate transfers of Units between Limited Partners and others. Any transfer facilitated by the General Partner (or any affiliate thereof) will be subject to the transfer requirements set forth in the LPA to the same extent as if the General Partner (or any affiliate thereof) had not been involved.

Compulsory Transfer or Acquisition of Units

The LPA grants GPB the authority to require a Limited Partner to transfer its Units or, if the Limited Partner does not transfer its Units within 21 days, to have the Partnership sell the Units on such Limited Partners’ behalf or to reacquire them for the price paid by such Limited Partner. GPB may exercise this power if, in its sole determination, any continued holding of Units by any direct or beneficial Limited Partner might cause or be likely to cause (i) the Partnership to be classified as a publicly traded partnership, (ii) our assets to be considered “plan assets” within the meaning of ERISA, Code §4975, or applicable regulations, (iii) the Units to be required to be registered under the 1934 Act, (iv) the Partnership to be required to be registered under the 1940 Act, or (v) some legal, regulatory, pecuniary, tax or material administrative disadvantage to GPB, the Special LP, the Partnership or its Limited Partners. A valuation of the Limited Partners’ interest will be determined by GPB based on a good faith estimation of the Partnership’s net asset value and will be subject to the review and approval by the Advisory Committee.

Limited Redemption Rights

As per the Partnership’s LPA and PPM, Limited Partners who have held their Units for at least one year may request that the Partnership repurchase all, but not less than all, of their Units. A Limited Partners’ ability to request a redemption may not be construed to mean a Limited Partner has any right to demand or receive the return of such Limited Partners’ capital contribution or otherwise modify any limitations under the PPM. The Partnership intends to redeem Units on a quarterly basis on the last business day of each calendar quarter and will not redeem in excess of 10% of the Units during any 12-month period, provided that the Partnership will not redeem any Units held by a Limited Partner prior to the time that is 60 calendar days after the Partnership receives the required written notice from the Limited Partner. The redemption price for redeemed Units will be 97% of the net asset value of such Units as of the close of business on the applicable redemption date, minus any fees incurred by the Partnership in connection with the redemption, including legal and administrative costs for redemption. The General Partner reserves the right in its sole discretion at any time and from time to time to (1) reject any request for redemption, (2) change the price or prior notice period for redemptions, or (3) terminate, suspend and/or reestablish the Partnership’s redemption program.

The General Partner will determine from time to time whether the Partnership has sufficient excess cash from operations to repurchase Units. Generally, the cash available for redemptions will be limited to 10% of the Partnership’s operating cash flow from the previous fiscal year. If excess cash the Partnership sets aside for the redemption program is not sufficient to accommodate all requests as of any calendar quarter end, then at such future time, if any, when sufficient funds become available in the General Partner’s sole discretion, pending requests will be honored among all requesting Limited Partners in accordance with their order of receipt.

In August 2018, the General Partner suspended all redemptions.

From commencement of Partnership operations through December 31, 2018, there have been various amendments in the LPAs and PPMs relating to the redemption terms for Limited Partners’. Those changes resulted in differentiated redemption terms and calculations. Following the advice of legal counsel, the General Partner made the decision to apply the redemption provision that was most beneficial to the redeeming investors who made a redemption request prior to the suspension of redemptions. This analysis was completed in 2019 and based on the final calculations, if a Limited Partner was originally overpaid, the General Partner will reimburse the Partnership and will not seek to claim those funds back from the Limited Partner. If a Limited Partner was underpaid, the excess cash was distributed to the applicable Limited Partner in the fourth quarter of 2019 and first quarter of 2020. When the suspension of redemptions is lifted, the redemption queue will be followed and all redemptions paid out will be equal to the Limited Partners’ capital account at the applicable redemption date.

Power of Attorney

Under the LPA, the Limited Partner will appoint GPB as attorney-in-fact for signing certain documents, including the LPA.

The Limited Partner cannot revoke this special power of attorney, which will survive the Limited Partners’ death and any transfer of the Limited Partners’ Unit(s).

Meetings and Reports

We have adopted a taxable year ending on December 31. The financial statements of the Partnership will be maintained in accordance with U.S. GAAP and our financial statements will be annually audited by a PCAOB-registered firm and provided to the Limited Partners. Our books and records, including certain information regarding GPB, copies of the LPA and certain other organizational documents, as well as federal, state, and local income tax or information returns and reports will be maintained at the office of the Partnership.

Any Limited Partner will, at its expense and upon providing GPB with no less than ten (10) business days’ prior written request, have access to the books and records of the Partnership during normal business hours or as designated by GPB for such purposes as required by the Act; provided, however, that the Limited Partner exercising such right may not unreasonably interfere with or disrupt our business.

Within 120 days after the end of each fiscal year, GPB planned on delivering to each Limited Partner on our behalf (i) an audited financial report of the Partnership for such fiscal year containing a balance sheet as of the beginning and the end of such fiscal year, a statement of changes in the Limited Partners’ capital as of such dates; and a statement of operations for such period, and (ii) all necessary tax reporting information, which information will include all necessary information in order for all Limited Partners to satisfy reporting obligations under the Code with respect to any acquisitions we make in any entities organized or formed in jurisdictions outside the U.S. Within 45 days after the end of each of the three-month periods ended March 31, June 30, and September 30 (each a “Fiscal Quarter”), GPB will use its best efforts to deliver to each Limited Partner an unaudited summary investment report of the Partnership for such Fiscal Quarter; provided that if our Units become registered under the 1934 Act, GPB may elect to provide such information with reference to our 1934 Act quarterly reports filed with the SEC. We acknowledge that GPB has not met all of these deadlines and is making commercially reasonable best efforts to meet these deadlines on an on-going basis.

GPB may call meetings of the Limited Partners from time to time to consider the advisability of taking certain actions in conducting our business if in its opinion such a meeting would be useful in explaining the proposal, however GPB has no obligation to call such meetings.

Item 12. Indemnification of Directors and Officers

See “Item 11. Description of Registrant’s Securities to be Registered--Material Provisions of the GPB Automotive Portfolio, LP Limited Partnership Agreement--Liability of General Partner; Indemnification” in this Registration Statement.

Item 13. Financial Statements and Supplementary Data

An index to our consolidated financial statements follows:

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Highline Management, Inc. and Limited Partners of

GPB Automotive Portfolio, LP

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of GPB Automotive Portfolio, LP (the “Partnership") as of December 31, 2020 and 2019, and the related consolidated statements of operations, partners’ capital, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Partnership as of December 31, 2020 and 2019, and the consolidated results of their operations and their cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Partnership will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Partnership’s largest subsidiary’s credit agreement expires and becomes due and payable in February 2022, and at present, no agreement has been reached to refinance the debt. In addition, restrictions have been placed on the subsidiary’s ability to transfer funds up to the parent to satisfy its obligations as they come due. These conditions, among others, raise substantial doubt about the Partnership’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Change in Accounting Principle

As discussed in Note 3 to the consolidated financial statements, the Partnership has changed its method of accounting for leases in 2019 due to the adoption of Accounting Standards Codification Topic 842 – Leases.

Basis for Opinion

These consolidated financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on the Partnership’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Partnership in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (i) relate to accounts or disclosures that are material to the consolidated financial statements and (ii) involved especially challenging, subjective, or complex judgments. The communication of the critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Impairment of goodwill and franchise rights

As discussed in Note 2 and Note 8 to the consolidated financial statements, the Partnership had goodwill and indefinite-lived franchise rights intangible assets with a book value of $142,065,000 and $126,139,000, respectively, at December 31, 2020. As discussed in Note 2 to the consolidated financial statements, the Partnership assesses its goodwill and franchise rights intangible assets for impairment using a quantitative assessment on October 1, of each year. During the second quarter of 2020, the Partnership identified potential impairment triggering events at all its dealership locations. The quantitative annual assessment of franchise rights was performed at each individual dealership location as of October 1, 2020, and the quantitative annual assessment of goodwill was performed at each reporting unit level as of October 1, 2020. As a result of these evaluations, Management recorded an impairment charge of $822,000 which was equal to the difference between the fair value and the carrying value of the franchise rights intangible assets. No impairment charge for goodwill was required in 2020.

We identified the Partnership’s assessment of potential impairment triggering events and the quantitative impairment evaluation over goodwill and franchise rights intangible assets as a critical audit matter due to the significant measurement uncertainty in evaluating the quantitative factors including the estimated range of blue sky multiples used to determine the fair value of goodwill reporting units and franchise rights intangible assets at the individual dealership level. As such, there is a high degree of auditor judgement and subjectivity, and significant audit effort was required in performing procedures to evaluate management's significant estimates and assumptions.

Addressing the critical audit matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included, among others, (i) comparing key financial metrics at the dealership level to historical, same store trends and industry trends, including dealership level revenue growth and profitability, and evaluating differences for potential indicators of impairments; (ii) comparing the range of blue sky multiples used to determine the estimated fair value of goodwill and franchise rights intangible assets to the actual blue sky multiples used in recent comparable dealership sales; and (iii) performing sensitivity analyses over significant estimates and assumptions used in the calculation of blue sky and franchise rights intangible assets fair value. We involved valuation professionals with specialized skills and knowledge to evaluate the reasonableness of Management’s estimates and assumptions related to the calculation of blue sky and franchise rights intangible assets fair value.

Loss Contingencies

As discussed in Note 17 to the consolidated financial statements, the Partnership and its General Partner are subject to legal claims, suits, and regulatory investigations and complaints. The resolution of matters could result in adverse consequences to the Partnership and its operating subsidiaries. The Partnership records liabilities for legal proceedings in those instances where it can reasonably estimate the amount of the loss and when a liability is probable. Where the reasonable estimate of the probable loss is a range, management records the most likely estimate of the loss, or the low end of the range if there is no one best estimate. Management either discloses the amount of a possible loss or range of loss in excess of established accruals if estimable and appropriate, or states that such an estimate cannot be made. Management discloses significant legal proceedings even where liability is not probable or the amount of the liability is not estimable, or both, if management believes there is at least a reasonable possibility that a loss may be incurred.

We identified the assessment of loss contingencies relating to pending legal claims, suits, and regulatory investigations and complaints as a critical audit matter due to the significant judgements required by management in assessing the likelihood of a loss being incurred and in estimating the loss or range of loss for each matter. As such, there is a high degree of auditor judgement and subjectivity, and significant audit effort was required in performing procedures to evaluate management’s assessment of loss contingencies.

Addressing the critical audit matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included, among others, (i) obtaining and evaluating the letters of audit inquiry with internal and external legal counsel; (ii) evaluating the reasonableness of management’s assessment regarding whether an unfavorable outcome is reasonably possible or probable and reasonably estimable; and (iii) evaluating the sufficiency of the Partnership’s disclosures related to legal proceedings.

/s/ EisnerAmper LLP

We have served as the Partnership’s auditor since 2018.

EISNERAMPER LLP

Iselin, New Jersey

May 14, 2021

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollars in thousands)

	December 31,
	2020	2019
Assets
Current assets:
Cash	$120,985	$40,313
Restricted cash, current portion	—	12,373
Contracts in transit	38,464	55,878
Receivables, net of allowance for doubtful accounts	36,441	46,253
Assets held for sale	94,532	75,326
Due from related parties, current portion	4,943	5,737
Inventories	260,116	491,223
Leased rental/service vehicles	12,463	15,633
Prepaid expenses and other current assets	11,814	16,192
Total current assets	579,758	758,928
Non-current assets:
Restricted cash, net of current portion	14,427	15,000
Property and equipment, net	248,613	340,173
Goodwill	142,065	172,382
Franchise rights	126,139	174,486
Right-of-use assets - operating	51,479	51,212
Right-of-use assets - finance	25,953	28,029
Due from related parties, net of current portion	—	975
Other assets	10,538	6,275
Total non-current assets	619,214	788,532
Total assets	$1,198,972	$1,547,460

See Notes to Consolidated Financial Statements.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Consolidated Balance Sheets (Continued)

(Dollars in thousands)

	December 31,
	2020	2019
Liabilities and Partners’ Capital
Liabilities:
Current liabilities:
Floorplan payable	$280,953	$530,652
Accounts payable	35,246	34,225
Accrued expenses and other current liabilities	32,080	53,650
Liabilities held for sale	2,340	—
Notes payable - related party, current portion	12,308	33,068
Long-term debt, current portion	21,119	40,799
Operating lease liabilities, current portion	4,532	4,213
Finance lease liabilities, current portion	1,471	1,414
Leased vehicle liability	12,510	15,585
Redeemable non-controlling interests, current portion	18,450	11,786
Due to related parties	2,471	3,016
Total current liabilities	423,480	728,408
Non-current liabilities:
Long-term debt, net of current portion	242,913	259,959
Operating lease liabilities, net of current portion	48,354	48,194
Finance lease liabilities, net of current portion	26,237	27,748
Notes payable - related party, net of current portion	2,871	13,574
Redeemable non-controlling interests, net of current portion	9,973	11,995
Other liabilities	5,205	4,764
Total non-current liabilities	335,553	366,234
Total liabilities	759,033	1,094,642
Commitments and contingencies (see Footnote 17)
Partners’ capital:
Partners’ capital attributable to the Partnership	308,865	328,592
Non-controlling interests	131,074	124,226
Total partners’ capital	439,939	452,818
Total liabilities and partners’ capital	$1,198,972	$1,547,460

See Notes to Consolidated Financial Statements.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Consolidated Statements of Operations

(Dollars in thousands)

	Years Ended December 31,
	2020	2019	2018
Revenues:
New vehicle retail sales	$1,228,612	$1,538,150	$1,420,834
Used vehicle retail sales	687,444	785,686	660,727
Used vehicle wholesale sales	98,017	152,315	163,002
Service, body, and parts sales	268,764	338,803	293,837
Finance and insurance sales	94,412	110,070	86,836
Total revenues	2,377,249	2,925,024	2,625,236
Costs of sales:
New vehicle retail cost	1,148,887	1,452,279	1,340,776
Used vehicle retail cost	638,750	733,853	612,174
Used vehicle wholesale cost	94,299	153,705	166,899
Service, body, and parts cost	116,835	152,544	136,259
Total cost of sales	1,998,771	2,492,381	2,256,108
Gross profit	378,478	432,643	369,128
Operating expenses:
Selling, general and administrative expenses	308,396	363,764	331,021
Loss (gain) on sale of dealerships, property and equipment	13,030	(449)	1,211
Managerial assistance fee, related party	12,934	12,930	11,923
Rent expense	8,331	8,163	4,849
Asset impairment	3,784	26,266	93,171
Depreciation and amortization	11,337	12,601	10,560
Total operating expenses	357,812	423,275	452,735
Operating income (loss)	20,666	9,368	(83,607)
Other income (expense):
Floorplan interest	(10,502)	(21,791)	(18,080)
Interest expense	(13,669)	(17,669)	(16,944)
Interest expense to related parties	(5,894)	(6,300)	(5,793)
Interest income	255	723	214
Interest income from related parties	78	75	229
Other income	1,632	1,454	3,923
Total other expense, net	(28,100)	(43,508)	(36,451)
Net loss	(7,434)	(34,140)	(120,058)
Net income (loss) attributable to non-controlling interests	11,873	8,425	(19,137)
Net loss attributable to the Partnership	$(19,307)	$(42,565)	$(100,921)

See Notes to Consolidated Financial Statements.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Consolidated Statements of Partners’ Capital

(Dollars in thousands)

	GPB Auto SLP, LLC	Class A Limited Partners	Class A-1 Limited Partners	Class B Limited Partners	Class B-1 Limited Partners	Total Controlling Interests	Non- Controlling Interests	Total
Partners' capital - December 31, 2017	$—	$194,136	$93,283	$42,598	$18,627	$348,644	$123,273	$471,917
Cumulative effect of change in accounting principle - revenue recognition	—	2,578	1,239	566	247	4,630	3,177	7,807
Partners’ capital contributions	1,900	114,585	43,766	18,567	6,565	185,383	8,557	193,940
Unit issuance costs	—	(12,480)	(4,693)	(417)	(170)	(17,760)	—	(17,760)
Distributions	—	(26,579)	(12,237)	(5,687)	(2,290)	(46,793)	(367)	(47,160)
Redemptions	—	(1,130)	(430)	(47)	—	(1,607)	—	(1,607)
Net loss	(1,900)	(56,898)	(25,413)	(11,925)	(4,785)	(100,921)	(19,137)	(120,058)
Partners' capital - December 31, 2018	$—	$214,212	$95,515	$43,655	$18,194	$371,576	$115,503	$487,079
Partners’ capital contributions	—	—	—	—	—	—	307	307
Unit issuance costs	—	—	—	(299)	(120)	(419)	—	(419)
Distributions	—	—	—	—	—	—	(9)	(9)
Net (loss) income	—	(25,261)	(10,364)	(4,927)	(2,013)	(42,565)	8,425	(34,140)
Partners’ capital - December 31, 2019	$—	$188,951	$85,151	$38,429	$16,061	$328,592	$124,226	$452,818
Partners’ capital contributions	—	—	—	—	—	—	345	345
Unit issuance costs	—	—	—	(300)	(120)	(420)	—	(420)
Distributions	—	—	—	—	—	—	(5,370)	(5,370)
Net (loss) income	—	(11,381)	(4,857)	(2,246)	(823)	(19,307)	11,873	(7,434)
Partners’ capital - December 31, 2020	$—	$177,570	$80,294	$35,883	$15,118	$308,865	$131,074	$439,939

See Notes to Consolidated Financial Statements.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Dollars in thousands)

	Years Ended December 31,
	2020	2019	2018
Cash flows from operating activities:
Net loss	$(7,434)	$(34,140)	$(120,058)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	9,331	10,725	10,560
Amortization of right-of-use assets - finance	2,006	1,876	—
Amortization of right-of-use assets - operating	4,951	5,093	—
Amortization of capitalized guarantee costs in interest expense to related party	127	127	207
Amortization of debt issuance costs in interest expense to related party	1,849	1,960	1,636
Amortization of debt issuance costs in interest expense	1,010	719	685
Asset impairment	3,784	26,266	93,171
Loss (gain) on disposal of property and equipment	4,644	401	(8)
Loss (gain) loss on disposal of dealerships, net	8,386	(850)	1,028
Increase (decrease) in interest rate swap liability in interest expense	836	—	(290)
Net income attributable to non-controlling interest liability	—	—	(3,661)
Non-controlling interest valuation adjustment	—	—	2,542
Bad debt (recovery) expense	2,287	(327)	547
Other adjustments to reconcile net loss	278	491	349
Changes in operating assets and liabilities, net of effects from business combinations:
Contracts in transit	17,413	(5,424)	414
Receivables	8,769	(5,802)	5,318
Due from related parties	3,335	(190)	(1,189)
Inventories	169,214	33,571	30,376
Prepaid expenses and other current assets	4,776	(5,420)	210
Leased rental/service vehicles	3,170	(5,546)	1,079
Other assets	(2,387)	6,196	(5,528)
Floorplan payable, trade, net	(35,525)	(428)	(5,858)
Accounts payable	(231)	7,094	536
Accrued expenses and other current liabilities	(21,243)	17,079	7,245
Payments on lease liabilities - operating	(4,570)	(4,692)	—
Due to related parties	(297)	(1,621)	983
Leased vehicle liability	(3,075)	5,428	(1,009)
Other liabilities	796	(5,683)	7,577
Net cash provided by operating activities	172,200	46,903	26,862
Cash flows from investing activities:
Payments for acquisition of dealerships	—	(106,509)	(62,102)
Purchase of property and equipment	(8,364)	(24,481)	(75,218)
Proceeds from disposition of property and equipment	74,150	9,304	746
Proceeds from disposition of dealerships	49,479	3,765	6,574
Recovery (deposit) of cash used in dealership acquisitions	—	1,000	(10,150)
(Payment) proceeds from note receivable from related party	(3,700)	—	13,000
Net cash provided by (used in) investing activities	111,565	(116,921)	(127,150)

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Dollars in thousands)

	Years Ended December 31,
	2020	2019	2018
Cash flows from financing activities:
(Payments of) proceeds from floorplan debt, non-trade, net	(140,876)	12,801	(5,713)
Proceeds from long-term debt	33,148	9,637	47,421
Payments of long-term debt	(70,939)	(32,085)	(18,232)
Payments of finance lease liabilities	(1,454)	(1,214)	—
Payments of debt issuance costs to related parties	—	(613)	—
Payments of deferred financing costs	(782)	—	(441)
Payments of capital lease obligations	—	—	(659)
(Payments of) proceeds from notes payable to related parties	(33,391)	3,272	—
Partners' capital contributions	—	—	185,383
Capital contributions from non-controlling interests	345	307	8,557
Capital contributions from redeemable non-controlling interests	3,700	—	—
Unit issuance costs	(420)	(419)	(17,760)
Distributions to redeemable non-controlling interests	—	—	(373)
Distributions to partners and non-controlling interests	(5,370)	(9)	(47,160)
Redemptions	—	—	(1,607)
Net cash (used in) provided by financing activities	(216,039)	(8,323)	149,416
Net increase (decrease) in cash	67,726	(78,341)	49,128
Cash, beginning of year	67,686	146,027	96,899
Cash, end of year	$135,412	$67,686	$146,027

Supplemental cash flow information:
Reconciliation of cash and restricted cash
Cash	$120,985	$40,313	$146,027
Restricted cash, current portion	—	12,373	—
Restricted cash, net of current portion	14,427	15,000	—
Total cash and restricted cash	$135,412	$67,686	$146,027

Supplemental disclosure of cash flow information:
Cash payments for interest	$32,036	$45,852	$40,651
Supplemental schedule of non-cash investing and financing activities:
Right-of use finance lease assets assumed	$—	$24,240	$—
Finance lease liabilities assumed	—	24,240	—
Note receivable on disposition of property	2,000	—	—
Adoption of ASU 2014-09 “Revenue from Contracts with Customers” (ASC Topic 606)	—	—	7,807
Purchase of property and equipment included in accounts payable	1,252	279	1,219

See Notes to Consolidated Financial Statements.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

1. Organization, Nature of Business, Recent Events, and Liquidity

Organization

GPB Automotive Portfolio, LP (the “Partnership”, “we”, or “our”) is a holding company which was organized as a Delaware limited partnership on May 27, 2013 and commenced operations on that date. GPB Capital Holdings, LLC (“General Partner”, “Capital Holdings” or “GPB”), a Delaware limited liability company and registered investment adviser, is the Partnership’s general partner pursuant to the terms of the Fifth Amended and Restated Limited Partnership Agreement dated April 27, 2018 (as the same may be amended from time to time, the “LPA”). Pursuant to the LPA, GPB, through its affiliation with Highline Management, Inc., conducts and manages our business. The Partnership has no material assets or standalone operations other than its ownership in its consolidated subsidiaries. See "Footnote 18. Condensed Financial Information of Parent Company."

In response to certain allegations brought against GPB, GPB’s then audit committee retained outside legal counsel to conduct an independent special investigation. In January 2020, in response to the audit committee’s recommendations, a series of restructuring activities were undertaken in order to, among other things: (i) further enhance our corporate management structure, with additional professionals with knowledge in the industry commensurate with the complexity and demands of the business of the Partnership; (ii) formalize, to the extent possible, the commitment to share human resources, facilities and operating assets among the entities that Partnership and its portfolio companies; and (iii) further develop our corporate governance structure and framework in order to help the Partnership achieve its goals, control risks and comply with laws, rules and regulations. Further objectives of these restructuring activities were to establish an independent committee responsible for overseeing GPB’s management related to the Partnership’s affairs, establish additional levels of responsibility within the Partnership’s governance structure and enhance internal controls.

As a key feature of this restructuring, Highline Management Inc. (“Highline”), a wholly owned subsidiary of GPB, was formed to provide management and operation support services to the GPB-managed partnerships. Highline oversees all day-to-day functions of the Partnership and its subsidiaries, including management of all underlying assets, human capital, accounting and financial reporting, and operations pursuant to a Management Services Agreement (“MSA”). Highline’s five member board of directors (the “Board”) includes three directors who are “independent,” as that term is used in the New York Stock Exchange (“NYSE”) listed company manual. As a result, Highline provides independent oversight and review of certain aspects of our operations.

Highline’s Bylaws require a majority vote for any act of the Board except with respect to approval or adoption of any Management Services Agreement, Resource Sharing Agreement or other similar agreement between Highline and GPB (or any amendment thereto), which in all instances must be approved by a majority of the independent Directors. GPB has nominated and elected the initial Directors to the Board of Highline.

Highline provides the following services (“Services”) to the Partnership (but not to the dealerships owned by the Partnership, which are managed day-to-day by their own management team) pursuant to the MSA:

•         Manage and oversee the day-to-day affairs and operations of the Partnership including developing corporate strategy and business plans, and managing annual budgets;

•         Manage, oversee and facilitate the accounting and payment functions, including necessary cash management services with respect to the operations of the Partnership;

•         Manage and oversee the administration, operations, financial accounting and financial reporting for the Partnership, including managing the preparation of financial statements for the Partnership;

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

•         Manage the process for the audits of the financial statements of the Partnership;

•         Manage and oversee the process of obtaining third-party valuations of the Partnership in accordance with the LPA and the Class A and Class A-1 Private Placement Memorandum (the “PPM”) dated July 2018

•         Consult with, manage and oversee the Advisory Committee of the Partnership (the “Advisory Committee”), which must approve certain related party transactions, and will submit matters for consideration and approval by the Advisory Committee, when necessary or appropriate in accordance with the formation documents of the Partnership;

•         Communicate regularly and provide written reports (no less frequently than monthly) concerning the financial status and financial performance of the Partnership to GPB, including providing regular (no less frequent than monthly) asset management reports and updated financial models for the Partnership;

•         Provide periodic market data and information (no less frequent than quarterly) relating to the businesses of the Partnership reasonably requested by GPB for investor marketing and communication purposes;

•         Review and approve “Significant Transactions” approved by GPB’s Acquisition Committee. A Significant Transaction shall mean (i) a transaction that meets the definition of a Significant Subsidiary contained in Regulation S-X under federal securities laws; or (ii) based on criteria otherwise determined by the Highline Board;

•         Review and approve any material change in the investment strategy of the Partnership; and

•         Perform such other services as may be reasonably requested by GPB and which are reasonably acceptable to Highline.

GPB, through its Acquisition Committee, controls all major asset acquisition and divestiture decisions concerning the Partnership, subject to the required approval by Highline of any such transaction that constitutes a Significant Transaction as described above. Highline’s responsibilities set forth above encompass reporting and monitoring distributions to our Limited Partners.

Pursuant to the amended order of the U.S. District Court for the Eastern District of New York (“EDNY Court”) on April 14, 2021, decisions to be made by Highline are subject to the same authority of the Monitor as are decisions to be made by GPB. See recent events below for more information.

The MSA has an initial term (“Initial Term”) of 3 years that began on January 1, 2020. Thereafter the MSA renews for successive one-year terms unless terminated in accordance with its terms.

Nature of Business

The Partnership’s principal business is the retail sale of automobiles in the northeast United States. The Partnership offers a diversified range of automotive products and services, including new vehicles, used vehicles, parts and service and automotive finance and insurance products, which include vehicle service and other protection products, as well as the arranging of financing for vehicle purchases through third party finance sources.

Recent Events

Federal Matters

On February 4, 2021, the Securities and Exchange Commission (the “SEC”) filed a contested civil proceeding against GPB, Ascendant Capital, LLC (“Ascendant”), Ascendant Alternative Strategies (“AAS”), David Gentile, Jeffry Schneider and Jeffrey Lash in the EDNY Court. No GPB managed Partnerships were sued. The lawsuit alleges several violations of the federal securities laws, including securities fraud. The SEC is seeking disgorgement and civil monetary penalties, among other remedies.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Also, on February 4, 2021, the U.S. Attorney’s Office for the Eastern District of New York (the “USAO”) brought a criminal indictment against Mr. Gentile, Mr. Schneider, and Mr. Lash. The criminal indictment alleges conspiracy to commit securities fraud, conspiracy to commit wire fraud, and securities fraud. Mr. Gentile and Mr. Lash were also charged with two counts of wire fraud. The Government intends to seek criminal forfeiture. Mr. Gentile resigned from all management and board positions with GPB, GPB-managed funds, the Partnership, and subsidiaries of the Partnership promptly following his indictment.

On October 23, 2019 a Federal Grand Jury in the Eastern District of New York had indicted Michael Cohn, GPB’s Chief Compliance Officer (“CCO”). The indictment’s allegations stemmed from conduct occurring while Mr. Cohn was employed by the SEC, and prior to his joining GPB. It was alleged that Mr. Cohn had obstructed justice by stealing confidential government information and subsequently making unauthorized disclosures. Upon learning of the criminal charges, GPB immediately terminated Mr. Cohn and relieved him of his duties as CCO. GPB also engaged a law firm to undertake an independent internal investigation which did not identify any wrongdoing by GPB with respect to Mr. Cohn based on the information available. On September 8, 2020, Mr. Cohn pled guilty to misdemeanor theft of government property.

Appointment of Monitor

On February 11, 2021, the United States District Court Eastern District of New York appointed Joseph T. Gardemal III as an independent monitor (the "Monitor") in the action SEC, as plaintiff, against Capital Holdings, Ascendant, AAS, David Gentile, Jeffrey Schneider, and Jeffrey Lash (the "Order"). Pursuant to the Order, Capital Holdings shall (i) grant the Monitor access to all non-privileged books, records and account statements for certain portfolio companies, including the Partnership, and certain funds and (ii) cooperate fully with requests by the Monitor reasonably calculated to fulfill the Monitor’s duties.

The Monitor is required to assess the Partnership's operations and business, and make recommendations to the court, which may include continuation of the operations subject to his monitoring, or a liquidation of assets, or filing for reorganizing in bankruptcy. The Order provides that the Monitor will remain in place until terminated by order of the EDNY Court, and grants the Monitor the authority to approve or disapprove proposed material corporate transactions by GPB, the Partnership or its subsidiaries, extensions of credit by them outside the ordinary course of business, decisions to resume distributions to the limited partners of the Partnership, or any decision to file any bankruptcy or receiver petition for any of them, among other actions.

On April 14, 2021, following the receipt of a letter from the Monitor on April 12, 2021, the EDNY Court entered an amended order. See “Footnote 17. Commitments and Contingencies” for more information on the appointment of the Monitor.

Liquidity and Going Concern

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Accordingly, the consolidated financial statements do not include any adjustments relating to the recoverability of assets and classification of liabilities that might be necessary should the Partnership be unable to continue as a going concern.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Management has determined that the following factors exist that raise substantial doubt about the Partnership’s ability to continue as a going concern:

•         As of December 31, 2020, the Partnership and its subsidiaries had total cash and restricted cash of $135.4 million, of which $3.5 million was held directly by and available to satisfy general obligations of the Partnership. Included in total cash on hand is $26.9 million held by certain subsidiaries of the Partnership that is available for use and upstreaming without restriction. The balance of $105.0 million was held by GPB Prime (the Partnership’s largest subsidiary) and is restricted to use and upstreaming to the Partnership pursuant to restrictions imposed by its lender. At December 31, 2020, obligations of the Partnership and its subsidiaries, excluding GPB Prime, due within one year exceeded its available cash on hand. As such, the Partnership does not believe that cash on hand and cash flow generated internally will be adequate to repay its liabilities arising from normal business operations when they come due, unless it obtains additional sources of financing.

•         The Partnership relies on its ability to upstream funds from its operating subsidiaries to meet its obligations in the normal course of business and also to allocate to other subsidiaries in need. The Partnership and GPB Prime are party to financing agreements with M&T Bank as part of an eight-member credit syndication (the M&T Credit Agreement). Borrowings under the M&T Credit Agreement are available for the purposes of financing the purchase of new, used and loaner vehicles, and for providing operational liquidity in the form of mortgages and term debt. Amendments to the M&T Credit Agreement dated September 21, 2018 and June 14, 2019 restricted GPB Prime’s ability to pay distributions, make additional requests for delayed draw loans, make any additional acquisitions (other than those already in process at that date) greater than $2.0 million, or to make any distribution to the Partnership as well as pay any put, redemption, or equity recapture options or agreements to any person. Our ability to meet our obligations over the shorter and longer term is dependent upon freeing up the restrictions that currently do not allow the upstreaming of funds from certain of our operating subsidiaries and negotiating extensions or replacement of our subsidiaries’ financing arrangements.

•         GPB Prime’s M&T Credit Agreement expires and becomes fully due and payable in February 2022.

Management and GPB Prime are currently in discussion with third party lenders to meet some or all of its short term and longer term liquidity needs including negotiating in good faith with M&T Bank to extend or renew the expiring Credit Agreement. The Partnership has implemented additional measures to address these factors including but not limited to the sale of real estate assets held by subsidiaries other than GPB Prime and the deferral of management fees payable to the General Partner by the Partnership. However, there can be no assurance that the Partnership and/or GPB Prime will be able to obtain sufficient additional liquidity or renew its debt on terms acceptable to them or us. See also “Footnote 17. Commitments and Contingencies” for discussion of the role of the Monitor with respect to the Partnership’s use of cash as well as indemnification obligations to GPB.

2. Summary of Significant Accounting Policies

Basis of Presentation

These consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) assuming the Partnership will continue as a going concern.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Principles of Consolidation

The consolidated financial statements include the accounts of the Partnership and its subsidiaries in which we have a controlling interest. Upon consolidation, all intercompany accounts, transactions, and profits are eliminated. The Partnership has a controlling interest when it owns a majority of the voting interest in an entity or when it is the primary beneficiary of a variable interest entity (“VIE”). When determining which enterprise is the primary beneficiary, management considers (i) the entity’s purpose and design, (ii) which variable interest holder has the power to direct the activities that most significantly impact the entity’s economic performance, and (iii) the obligation to absorb losses of the entity or the right to receive benefits from the entity that could potentially be significant to the VIE. When certain events occur, the Partnership reconsiders whether it is the primary beneficiary of that VIE. A VIE is an entity in which the equity investment holders have not contributed sufficient capital to finance its activities or the equity investment holders do not have defined rights and obligations normally associated with an equity investment.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The actual results could differ from the estimates and assumptions made in the preparation of the accompanying Consolidated Financial Statements. The significant estimates made by management in the accompanying Consolidated Financial Statements relate to inventory valuation, the fair value of assets acquired and liabilities assumed in business combinations, the valuation of goodwill and intangible franchise rights, valuation of assets held for sale, long lived assets and their depreciable lives, and reserves for potential litigation.

Non-Controlling Interests

Non-controlling interests represent the portion of net assets in consolidated entities that are not owned by the Partnership. When the Partnership acquires a controlling interest in a consolidated entity, the non-controlling interest is initially recorded at fair value and subsequently adjusted for any capital transactions between the third party investors and the consolidated entity that occurs during the period and by net income (loss) attributable to non-controlling interests.

Business Combinations

The Partnership accounts for acquisitions in accordance with the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805, Business Combinations (“ASC 805”). ASC 805 provides guidance for recognition and measurement of identifiable assets and goodwill acquired, liabilities assumed, and any non-controlling interest in the acquiree at fair value. In a business combination, the net assets acquired, liabilities assumed and non-controlling interest in the acquired dealership are recorded as of the date of acquisition at their respective fair values. Any excess of the purchase price (consideration transferred) over the estimated fair values of net assets and identifiable intangible assets acquired is recorded as goodwill.

Transaction costs are expensed when incurred. The operating results of the acquired business are reflected in our Consolidated Financial Statements commencing on the date of the acquisition. The Partnership records the net assets of acquired businesses at fair value based, in part, upon internal estimates of cash flows and independent appraisals. Changes to the assumptions used to estimate the fair value could impact the recorded amounts of the net assets acquired and the resultant goodwill. Fair values of rights under Franchise Agreements are estimated by discounting expected future cash flows of the dealership. The fair value of real property is determined using a combination of the cost approach (the comparative unit method) and sales comparison approach (the building residual technique method).

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Cash

Cash includes cash on hand and cash in bank accounts without restriction. The Partnership maintains cash balances with financial institutions that, at times, may exceed federally insured limits. Management periodically evaluates the creditworthiness of these institutions and has not experienced any losses on such deposits.

Restricted Cash

Restricted cash are funds held as collateral on outstanding letters of credit provided under the Partnership’s financing agreements with its financial institutions. As of December 31, 2020 and 2019, the Partnership held $14.4 million and $27.4 million, respectively, of restricted cash.

Additionally, certain amendments to the M&T Credit Agreement restricted GPB Prime’s ability to pay distributions, make additional requests for delayed draw loans, make any additional acquisitions (other than those already in process at that date) greater than $2.0 million, or to make any distribution to the Partnership as well as pay any put, redemption or equity recapture options or agreement to any person. The cash restricted, pursuant to the M&T Agreement, is included in cash on the Consolidated Balance Sheets.

Contracts in Transit

Contracts in transit relate to amounts due from financial institutions for the portion of the vehicle sales price financed by the Partnership’s customers.

Receivables and Allowance for Doubtful Accounts

Receivables consist of the following:

•	Manufacturer receivables represent amounts due from manufacturers, including holdbacks, rebates, incentives and warranty claims.

•	Trade receivables are comprised of amounts due from customers related to sales of new and used vehicles and service, body, and parts sales.

•	Finance and insurance receivables represent amounts owed to the Partnership for commissions from third-party lending and insurance institutions for arranging customer financing and for the sale of vehicle service contracts.

Receivables are recorded at the invoiced amount and do not bear interest due to their short-term nature. The Partnership maintains an allowance for doubtful accounts for estimated losses inherent in its accounts receivable. In establishing the required allowance, management considers historical losses adjusted to take into account current market conditions and the Partnership’s customers’ financial condition, the amount of receivables in dispute, the current receivables aging and current payment patterns. Past due balances over 90 days and over a specified amount are reviewed individually for collectability. Receivables are generally written off against allowances after all reasonable collection efforts are exhausted.

Inventories

Inventories consist primarily of new and used vehicles, and are stated at the lower of cost or net realizable value using the specific identification method. The cost of other inventories has been determined under the first-in, first-out method.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Manufacturers reimburse us for holdbacks, floor plan interest assistance and advertising assistance, which are reflected as a reduction in the carrying value of each vehicle purchased. We recognize advertising assistance, floor plan interest assistance, holdbacks, cash incentives and other rebates received from manufacturers that are tied to specific vehicles as a reduction to cost of sales as the related vehicles are sold.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation, or at the estimated fair value on the date of acquisition for property and equipment purchased in connection with a business combination. Property and equipment under capital leases are stated at the lower of the present value of minimum lease payments or the fair value of the asset at the inception of the lease, net of accumulated depreciation. Major additions and improvements which extend the useful lives of the assets are capitalized, while minor replacements, repairs, and maintenance, which do not improve or extend the lives of the assets, are expensed as incurred. When property is retired or disposed of, the cost and related accumulated depreciation are removed and the resulting gain or loss, if any, is reflected in loss on sale of dealerships, property, and equipment in the accompanying Consolidated Statements of Operations.

Depreciation is computed over the estimated useful lives of the assets using the straight-line method. Estimated useful lives are as follows:

Property and Equipment	Useful Lives
Buildings	10 to 40 years
Leasehold improvements	Lesser of lease term or estimated useful life
Furniture, fixtures and equipment	3 to 15 years

The Partnership continually evaluates property and equipment, including leasehold improvements, to determine whether events and circumstances have occurred that may warrant revision of the estimated useful life or whether the remaining balance should be evaluated for possible impairment. The Partnership uses an estimate of the related undiscounted cash flows including its disposition over the remaining life of the property and equipment in assessing whether an asset has been impaired. Management measures impairment losses based upon the amount by which the carrying amount of the asset exceeds the fair value and recognizes the impairment charge as a component of operating expenses.

Leases

The Partnership determines if an arrangement is a lease at inception. Right-of-use (“ROU”) assets represent the Partnership’s right to use an underlying asset for the lease term and lease liabilities represent the Partnership’s obligation to make lease payments arising from the lease. Finance leases are recorded in right-of-use assets - finance and finance lease liabilities on the Consolidated Balance Sheets. Operating leases are included in right-of-use assets-operating and operating lease liabilities on the Consolidated Balance Sheets. The classification of the Partnership’s leases as operating or finance leases, along with the initial measurement and recognition of the associated ROU assets and lease liabilities is performed at the lease commencement date. The measurement of lease liabilities is based on the present value of future lease payments over the lease term. As the implicit rate in the lease is not determinable, the Partnership uses its incremental borrowing rate based on the information available at the lease commencement date in determining the present value of future lease payments. The ROU asset is based on the measurement of the lease liability and also includes any lease payments made prior to or on lease commencement, and excludes lease incentives and initial direct costs incurred, as applicable. The lease terms may include options to extend or terminate the lease when it is reasonably certain the Partnership will exercise any such options. Rent expense for the Partnership’s operating leases is recognized on a straight-line basis over the lease term. Amortization expense for the ROU asset associated with its finance leases is recognized on a straight-line basis over the shorter of the useful life of the asset or the lease term. The term of the lease and interest expense associated with its finance leases is recognized on the balance of the lease liability using the effective interest method based on the estimated incremental borrowing rate.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Goodwill and Franchise Rights

Goodwill is an asset representing the future economic benefits arising from other assets acquired in a business combination that is not individually identified and separately recognized. The Partnership’s identifiable intangible franchise rights are individual dealership rights under franchise rights agreements with vehicle manufacturers (“Franchise Agreements”) and are identified on an individual dealership basis. The Partnership expects these Franchise Agreements to continue to contribute to our cash flows for an indefinite period and, for agreements that do not have indefinite terms, the Partnership believes that renewal of these agreements will continue to be routinely renewed without substantial cost to us, based on the history with the manufacturers. The Partnership’s Franchise Agreements have been contracted for various durations, ranging from one year to those having no expiration date. Other than Franchise Agreements being terminated due to manufacturers’ business operations, and allowed by bankruptcy law, the Partnership is not aware of manufacturers terminating Franchise Agreements against the wishes of the franchise owners in the ordinary course of business. Historically in the retail automotive franchise industry, dealership franchise agreements are rarely involuntarily terminated or not renewed by the manufacturer. A manufacturer may force a franchise owner to sell a franchise when the owner is in breach of the franchise agreement over an extended period of time. The states in which the Partnership operates have automotive dealership franchise laws that typically limit the rights of a manufacturer to terminate or not renew a franchise, and the Partnership is not aware of any legislation or other factors that would materially change the retail automotive franchise system. In addition, as indicated by the Partnership’s acquisition and disposition history and evidenced in industry research, there is an active market for most automotive dealership franchises within the United States. Therefore, the Partnership attributes value to the Franchise Agreements acquired with the dealerships purchased based on the understanding and industry practice that the Franchise Agreements will be renewed indefinitely by the manufacturer. As such, the Partnership believes that its Franchise Agreements will contribute to cash flows for an indefinite period and, therefore, have indefinite lives.

The Partnership employs a geographic platform-based approach to dealership management, and based on the Partnership’s internal reporting structure, the level at which discrete financial information is available and for which operating results are regularly reviewed by component managers, and the economic similarity of its dealerships, the Partnership has determined it has five reporting units: Prime Automotive Group, the Partnership’s New England area platform; Kenny Ross Automotive Group (“KRAG”), the Partnership’s Pittsburgh area platform; New York Metro area platform; FX Caprara Group (“FX Caprara”), the Partnership’s upstate New York area platform; and the Ron Carter Group (“Ron Carter”), the Partnership’s Houston area platform. After certain dispositions in 2020, which are disclosed in “Footnote 4. Acquisitions and Dispositions”, only the Prime Automotive Group and the New York Metro area platform reporting units remain at December 31, 2020.

We test our goodwill for impairment on October 1 of each year. We evaluate our goodwill at the reporting unit level using a qualitative assessment process. If the qualitative factors determine that it is more likely than not that the fair value of the reporting unit exceeds the carrying amount, goodwill is not impaired. If the qualitative assessment determines it is more likely than not the fair value of the reporting unit is less than the carrying amount, then a quantitative valuation of our goodwill at the reporting unit level, using a market approach, is performed and an impairment would be recorded.

We test our franchise rights value for impairment on October 1 of each year. We evaluated our franchise rights value using a qualitative assessment process. We have determined the appropriate unit of accounting for testing franchise rights value for impairment is each individual dealership. If the qualitative factors determine that it is more likely than not that the fair value of the individual dealership’s franchise rights value exceeds the carrying amount, the franchise rights is not impaired and the second step is not necessary. If the qualitative assessment determines it is more likely than not the fair value is less than the carrying value, then a quantitative valuation of our franchise rights value is performed, using a market approach, and an impairment would be recorded.

Goodwill and franchise rights impairment losses are charged to asset impairment in operating expenses in the Consolidated Statements of Operations.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Fair Value of Financial Assets and Liabilities

The Partnership’s financial instruments consist of cash, contracts in transit, receivables, floorplan payable, accounts payable, long-term debt and interest rate derivative instruments. Fair values for cash, contracts in transit, receivables, and accounts payable approximate carrying values for these financial instruments since they are relatively short-term in nature. The carrying amount of floorplan payable and long-term debt approximates fair value due to a short-term length of maturity or existence of variable interest rates that approximate prevailing rates.

Derivative Financial Instruments

Interest rate derivatives are recognized as assets or liabilities in the accompanying Consolidated Balance Sheets at fair value, with unrealized gains and losses from changes in fair values being recorded as a component of interest expense in the accompanying Consolidated Statements of Operations. The Partnership determines fair value for interest rate derivatives by using contractual cash flows and observable inputs comprising (as applicable) yield curves and credit spreads. Fair values reflect the credit risk of the instrument and include adjustments to take account of the credit risk of the Partnership itself and that of the counter-party as required.

The Partnership utilizes derivative financial instruments for the purposes of hedging the risks of certain identifiable and anticipated transactions. Commonly, the types of risks being hedged are those relating to the variability of cash flows caused by fluctuations in interest rates. See “Footnote 11. Derivative Financial Instruments and Risk” for additional information.

Fair Value Measurements

Promulgations of the FASB have established a framework for measuring fair value, which provides a hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The highest priority is assigned to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of fair value are as follows:

Level 1:

Inputs to the Level 1 valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Partnership has the ability to access.

Level 2:

Inputs to the Level 2 valuation methodology include:

(a) Quoted prices for similar assets or liabilities in active markets;

(b) Quoted prices for identical or similar assets or liabilities in inactive markets;

(c) Inputs other than quoted prices that are observable for the asset or liability; and

(d) Inputs that are derived principally from or corroborated by observable market data by correlation or other means

Level 3:

Inputs to the Level 3 valuation methodology are unobservable and significant to the fair value measurement.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Asset and liability measurements utilizing Level 3 inputs include those used in estimating the fair value of non-financial assets and non-financial liabilities in purchase acquisitions, those used in assessing impairment of property and equipment, franchise rights, and those used in the reporting units, valuation in the annual goodwill impairment evaluation.

The fair value measurement valuation process for our non-financial assets and non-financial liabilities in purchase acquisitions, goodwill and franchise rights impairment evaluation, and our long-lived assets, which includes right-of-use assets is established by a third party valuation firm. Fair value measurements, which are based on Level 3 inputs, and changes in fair value measurements are reviewed and assessed each quarter for assets classified as held for sale, or when an indicator of impairment exists for assets classified as held and used. In certain cases, fair value measurements are based on pending agreements to sell the related assets.

The preceding method described may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, although the Partnership believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

Revenue Recognition

Revenue consists of sales of new and used vehicles, parts and service sales, and related commissions from third-party lending and insurance institutions for arranging customer financing and for the sale of vehicle service contracts (collectively “F&I”). The Partnership recognizes revenue (which excludes sales taxes) in the period in which products are delivered or services are provided as all performance obligations are satisfied. The transaction price for a retail vehicle sale is specified in the contract with the customer and includes all cash and non-cash consideration. In a retail vehicle sale, customers often trade in their current vehicle. The trade-in is measured at its stand-alone selling price in the contract, utilizing various third-party pricing sources. All vehicle rebates are applied to the vehicle purchase price at the time of the sale. Sales promotions that the Partnership offers to customers are accounted for as a reduction to the sales price at the time of sale. F&I and service contract revenues are recognized upon the sale of the finance, insurance, or service contracts as the Partnership has no further performance obligations and as such as it is earned for the placement of: (i) loans and leases with financial institutions in connection with customer vehicle purchases financed, (ii) vehicle service contracts with third-party providers, and (iii) other protection products with third-party providers. An allowance for chargebacks against revenue recognized from sales of F&I products is recorded in the period in which the related revenue is recognized. The Partnership collects sales taxes and other taxes from customers on behalf of governmental authorities at the time of sale. These taxes are accounted for on a net basis and are not included in revenues or cost of sales.

Assets Held for Sale

The Partnership classifies long-lived assets (disposal groups) to be sold as held for sale in accordance with Accounting Standards Update (“ASU”) 2014-08, Presentation Of Financial Statements (Topic 205) And Property, Plant, And Equipment (Topic 360): Reporting Discontinued Operations And Disclosures Of Disposals Of Components Of An Entity (“ASU 2014-08”), in the period in which all of the following criteria are met: management, having the authority to approve the action, commits to a plan to sell the asset; the asset (disposal group) is available for immediate sale in its present condition subject only to terms that are usual and customary for sales of such assets; an active program to locate a buyer and other actions required to complete the plan to sell the asset have been initiated; the sale of the asset (disposal group) is probable, and transfer of the asset (disposal group) is expected to qualify for recognition as a completed sale within one year, except if events or circumstances beyond our control extend the period of time required to sell the asset beyond one year; the asset (disposal group) is being actively marketed for sale at a price that is reasonable in relation to its current fair value; and actions required to complete the plan indicate that it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

The fair value of a long-lived asset (disposal group) less any costs to sell is assessed each reporting period it remains classified as held for sale and any subsequent changes are reported as an adjustment to the carrying value of the asset (disposal group), as long as the new carrying value does not exceed the carrying value of the asset at the time it was initially classified as held for sale. Upon determining that a long-lived asset (disposal group) meets the criteria to be classified as held for sale, the Partnership reports the assets and liabilities of the disposal group for all periods presented in the line items assets held for sale and liabilities held for sale in the accompanying Consolidated Balance Sheets.

The Partnership recognizes an impairment loss if the carrying amount of the long-lived asset (disposal group) exceeds the estimated fair value of the long-lived asset (disposal group) less cost to sell. If the Partnership recognizes an impairment loss, the adjusted carrying amount of the long-lived asset (disposal group) becomes its carrying amount.

Selling, General and Administrative Expenses

The Partnership’s operating expenses include, among others, payroll expenses, administrative expenses, audit fees, professional and insurance expense, litigation related and indemnification expenses, and taxes or other governmental charges levied against the Partnership. Partnership expenses may include broken deal expenses. The Partnership is allocated from GPB a portion of the total compensation of GPB’s or its affiliates’ officers and employees relating to the time such officers or employees provide services to the Partnership or its subsidiaries.

Advertising Costs

Advertising costs are expensed as incurred and are included in selling, general and administrative expenses in the accompanying Consolidated Statements of Operations. Advertising expense was $15.5 million in 2020, $27.2 million in 2019, and $27.8 million in 2018. The advertising expense has been reduced by $5.0 million, $7.0 million, and $5.1 million for advertising assistance from the manufacturers earned related to vehicles sold in 2020, 2019, and 2018, respectively.

Income Taxes

The Partnership is organized as a pass-through entity for income tax purposes and is not subject to income taxes since taxable income or loss is reportable by the Limited Partners. For federal and state income tax purposes, the Partnership’s limited liability company subsidiaries are not considered taxable entities of the Partnership and, accordingly, make no provision for income taxes in their separate stand-alone financial statements. The taxable income or losses of the underlying limited liability company subsidiaries’ are reportable by the Partnership, which, in turn, reports its income or loss to its partners.

Segment Reporting

The Partnership's core strategy is to own automotive dealerships and maximize value to the Limited Partners. Our dealership operations are organized into geographic market-based dealership groups. Our Chief Operating Decision Maker ("CODM") has been determined to be the members of our automotive strategy team and are employees of GPB and Highline. We report all of our business operations as a single segment for accounting purposes based on the financial information that is available and reviewed by the CODM in deciding how to allocate resources and in assessing performance of the Partnership. The CODM does not actively participate in the day-to-day operations of the dealerships.

Risks and Uncertainties

We are subject to a number of legal proceedings at both the Partnership and dealerships, as described in "Footnote 17. Commitments and Contingencies.” While we are vigorously defending our position in these proceedings, there is uncertainty surrounding their related outcomes and timing. The cost to defend and the outcomes of these proceedings could affect the liquidity of the Partnership and the use of available cash.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

We purchase substantially all of our new vehicles and inventory from various manufacturers at the prevailing prices charged by auto manufacturers to all franchised dealers. Our new vehicle sales could be impacted by the auto manufacturers’ inability or unwillingness to supply dealerships with an adequate supply of popular models. Our concentration of new vehicle sales for the years ended December 31, 2020, 2019, 2018 by manufacturer is summarized in the following table.

	Years Ended December 31,
	2020	2019	2018
New vehicle sales by manufacturer:
Toyota	14%	14%	16%
GMC, Buick, Chevrolet, and Cadillac	13%	15%	18%
Mercedes and Sprinter	13%	11%	11%
Ford	11%	13%	15%
Subaru	10%	10%	11%
Chrysler, Dodge, Jeep, and Ram	7%	8%	7%
BMW	7%	7%	—%
Honda	6%	5%	5%
Audi	4%	4%	4%
Porsche	3%	2%	2%
Acura	3%	3%	3%
Mazda	3%	2%	1%
Land Rover	2%	2%	1%
VW	2%	1%	1%
Volvo	1%	1%	2%
Mini	1%	1%	—%
Hyundai	—%	1%	1%
Kia	—%	—%	1%
Nissan	—%	—%	1%
Airstream	—%	—%	—%
Total	100%	100%	100%

We depend on our manufacturers to provide a supply of vehicles which supports expected sales levels. In the event that manufacturers are unable to supply the needed level of vehicles, our financial performance may be adversely impacted.

We depend on our manufacturers to deliver high-quality, defect-free vehicles. In the event that manufacturers experience future quality issues, our financial performance may be adversely impacted.

We are subject to a concentration of risk in the event of financial distress, including potential reorganization or bankruptcy, of a major vehicle manufacturer. Our sales volume could be materially adversely impacted by the manufacturers’ or distributors’ inability to supply the dealerships with an adequate supply of vehicles. We also receive incentives and rebates from our manufacturers, including cash allowances, financing programs, discounts, holdbacks, and other incentives. These incentives are recorded as receivables in our Consolidated Balance Sheets until payment is received. Our financial condition could be materially adversely impacted by the manufacturers’ or distributors’ inability to continue to offer these incentives and rebates at substantially similar terms, or to pay our outstanding receivables.

We have a credit facility with a syndicate of eight financial institutions, including three manufacturer-affiliated finance companies that provide financing for our subsidiary, GPB Prime Holdings, LLC (“GPB Prime”). These financial institutions provide vehicle financing for new and used vehicles, term loans, mortgage loans and a delayed draw facility. This credit facility is the primary source of floor plan financing for our new and used vehicle inventory for GPB Prime. The term of the facility extends through February 2022. At maturity, our financial condition could be materially adversely impacted if lenders are unable to provide credit that has typically been extended to us or with terms unacceptable to us. Our financial condition could be materially adversely impacted if these providers incur losses in the future or undergo funding limitations. If we fail to comply with our contractual covenants, our lenders could terminate or adversely modify our financing arrangements which could cause us to sell one of our dealerships or group of dealerships below what we perceive to be fair value in an effort to access capital.

We enter into Franchise Agreements with the manufacturers. The Franchise Agreements generally limit the location of the dealership and provide the auto manufacturer approval rights over changes in dealership management and ownership. The auto manufacturers are also entitled to terminate the Franchise Agreement if the dealership is in material breach of the terms. Our ability to expand operations depends, in part, on obtaining consents of the manufacturers for the acquisition of additional dealerships.

We are currently party to litigation with two manufacturers arising from the termination of the former Chief Operating Officer (“Former CEO of Automile”) (David Rosenberg) of Automile Parent Holdings, LLC, a dealership group acquired in 2017 with a concentration in the northeastern United States, and have resolved a dispute with a third manufacturer arising from the same termination by divesting two dealerships selling such manufacturer’s vehicles and resolved a dispute with a fourth manufacturer by divesting one dealership selling such manufacturer's vehicles. Following the developments on February 4, 2021, including the indictment of the owner and former officer of GPB, the filing by the SEC and other government agencies of litigations against GPB, and the appointment of the Monitor, we have received additional termination notices from a manufacturer representing two existing dealerships and two planned new dealerships which were subject to letters of intent, and received threats of termination from additional manufacturers with respect to several dealerships. We are attempting to resolve these termination notices and threats, but no assurance can be given as to the outcome of our negotiations with these manufacturers. If these termination notices and threats are not resolved, it could lead to additional litigation between the affected dealerships and those manufacturers in which our dealerships would protest the terminations under state law. If, as a result of these or other termination notices, we are required to sell one of our dealerships or group of dealerships, we may be unable to realize what we perceive to be fair value or may be required to dispose of dealerships at depressed prices. The loss of franchise rights due to terminations could also lead to lenders terminating or adversely modifying our financing arrangements, other vendors terminating or adversely modifying business relationships, loss of employees and other adverse results, including on our financial condition, results of operations, cash flows and business operations.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

The Monitor is required to assess the Partnership's operations and business, and make recommendations to the court, which may include continuation of the operations subject to his monitoring, or a liquidation of assets, or filing for reorganizing in bankruptcy. The Monitor's initial recommendation and report was filed with the court on April 12, 2021, and the Monitor recommended the monitorship continue for 180 days. On April 14, 2021, following the receipt of a letter from the Monitor on April 12, 2021, the court entered an amended order providing that the Monitor will remain in place until terminated by order of the court, and granting the Monitor the authority to approve or disapprove proposed material corporate transactions by GPB, the Partnership or its subsidiaries, extensions of credit by them outside the ordinary course of business, decisions to resume distributions to the limited partners of the Partnership, or any decision to file any bankruptcy or receiver petition for any of them, among other actions.

In March 2020, the World Health Organization declared COVID-19 a “Public Health Emergency of International Concern.” The outbreak of COVID-19 has contributed to, and will likely continue to contribute to, volatility in financial markets, including changes in interest rates. COVID-19 and other outbreaks like it have negative impacts on economic fundamentals and consumer confidence, may increase the risk of default of particular dealerships, reduce the availability of debt financing to the Partnership, and potential purchasers of dealerships, negatively impact market values, cause credit spreads to widen, and impair liquidity and capital resources, all of which would be expected to have an adverse effect on the returns of the Partnership. No assurance can be given as to the effect of these events on the value of the Partnership’s investments. The impact of a public health crisis such as COVID-19 (or any future pandemic, epidemic or other outbreak of a contagious disease) is difficult to predict, which presents material uncertainty and risk with respect to the performance of the Partnership. COVID-19 will have an impact on the dealerships which in certain cases could lead to insolvency of such dealerships regardless of any governmental assistance sought or mitigation efforts by GPB. GPB has taken various significant actions to mitigate the financial impact of COVID-19. These actions included a reduction in expenditures and payroll costs, as well as discretionary spending and the postponement, delay or cancellation of certain of the planned capital projects. As a result, the Partnership was materially and negatively impacted from March to May 2020. These potential impacts, while uncertain, could adversely affect the Partnership’s business, financial condition and results of operations. During 2020, the Partnership received various loans totaling approximately $20.0 million pursuant to the Paycheck Protection Program (“PPP”) of the CARES Act. The loans bear interest at a rate of 1% and will be due in 2022. Under the PPP loan program, the Partnership may apply for forgiveness of all or a portion of the loan based on the amount of qualifying expenses incurred during the 8-week period subsequent to the receipt of the funds. The Partnership intends to apply for forgiveness when permitted however, no assurances can be provided that such forgiveness will occur.

3. Accounting Pronouncements

Changes in Accounting Policies

ASU 2016-02, “Leases” (Topic 842):

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), that amends the accounting guidance on leases. The standard establishes a right-of-use (“ROU”) model that requires a lessee to record an ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. The FASB subsequently issued amendments to the standard, including providing an additional transition method that allows entities the option of recognizing the cumulative effect of applying the new standard as an adjustment to beginning retained earnings in the year of adoption while continuing to present all prior periods under previous lease accounting guidance. This standard update along with the amendments, was effective for fiscal years beginning after December 15, 2018, with early adoption permitted. The Partnership has adopted this accounting standard update on January 1, 2019 by recording ROU assets and lease liabilities on the Consolidating Balance Sheets for all leases with terms longer than 12 months.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

The impact of the adoption of ASC 842 on the Consolidated Balance sheet as of January 1, 2019 was as follows:

(Dollars in thousands)	December 31, 2018	Adjustments Due to the Adoption of ASC 842	January 1, 2019
Operating lease right-of-use assets	$—	$23,309	$23,309
Liabilities:
Operating lease liabilities, current portion	$—	$3,150	$3,150
Operating lease liabilities, net of current portion	—	20,159	20,159

ASU 2014-09 “Revenue from Contracts with Customers” (ASC Topic 606):

In May 2014, FASB issued a new accounting standard (ASC Topic 606) that amends the accounting guidance on revenue recognition. Under the new standard, revenue is recognized when a customer obtains control of promised goods or services and is recognized in an amount that reflects the consideration the entity expects to receive in exchange for those goods or services. The principles in the standard should be applied using a five-step model that includes 1) identifying the contract(s) with a customer, 2) identifying the performance obligations in the contract, 3) determining the transaction price, 4) allocating the transaction price to the performance obligations in the contract, and 5) recognizing revenue when (or as) the performance obligations are satisfied. The standard requires disclosure of the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. In addition, the standard amends the existing requirements for the recognition of a gain or loss on the transfer of non-financial assets that are not in a contract with a customer (for example, sales of real estate) to be consistent with the standard's guidance on clarification on recognition and measurement (including the constraint on revenue). The FASB also subsequently issued several amendments to the standard, including clarification on principal versus agent guidance, identifying performance obligations, and immaterial goods and services in a contract.

The Partnership adopted the accounting standard effective January 1, 2018, using the modified retrospective approach applied only to contracts not completed as of the date of adoption, with no restatement of comparative periods.

The Partnership recognized a net cumulative effect adjustment to partners' capital of $7.8 million using the modified retrospective approach as of the date of adoption. The net impact of this adoption on the consolidated financial statements as of January 1, 2018, as well as its pro forma effects, is immaterial.

Disaggregation of Revenue

The majority of the Partnership’s revenue is from contracts with customers. Taxes assessed by governmental authorities that are directly imposed on revenue transactions are excluded from revenue. Revenue in the accompanying Consolidated Statement of Operations is disaggregated by major lines of goods and services and timing of transfer of goods and services. The Partnership has determined that these categories depict how the nature, amount, timing, and uncertainty of the revenue and cash flows are affected by economic factors. Revenue from new vehicle retail sales, used vehicle retail sales, used vehicle wholesale sales, retail and wholesale counter parts sales and financing and insurance sales, net is recognized at the point in time in which the goods and services are transferred. Revenue from repair and maintenance services are recognized over time, as the related work is performed on the vehicles. The following describes our major product lines, which represent the disaggregation of our revenues to transactions that are similar in nature, account, timing uncertainties and economic factors.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

New and Used Vehicle Sales

Revenue from the retail sale of a vehicle is recognized at a point in time, as all performance obligations are satisfied when a contract is signed by the customer, financing has been arranged or collectability is probable, and control of the vehicle is transferred to the customer. The transaction price for a retail vehicle sale is specified in the contract with the customer and includes all cash and non-cash consideration. In a retail vehicle sale, customers often trade in their current vehicle. The trade-in is measured at its stand-alone selling price in the contract, utilizing various third-party pricing sources. There are no other non-cash forms of consideration related to retail sales. All vehicle rebates are applied to the vehicle purchase price at the time of the sale and are, therefore, incorporated into the price of the contract at the time of the exchange. We do not allow the return of new or used vehicles, except where mandated by state law.

The Partnership also sells vehicles at auction, which is included in used vehicle wholesale revenue. The transaction price for auction services is based on an established pricing schedule and determined with the customer at the time of sale, and payment is due at that time. The Partnership satisfies its performance obligations related to auction sales at the point in time that control transfers to the customer.

Parts and Service Sales

The Partnership sells parts and automotive services related to customer-paid repairs and maintenance, repairs and maintenance under manufacturer warranties and extended service contracts, and collision-related repairs. The Partnership also sells parts through its wholesale and retail channels.

Each automotive repair and maintenance service is a single performance obligation that includes both the parts and labor associated with the service. Payment for automotive service work is typically due upon completion of the service, which is generally completed within a short period of time from contract inception. The transaction price for automotive repair and maintenance services is based on the parts used, the number of labor hours applied, and standardized hourly labor rates. The Partnership satisfies its performance obligations, transfers control, and recognizes revenue over time for automotive repair and maintenance services because it is creating an asset with no alternative use and it has an enforceable right to payment for performance completed to date. The Partnership uses an input method to recognize revenue and measure progress based on labor hours expended and parts utilized calculated using the average gross profit for repairs and maintenance services. The Partnership has determined labor hours expended and parts utilized to be the relevant measure of work performed to complete the automotive repair or maintenance service for the customer.

The transaction price for wholesale and retail counter parts sales is determined at the time of sale based on the quantity and price of each product purchased. Payment is typically due at time of sale, or within a short period of time following the sale. The Partnership has not established provisions for estimated returns as historically returns are rare and are not significant. Delivery methods of wholesale and retail counter parts vary; however, the Partnership generally considers control of wholesale and retail counter parts to transfer when the products are shipped, which typically occurs the same day as or within a few days of the sale.

Finance and Insurance Sales

Revenue from finance and insurance sales is recognized, net of estimated charge-backs, at the time of the sale of the related vehicle. As a part of the vehicle sale, we seek to arrange financing for customers and sell a variety of add-ons, such as extended warranty service contracts. These products are inherently attached to the governing vehicle and performance of the obligation cannot be performed without the underlying sale of the vehicle. We act as an agent in the sale of these contracts as the pricing is set by the third-party provider, and our commission is preset. A portion of the transaction price related to sales of finance and insurance contracts is considered variable consideration and is estimated and recognized upon the sale of the contract under ASC Topic 606.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Contract Assets

When the timing of the provision of goods or services is different from the timing of the payments made by customers, the Partnership recognizes a contract asset (performance precedes contractual due date). Contract assets relate to the Partnership’s right to consideration for work in process not yet billed at the reporting date associated with automotive repair and maintenance services, as well as an estimate of variable consideration that has been included in the transaction price for certain finance and insurance products (retrospective commissions). These contract assets are reclassified to receivables when the right to consideration becomes unconditional.

The Partnership’s receivables from contracts with customers are included in receivables. The Partnership’s current contract asset is included with prepaid expenses and other current assets, and the long-term contract asset is included with other assets.

The receivables from contracts with customers (comprised of trade receivables and finance and insurance receivables) and current and long-term contract assets are as follows:

(Dollars in thousands)	December 31, 2020	December 31, 2019
Receivables from contracts with customers	$16,688	$20,091
Contract asset (current)	2,050	3,322
Contract asset (long-term)	6,183	4,650

The differences between the opening and closing balances of contract assets primarily result from the timing differences between performance and the customer’s payment, as well as changes in the estimated transaction price related to variable consideration that was constrained for performance obligations satisfied in previous periods.

ASU 2016-13, “Financial Instruments - Credit Losses” (Topic 326):

This pronouncement, along with subsequent ASUs issued to clarify provisions of ASU 2016-13, changes the impairment model for most financial assets and will require the use of an “expected loss” model for instruments measured at amortized cost. Under this model, entities will be required to estimate the lifetime expected credit loss on such instruments and record an allowance to offset the amortized cost basis of the financial asset, resulting in a net presentation of the amount expected to be collected. The standard is effective for fiscal years beginning after December 15, 2019 and the Partnership has adopted the standard on January 1, 2020. Management has evaluated the impact of adoption and has concluded the effect is not material to the Consolidated Financial Statements as a whole.

Recent Accounting Pronouncements

ASU 2020-04, “Reference Rate Reform” (Topic 848): The ASU provides optional expedients and exceptions for companies that have contracts, hedging relationships and other transactions that reference London Inter-bank Offered Rate (“LIBOR”) or other reference rates expected to be discontinued because of reference rate reform. The optional expedients and exceptions apply during the transition period and are intended to ease the financial reporting burdens mainly related to contract modification accounting, hedge accounting and lease accounting. The transition period is effective as of March 12, 2020 and will apply through December 31, 2022. LIBOR is used as an interest rate “benchmark” in the majority of the Partnership’s floorplan notes payable, as well as its mortgages, other debt and lease contracts. Additionally, the Partnership’s derivative instruments are benchmarked to LIBOR. The Partnership is currently working with its lenders to determine the impact of the discontinuation of LIBOR on the Partnership’s consolidated financial statements.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

4. Acquisitions and Dispositions

2020 Acquisitions:

In 2020, the Partnership did not acquire any dealerships.

2020 Dispositions:

In September 2020, Capstone Automotive Group, LLC, a holding company subsidiary of the Partnership (“Capstone”), sold all of the remaining FX Caprara dealerships and the related real estate to a third-party. The Partnership received net proceeds of $1.6 million and $5.6 million, respectively, and recognized a net loss on disposal of the dealership and related real estate of $0.8 million and $0.8 million, respectively, recorded in loss (gain) on sale of dealerships, property and equipment in the Consolidated Statement of Operations for the year ended December 31, 2020.

During September and October 2020, Capstone sold all of the remaining KRAG dealerships and the related real estate to a third-party. The Partnership received net proceeds of $23.3 million and the related real estate for net proceeds of $36.1 million, respectively, and recognized a net loss on disposal of the dealership and related real estate of $6.0 million and $2.8 million, respectively, recorded in loss (gain) on sale of dealerships, property and equipment in the Consolidated Statement of Operations.

In October 2020, Capstone sold all of the Ron Carter dealerships and related real estate to a third-party. The Partnership received net proceeds of $19.3 million and $20.9 million, respectively. The real estate proceeds included a $2.0 million note bearing 7% interest due to Capstone Automotive Group, LLC in October 2022 which is recorded as a component of other assets in the Consolidated Balance Sheet at December 31, 2020. The Partnership recognized a net loss on disposal of the dealership of $2.9 million and a net gain on the disposal of related real estate of $0.8 million, respectively, recorded in loss (gain) on sale of dealerships, property and equipment in the Consolidated Statement of Operations.

In October 2020, Capstone sold the Subaru Vermont dealership to an entity related to the Former CEO of Automile for net proceeds of $5.3 million and the related real estate for net proceeds of $12.5 million, respectively. The Partnership recognized a net gain on disposal of the dealership of $1.3 million and net loss of $1.1 million on the disposal of the related real estate recorded in loss (gain) on sale of dealerships, property and equipment in the Consolidated Statement of Operations.

All of the dispositions were in the ordinary course of business within the mandate for the automotive strategy outlined in the PPM, and thus were not considered a strategic shift in the Partnership’s operation.

2019 Acquisitions:

In 2019, the Partnership completed the following acquisitions:

In February 2019, GPB Prime acquired the assets of six dealerships in Massachusetts from a third party. These dealerships were consolidated into the Partnership on the acquisition date as Gallery Automotive Group, LLC (“Gallery”). The franchises acquired included BMW, Mini, Honda, Volkswagen, and Mazda. These acquisitions were executed to expand the Partnership’s market share in Massachusetts. In February 2019, to fund the Gallery acquisition, the Partnership contributed additional capital of $81.3 million into GPB Prime. As a result, the Partnership’s interest in GPB Prime increased to 66.5% from 55.0%. See “Footnote 14. Redeemable Non-Controlling Interests and Other Non-Controlling Interests.”

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

The following table summarizes the consideration paid for this acquisition and the fair value of the assets acquired and liabilities assumed as of the acquisition date for the dealerships acquired in 2019:

(Dollars in thousands)	Gallery
2019 Acquisitions
Consideration paid:
Cash paid	$62,126
Floorplan notes payable	54,383
Total	$116,509

Fair value of assets acquired and liabilities assumed:
Inventories	$58,376
Franchise rights	33,360
Property and equipment	1,030
Other current assets	537
Other liabilities	(435)
Goodwill	23,641
Total	$116,509

Partnership’s ownership	66.5%
Non-controlling interest	33.5%
100%

Cash paid includes $10.0 million of deposits paid in 2018 recorded in deposits on acquisitions in the 2018 Consolidated Balance Sheet.

2019 Dispositions:

In February 2019, Capstone sold KRAG Nissan, LLC and KRAG Chevrolet of Cranberry, LLC to a third-party. The Partnership received net proceeds of $2.8 million and recognized a net gain on disposal of $1.7 million recorded in loss (gain) on sale of dealerships, property and equipment in the Consolidated Statement of Operations.

In July 2019, Capstone sold FX Caprara CDJR of Alexandria Bay LLC, a dealership, and subsequently in August 2019 sold the related real estate to a third-party. The Partnership received net proceeds of $0.6 million and $1.4 million, respectively, and recognized a loss on disposal of the dealership and related real estate of $0.2 million and $0.4 million, respectively, recorded in loss (gain) on sale of dealerships, property and equipment in the Consolidated Statement of Operations.

In December 2019, Capstone sold FX Caprara Imports of Watertown, LLC, a dealership, to a third-party. The Partnership received net proceeds of $0.4 million and recognized a loss on disposal of $0.6 million recorded in loss (gain) on sale of dealerships, property and equipment in the Consolidated Statement of Operations.

All of the dispositions were in the ordinary course of business within the mandate for the automotive strategy outlined in the PPM, and thus were not considered a strategic shift in the Partnership’s operation.

2018 Acquisitions:

In 2018, the Partnership completed the following acquisitions:

In February 2018, the Partnership acquired 100% of the interest of one dealership from a third party and consolidated it on the acquisition date as FX Volkswagen.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

In June 2018, the Partnership purchased the assets of two Jaguar Land Rover (“Land Rover”) dealerships in Massachusetts.

In September 2018, the Partnership acquired the assets of a Chevrolet dealership and a Subaru dealership (“Beard”) in Massachusetts.

In December 2018, the Partnership acquired the assets of a Chrysler Dodge Jeep Ram dealership (“Saco CDJR”) in Maine.

The following table summarizes the consideration paid for these acquisitions and the fair value of assets acquired and liabilities assumed as of the acquisition dates for the dealerships acquired in 2018:

(Dollars in thousands)	FX Volkswagen	Beard	Land Rover	Saco CDJR	Total
2018 Acquisitions
Consideration paid:
Cash paid	$1,116	$5,357	$16,373	$2,858	$25,704
Floorplan notes payable	4,048	7,171	9,927	17,352	38,498
Total	$5,164	$12,528	$26,300	$20,210	$64,202

Fair value of assets acquired and liabilities assumed:
Inventories	$4,415	$7,220	$9,993	$17,197	$38,825
Franchise rights	350	3,724	9,052	1,171	14,297
Property and equipment	100	205	312	95	712
Other current assets	—	34	43	1	78
Other liabilities	—	(272)	(230)	(83)	(585)
Goodwill	299	1,617	7,130	1,829	10,875
Total	$5,164	$12,528	$26,300	$20,210	$64,202

Partnership’s ownership	100%	55%	55%	55%	55%
Non-controlling interest	—	45	45	45	45
	100%	100%	100%	100%	100%

Cash paid includes $2.1 million of deposits paid during the year ended December 31, 2017.

2018 Dispositions:

In June 2018, GPB Prime sold AMR Auto Holdings - SB, LLC, a dealership in Hudson, New Hampshire. The Partnership received net proceeds of $6.2 million and recognized a loss from the sale of the dealership of $0.7 million, which is recorded in loss (gain) on sale of dealerships, property and equipment in the Consolidated Statement of Operations.

In August 2018, Capstone sold interests in a retail used car entity to Jeffrey Lash, (the “Former Managing Partner”) and the former owner of the entity at the time of acquisition by the Partnership. The sales price was $1.4 million of which $0.4 million was received in cash and $1.0 million in the form of a note payable due in full August 2022. This note is collateralized by 100% of the interests in the entity. The Partnership recognized a loss from the sale of the dealership of $0.3 million, which is recorded in loss (gain) on sale of dealerships, property and equipment in the accompanying Consolidated Statement of Operations.

INDEMNIFICATION AGREEMENTS RELATING TO GPB PRIME ACQUISITION

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

As part of the acquisition of GPB Prime by the Partnership in 2017, an indemnity escrow fund was established to provide the sole source of recourse for all claims for indemnification by GPB Prime.

All general representations, warranties, covenants and agreements made by the previous owners of GPB Prime extended for eighteen (18) months from the closing date, September 30, 2017, except for any covenants that require specific performance, which survive for thirty-six months (36) from the closing date. For the first eighteen (18) months following the closing, the maximum aggregate liability of the previous owners with respect to all claims, except for certain tax matters, was $10.0 million. The indemnification period for certain tax matters is thirty-six (36) months following the closing date, and had an original maximum aggregate liability of $25.0 million.

On April 18, 2019, GPB Prime agreed to the release of $9.0 million of the amounts held in escrow to the previous owners. For the remaining escrow amounts, GPB Prime and the previous owners executed an amendment to the indemnification agreement, effective May 8, 2019, that approved the release of $8.0 million held in escrow to the previous owners and $0.5 million to GPB Prime. Pursuant to the amendment, $7.5 million also was released to GPB Prime in October 2020 to be used toward the settlement of the Hickey matter described in “Footnote 17. Commitments and Contingencies”. As of December 31, 2020, no amounts remain in the indemnity escrow fund.

PROFORMA FINANCIAL STATEMENTS

The Consolidated Statement of Operations for the year ended December 31, 2019 includes $356.1 million of revenue and net income of $7.0 million related to Gallery for the period from February 14, 2019, the date of acquisition, through December 31, 2019.

The Consolidated Statement of Operations for the year ended December 31, 2018 includes $60.0 million of revenue and net loss of $0.3 million related to the 2018 acquisitions for the period from the acquisition dates described above, through December 31, 2018.

The Partnership's unaudited pro forma results for the years ended December 31, 2019 and 2018 are summarized in the table below, assuming the acquisitions occurred on January 1st of the year prior to the acquisition. These unaudited pro forma results have been prepared for comparative purposes only. They do not purport to be indicative of the results of operations which would have actually resulted had the acquisitions occurred on January 1st prior to the year of the acquisition, nor are they indicative of future results of operations.

	Pro forma and unaudited (as if the acquisitions had occurred on January 1st of the preceding year)
	December 31,
(Dollars in thousands)	2019	2018
Pro forma revenue	$2,977,083	$3,109,006

Pro forma net loss	$33,160	$114,305

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

5. Receivables, Net

Receivables, net of allowance for doubtful accounts, consisted of the following:

	December 31,
(Dollars in thousands)	2020	2019
Receivables
Manufacturer receivables	$22,633	$27,139
Trade receivables	9,682	9,807
Finance and insurance receivables	5,866	10,284
Total	38,181	47,230
Less: Allowance for doubtful accounts	(1,740)	(977)
Receivables, net of allowance for doubtful accounts	$36,441	$46,253

6. Inventories

Inventories consisted of the following:

	December 31,
(Dollars in thousands)	2020	2019
Inventories
New vehicles	$167,018	$361,667
Used vehicles	61,344	77,500
Parts and accessories	10,115	17,326
Rental/service vehicles, net	21,639	34,730
Total inventories, net	$260,116	$491,223

In 2020 and 2019, $21.8 million and $49.6 million, respectively, of inventory was re-classified into assets held for sale. See “Footnote 9. Assets Held for Sale”.

7. Property and Equipment

Property and equipment consisted of the following:

	December 31,
(Dollars in thousands)	2020	2019
Property and Equipment
Land	$121,106	$147,660
Buildings and improvements	145,918	204,762
Construction in progress	7,605	2,367
Furniture, fixtures and equipment	27,515	31,395
Total	302,144	386,184
Less: Accumulated depreciation	(24,331)	(22,409)
Total property and equipment, net of accumulated depreciation	277,813	363,775
Less: property and equipment reclassed to assets held for sale	(29,200)	(23,602)
Total	$248,613	$340,173

Depreciation expense related to property and equipment for the years ended December 31, 2020, 2019 and 2018 was $9.3 million, $10.7 million and $10.6 million, respectively.

The Partnership expects to incur additional costs of approximately $6.9 million to complete construction projects in process as of December 31, 2020. In February 2021, the Partnership entered into a contract for an additional construction project for approximately $3.4 million. The majority of these projects are expected to be completed during 2021. The Partnership will receive a contribution of $1.0 million from a manufacturer in support of one of these projects. Of this amount, $0.5 million was received in 2020 and is included in other liabilities on the 2020 Consolidated Balance Sheet and the remaining balance is to be received in 2021 after the completion of the project.

In December 2020, the Partnership recorded an impairment loss of $0.4 million on one piece of real estate owned by GPB Prime, which has been classified as a component of asset impairment in the Consolidated Statements of Operations.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

In June 2019, upon committing to a plan of disposal, the Partnership re-classified the real estate within FX Caprara to assets held for sale, the Partnership performed a fair value analysis of the assets at the time of commitment and determined the carrying value exceeded the fair value. As a result, the Partnership recorded an impairment loss of $7.7 million related to the real estate which has been classified as a component of asset impairment in the Consolidated Statements of Operations for the year ending December 31, 2019. See “Footnote 9. Assets Held for Sale” for more detail.

In October 2019, the Partnership recorded an impairment loss of $1.1 million on leasehold improvements related to a dealership that ceased operations, which has been classified as a component of asset impairment in the Consolidated Statements of Operations. This dealership’s operation, as well as the exit and disposal costs, were not material to the Partnership’s consolidated financial statements.

8. Goodwill and Franchise Rights

The changes in the carrying amount of goodwill and intangible franchise rights consisted of the following:

(Dollars in thousands)	Total
Goodwill
Balance at January 1, 2019	$158,928
Impairment	(7,810)
Reclassification to assets held for sale	(1,989)
Additions through acquisition	23,641
Reductions through disposals	(388)
Balance at December 31, 2019	172,382
Impairment	—
Reclassification to assets held for sale	(19,121)
Reductions through disposals	(11,196)
Balance at December 31, 2020	$142,065

Franchise Rights
Balance at January 1, 2019	$151,202
Impairment	(9,614)
Reclassification to assets held for sale	(100)
Additions through acquisition	33,360
Reductions through disposals	(362)
Balance at December 31, 2019	174,486
Impairment	(822)
Reclassification to assets held for sale	(23,720)
Reductions through disposals	(23,805)
Balance at December 31, 2020	$126,139

Based on the qualitative assessments in 2020, 2019 and 2018, the Partnership determined that it should perform a quantitative test to assess the amount of impairment associated with the Partnership’s franchise rights and goodwill. These tests indicated the carrying value of franchise rights at certain dealerships was greater than fair value and the Partnership recorded an impairment charge as a component of asset impairment on the Consolidated Statement of Operations of $0.8 million, $9.6 million, and $9.3 million, respectively. Additionally, based on the results of the assessment, the Partnership determined the carrying value of goodwill for certain reporting units was greater than the fair value and recorded an impairment charge as a component of asset impairment on the Consolidated Statement of Operations of nil, $7.8 million and $83.9 million, respectively. The Partnership determined these assets were impaired resulting from the acquired dealerships falling short of pre-acquisition financial projections for the years ending December 31, 2020, 2019, and 2018.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

9. Assets Held for Sale

During 2020 and 2019, GPB’s Acquisition Committee approved plans to sell certain of the Partnership’s dealerships. These disposals did not represent a strategic shift that would have a major effect on the Partnership’s operations and financial results and were, therefore, not classified as discontinued operations in accordance with ASU 2014-08, Presentation of Financial Statements (Topic 205) and Property, Plant and Equipment (Topic 360).

In 2020, five dealerships and the respective real estate properties were reclassified to assets held for sale in the 2020 Consolidated Balance Sheet. The dealerships were Prime Subaru Hyannis, Prime Chevy Hyannis, Prime Toyota Boston, Orleans Toyota, and Hyannis Toyota. The dealerships and related real estate were sold in 2021. See “Footnote 19. Subsequent Events” for more detail.

In 2019, the FX Caprara dealerships, AMR Holdings - SN, LLC (“Subaru Vermont”), and the respective real estate properties were re-classified as assets held for sale in the Consolidated Balance Sheet. The dealerships and related real estate properties were sold in 2020. See “Footnote 4. Acquisitions and Dispositions” for more detail.

The following table reconciles the major classes of assets classified as held for sale as part of continuing operations as of December 31, 2020 and 2019 in the accompanying Consolidated Balance Sheets:

	December 31,
(Dollars in thousands)	2020	2019
Assets held for sale
Inventories	$21,780	$49,635
Franchise rights	23,720	100
Goodwill	17,559	1,989
Property and equipment	29,200	23,602
Right of use assets	2,273	—
Total assets held for sale	$94,532	$75,326
Liabilities held for sale
Operating lease liabilities	$(2,340)	$—

In 2020, goodwill re-classified to held for sale was impaired by $1.6 million to adjust to fair value which has been recorded as a component of asset impairment on the Consolidated Statement of Operations.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

10. Borrowings

Floorplan Financing Agreements

The Partnership’s subsidiaries are party to financing agreements with M&T Bank (as part of an eight member syndicate), J.P. Morgan Chase (“Chase”), Ford Motor Credit Company (“FMCC”), Ally Bank and Ally Financial (“Ally”), GM Financial (“GMF”), and Truist Financial (formerly Branch Banking and Trust Partnership) for the purpose of financing the purchase of new, used and loaner vehicles for certain brands, in addition to providing operational liquidity in the form of mortgages and term debt which is explained in the “Long Term Debt” section below.

The maximum financing available under these agreements was $362.1 million and $575.5 million for new vehicles, including loaner vehicles, and $50.3 million and $87.8 million for used vehicles, as of December 31, 2020 and 2019, respectively. Financing available for new vehicles, including loaner vehicles, and used vehicles combined is $131.5 million and $126.4 million as of December 31, 2020 and 2019, respectively. Amounts outstanding under these agreements may at times exceed the stated limits on a temporary basis. Interest rates are based on the U.S. Prime Rate or the LIBOR plus an applicable margin. The interest rates ranged from 1.49% to 3.75% on December 31, 2020 and from 3.01% to 6.25% on December 31, 2019. One of the floorplan agreements with GMF is guaranteed by the Member of GPB and the Partnership. Certain of the agreements have financial covenants relating to maximum leverage ratios and fixed charge coverage ratios. These covenants limit, among other things, our ability to incur certain additional debt and make certain payments, including distributions to shareholders.

The outstanding payable under these floorplan financing agreements of $281.0 million and $536.9 million is reflected as floorplan payable on the consolidated balance sheets as of December 31, 2020 and 2019, respectively. Total floorplan interest expense from borrowings related to financial institutions was $10.5 million, $21.8 million, and $18.1 million for the years ended December 31, 2020, 2019, and 2018, respectively.

As of December 31, 2019, subsidiaries of the Partnership had financing agreements in place with FMCC to provide floorplan financing to certain of its dealerships. In April 2019, FMCC provided notice that due to uncertainties related to the Partnership, in addition to other concerns, FMCC was canceling its financing agreements with all Ford stores owned by the GPB entities effective June 2019. FMCC allowed the agreements to remain in effect while new agreements were made with alternative financing sources, or until the dealerships were sold. All dealerships affected were sold during 2020 and all loans with FMCC were paid in full and satisfied.

As of December 31, 2020, subsidiaries of the Partnership had financing agreements in place with Chase to provide floorplan financing to certain of its dealerships.

Pursuant to modification agreements entered into in April 2020, the following provisions were agreed to: (a) the KRAG floorplan financing agreement was amended to reduce the maximum financing available from $50.0 million to $35.0 million, (b) the KRAG floorplan agreement would terminate on September 30, 2020, (c) an event of default on the floorplan agreements would occur if the KRAG real estate mortgage is not repaid by September 30, 2020, and (d) an event of default would occur on the floorplan agreements if an event of default occurs on the KRAG mortgage agreement.

In August 2020, Chase provided a termination notice for all of its financing agreements with the Partnership’s subsidiaries effective November 2020. In September 2020 and October 2020, the Partnership sold the KRAG dealerships financed with Chase and did not enter into an event of default. The Partnership retained two dealerships that had continued floorplan financing agreements with Chase. In December 2020, the Partnership’s subsidiaries secured alternative floorplan financing for one of these dealerships with Subaru Acceptance Corporation (“SAC”) for the purpose of financing the purchase of new, used and loaner vehicles for certain brands. The maximum financing available under this agreement was $15.4 million. The floorplan arrangement went into effect in January 2021.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

The Partnership is actively seeking an alternative financing arrangement for the one remaining dealership that requires continued financing. As of the date hereof, Chase has extended its floorplan financing for this dealership through April 30, 2021. Through the date of this filing, Chase has continued to extend floorplan financing while the Partnership is negotiating terms with a new lender. Should the Partnership not be able to secure alternative wholesale financing for the remaining dealership, it is possible that this dealership could no longer acquire new vehicles from its manufacturer, or may be deemed in default of its respective franchise agreements.

Long Term Debt

Long term debt consisted of the following:

	December 31,
(Dollars in thousands)	2020	2019
Long-term debt
M&T Credit Agreement due 2022:
Mortgage notes payable due 2022	$177,893	$181,606
Term loan due 2022	58,917	71,810
Truist Mortgage loans due 2021	—	12,856
GMF Mortgage loan due 2023	7,690	7,828
Chase Mortgage loan due 2023	—	27,638
PPP loans due 2022	20,000	—
GMF Mortgage loan due 2020	—	552
Total debt	$264,500	$302,290
Less current maturities	(21,119)	(40,799)
Less debt issuance costs	(1,304)	(1,532)
Interest rate swap	836	—
Total long-term debt	$242,913	$259,959

Total interest expense from borrowings related to financial institutions was $13.7 million, $17.7 million, and $16.9 million for the years ended December 31, 2020, 2019, and 2018, respectively.

M&T Credit Agreement

In October 2017, GPB Prime entered into the M&T Credit Agreement which provides for mortgage loans of up to $179.0 million, and term loans of up to $78.0 million.

As part of the M&T Credit Agreement, GPB Prime can also borrow under a delayed draw facility, which allows for borrowings up to $70.0 million as additional mortgage notes or term notes. The Partnership’s subsidiaries had utilized approximately $54.8 million of the delayed draw facility as of December 31, 2020, which is included in term and mortgage notes payable in the long-term debt table above. In April 2020, GPB Prime utilized approximately $13.0 million of the delayed draw facility to finance real estate on which one of its dealerships operates that was purchased in 2019. Additionally, there is an accordion facility whereby the Partnership’s subsidiaries can request an increase in the commitment by $50.0 million. The applicable interest rate on the term notes, mortgage notes, and delayed draw facility was originally based on LIBOR rate plus an applicable margin, which ranged from 1.75% to 2.75% until March 19, 2020, after which an amendment to the M&T Credit Agreement increased the applicable margin to a range of 2.00% to 3.00%, based on the leverage ratio from the most recent compliance certificate provided to the bank.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

The proceeds of mortgage loans under the delayed draw facility are available to fund real estate costs, as defined. The proceeds of term loans under the delayed draw facility can be used towards the purchase price of acquisitions and other capital expenditures (exclusive of real estate costs, as defined) for the dealerships.

All borrowings under the M&T Credit Agreement are cross-collateralized and are secured by substantially all assets of GPB Prime, including inventory, equipment, and accounts receivable (and other rights to payment), and real estate.

The M&T Credit Agreement is subject to certain restrictions, including restrictions on distributions to the Partnership’s subsidiaries, other than GPB Prime, and payments and restrictions on transactions with affiliates, as well as mandatory prepayments, including excess cash recapture. There were no mandatory prepayments pursuant to the excess cash recapture provision in 2020 and 2019. GPB Prime is also subject to financial covenants relating to a maximum leverage ratio and fixed charge coverage ratio and restrictive covenants that limit or restrict additional indebtedness, making investments, selling or acquiring assets and granting security interests in its assets. Additionally, in February 2021, GPB Prime guaranteed floorplan financing for a dealership in GPB Holdings II, LP and a dealership within the Partnership. This guarantee violated a covenant concerning incurring additional debt. In May 2021, GPB Prime was released from its guarantee obligation and the guarantee was assigned to the Partnership. GPB Prime has obtained a waiver for this covenant violation.

GPB Prime has received a going concern qualification in connection with its external audit report for the year ended December 31, 2020, which constitutes an event of default under the M&T Credit Agreement. At any time after the occurrence of an event of default under the M&T Credit Agreement, the lenders thereunder may, among other options, declare any amounts outstanding under the M&T Credit Agreement and any accrued interest to be immediately due and payable. The lenders thereunder may also terminate any commitment to make further loans under the M&T Credit Agreement and may declare the aggregate principal amount of the M&T Credit Agreement and any accrued interest be immediately due and payable. A waiver has been obtained for this event of default.

Pursuant to amendments to the M&T Credit Agreement dated September 21, 2018 and June 14, 2019, GPB Prime has been restricted in its ability to pay distributions, pay managerial assistance fees, make additional requests for delayed draw loans, make any additional acquisitions (other than those already in process at that date) greater than $2.0 million, or to make any distribution to the Partnership’s subsidiaries, other than GPB Prime, as well as pay any put, redemption, or equity recapture options or agreements to any person, until all covenant requirements have been met as stipulated in the amendment.

Pursuant to an amendment to the M&T Credit Agreement dated October 18, 2019, the Partnership has increased the maximum permitted amount of all letters of credit issued to $25.0 million.

Pursuant to an amendment to the M&T Credit Agreement dated March 19, 2020, the following terms were amended as follows: (a) interest rates for term loans, mortgages and delayed draws were increased by 0.25%, (b) the definition of the total leverage ratio was changed and the threshold to calculate repayment of excess cash flow was reduced from 2.00 to 1.00, (c) the remaining amount of the delayed draw facility available to the Partnership’s subsidiaries was reduced to $28.0 million, to be used for specifically identified capital expenditures, (d) the provision to increase the line of credit by $50.0 million at the Partnership’s subsidiaries request was eliminated, (e) other restrictions were placed on acquisitions, dispositions, restricted payments, and transactions with affiliates, and (f) an event of default shall occur if the Partnership’s subsidiaries fails to obtain manufacturer approvals on its Franchise Agreements, as specified in detail in the amendment, by April 30, 2020.

Pursuant to an amendment to the M&T Credit Agreement dated April 30, 2020, the following provisions were agreed to: (a) the total leverage ratio will exclude any loans under the Paycheck Protection Program (see Paycheck Protection Program Loans section below) which qualify for forgiveness, (b) all interest payments due under both short-term borrowing and long-term debt are deferred for the period from May 1, 2020 through July 31, 2020, but are payable no later than December 31, 2020 (all borrowings will continue to accrue interest during that period), (c) all principal payments of long-term debt payable during the period from May 1, 2020 through July 31, 2020 are deferred to 2022, the maturity date of that debt, (d) any curtailments due under the short-term borrowings from May 1, 2020 through July 2020 are now payable on August 1, 2020, and (e) the due date of the audited 2019 consolidated financial statements of GPB Prime was extended to be delivered to the lender by May 31, 2020.

The M&T Credit Agreement required GPB Prime to enter into interest rate swap agreements for an amount equal to at least 50% of the original amounts of outstanding term and mortgage loans in order to convert its variable interest rate exposure under the M&T Credit Agreement to a fixed interest rate. As of December 31, 2019, the Partnership’s subsidiaries did not maintain the required interest rate swap. Subsequent to December 31, 2019, the Partnership’s subsidiaries entered into a new interest rate swap agreement that met the covenant requirements. See “Footnote 11. Derivative Financial Instruments and Risk”.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Interest was originally payable at either the one-month LIBOR (0.14% and 1.76% on December 31, 2020 and 2019, respectively) or six month LIBOR (0.26% and 1.91% on December 31, 2020 and 2019, respectively) plus an applicable margin, which ranges from 1.75% to 2.75% based on the total leverage ratio from the most recent compliance certificate received by the bank (2.25% and 2.50% as of December 31, 2020 and 2019, respectively). As of March 19, 2020, an amendment to the Credit Agreement increased the applicable margin to a range from 2.00% to 3.00%. Interest is payable at the one-month LIBOR plus an applicable margin, ranging from 2.00% to 3.00% based on the total leverage ratio from the most recent compliance certificate received by the bank.

As of December 31, 2020, the mortgage notes are payable in monthly payments of principal ranging from $0.49 million to $0.54 million through the maturity date in February 2022, at which time a balloon payment is due totaling $170.4 million. The loans are secured by all pooled collateral (property and equipment and working capital) of GPB Prime.

As of December 31, 2020, the term loans are payable in monthly installments of principal of $0.8 million through the maturity date of February, 2022, at which time a balloon payment is due totaling $47.9 million. The notes are secured by all pooled collateral (property and equipment and working capital) of GPB Prime.

Truist Financial (formerly Branch, Banking, and Trust Partnership)

As of December 31, 2019, the Partnership’s subsidiaries had financing agreements in place with Truist Financial to provide mortgages to certain real estate.

As of December 31, 2019, the Partnership was not in compliance with its financial reporting requirement to provide audited financial statements for the years ended December 31, 2018 and December 31, 2017. The dealerships entered into a forbearance agreement with Truist Financial in February 2019 in order to maintain the terms of the financing agreement. In connection with, and as required by the forbearance agreement, $7.5 million was deposited in a Truist Financial (formerly Branch, Banking, and Trust Partnership) restricted collateral reserve account until all other requirements of the forbearance agreement are met, at which time the restriction on the funds may be released with Truist Financial’s approval. The requirements also consisted of providing audited financial statements for the underlying dealerships and the Partnership for the years ended December 31, 2019 and 2018.

The Forbearance Agreement with Truist Financial was amended to extend its effective date through October 1, 2020, at which time the dealerships, real estate, and all associated collateral were sold and all loans with Truist Financial were re-paid in full.

Interest was payable monthly at a spread over LIBOR with rates ranging from 2.14% to 3.76% in 2020 and 3.69% to 4.52% in 2019. The loans were interest only for three years commencing October 2016 (the date of the loans), then repayable in 24 equal monthly installments of principal and interest of $0.1 million through October 2021. The mortgaged property was sold in October 2020 and the mortgages were paid and satisfied at that time. The loans were repaid in full during 2020.

GM Financial

As of December 31, 2019, the Partnership’s subsidiaries had financing agreements in place with GMF to provide mortgages to certain real estate. The GMF Agreements provide for mortgage loans with total amounts outstanding of $8.4 million. The mortgages are guaranteed by the Member of GPB and the Partnership. One of these mortgages with an outstanding principal balance of $0.5 million was fully paid in November 2020.

In December 2016, the Partnership’s subsidiary entered into a mortgage loan which refinanced an existing mortgage loan and provided for renovations at a dealership. The mortgage loan was initially for a maximum of $8.2 million, before being adjusted to a maximum of 70% of the property’s fair value. Interest only was payable monthly at the Prime Rate (“Prime”) plus 1.00% through the date construction ends, then converted to Prime plus 0.75% (4.00% and 5.50% on December 31, 2020 and 2019, respectively) for 24 months. Construction was certified as complete and the note converted from Construction to Permanent status as of June 29, 2018. The loan is payable in equal monthly principal and interest installments of $0.06 million through 2023, with a remaining payment due in June 2023. The loan is secured by a mortgage on the property in Rockville Centre, New York as well as a guarantee by the Partnership and the Member of GPB.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Interest on the mortgage loan is payable monthly at a fixed rate of 4.5%. The loan is payable in equal monthly principal and interest installments through 2020, with a remaining balloon payment of $0.5 million to be paid in December 2020. The loan was repaid in full in December 2020.

J.P. Morgan Chase

As of December 31, 2020, the Partnership’s subsidiaries had financing agreements in place with Chase to provide mortgages loans on certain real estate.

Pursuant to modification agreements entered into in April 2020, the following provisions were agreed to: (a) an event of default on the floorplan agreements would occur if the KRAG real estate mortgage is not repaid by September 30, 2020, and (b) an event of default would occur on the floorplan agreements if an event of default occurs on the KRAG mortgage agreement.

An event of default also occurred at a separate dealership that failed to comply with the requirement not to make advances to affiliated entities. The default was cured by having the affiliated entity repay the advance.

Notwithstanding the occurrence of events of default, all but two of the financing agreements were terminated in connection with the disposition of all of the KRAG dealerships during September and October 2020 and these loans were re-paid in full.

In August 2020, Chase provided a termination notice to the Partnership for all of its financing agreements with the Partnership’s subsidiaries effective November 2020.

The original real estate mortgage was for $30.3 million. Interest was payable monthly at a spread over LIBOR with rates ranging from 2.64% to 4.26% in 2020 and 4.19% to 5.02% in 2019. The loan was payable in equal monthly principal installments of $0.13 million plus interest through March 2023, with a remaining payment of $22.8 million originally due in March 2023. The loan was collateralized by the underlying real estate and cross-collateralized by vehicles securing the short-term borrowings of the KRAG dealerships with Chase. The loan is guaranteed by the KRAG dealerships. KRAG Chevrolet of Cranberry LLC was added as a guarantor on June 29, 2018, but was subsequently removed in February 2019 when that dealership was sold. The mortgaged property was sold in September 2020 and October 2020, and the mortgages were paid and satisfied in full at that time.

Paycheck Protection Program Loans

In 2020, the Partnership’s subsidiaries entered into Paycheck Protection Program loans (“PPP Loans”), for a total initial amount of $20.0 million. Interest accrues at 1% per annum. Per H.R. 7010, the Paycheck Protection Program Flexibility Act of 2020, all payment of principal, interest, and fees is deferred until the date on which the amount of loan forgiveness as determined by the SBA is remitted to the lender. As of May 14, 2021, twenty-three loans have been approved for forgiveness in whole or in part in the amount of $14.8 million.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Aggregate contractual principal payments of long term debt for each of the years ending December 31, consisted of the following:

(Dollars in thousands)	Principal Amount
2021	$21,119
2022	236,222
2023	7,159
$264,500

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

11. Derivative Financial Instruments and Risk

GPB Prime is subject to interest rate risk primarily from its variable rate borrowings. In order to minimize the earnings variability related to fluctuations in these interest rates, the M&T Credit Agreement required GPB Prime to enter into swap agreements for an amount equal to at least 50% of the original amounts of outstanding term and mortgage loans in order to convert its variable interest rate exposure under the credit agreement for to fixed interest rate. Under the swap transactions, the Partnership will make fixed rate payments and receive floating rate payments to convert the floating rate borrowings to fixed rate obligations. On September 1, 2018, GPB entered into an interest rate cap agreement with a notional amount of $128.5 million and maximum interest rate of 3% with a maturity date of September 1, 2019. GPB Prime recorded the change in market value in these interest rate swaps as a component of interest expense in the Consolidated Statements of Operations. On September 1, 2019, the interest rate cap agreement matured and was not renewed. On March 16, 2020, the Partnership entered into a new interest rate swap agreement with a notional amount of $163.5 million which effectively converts a portion of its LIBOR-based variable rate debt to a fixed rate through February 2022. Related to the swap agreements, for the year ended December 31, 2020, 2019, and 2018 the Partnership recognized a loss of $0.8 million, nil, and a gain of $0.3 million, respectively, as a component of interest expense in the Consolidated Statements of Operations. As of December 31, 2020, the fair value of the liability of $0.8 million is included in other liabilities in the Consolidated Balance Sheet.

12. Employee Benefit Plans

The Partnership's dealerships sponsor defined contribution plans for all eligible employees, which are defined as generally full-time employees at least 18 years of age. The Partnership may make a discretionary matching contribution to be determined by management. Contributions to the plans made by the Partnership were $1.9 million, $2.0 million, and $1.7 million for the years ended December 31, 2020, 2019, and 2018, respectively, which are included in selling, general and administrative expenses on the Consolidated Statements of Operations.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

13. Leases

Operating and Finance Leases

The Partnership leases certain properties under agreements which expire through 2038. Leases with an initial term of 12 months or less are not recorded on the Consolidated Balance Sheets. Lease expense is recognized for these leases on a straight-line basis over the lease term. Most leases include one or more options to renew, with renewal terms that can extend the lease term from one to five more years. Lease renewal options are exercised at the sole discretion of the Partnership. Certain of these lease agreements contain purchase options for the Partnership to acquire the related properties at an established price within a stated period of time.

The lessor of certain agreements, entered into in December 2018 and February 2019, is an entity owned by the Former CEO of Automile. The leases require annual rent payments ranging from approximately $1.7 million to $2.2 million through February 2034. Rent expense under these lease agreements in 2020 and 2019 totaled approximately $1.7 million and $1.5 million, respectively and are recorded as a component of rent expense in the Consolidated Statement of Operations.

The Partnership is party to both operating and finance lease contracts where property is leased from others (“lessee” contracts) and where others lease property from the Partnership (“lessor” contracts), for real estate (dealership locations and vehicle storage lots).

Weighted average remaining lease terms and discount rates for operating leases on December 31, 2020 were 11.41 years and 5.09%, respectively and on December 31, 2019 were 11.71 years and 5.16%, respectively. The weighted average remaining lease term and discount rate for the finance leases on December 31, 2020, were 15.97 years and 6.39%, respectively and December 31, 2019, were 16.76 years and 6.48%, respectively.

Components of operating and finance lease expense includes (1) amortization of right-of-use-assets - finance included as a component of depreciation and amortization on the Consolidated Statement of Operations; (2) interest on lease liabilities is included as a component of interest expense on the Consolidated Statement of Operations; and (3) amortization of right-of-use assets - operating and short term lease cost are included as a component of rent expense on the Consolidated Statement of Operations. These components for the year ended December 31, 2020 and 2019 consist of the following:

(Dollars in thousands)	2020	2019
Finance lease costs
Amortization of right-of-use assets - finance	$2,006	$1,876
Interest on lease liabilities	1,769	1,746
Amortization of right-of-use assets - operating	4,951	5,093
Short term lease cost	3,380	2,207
Total lease cost	$12,106	$10,922

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Maturities of operating and finance lease liabilities as of December 31, 2020 consisted of the following:

(Dollars in thousands)	Operating	Finance
2021	$7,206	$3,156
2022	7,127	3,104
2023	6,730	3,046
2024	6,680	3,046
2025	5,860	3,046
Thereafter	39,962	26,563
Total lease payments	73,565	41,961
Less: imputed interest	(18,339)	(14,253)
Present value of lease liabilities	55,226	27,708
Less current portion of lease liabilities	(4,532)	(1,471)
Less asset held for sale operating lease liabilities	(2,340)	—
Lease liabilities, net of current portion	$48,354	$26,237

The following disclosure as of December 31, 2018 was in accordance with ASC 840 prior to the adoption of ASC 842 on January 1, 2019. Future minimum lease payments for operating and capital leases on December 31, 2018 was as follows:

(Dollars in thousands)	Operating	Capital
2019	$4,285	$1,240
2020	3,202	1,240
2021	3,115	1,217
2022	3,142	1,158
2023	3,212	1,086
Thereafter	12,202	3,257
Total lease payments	29,158	9,198
Less: imputed interest	—	(3,062)
Present value of lease liabilities	29,158	6,136
Less: current portion of lease liabilities	—	(618)
Lease liabilities, net of current portion	$29,158	$5,518

Rent expense under ASC 840 for the year ended December 31, 2018 was $4.8 million and was included as a component of rent expense in the Consolidated Statements of Operations.

Leases Payable, Rental/Service Loaner Vehicles

As of December 31 2020, the Partnership participates in various service loaner lease programs based on agreements with the leasing affiliates of Honda, Audi, Subaru, Toyota, BMW, and Volkswagen (the "Distributors"). Under these agreements, the Partnership is required to lease vehicles from the Distributors for service periods of 6 to 12 months and in such quantities and models as the Distributors establish. The Partnership is required to pay monthly "lease charges" on each vehicle, which includes monthly depreciation allowances, insurance, taxes and an interest charge. The Partnership is required to purchase the vehicles at the end of the lease terms. Participation in the programs may be terminated by either party at any time.

On December 31, 2020 and 2019, leases payable for the rental/service loaner vehicles leased from the Distributors reflected in leased vehicle liability on the Consolidated Balance Sheets was $12.5 million and $15.6 million, respectively.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

14. Redeemable Non-Controlling Interests and Non-Controlling Interests

In August 2020, the Partnership and Toyota Motor Sales (“TMS”) settled a dispute via a confidential settlement arrangement. As part of this resolution, the current CEO of GPB Prime agreed to make an investment in the subsidiary which holds the Partnership’s Toyota dealerships. The agreement between the Partnership and the CEO provides terms that upon certain triggers, including a mandatory repurchase requirement upon the death of the holder, the Partnership is required to repurchase all of the interest from the holder. As a result, the non-controlling interest of $4.0 million and was classified as a component of redeemable non-controlling interest in the Consolidated Balance Sheet as of December 31, 2020.

The Partnership has a repurchase agreement with the Former CEO of Automile, a related party, who holds a non-controlling interest in a subsidiary of the Partnership. The agreement provides a put repurchase feature, including a mandatory repurchase requirement upon the death of the holder. As a result, the non-controlling interest was deemed to be mandatorily redeemable and was classified as a liability in the accompanying Consolidated Balance Sheets.

On April 1, 2019, the Former CEO of Automile elected to have his interest redeemed. Based on the amended and restated repurchase agreement dated March 1, 2019, the defined purchase price for the interest was set at $23.6 million. This amount was to be paid in four equal installments of $5.9 million, beginning on July 1, 2019 and thereafter annually on April 1, 2020 through April 1, 2022. Pursuant to the repurchase agreement, management has determined that no further adjustments to the liability will be required subsequent to the election of the repurchase, other than the accrual of interest, as noted below. The amount payable to the Former CEO of Automile as of December 31, 2020 and 2019 is $24.3 million and $23.8 million, respectively, and is reflected within the redeemable non-controlling interest line items on the Consolidated Balance Sheets.

As a result of bank restrictions, see “Footnote 10. Borrowings”, the Partnership did not make the required payment due on July 1, 2019. The amount due on July 1, 2019 of $5.9 million now accrues interest at LIBOR plus 5.0% per annum. The amount of accrued interest on December 31, 2019 totaled $0.2 million and is included in current portion of redeemable non-controlling interests in the Consolidated Balance Sheet.

The second required payment of $5.9 million, due April 1, 2020, was also not paid, and accrues interest at LIBOR plus 5.0% effective April 2, 2020. The amount of accrued interest as of December 31, 2020 increased $0.4 million to $0.6 million and is included in current portion of redeemable non-controlling interests in the Consolidated Balance Sheet.

The Partnership also has a repurchase agreement with a now former executive who holds a non-controlling interest in a subsidiary. The agreement provides that if the executive’s employment is terminated, or, after the third anniversary of the acquisition of the KRAG dealerships by the Partnership, the executive is entitled to exercise a put option and the Partnership will be required to repurchase all of that executive’s interests at amounts as defined in the agreement in cash. Based on the above terms $5.2 million was recorded on the Consolidated Balance Sheets as redeemable non-controlling interests on December 31, 2018. On September 16, 2019, the executive provided notice requiring the Partnership to repurchase his interests. The Partnership and the executive have finalized a settlement to repurchase all of the executive’s interests upon the sale of the KRAG dealerships. The repurchase agreement was exercised in September 2019 for $5.6 million. On December 31, 2019, $5.6 million is included on the Consolidated Balance Sheet in accrued expenses and other current liabilities. This balance was fully paid in 2020.

The dealerships acquired from the Ron Carter Group each have members holding an aggregate 25% non-controlling interest in those entities.

An affiliated entity to the Partnership, GPB Holdings II, LP, held a 45% non-controlling interest in GPB Prime through February 2019. Upon the Gallery acquisition, GPB Holdings II, LP’s non-controlling interest in GPB Prime was reduced to 33.5%.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

15. Partners’ Capital

The Partnership was authorized to issue up to $750.0 million of Class A and Class B limited partnership Units. As of December 31, 2020, there were 7,872.54 Class A limited partnership Units, 3,554.91 Class A-1 limited partnership Units, 1,488.04 Class B limited partnership Units and 605.08 Class B-1 limited partnership Units issued and outstanding. As of December 31, 2019, there were 7,868.29 Class A limited partnership Units, 3,559.16 Class A-1 limited partnership Units, 1,489.04 Class B limited partnership Units and 604.08 Class B-1 limited partnership Units issued and outstanding. Each class of limited partnership interests is restricted and cannot be transferred without the consent of the General Partner. The unit issuance fees for Class B and Class B-1 Limited Partners are different than the fees paid by Class A and Class A-1 Limited Partners. These fees are direct and incremental costs of raising capital from issued Units and are reflected as unit offering costs in the Consolidated Statements of Partners’ Capital. GPB Auto SLP, LLC (“SLP” or the “Special LP”), an affiliate of the General Partner, is entitled to receive a performance allocation from the Partnership as discussed below.

Distributions

After payment of any tax distributions and payment and reservation of all amounts deemed necessary by the General Partner in its sole discretion, the Partnership has generally made Class A and A-1 ordinary distributions at a rate of 8% of each Limited Partners’ adjusted units per annum. Adjusted units are calculated based on gross capital contributions of $50,000 less 11% selling fees equaling 1 adjusted unit. For example, if a Limited Partner subscribed into Class A for $50,000 with 11% selling fees with a net capital contribution of $44,500, that investor would receive a yearly distribution of $4,000. The calculation for this Limited Partner is 1 unit multiplied by the 8% distribution rate. Class B and B-1 investors have received ordinary distributions at a rate of 8.7% of gross capital contributions. As of December 31, 2020, none of the Limited Partners have reached the second tier of priority noted below.

◦	First, 100% to the Limited Partners, in proportion to their respective Net Capital Contributions, until each Limited Partner has received cumulative distributions equal to such Limited Partners’ Net Capital Contribution amount;

◦	Second, 100% to the Limited Partners, in proportion to their respective Unreturned Capital Contributions, until each Limited Partner has received cumulative distributions equal to such Limited Partners’ aggregate Capital Contributions;

◦	Third, 100% to the Limited Partners, in proportion to their respective Accrued Preferred Returns, until each Limited Partner has received cumulative distributions equal to the sum of such Limited Partners’ aggregate Capital Contributions and Limited Partner preferred return;

◦	Fourth, 100% to the SLP until the cumulative distributions made to the SLP equal 20% of the sum of all amounts distributed to each Limited Partner in excess of such Limited Partners’ Net Capital Contribution amount and to the SLP; and

◦	Thereafter, amounts available for distribution by the Partnership will be distributed 80% to the Limited Partners and 20% to the SLP, with such amounts distributed to the Limited Partners in proportion to their respective aggregate Capital Contributions.

In the first quarter of 2019, the Partnership transitioned to a quarterly dynamic distribution rate, which will be paid in arrears. The General Partner will determine distribution amounts, if any, following the end of the calendar quarter, and will generally pay out distributions prior to the end of the subsequent quarter. Distribution rates under this policy will likely fluctuate from quarter to quarter based on, among other things, the performance of the Partnership. As a result, Limited Partners should not expect distribution rates to remain consistent at the current rate, or at any rate decided upon thereafter. In accordance with the first step of the Partnership’s distribution waterfall, all of the Partnership’s distributions made to date have been a return of capital contributions made to the Partnership by investors. The source of these return of capital distributions have included, and may in the future continue to include, cash flow from operations and investor contributions. The change in the Partnership’s distribution policy reinforces the alignment between Limited Partners and GPB to improve fund performance and maximize value to our Limited Partners. As of February 2020, all distributions need to be approved by the Monitor until further notice.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Net profits and net losses will be allocated to the Limited Partners according to their capital accounts in a manner sufficient to cause each Limited Partners’ capital account to equal the amounts such Limited Partners would receive upon the liquidation of the Partnership. Net profits and net losses are determined on an accrual basis of accounting in accordance with U.S. GAAP.

Redemptions

As per the LPA and PPM, Limited Partners who have held their Units for at least one year may request that the Partnership repurchase all, but not less than all, of their Units. A Limited Partners’ ability to request a redemption may not be construed to mean a Limited Partner has any right to demand or receive the return of such Limited Partners’ capital contribution or otherwise modify any limitations under the PPM. The Partnership intends to redeem Units on a quarterly basis on the last business day of each calendar quarter and will not redeem in excess of 10% of the Units during any 12-month period, provided that the Partnership will not redeem any Units held by a Limited Partner prior to the time that is 60 calendar days after the Partnership receives the required written notice from the Limited Partner. The redemption price for redeemed Units will be 97% of the net asset value of such Units as of the close of business on the applicable redemption date, minus any fees incurred by the Partnership in connection with the redemption, including legal and administrative costs for redemption. The General Partner reserves the right in its sole discretion at any time and from time to time to (1) reject any request for redemption, (2) change the price or prior notice period for redemptions, or (3) terminate, suspend and/or reestablish the Partnership’s redemption program. The General Partner will determine from time to time whether the Partnership has sufficient excess cash from operations to repurchase Units. Generally, the cash available for redemptions will be limited to 10% of the Partnership’s operating cash flow from the previous fiscal year. If the funds set aside for the redemption program are not sufficient to accommodate all requests as of any calendar quarter end, then at such future time, if any, when sufficient funds become available in the General Partner’s sole discretion, pending requests will be honored among all requesting Limited Partners in accordance with their order of receipt.

In August 2018, the General Partner suspended all redemptions.

From commencement of operations through December 31, 2018, there have been various amendments in the LPA and PPM relating to the redemption terms for Limited Partners. Those changes resulted in differentiated redemption terms and calculations. Following the advice of outside legal counsel, the General Partner made the decision to apply the redemption provision that was most beneficial to the redeeming investors who made a redemption request prior to the suspension of redemptions. This analysis was completed in 2019 and based on the final calculations, if a Limited Partner was originally overpaid, the General Partner will reimburse the Partnership and will not seek to claim those funds back from the Limited Partner. During the period from August 2015 through September 2018, the Partnership overpaid applicable redeeming investors $0.3 million and underpaid applicable redeeming investors $0.3 million.

If a Limited Partner was underpaid, the excess cash was distributed to the applicable Limited Partners in November 2019. When the suspension of redemptions is lifted, the redemption queue will be followed and all redemptions paid out will be equal to or a proportion of the Limited Partners’ capital account at the applicable redemption date.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

16. Related Party Transactions

FEES AND EXPENSES

The Partnership has entered into numerous related party transactions. The Partnership has incurred the following fees and expenses:

Managerial Assistance Fee

Per the LPA and PPM, GPB is entitled to receive an annualized managerial assistance fee (the “Managerial Assistance Fee”), for providing managerial assistance services to the Partnership and the dealerships. Those services include the identification, management and disposition of underlying portfolio companies and/or dealerships, and other duties assumed and stated under the LPA. The Managerial Assistance Fee does not include expenses related to in-house services and operations support services provided to the Partnership or its operating companies. Such expenses are in addition to, and not in lieu of, the Managerial Assistance Fee. The Managerial Assistance Fee is payable by the Partnership quarterly in advance at 2.0% per annum for Class A and B Units and 1.75% per annum for Class A-1 and B-1 Units calculated on each Limited Partners’ Gross Capital Contributions. GPB, in its sole discretion, may defer, reduce or waive all or a portion of the Managerial Assistance Fee with respect to one or more Limited Partners for any period of time (and intends to waive the Managerial Assistance Fee with respect to the Special LP, as defined below, and its affiliates that invest in the Partnership). Managerial Assistance Fees charged to expense and included in the Consolidated Statements of Operations for the years ended December 31, 2020, 2019, and 2018 were $12.9 million, $12.9 million, and $11.9 million, respectively.

Acquisition Fee

Upon the consummation of any acquisition of, or debt investment in, a dealership, the Partnership may pay qualified third parties an acquisition fee equal to 1.75% of the total acquisition cost of the dealership, not to exceed 2.75% of the purchase price of the dealership assets acquired in the transaction (the “Acquisition Fee”). For these purposes, “total acquisition cost” is the sum of the debt used to acquire the asset (or assumed by the Partnership in making the acquisition), plus the purchase price of the asset acquired in the transaction, plus any working capital contributions made by the Partnership at the time of acquisition. The Acquisition Fee is paid in consideration of services provided, including but not limited to identifying, structuring and providing the Partnership with advice on acquisitions or debt investments. The Partnership paid Acquisition Fees to Axiom, of which Ascendant is a branch office, through March 2017. Thereafter, Acquisition Fees were paid to AAS, a registered broker-dealer in which the manager of the General Partner owns a minority stake.

Acquisition Fees charged to expense included as a component of closing and acquisition costs in the Consolidated Statements of Operations for the years ended December 31, 2020, 2019, and 2018 to AAS were nil, nil, and $0.3 million, respectively.

Offering Costs

The Partnership pays up to 1.25% of the gross proceeds from the offering of its Units towards the direct and incremental offering costs actually incurred by the Partnership, GPB, its affiliates, or any third parties. Any offering costs in excess of such amount will be paid by GPB or its affiliates. GPB may elect to defer reimbursements from the Partnership of a portion of offering costs in its discretion. To date, the Partnership has not paid in excess of 1.25% of the gross proceeds from the offering of its Units.

Offering costs reflected as a reduction to Partners’ Capital included in unit issuance costs on the Consolidated Statements of Partners’ Capital for the years ended December 31, 2020, 2019, and 2018 were nil, nil, and $0.7 million, respectively, and primarily related to Ascendant.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Unit Issuance Costs Paid to Ascendant

Selling fees represent costs incurred in connection with the selling and service of LP interests for Class A Limited Partners in which the terms are described below. Service fees represent fees paid for by Class B Limited Partners, in connection with the sale of these Units. The annual servicing fee is 0.4% of all capital contributions attributable to Class B Units payable monthly according to each Class B Limited Partners’ invested capital.

Selling fees include, among others, brokerage fees and commissions to broker-dealers who are members of the Financial Industry Regulatory Authority, Inc. (“FINRA”), investment advisers and other investors in the Partnership (collectively, the “Selling Group”) all of which are direct and incremental to the issuance of these Units. Under the terms of the PPM, the Partnership may pay selling fees not to exceed, on a cumulative basis, 11.0% of the gross proceeds from the offering of the Partnership’s Units as follows:

◦	Selling commission and due diligence fees to dealers up to 8% of the gross proceeds from the offering amount.

◦	Placement and marketing support fees to selected dealers for assistance with the placement, marketing and due diligence of the offering up to 1.75% of the gross proceeds of the offering.

◦	Wholesaling fees to registered representatives of broker-dealers engaged in wholesaling activities up to 1.25% of the gross proceeds received from the offering.

Selling and service fees are included in unit issuance costs and are reflected as a reduction of Partners’ Capital in the Consolidated Statements of Partners’ Capital for the years ended December 31, 2020, 2019, and 2018, and were $0.4 million, $0.4 million, and $4.5 million, respectively, related to Ascendant, and nil, nil, and $0.4 million, respectively, related to Axiom.

The Partnership also reimbursed Ascendant for $1.5 million for certain operating expenses and other services provided in 2018. These costs were charged to expense and included as a component of selling, general and administrative expenses in the Consolidated Statements of Operations for the year ended December 31, 2018.

Partnership Expenses

The Partnership pays its own operating expenses. GPB is responsible for its or its affiliates’ general and administrative costs and expenses and its day-to-day overhead expenses of managing the Partnership and is not entitled to be reimbursed by the Partnership for such expenses other than for the portion of the total compensation of GPB’s or its affiliates (including holding companies) officers and employees relating to the time such officers or employees provide In-House services or Operations Support Services to the Partnership or its dealerships. Such expenses are in addition to, and not in lieu of, the Managerial Assistance Fee. “In-House services” include but are not limited to accounting, legal, compliance, information technology, human resources, and operational and management services to the Partnership or the dealerships. Operations Support Services include but are not limited to operational support and consulting services and similar services to, or in connection with, the identification, acquisition, holding and improvement of the dealerships. In addition, GPB pays expenses on the Partnership’s behalf when operationally feasible and obtains reimbursement. Partnership expenses included as a component of selling, general and administrative expenses in the Consolidated Statements of Operations for the years ended December 31, 2020, 2019, and 2018 were $1.8 million, $3.1 million and $1.7, million respectively. The balance associated with Partnership expenses payable was $0.7 million and $0.2 million as of December 31, 2020 and 2019, respectively, and was included as a component of due to related parties in the Consolidated Balance Sheets.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

The dealerships were managed by a senior management team which provide operational leadership and administrative support to the dealerships. Capstone Automotive Management, LLC (“CAM”), which was organized on November 1, 2017 and owned by GPB, employs some members of the automotive team, and provides support functions. CAM charges the Partnership for its allocation of employee compensation and benefits, rent, travel and other expenses. CAM charges included as a component of selling, general and administrative expenses in the Consolidated Statements of Operations for the years ended December 31, 2020, 2019, and 2018 were nil, $0.1 million and $2.0 million, respectively.

TRANSACTIONS WITH FORMER MEMBERS AND MANAGER

In 2014, the Partnership entered into an agreement with Patrick Dibre (“Former Manager”), who at the time was a manager and 15% interest holder of one of the operating subsidiaries of the Partnership and one of the operating subsidiaries of GPB Holdings, LP, another GPB-managed partnership. The Partnership advanced the Former Manager, in the form of a convertible loan, $10.8 million towards the Partnership’s purchase of a dealership owned by the Former Manager.

On December 9, 2015, the purchase agreement with the Former Manager was amended to provide that the target dealership pay an annual interest rate of 8% from December 9, 2015, through the date of the dealership’s sale to the Partnership. Prior to December 9, 2015, the dealership paid the Partnership its net cash flows pursuant to the terms of the agreement.

On November 14, 2016, the purchase agreement with the Former Manager was amended to, among other things, 1) terminate the convertible loan and convert the original principal amount into a deposit, 2) change the initial target dealership to a new target dealership, Honda of Aventura (“HOA”) that was to be acquired by the Partnership, 3) provide the acquisition price and terms for HOA, and 4) provide that the Former Manager would surrender all of his membership interests in the GPB entities noted above effective immediately.

This arrangement is currently the subject of ongoing litigation, see “Item 8. Legal Proceedings.” As part of the legal proceedings, the Partnership has charged legal expenses included as a component of selling, general and administrative expenses on the Consolidated Statement of Operations as of December 31, 2020, 2019, and 2018 of $0.1 million, $0.2 million and $0.2 million, respectively, each year. These expenses were paid for by GPB on behalf of the Partnership and the unpaid reimbursement was recorded as a component of due to related parties on the Consolidated Balance Sheets as of December 31, 2020 and 2019 for $0.7 million and $0.6 million, respectively.

NOTES RECEIVABLE FROM RELATED PARTIES

In August 2018, the Partnership sold interests in a used car entity to the Former Managing Partner, defined below, and the former owner of the entity at the time of acquisition by the Partnership. The sales price was $1.4 million, of which $0.4 million was paid in cash and $1.0 million is in the form of a note receivable due in August 2022 and reflected as a component of due from related parties, long term portion on the Consolidated Balance Sheets as of December 31, 2020 and 2019. The note bears interest of 8% per annum, payable monthly. The interest income on this loan reflected as a component of interest income from related parties on the Consolidated Statements of Operations for the years ended December 31, 2020 and 2019 was $0.1 million in both years. In 2020, this note entered default and has been fully reserved for as of December 31, 2020. This note is collateralized by 100% of the interests in the entity.

NOTES PAYABLE TO RELATED PARTIES

In February 2016, the Partnership received proceeds in the form of a loan from GPB Holdings, LP. The loan was for $13.0 million and payable in February 2017. The loan due date was subsequently extended through December 31, 2018 All principal and accrued interest was repaid in full in February 2018. The loan bore interest at 13.5%, payable upon repayment of the loan. Interest expense on this loan of $0.2 million is reflected as a component of interest expense to related parties in the Consolidated Statements of Operation for the year ended December 31, 2018.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

In October 2015, the Partnership entered into a loan agreement with GPB Borrower LLC, an affiliate of the General Partner, and received proceeds in the form of a loan of $12.0 million, maturing in October 2019. The loan accrued interest and was paid monthly in arrears at 13.5% per annum. In August 2016, the note was restructured and certain incremental procurement costs incurred at the loan’s inception were added to the existing principal, increasing the principal balance to $15.4 million (“AISF Note 1”). As part of the restructuring, AISF Note 1 was assigned by GPB Borrower LLC to an affiliate of the Partnership, GPB Automotive Income Sub-Fund, Ltd. (“GPB AISF”). GPB AISF is an offshore financing facility formed primarily for the benefit of the Partnership.

The increase in principal of $3.4 million represented the incremental procurement costs directly related to the issuance of the note and was classified as debt issuance costs on the Consolidated Balance Sheets. These costs, along with the change in interest rate, were accounted for as a modification to the existing debt with no gain or loss recognized. It was subsequently determined that the actual debt issuance costs on AISF Note 1 totaled $2.1 million. The difference was applied to AISF Note 2 (defined below) and a note issued to HA (defined below) for which the debt issuance costs relate. The $2.1 million was capitalized as debt issuance costs and is being amortized over the four-year life of the note using the effective interest rate method.

In 2016, the Partnership entered into three loan agreements (“AISF Note 2, AISF Note 3, and AISF Note 4”) with GPB AISF for a total of $18.0 million and incurred debt issuance costs of $2.9 million. In 2017, the Partnership entered into two loan agreements (“AISF Note 5 and AISF Note 6”) with GPB AISF for a total of $11.8 million and incurred debt issuance costs of $2.0 million. In 2019, the Partnership entered into one loan agreement (“AISF Note 7”) with GPB AISF for $3.3 million and incurred debt issuance costs of $0.6 million.

Each AISF note matures four years from the issuance date, and accrues interest at 8.75% per annum, payable monthly in arrears. Interest expense relating to these loans reflected as a component of interest expense to related parties on the Consolidated Statements of Operations for the years ended December 31, 2020, 2019, and 2018 was $3.3 million, $4.1 million and $4.0 million, respectively. The amortization of the capitalized debt issuance costs reflected as a component of interest expense to related parties on the Consolidated Statements of Operations for the years ended December 31, 2020, 2019, and 2018 were $1.8 million, $2.0 million, and $1.6 million, respectively. The balance of accrued interest associated with these loans was $0.1 million and $0.4 million as of December 31, 2020 and 2019, respectively, and was included as a component of due to related parties in the Consolidated Balance Sheets.

AISF Note 1 matured in August 2020 and was repaid in full in September 2020. AISF Note 2 and AISF Note 3 matured in September 2020 and October 2020, respectively, and both were repaid in full in October 2020. AISF Note 4 was repaid in full by the Partnership prior to maturity in October 2020.

In October 2017, a subsidiary of the Partnership entered into a loan agreement with GPB Holdings II, LP, another GPB-managed partnership, for $0.7 million (the “DSR Note”). The loan bears interest at 12% annually, payable monthly in arrears. All outstanding principal and unpaid interest was originally due and payable on October 11, 2018, but was extended until June 30, 2019. As of December 31, 2019, the loan and accrued interest had not yet been repaid as a result of a repayment restriction pursuant to an amendment to a credit agreement dated June 14, 2019 (see Note 11). However, the loan continues to accrue interest at the stated rate. The outstanding note payable balance, including accrued interest, was $0.9 million and $0.8 million, as of December 31, 2020 and 2019, respectively, which is included as a component of due to related parties in the Consolidated Balance Sheets. Interest expense on this loan reflected as a component of interest expense to related parties on the Consolidated Statements of Operations for the years ended December 31, 2020, 2019, and 2018 was $0.1 million each year.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Notes payable - related party consisted of the following:

(Dollars in thousands)			December 31,	December 31,
Note	Face Value	Maturity Date	2020	2019
AISF Note 1	$15,412	8/5/2020	$—	$14,976
AISF Note 2	13,500	9/30/2020	—	12,954
AISF Note 3	3,256	10/13/2020	—	3,155
AISF Note 4	1,223	12/21/2020	—	1,158
AISF Note 5	6,556	5/1/2021	6,366	5,955
AISF Note 6	5,203	11/1/2021	5,039	4,881
AISF Note 7	3,272	4/24/2023	2,871	2,738
DSR Note	652	6/30/2019	903	825
Total			15,179	46,642
Less: current portion			(12,308)	(33,068)
Total long-term notes payable - related party			$2,871	$13,574

DUE FROM AFFILIATED COMPANIES

The Partnership incurred expenses for payroll and employee benefits, professional fees, consulting and outside services, and other services on behalf of affiliated entities. These expenses were initially paid by the Partnership and then charged on a pro-rata basis to each of the other limited partnerships managed by GPB, which operate dealerships. The Partnership had non-interest-bearing receivables from these holding companies for allocated expenses of $1.4 million and $1.9 million on December 31, 2020 and 2019, respectively, which is included as a component of due from related parties in the Consolidated Balance Sheets. The $1.4 million receivable as of December 31, 2020 is gross of a $1.2 million allowance for doubtful accounts recorded against it.

The Partnership also paid expenses on behalf of other holding companies managed by GPB. The balance of these expenses owed to the Partnership was $0.5 million and are reflected as a component of due from related parties in the Consolidated Balance Sheets as of December 31, 2019.

The Partnership loaned GPB Holdings II, LP $1.3 million in 2019. There were no specific repayment or interest terms and the entire loan balance was outstanding on December 31, 2019 and included in due from related parties in the Consolidated Balance Sheets. This receivable was repaid in full to the Partnership in 2020.

In 2018, the Partnership borrowed $0.7 million from an affiliate, Capstone Automotive Group II, LLC (“CAGII”) to be used in the Partnership’s anticipated 2019 acquisition of Gallery, which consisted of six dealerships in Massachusetts. During 2019, the $0.7 million was repaid in full to CAGII by the Partnership. It was then determined that the $0.7 million contributed to acquire Gallery was an investment by CAGII and not due back to CAGII by the Partnership. Accordingly, the $0.7 million paid to CAGII in 2019 was recorded as a receivable as a component of due from related parties in the Consolidated Balance Sheets as of December 31, 2019. This receivable was repaid to the Partnership in full in 2020.

COMPENSATION ARRANGEMENTS

The Partnership had an agreement with a then managing partner and member of its operating subsidiaries (Jeffrey Lash, “Former Managing Partner”) which provided that the Former Managing Partner receive both a fixed and variable compensation based on the level of certain dealerships’ operating results. During February 2018, GPB executed an agreement with the Former Managing Partner, for his resignation and for the transfer of his membership interests. The Partnership recorded expenses relating to this agreement reflected as a component of selling, general and administrative expenses in the Consolidated Statements of Operations for the years ended December 31, 2019 and 2018 of $0.1 million and $2.7 million, respectively. The balance of the amounts due under this agreement was $0.2 million and $0.5 million as of December 31, 2019 and 2018, respectively, and were included as a component of due to related parties in the Consolidated Balance Sheets. In 2020, a new agreement was executed ending all payments relating to the Former Managing Partner’s compensation as of June 2020. The remaining balances due were paid and there was no balance at December 31, 2020.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

OTHER RELATED PARTY TRANSACTIONS

In 2018, GPB Holdings II, LP contributed $8.3 million into GPB Prime.

During 2020, 2019 and 2018, certain dealerships owned by the Partnership purchased vehicles from dealerships owned by GPB Holdings, LP, totaling $2.2 million, $2.2 million and $3.3 million, respectively.

During 2020, 2019, and 2018, certain dealerships owned by the Partnership purchased vehicles from dealerships owned by GPB Holdings II, LP, totaling $1.7 million, $3.9 million, and $2.0 million, respectively.

During 2019 and 2018, certain dealerships owned by the Partnership sold vehicles to dealerships owned by GPB Holdings, LP totaling $0.6 million and $1.9 million, respectively.

During 2020, 2019, and 2018, certain dealerships owned by the Partnership sold vehicles to dealerships owned by GPB Holdings II, LP, totaling $0.5 million, $0.1, million, and $0.4 million, respectively.

During March 2018, the Partnership received $1.9 million from the General Partner as a voluntary contribution. The contribution is recorded as a capital contribution in the Consolidated Statements of Partners’ Capital for the year ended December 31, 2018.

The member of the General Partner (David Gentile, “Member”) is a former partner of an accounting firm, that performs accounting services for the Partnership. The Member’s father is also a current partner at the accounting firm. The Partnership recorded professional fees expense reflected as a component of selling, general and administrative expenses in the Consolidated Statements of Operations for the years ended December 31, 2020, 2019, and 2018 of $0.3 million, $0.3 million, and $0.3 million, respectively. The balance of the amounts due was $0.3 million and $0.3 million as of December 31, 2020 and 2019, respectively, and were included as a component of due to related parties in the Consolidated Balance Sheets.

In October 2020, the Member purchased a car from GPB Prime valued at $0.2 million.

Certain GPB employees, certain other individuals, and entities that have assisted and may in the future assist in our operations, are and/or will be members in GPB Auto SLP, LLC (“SLP” or the “Special LP”), an affiliate of the General Partner. The Special LP will receive a performance allocation fee, commonly referred to as “carried interest”, from the Partnership in accordance with the waterfall provisions in the LPA. For the years ending December 31, 2020, 2019, and 2018 there have been no performance allocation fees paid to the Special LP.

In 2018, the Special LP, purchased Partnership interests in the amount of $0.3 million in private transactions with existing investors.

As compensation for the services to be rendered by Highline, the Partnership pays an operation service provider fee (“OSP”) to Highline for an annual amount agreed to by GPB and Highline, subject to the Highline Board’s approval, following Highline’s delivery of the annual written budget to GPB detailing the fees, costs and expenses that will be incurred by Highline in providing its Services. The Partnership recorded OSP fees as a component of selling, general and administrative expenses in the Consolidated Statements of Operations for the year ended December 31, 2020 of $1.5 million.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Guarantees

The Member of the General Partner provided personal guarantees on certain floorplan and real estate loans prior to 2018. The initial amounts guaranteed totaled $48.7 million. Pursuant to the PPM, the Member of the General Partner can charge a fee to the Partnership for providing such guarantee services. The guarantee fees payable to the Member of the General Partner was calculated at $1.0 million based on 1.99% of the amount of the loans initially guaranteed. $1.0 million was due and payable to the Member of the General Partner which is reflected as a component of due to related parties in the Consolidated Balance Sheets as of December 31, 2020 and 2019. The guarantee fees are amortized over the life of the loans. The amortization of these guaranty fees reflected as a component of interest expense to related parties in the Consolidated Statements of Operations for the years ending December 31, 2020, 2019, and 2018 was $0.1 million, $0.1 million and $0.2 million, respectively. The unamortized portion of the guarantee fee asset of $0.1 million and $0.2 million is included as a component of other assets on the Consolidated Balance Sheets as of December 31, 2020 and 2019, respectively.

17. Commitments and Contingencies

We, our General Partner, and our dealerships are involved in a number of regulatory, litigation, arbitration and other proceedings or investigations, and many of those matters expose us to potential financial loss. We are indemnifying officers, directors and representatives of the dealerships, as well as GPB, its principals, representatives, and affiliates, for any costs they may incur in connection with such disputes as required by various agreements or governing law. This indemnification does not cover any potential future outcomes or settlements that result from these disputes.

We establish reserves or escrows for legal actions when potential losses associated with the actions become probable and the costs can be reasonably estimated. The actual costs of resolving legal actions may be substantially higher or lower than the amounts reserved or placed in escrow for those actions. Distributions may be delayed or withheld until such reserves are no longer needed or the escrow period expires. If liabilities exceed the amounts reserved or placed in escrow, Limited Partners may need to fund the difference by refunding some or all distributions previously received. In 2020, the Partnership expensed $1.6 million of legal indemnification expenses recorded in selling, general and administrative expenses in the Consolidated Statement of Operations.

With respect to all significant litigation and regulatory matters facing us, our General Partner, and our dealerships, we have considered the likelihood of an adverse outcome. It is possible that we could incur losses pertaining to these matters that may have a material adverse effect on our operational results, financial condition or liquidity in any future reporting period. We understand that the General Partner is currently paying legal costs associated with these actions for itself and certain indemnified parties. The Partnership expects to provide partial reimbursement to the General Partner as required by various agreements or governing law, but the amount is not reasonably estimable at this time.

Regulatory and Governmental Matters

GPB and certain of its principles and affiliates face various regulatory and governmental matters. GPB seeks to comply with all laws, rules, regulations and investigations into any potential or alleged violation of law. In such situations where GPB disagrees with the Government’s allegations, GPB intends to vigorously defend itself in court. These matters could have a material adverse effect on GPB and the Partnership’s business, acquisitions, or results of operations.

Appointment of Monitor

On February 11, 2021, the United States District Court Eastern District of New York appointed Joseph T. Gardemal III as an independent monitor (the "Monitor") in the action SEC, as plaintiff, against Capital Holdings, Ascendant, AAS, David Gentile, Jeffrey Schneider, and Jeffrey Lash (the "Order"). Pursuant to the Order, Capital Holdings shall (i) grant the monitor access to all non-privileged books, records and account statements for certain portfolio companies, including the Partnership, and certain funds and (ii) cooperate fully with requests by the Monitor reasonably calculated to fulfill the Monitor’s duties.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

The Monitor will have the authority to approve or disapprove the following actions: (i) any proposed material corporate transactions by Capital Holdings and/or Highline, the GPB-managed funds, including the Partnership, or the Portfolio Companies (as defined in the Order), or any other proposed material corporate transactions as the Monitor may, in the Monitor’s sole discretion, deem appropriate. The Monitor will negotiate a protocol with Capital Holdings for the review of information concerning proposed material transactions; (ii) any extension of credit by Capital Holdings, Highline, the GPB-managed funds, or the Portfolio Companies outside the ordinary course of business, or to a related party, as defined under the federal securities laws. The Monitor will negotiate a protocol with Capital Holdings for the review of information concerning such extensions of credit; (iii) any material change in business strategy by Capital Holdings or any of the GPB-managed funds; (iv) any material change to compensation of any executive officer, affiliate, or party of Capital Holdings or Highline; (v) any retention by Capital Holdings or Highline of any management-level professional or person (with the exception of any professional retained in connection with litigation commenced prior to this Order, over which approval shall not be required), subject to an acceptable procedure agreed to with the Monitor; (vi) any decision to resume distributions to investors in any of the GPB-managed funds, consistent with the investment objectives of the GPB-managed funds; and (vii) any decision to file, or cause to be filed, any bankruptcy or receivership petition for Capital Holdings or Highline, or for the Portfolio Companies.

The Monitor is authorized and empowered to: (i) review the finances and operations of the GPB-managed funds and, if necessary, individual Portfolio Companies and will negotiate a protocol with Capital Holdings for the review of this information; (ii) review historical corporate transactions by GPB and/or Highline, the GPB-managed funds or the Portfolio Companies, to the extent covered by Capital Holdings’ forthcoming audited financial statements and any restatements covered therein, for the purposes of executing the authority discussed above, and consistent with the authority to share any findings, documents, or information with the SEC, provided, however, the Monitor will not interfere with ongoing audits and will negotiate a protocol with Capital Holdings for the review of this information; (iii) review historical compensation of all executive officers or affiliates of Capital Holdings or Highline; (iv) review the retention of all consultants currently retained by Capital Holdings; (v) review audited financial statements of the GPB-managed funds, which Capital Holdings will promptly deliver to the Monitor upon completion; (vi) review the minutes of all meetings of all boards of directors of the Portfolio Companies, Highline, and the GPB-managed funds; (vii) review the status of all litigation involving Capital Holdings or Highline, and the status of any litigation outside the ordinary course of business involving any of the Portfolio Companies; (viii) review any commencement or settlement of any litigation involving Capital Holdings and Highline, and any commencement or settlement of any litigation outside of the ordinary course of business involving any of the Portfolio Companies; (ix) review any material changes to material leases or real estate holdings, including the signing of any new leases, the termination of leases, material changes to lease terms, or the purchase or sale of any material property by Capital Holdings, Highline, or any of the Portfolio Companies, provided, however, if the material change involves a Capital Holdings, Highline, or Portfolio Company related party or affiliate, the Monitor shall have the power to approve or disapprove of the material change; (x) review insurance policies covering Highline, Capital Holdings, and the GPB-managed funds, as well as affiliates, officers, and directors of such entities; and (xi) review promptly and approve any investor-wide communications intended to be sent by Capital Holdings to investors in the GPB-managed funds.

Within 30 days after the end of each calendar quarter, the Monitor shall file with the Court under seal or in redacted form to protect sensitive, proprietary information, and provide to the SEC and Capital Holdings, a full report reflecting (to the best of the Monitor’s knowledge as of the period covered by the report) the status of the reviews contemplated in the Order. The Order was amended on April 13, 2021, primarily to provide certain state regulators with access to such reports filed by the Monitor.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

The Monitor was required to submit a report to the court within 60 days of his appointment recommending either continuation of the monitorship, converting it to a receivership, and/or filing of bankruptcy petitions for one or more of the various entities. The Monitor sent a letter to the Court on April 12, 2021, recommending the monitorship be extended for 180 days. On April 14, 2021, the Court issued an amended order providing (i) that the Monitor will remain in place until terminated by order of the EDNY Court (ii) that certain state regulators will receive access to such reports filed by the Monitor.

Federal Matters

On February 4, 2021, the SEC filed a contested civil proceeding against GPB, Ascendant, AAS, David Gentile, Jeffry Schneider and Jeffrey Lash in the U.S. District Court for the Eastern District of New York. No GPB fund was sued. The lawsuit alleges several violations of the federal securities laws, including securities fraud. The SEC is seeking disgorgement and civil monetary penalties, among other remedies. On March 10, 2021, the Courted granted a motion by the U.S. Attorney’s Office for the Eastern District of New York to intervene in this litigation and to stay the SEC case until the conclusion of the related criminal case, described below.

Also, on February 4, 2021, the U.S. Attorney’s Office for the Eastern District of New York (the “USAO”) brought a criminal indictment against Mr. Gentile, Mr. Schneider, and Mr. Lash. The criminal indictment alleges conspiracy to commit securities fraud, conspiracy to commit wire fraud, and securities fraud. Mr. Gentile and Mr. Lash were also charged with two counts of wire fraud. The Government intends to seek criminal forfeiture.

GPB learned from public sources on October 23, 2019 that a Federal Grand Jury in the Eastern District of New York had indicted Michael Cohn, GPB’s Chief Compliance Officer (“CCO”). The indictment’s allegations stemmed from conduct occurring while Mr. Cohn was employed by the SEC, and prior to his joining GPB. It was alleged that Mr. Cohn had obstructed justice by stealing confidential government information and subsequently making unauthorized disclosures. Upon learning of the criminal charges, GPB immediately terminated Mr. Cohn and relieved him of his duties as CCO. GPB also engaged a law firm to undertake an independent internal investigation which did not identify any wrongdoing by GPB with respect to Mr. Cohn. On September 8, 2020, Mr. Cohn pled guilty to misdemeanor theft of government property.

State Matters

On May 27, 2020, the Massachusetts Securities Division of the Office of the Secretary of the Commonwealth (“Massachusetts”) filed an Administrative Complaint against GPB for alleged violations of the Massachusetts Uniform Securities Act. No GPB-managed fund is a named defendant. The Complaint alleges, among other things, that the offering documents for several GPB-managed funds, including the Partnership, included material misstatements or omissions. Massachusetts is seeking both monetary and administrative relief, including disgorgement and rescission to Massachusetts residents who purchased the GPB-managed funds.

On February 4, 2021, seven State securities regulators (Alabama, Georgia, Illinois, Missouri, New Jersey, New York, and South Carolina) filed suit against GPB. No GPB-managed fund is a named defendant in any of the suits. Several of the suits also named Ascendant, AAS, Mr. Gentile, Mr. Schneider, and Mr. Lash as defendants. The lawsuits allege, among other things, that the offering documents for several GPB-managed funds, including the Partnership, included material misstatements and omissions. The States are seeking both monetary and administrative relief, including disgorgement and rescission. The cases brought by Alabama, Georgia, Illinois, Missouri, New York and South Carolina have been stayed pending the conclusion of the related criminal case.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Actions Asserted Against GPB and Others, Not Including the Partnership

Ismo J. Ranssi, derivatively on behalf of Armada Waste Management, LP, v. GPB Capital Holdings, LLC, et al., Case No. 654059/2020

In August 2020, plaintiffs filed a derivative action against GPB, Ascendant Capital, Ascendant AAS, Axiom, David Gentile, Mark D. Martino, and Jeffry Schneider in New York Supreme Court. The Partnership is not a named defendant. The Complaint alleges, among other things, that the offering documents for certain GPB managed funds include material misstatements and omissions. The plaintiffs are seeking disgorgement, unspecified damages, and other equitable relief.

Galen G. Miller and E. Ruth Miller, derivatively on behalf of GPB Holdings II, LP, v. GPB Capital Holdings, LLC, et al., Case No. 656982/2019

In November 2019, plaintiffs filed a derivative action against GPB, Ascendant, AAS, Axiom, Michael Cohn, Steven Frangioni, David Gentile, William Jacoby, Minchung Kgil, Mark D. Martino, and Jeffry Schneider in New York Supreme Court. The Partnership is not a named defendant. The Complaint alleges, among other things, that the offering documents for certain GPB-managed funds include material misstatements and omissions. The plaintiffs are seeking disgorgement, unspecified damages, and other equitable relief.

Actions Asserted Against GPB and Others, Including the Partnership

For all matters below in which the Partnership is a defendant, we intend to vigorously defend against the allegations, however no assurances can be given that we will be successful in doing so.

Michael Peirce, derivatively on behalf of GPB Automotive Portfolio, LP v. GPB Capital Holdings, LLC, Ascendant Capital, LLC, Ascendant Alternative Strategies, LLC, Axiom Capital Management, Inc., Steven Frangioni, David Gentile, William Jacoby, Minchung Kgil, Mark D. Martino and Jeffry Schneider, -and- GPB Automotive Portfolio, LP, Nominal Defendant, Case No. 652858/2020

In July 2020, plaintiff filed a derivative action in New York Supreme Court against GPB, Ascendant, AAS, Axiom, Steve Frangioni, David Gentile, William Jacoby, Minchung Kgil, Mark Martino, and Jeffry Schneider. The Complaint alleges various breaches of fiduciary duty, aiding and abetting the breaches of fiduciary duty, breach of contract, and unjust enrichment, among other claims. Plaintiffs are seeking declaratory relief and unspecified damages, among other forms of relief. Any potential losses associated with this matter cannot be estimated at this time.

Alfredo J. Martinez and HighTower Advisors v. GPB Capital Holdings, LLC, et al., Case No. 2020-0545

In July 2020, plaintiff filed a complaint against GPB, Armada Waste Management GP, LLC, Armada Waste Management, LP, the Partnership, GPB Holdings II, LP, and GPB Holdings, LP in the Delaware Court of Chancery to compel inspection of GPB’s books and records based upon specious and unsubstantiated allegations regarding GPB’s business practices, among other things. A trial date has been set for March 2021. Any potential losses associated with this matter cannot be estimated at this time.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Lance Cotton, Alex Vavas and Eric Molbegat v. GPB Capital Holdings, LLC, Automile Holdings LLC D/B/A Prime Automotive Group, David Gentile, David Rosenberg, Philip Delzotta, Joseph Delzotta, and any other related entities, Case No. 604943/2020

In May 2020, plaintiffs filed a civil action in New York Supreme Court against GPB, Automile Holdings LLC d/b/a Prime Automotive Group, David Gentile, David Rosenberg, Philip Delzotta, Joseph Delzotta, and any other related entities. The complaint alleges that defendants engaged in systematic fraudulent and discriminatory schemes against customers and engaged in retaliatory actions against plaintiffs, who were employed by Garden City Nissan from August until October 2019. The plaintiffs are seeking unspecified damages and penalties. Any potential losses associated with this matter cannot be estimated at this time.

Monica Ortiz, on behalf of herself and other individuals similarly situated. GPB Capital Holdings LLC; Automile Holdings, LLC d/b/a Prime Automotive Group; David Gentile; David Rosenberg; Philip Delzotta; Joseph Delzotta; and other affiliated entities and individuals, Case No. 604918/2020

In May 2020, plaintiffs filed a class action in New York Supreme Court against GPB, Automile Holdings LLC d/b/a Prime Automotive Group, David Gentile, David Rosenberg, Philip Delzotta, Joseph Delzotta, and other affiliated entities and individuals. The Complaint alleges deceptive and misleading business practices of the named Defendants with respect to the marketing, sale, and/or leasing of automobiles and the financial and credit products related to the same throughout the State of New York. Any potential losses associated with this matter cannot be estimated at this time.

In re: GPB Capital Holdings, LLC Litigation (formerly, Adam Younker, Dennis and Cheryl Schneider, Elizabeth Plaza, and Plaza Professional Center Inc. PFT Sharing v. GPB Capital Holdings, LLC, et al. and Peter G. Golder, individually and on behalf of all others similarly situated, v. GPB Capital Holdings, LLC, et al.), Case No. 157679/2019

In May 2020, plaintiffs filed a consolidated class action complaint in New York Supreme Court against GPB, GPB Holdings, GPB Holdings II, GPB Holdings III, the Partnership, GPB Cold Storage, GPB Waste Management, David Gentile, Jeffrey Lash, Macrina Kgil, a/k/a Minchung Kgil, William Edward Jacoby, Scott Naugle, Jeffry Schneider, Ascendant Alternative Strategies, Ascendant Capital, and Axiom Capital Management. The Complaint alleges, among other things, that the offering documents for certain GPB-managed funds, include material misstatements and omissions. The plaintiffs are seeking disgorgement, unspecified damages, and other equitable relief. Any potential losses associated with this matter cannot be estimated at this time.

Phillip J. Cadez, et al. v. GPB Capital Holdings, LLC, et al., Case No. 2020-0402

In May 2020, plaintiffs filed a derivative action in Delaware Court of Chancery against GPB, David Gentile, Jeffrey Lash, and Jeffry Schneider, Defendants, and GPB Holdings I, and the Partnership, as nominal defendants. Previously, plaintiffs had filed a complaint to compel inspection of books and records, which had been dismissed without prejudice.

In the current action, plaintiffs are alleging various breaches of fiduciary duty, unjust enrichment, and with regard to GPB, breach of the Partnerships’ LPAs. Plaintiffs are seeking unspecified damages, declaratory, and equitable relief. Any potential losses associated with this matter cannot be estimated at this time.

Jeff Lipman and Carol Lipman, derivatively on behalf of GPB Holdings II and Auto Portfolio v. GPB Capital Holdings, LLC, et al., Case No. 2020-0054

In January 2020, plaintiffs filed a derivative action in Delaware Court of Chancery against GPB, David Gentile, Jeffrey Lash, and Jeffry Schneider. The Complaint alleges various breaches of fiduciary duty, fraud, gross negligence, and willful misconduct. The plaintiffs seek unspecified damages among other forms of relief. Any potential losses associated with this matter cannot be estimated at this time.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Alfredo J. Martinez, et al. v. GPB Capital Holdings, LLC, Case No. 2019-1005

In December 2019, plaintiffs filed a civil action in Delaware Court of Chancery to compel inspection books and records from GPB, as general partner, and from the Partnership, GPB Holdings I, GPB Holdings II, and GPB Waste Management. In June 2020, the court dismissed plaintiffs’ books and records request, but allowed a contract claim for specific performance to proceed as a plenary action. Any potential losses associated with this matter cannot be estimated at this time.

Mary Purcell, et al. v. GPB Holdings II, LP, et al., Case No. 30-2019-01115653-CU-FR-CJC

In December 2019, plaintiffs filed a civil action in superior court in Orange County, California against Rodney Potratz, FSC Securities Corporation, GPB Holdings II, the Partnership, GPB, David Gentile, Roger Anscher, William Jacoby, Jeffrey Lash, Ascendant, Trevor Carney, Jeffry Schneider, and DOES 1 - 15, inclusive. The Complaint alleges breach of contract, negligence, fraud and breach of fiduciary duty. Plaintiffs are seeking rescission, unspecified damages, and other equitable relief. Any potential losses associated with this matter cannot be estimated at this time.

Stanley S. and Millicent R. Barasch Trust and Loretta Dehay, individually and on behalf of others similar situated v. GPB Capital Holdings, LLC, et al., Case No. 19 Civ. 1079

In November 2019, plaintiffs filed a putative class action in the United States District Court for the Western District of Texas against, certain limited partnerships, including the Partnership, for which GPB is the general partner, AAS, and Ascendant, as well as certain principals of the GPB-managed funds, auditors, a fund administrator, and individuals. (Please note that the original Complaint named Millicent R. Barasch as the plaintiff, but since her death, her trust has successfully moved to substitute for all purposes in this litigation.) The Complaint alleges civil conspiracy, fraud, substantial assistance in the commission of fraud, breach of fiduciary duty, substantial assistance in the breach of fiduciary duty, negligence, and violations of the Texas Securities Act. The plaintiffs are seeking unspecified damages, declaratory relief, among other forms of relief. Any potential losses associated with this matter cannot be estimated at this time.

Barbara Deluca and Drew R. Naylor, on behalf of themselves and other similarly situated limited partners, v. GPB Automotive Portfolio, LP et al., Case No. 19-CV-10498

In November 2019, plaintiffs filed a putative class action complaint in the United States District Court for the Southern District of New York against GPB, GPB Holdings II, the Partnership, David Gentile, Jeffery Lash, AAS, Axiom, Jeffry Schneider, Mark Martino, and Ascendant. The Complaint alleges, among other things, fraud and material omissions and misrepresentations to induce investment. The plaintiffs are seeking disgorgement, unspecified damages, and other equitable relief. Any potential losses associated with this matter cannot be estimated at this time.

Kinnie Ma Individual Retirement Account, et al., individually and on behalf of all others similarly situated, v. Ascendant Capital, LLC, et al., Case No. 19-CV-1050

In October 2019, plaintiffs filed a putative class action in the United States District Court for the Western District of Texas against GPB, certain limited partnerships, including the Partnership, for which GPB is the general partner, AAS, and Ascendant, as well as certain principals of the GPB-managed funds, auditors, broker-dealers, a fund administrator, and other individuals. The Complaint alleges violations of the Texas Securities Act, fraud, substantial assistance in the commission of fraud, breach of fiduciary duty, substantial assistance in breach of fiduciary duty, and negligence. The plaintiffs are seeking unspecified damages and certain equitable relief. Any potential losses associated with this matter cannot be estimated at this time.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

GPB Capital Holdings, LLC et al. v. Patrick Dibre, Case No. 606417/2017

In July 2017, GPB, the Partnership, GPB Holdings I, GPB Holdings Automotive, LLC, and GPB Portfolio Automotive, LLC filed suit in New York State Supreme Court against Patrick Dibre, one of their former operating partners, for breach of contract and additional claims arising out of the Defendant’s sale of certain automobile dealerships to the GPB Plaintiffs. Mr. Dibre answered GPB’s Complaint, and asserted counterclaims alleging breach of contract and unjust enrichment.

Both parties are currently engaged in court-supervised mediation and are negotiating a potential partial settlement. However, there can be no assurance that the parties will reach a settlement on any of the issues raised in the litigation. Any potential losses associated with this matter cannot be estimated at this time.

Concorde Investment Services, LLC v. GPB Capital Holdings, LLC, et al., Case No. 650928/2021 (New York Sup. Ct)

In February 2021, Concorde Investment Services, LLC filed suit in New York State Supreme Court against GPB, certain limited partnerships for which GPB is the general partner, and others.  The Complaint alleges breaches of contract, fraudulent inducement, negligence, interference with contract, interference with existing economic relations, interference with prospective economic advantage, indemnity, and declaratory relief, and includes a demand for arbitration.  Plaintiff’s demands include compensatory damages of at least $5.0 million and a declaration that Concorde is contractually indemnified by the Defendants. Any potential losses associated with this matter cannot be estimated at this time.

Dealership Related Litigation

David Rosenberg, et al. v. GPB Prime Holdings LLC et al., Case No. 1982CV00925

In June 2019, the Former CEO of Automile, David Rosenberg brought a breach of contract action against GPB Prime and Automile Parent Holdings, LLC in Massachusetts Superior Court. In November 2019, an amended complaint naming GPB Prime, LLC, Automile Parent Holdings, LLC, Automile Holdings, LLC (“Automile”), Automile TY Holdings, LLC, David Gentile, Jeffrey Lash, Kevin Westfall, Jovan Sijan, James Prestiano, Manuel Vianna, Nico Gutierrez and Michael Frost and Automile Parent Holdings, LLC, as a nominal Defendant. The amended complaint alleges breach of contract, breach of the implied covenant of good faith and fair dealing, breach of fiduciary duty (both direct and derivatively), aiding and abetting the breach of fiduciary duty, fraud, conspiracy, conversion, and equitable relief/specific performance.

Settlement talks with Mr. Rosenberg commenced but were halted. Mr. Rosenberg’s breach of contract claims relating to his employment agreement have been submitted to the American Arbitration Association for binding arbitration with Automile Parent Holdings, LLC.

We believe the allegations have little to no basis and will continue to vigorously oppose the claims. Any potential losses associated with this matter cannot be estimated at this time.

Patrick Hickey, et al v. Automile Holdings, LLC, et al; AAA #: 01-07-0000-0078

On or about January 2, 2017, plaintiffs filed a class action arbitration against Automile Holdings, LLC and subsidiaries (“Automile Dealerships”), alleging violations of state labor regulations. Specifically, the Complaint alleges that the Automile Dealerships failed to properly pay employees for overtime hours and, in some instances, sufficient minimum wages for hours worked.

In 2020, the Automile Dealerships entered into a settlement agreement in full resolution of the matter. Under the terms of the settlement agreement, the Automile Dealerships is obligated to pay $10.5 million into a Settlement Fund. In September 2020, the $7.5 million indemnification amount was released in satisfaction of the Partnership’s indemnification claim with the previous owners. In October 2020, the Settlement Fund was funded by the Automile Dealerships. The settlement was charged as a component of selling, general and administrative expenses in the consolidated statements of operations for $1.8 million and $1.2 million for the years ending December 31, 2019 and 2018, respectively.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

VWoA v. GPB Capital Holdings, LLC

On or about February 7, 2020, Volkswagen of America (“VWoA”) filed a complaint against GPB in the Southern District of New York.

VWoA seeks declaration that: (a) GPB's change of directors entitles VWoA to the remedies agreed upon by the parties in the Business Relationship Agreement, as Amended (“BRA”), which allegedly includes a requirement for GBP to cause the divestiture of the Volkswagen dealerships owned by the Partnership upon certain events; (b) GPB's removal and/or termination of David Rosenberg is an event under the BRA that enables VWoA to enforce the requirement that the Partnership divest all ownership interests in the dealerships; (c) GPB failed to abide by the BRA's divestiture requirement, thus entitling VWoA to enforce the termination remedy; (d) a declaration that: (1) GPB caused, directed or permitted its dealerships to file the Arbitration Action; (2) the filing of the Arbitration Action is a breach of GPB's covenant not to contest or sue; and (3) VWoA is entitled full enforcement of the BRA, including enforcement of its right to recoup all attorney fees and costs associated with the defense of this proceeding and the Arbitration Action, and that GPB is required to indemnify and hold VWoA harmless from any monetary damages, equitable judgments, or fees and costs resulting from any legal, administrative, or (4) equitable proceeding; (e) judgment awarding VWoA specific performance of the BRA, including ordering GPB to cause the Dealership Agreements for the Prime, Caprara, and Norwood dealerships to be terminated; (f) judgment awarding VWoA relief from the Arbitration Action, including but not limited to ordering GPB to cause the dealer to dismiss the Arbitration Action with prejudice; and (g) judgment awarding VWoA all of its attorneys' fees and legal costs incurred in this proceeding and also in defense of VWoA's rights regarding the Arbitration Action.

This lawsuit has been amended although it has not been filed against the Volkswagen dealerships owned by the Partnership, and is not a lawsuit against those dealerships to terminate the relevant Volkswagen Franchise Agreements. VWoA has filed this suit to try to avoid arbitration sought by the dealerships, despite VWoA’s dealership agreement having provisions to allow a dealer to seek arbitration, and to enforce alleged contract rights against the Partnership. GPB filed an answer generally denying the allegations, and the parties proceeded with written discovery and depositions, though discovery was abated by court orders until June 29 2021. The Caprara Volkswagen dealership was sold for commercial reasons unrelated to this litigation in 2020. In April 2020, Saco Auto Holdings VW, LLC d/b/a Prime Volkswagen ("Prime VW"), the entity operating the Volkswagen dealership in Saco, Maine, filed a separate action before the Maine Motor Vehicle Franchise Board protesting VWoA's efforts to cause GPB to divest the Volkswagen dealerships, which would result in the effective termination of that dealership. Consistent with the legal position being taken by GPB in the SDNY case, Prime VW contends that VWoA's attempt to force the divestiture of the dealerships violates state law and Prime VW intends to vigorously contest VWoA's efforts to cause the divestiture of the dealership in Maine's Motor Vehicle Franchise Board. Plaintiffs have not tendered a monetary value on relief sought. GPB believes VWoA's allegations have little to no basis and has been and will continue to vigorously defend itself in this matter. Any potential losses associated with this matter cannot be estimated at this time.

AMR Auto Holdings – PA, LLC d/b/a Westwood Audi v. Audi of America, Inc., an operating unit of Volkswagen Group of America, Inc.; C.A. No. 1:20-cv-10861

AMR Auto Holdings – PA, LLC (a subsidiary of the Partnership) is a Massachusetts based motor vehicle dealership with a franchise to sell and service new Audi products. This dealership entity is wholly owned by Automile Holdings, LLC. On September 16, 2019, the Board of Managers of Automile Holdings, LLC terminated its Chief Executive Officer for cause and communicated its action to the various motor vehicle manufacturers and distributors with which it or its subsidiaries have franchises, including Audi of America, Inc ("AoA"). Certain manufacturers, including AoA, raised concerns that various provisions of underlying agreements had been breached by terminating the CEO without providing prior notice and receiving prior consent from the distributor. On February 5, 2020, AoA sent a notice of termination, seeking to terminate AMR Auto Holdings-PA LLC's franchise agreement. On April 3, 2020, AMR Auto Holdings – PA, LLC filed a lawsuit in the Superior Court of the Commonwealth of Massachusetts, Norfolk County, protesting Audi's notice of termination which, by agreement with Audi, stays termination of the franchise pending resolution of the lawsuit. The case was removed in May 2020 to, and is presently pending in, the United States District Court for the District of Massachusetts. The parties have initiated, but have not completed, limited discovery, and experts have not been designated. Also, the case is presently inactive due to a joint request to the Court, which was granted, to postpone all deadlines for sixty (60) days. The stay ends on May 4, 2021, at which time there will be another court conference to determine how the case will proceed. AMR Auto Holdings – PA, LLC is and will continue to vigorously protest AoA's notice of termination through this litigation. Any potential losses associated with this matter cannot be estimated at this time.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Certain of these outstanding matters include speculative, substantial or indeterminate monetary amounts. We record a liability when we believe that it is probable a loss will be incurred and the amount can be reasonably estimated. If we determine that a loss is reasonably possible and the loss or range of loss can be estimated, we disclose the reasonably possible loss. We evaluate developments in our legal matters that could affect the amount of liability that has been previously accrued, if any, and the matters and related reasonably possible losses disclosed, and make adjustments as appropriate. Significant judgement is required to determine both the likelihood of there being and the estimated amount of a loss related to such matters.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

18. Condensed Financial Information of Parent Company

The Partnership has no material assets or standalone operations other than its ownership in its consolidated subsidiaries. As disclosed in “Footnote 10. Borrowings”, the M&T Credit Agreement as amended on September 21, 2018 and June 14, 2019, which restricts GPB Prime’s ability to pay distributions, make additional requests for delayed draw loans, make any additional acquisitions (other than those already in process at that date) greater than $2.0 million, or to make any distribution to the Partnership’s subsidiaries, other than GPB Prime, as well as pay any put, redemption, or equity recapture options or agreements to any person, until all covenant requirements have been met as stipulated in the amendment. These restrictions have resulted in the restricted net assets (as defined in Rule 1-02 of Regulation S-X) of GPB Prime and its subsidiaries to exceed 25% of the consolidated net assets of the Partnership.

Accordingly, condensed financial information is presented on a “parent-only” basis and the Partnership’s investment in its subsidiaries is stated at cost plus equity in earnings (loss) of subsidiary. The condensed parent-only financial information should not be used as a substitute for the Partnership’s consolidated financial statements.

The following table presents the parent-only balance sheets of the Partnership as of December 31, 2020 and 2019:

	December 31,
(Dollars in thousands)	2020	2019
Assets
Cash	$3,518	$2,463
Investment in subsidiaries	326,395	376,604
Other assets	648	2,219
Total assets	$330,561	$381,286
Liabilities
Other current liabilities	18,825	$39,120
Other long-term liabilities	2,871	13,574
Total liabilities	$21,696	$52,694
Partners’ Capital
Partners’ capital attributable to the partnership	308,865	328,592
Total liabilities and partners’ capital	$330,561	$381,286

The following table presents the parent-only statements of operations of the Partnership for the years ended December 31, 2020, 2019, and 2018:

	December 31,
(Dollars in thousands)	2020	2019	2018
Equity in earnings (loss) of subsidiaries	$15,793	$(10,145)	$(59,524)
Selling, general and administrative expenses	(16,719)	(12,839)	(14,739)
Managerial assistance fee, related party	(12,934)	(12,930)	(11,923)
Other expense, net	(5,447)	(6,651)	(14,735)
Net loss of parent company	$(19,307)	$(42,565)	$(100,921)

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

The following table presents the parent-only statements of cash flows of the Partnership for the years ended December 31, 2020, 2019 and 2018:

	Years Ended December 31,
(Dollars in thousands)	2020	2019	2018
Cash flows from operating activities:
Net Loss	$(19,307)	$(42,565)	$(100,921)
Adjustments to reconcile net loss to net cash used in operating activities:
(Income) loss from investment in subsidiaries	(15,795)	10,146	64,151
Amortization of capitalized guarantee costs in interest expense to related party	127	127	207
Amortization of debt issuance costs in interest expense to related party	1,849	1,960	1,636
Forgiveness of note receivable with subsidiary	—	—	7,850
Changes in operating assets and liabilities, net of effects from business combinations
Other assets	1,444	(1,030)	6,477
Other liabilities	543	(2,879)	4,427
Net cash used in operating activities	(31,139)	(34,241)	(16,173)
Cash flows from investing activities:
Capital contributions in investments in subsidiaries	(5,335)	(81,046)	(47,935)
Distributions from investments in subsidiaries	71,340	5,526	15,306
Net cash provided by (used in) investing activities	66,005	(75,520)	(32,629)
Cash flows from financing activities:
Payments of debt issuance costs to related parties	—	(613)	—
(Payments of) proceeds from notes payable to related parties	(33,391)	3,272	—
Partners’ capital contributions	—	—	185,383
Unit issuance costs	(420)	(419)	(17,760)
Distributions to partners	—	—	(46,793)
Redemptions	—	—	(1,607)
Net cash (used in) provided by financing activities	(33,811)	2,240	119,223
Net increase (decrease) in cash	1,055	(107,521)	70,421
Cash, beginning of year	2,463	109,984	39,563
Cash, end of year	$3,518	$2,463	$109,984

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

19. Subsequent Events

Subsequent events have been evaluated through May 14, 2021.

In December 2020, the Board voted unanimously to proceed with the purchase, by Highline’s senior management, of 100% of Highline from the General Partner. As of May 14, 2021, the parties have not executed a purchase/sale agreement, however both sides have committed to negotiate in good faith to effectuate this proposed transaction and expect to close during the first half of 2021.

In February 2021, Robert Chmiel was named interim Chief Executive Officer of the General Partner.

In March 2021, the Partnership sold Prime Toyota Boston dealership for net proceeds of $10.6 million. The proceeds were used in part to repay all outstanding debt relating to these dealerships.

In March 2021, the Partnership sold Hyannis Toyota and Orleans Toyota dealerships for net proceeds of $23.8 million and the related real estate for net proceeds of $16.6 million. The proceeds were used in part to repay all outstanding debt relating to these dealerships and related real estate.

In March 2021, the Partnership sold a vacant parcel of real estate for net proceeds of $3.0 million. The proceeds were used in part to repay all outstanding debt relating to real estate.

In April 2021, the Partnership sold Prime Subaru Hyannis and Prime Chevy Hyannis dealerships for net proceeds of $6.6 million. The proceeds were used in part to repay all outstanding debt relating to these dealerships.

In May 2021, the Partnership sold the remaining KRAG related real estate for net proceeds of $11.8 million.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	March 31,	December 31,
	2021	2020
Assets
Current assets:
Cash	$118,908	$120,985
Contracts in transit	35,275	38,464
Receivables, net of allowance for doubtful accounts	30,874	36,441
Assets held for sale	38,736	94,532
Due from related parties, current portion	5,268	4,943
Inventories	245,080	260,116
Leased rental/service vehicles	13,762	12,463
Prepaid expenses and other current assets	13,862	11,814
Total current assets	501,765	579,758
Non-current assets:
Restricted cash, net of current portion	14,320	14,427
Property and equipment, net	235,004	248,613
Goodwill	142,065	142,065
Franchise rights	126,139	126,139
Right-of-use assets - operating	50,574	51,479
Right-of-use assets - finance	25,457	25,953
Other assets	11,268	10,538
Total non-current assets	604,827	619,214
Total assets	$1,106,592	$1,198,972

See Notes to Condensed Consolidated Financial Statements.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Continued)

(Dollars in thousands)

(Unaudited)

	March 31,	December 31,
	2021	2020
Liabilities and Partners’ Capital
Liabilities:
Current liabilities:
Floorplan payable	$247,592	$280,953
Accounts payable	34,712	35,246
Accrued expenses and other current liabilities	31,143	32,080
Liabilities held for sale	2,288	2,340
Notes payable - related party, current portion	12,502	12,308
Long-term debt, current portion	19,655	21,119
Operating lease liabilities, current portion	4,585	4,532
Finance lease liabilities, current portion	1,492	1,471
Leased vehicle liability	13,762	12,510
Redeemable non-controlling interests, current portion	18,450	18,450
Due to related parties	1,922	2,471
Total current liabilities	388,103	423,480
Non-current liabilities:
Long-term debt, net of current portion	174,043	242,913
Operating lease liabilities, net of current portion	47,409	48,354
Finance lease liabilities, net of current portion	25,861	26,237
Notes payable - related party, net of current portion	2,907	2,871
Redeemable non-controlling interests, net of current portion	10,270	9,973
Other liabilities	4,972	5,205
Total non-current liabilities	265,462	335,553
Total liabilities	653,565	759,033
Commitments and contingencies (see Footnote 11)
Partners’ capital:
Partners’ capital attributable to the Partnership	314,336	308,865
Non-controlling interests	138,691	131,074
Total partners’ capital	453,027	439,939
Total liabilities and partners’ capital	$1,106,592	$1,198,972

See Notes to Condensed Consolidated Financial Statements.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(Dollars in thousands)

(Unaudited)

	Three Months Ended March 31,
	2021	2020
Revenues:
New vehicle retail sales	$274,594	$288,025
Used vehicle retail sales	153,981	163,841
Used vehicle wholesale sales	22,473	26,239
Service, body, and parts sales	56,290	80,327
Finance and insurance sales	21,455	13,603
Total revenues	528,793	572,035
Costs of sales:
New vehicle retail cost	253,681	268,195
Used vehicle retail cost	144,480	153,630
Used vehicle wholesale cost	20,275	26,593
Service, body, and parts cost	24,279	33,738
Total cost of sales	442,715	482,156
Gross profit	86,078	89,879
Operating expenses:
Selling, general and administrative expenses	70,314	83,929
Loss (gain) on sale of dealerships, property and equipment	374	(6)
Managerial assistance fee, related party	3,233	3,233
Rent expense	2,047	2,058
Asset impairment	867	—
Depreciation and amortization	2,609	3,058
Total operating expenses	79,444	92,272
Operating income (loss)	6,634	(2,393)
Other income (expense):
Floorplan interest	(1,212)	(4,482)
Interest expense	(2,224)	(3,972)
Interest expense to related parties	(845)	(1,636)
Interest income	51	123
Other income	10,611	150
Total other income (expense), net	6,381	(9,817)
Net income (loss)	13,015	(12,210)
Net income (loss) attributable to non-controlling interests	7,519	(450)
Net income (loss) attributable to the Partnership	$5,496	$(11,760)

See Notes to Condensed Consolidated Financial Statements.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Condensed Consolidated Statements of Partners’ Capital

(Dollars in thousands)

(Unaudited)

	GPB Auto SLP, LLC	Class A Limited Partners	Class A-1 Limited Partners	Class B Limited Partners	Class B-1 Limited Partners	Total Controlling Interests	Non- Controlling Interests	Total
Partners' capital - December 31, 2019	$—	$188,951	$85,151	$38,429	$16,061	$328,592	$124,226	$452,818
Partners’ capital contributions	—	—	—	—	—	—	80	80
Unit issuance costs	—	—	—	(71)	(20)	(91)	—	(91)
Distributions	—	—	—	—	—	—	(3)	(3)
Net loss	—	(6,805)	(3,039)	(1,368)	(548)	(11,760)	(450)	(12,210)
Partners' capital - March 31, 2020	$—	$182,146	$82,112	$36,990	$15,493	$316,741	$123,853	$440,594

Partners' capital - December 31, 2020	$—	$177,570	$80,294	$35,883	$15,118	$308,865	$131,074	$439,939
Partners’ capital contributions	—	—	—	—	—	—	98	98
Unit issuance costs	—	—	—	(16)	(9)	(25)	—	(25)
Net income (loss)	—	3,064	1,497	1,026	(91)	5,496	7,519	13,015
Partners' capital - March 31, 2021	$—	$180,634	$81,791	$36,893	$15,018	$314,336	$138,691	$453,027

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Dollars in thousands)

(Unaudited)

	Three Months Ended March 31,
	2021	2020
Cash flows from operating activities:
Net income (loss)	$13,015	$(12,210)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	2,113	2,554
Amortization of right-of-use assets - finance	496	504
Amortization of right-of-use assets - operating	1,211	1,232
Amortization of capitalized guarantee costs in interest expense to related party	31	32
Amortization of debt issuance costs in interest expense to related party	192	545
Amortization of debt issuance costs in interest expense	279	429
Asset impairment	867	—
Gain on disposal of property and equipment	(721)	(6)
Loss on disposal of dealerships, net	1,095	—
Decrease in interest rate swap liability in interest expense	(193)	—
Bad debt recovery	(328)	(200)
PPP loan forgiveness	(10,469)	—
Other adjustments to reconcile net income (loss)	(66)	(62)
Changes in operating assets and liabilities
Contracts in transit	3,189	46,716
Receivables	5,895	25,215
Due from related parties	(286)	2,029
Inventories	18,421	(42,578)
Prepaid expenses and other current assets	(2,080)	(3,132)
Leased rental/service vehicles	(1,299)	1,125
Other assets	(765)	103
Floorplan payable, trade, net	(931)	244
Accounts payable	(534)	(9,718)
Accrued expenses and other current liabilities	(639)	(319)
Payments on lease liabilities - operating	(1,124)	(1,153)
Due to related parties	(549)	2,400
Leased vehicle liability	1,252	(1,077)
Other liabilities	3,176	(259)
Net cash provided by operating activities	31,248	12,414
Cash flows from investing activities:
Purchase of property and equipment	(4,775)	(1,186)
Proceeds from disposition of property and equipment	20,047	36
Proceeds from disposition of dealerships	34,070	—
Net cash provided by (used in) investing activities	49,342	(1,150)
Cash flows from financing activities:
(Payments of) proceeds from floorplan debt, non-trade, net	(22,541)	882
Payments of long-term debt	(59,951)	(4,353)
Payments of finance lease liabilities	(355)	(321)
Payments of deferred financing costs	—	(738)
Capital contributions from non-controlling interests	98	80
Unit issuance costs	(25)	(91)
Distributions to partners and non-controlling interests	—	(3)
Net cash used in financing activities	(82,774)	(4,544)
Net (decrease) increase in cash	(2,184)	6,720
Cash, beginning of period	135,412	67,686
Cash, end of period	$133,228	$74,406

Supplemental cash flow information:
Reconciliation of cash and restricted cash
Cash	$118,908	$47,014
Restricted cash, current portion	—	12,373
Restricted cash, net of current portion	14,320	15,019
Total cash and restricted cash	$133,228	$74,406

Supplemental disclosure of cash flow information:
Cash payments for interest	$4,066	$11,442

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

1. Organization, Basis of Presentation, and Liquidity

Organization

GPB Automotive Portfolio, LP (the “Partnership”, “we”, or “our”) is a holding company which was organized as a Delaware limited partnership on May 27, 2013 and commenced operations on that date. GPB Capital Holdings, LLC (“General Partner”, “Capital Holdings” or “GPB”), a Delaware limited liability company and registered investment adviser, is the Partnership’s general partner pursuant to the terms of the Fifth Amended and Restated Limited Partnership Agreement dated April 27, 2018 (as the same may be amended from time to time, the “LPA”). Pursuant to the LPA, GPB, through its affiliation with Highline Management, Inc., conducts and manages our business. The Partnership has no material assets or standalone operations other than its ownership in its consolidated subsidiaries.

Basis of Presentation

The accompanying unaudited Condensed Consolidated Financial Statements as of March 31, 2021, and for the three months ended March 31, 2021 and 2020 have been prepared in accordance with U.S. generally accepted accounting principles (“U.S GAAP”) for interim financial information and in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”). Accordingly, they do not include all of the information and notes required by U.S. GAAP for complete financial statements. Additionally, operating results for interim periods are not necessarily indicative of the results that can be expected for a full year. The unaudited Condensed Consolidated Financial Statements herein should be read in conjunction with our audited Consolidated Financial Statements and notes thereto included elsewhere within this Registration Statement.

Principles of Consolidation

The Condensed Consolidated Financial Statements include the accounts of the Partnership and its subsidiaries in which we have a controlling interest. Upon consolidation, all intercompany accounts, transactions, and profits are eliminated. The Partnership has a controlling interest when it owns a majority of the voting interest in an entity or when it is the primary beneficiary of a variable interest entity (“VIE”). When determining which enterprise is the primary beneficiary, management considers (i) the entity’s purpose and design, (ii) which variable interest holder has the power to direct the activities that most significantly impact the entity’s economic performance, and (iii) the obligation to absorb losses of the entity or the right to receive benefits from the entity that could potentially be significant to the VIE. When certain events occur, the Partnership reconsiders whether it is the primary beneficiary of that VIE. A VIE is an entity in which the equity investment holders have not contributed sufficient capital to finance its activities or the equity investment holders do not have defined rights and obligations normally associated with an equity investment.

Liquidity

The accompanying Condensed Consolidated Financial Statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Accordingly, the Condensed Consolidated Financial Statements do not include any adjustments relating to the recoverability of assets and classification of liabilities that might be necessary should the Partnership be unable to continue as a going concern.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Upon issuance of the Partnership’s most recent audited financial statements on May 14, 2021, Management had determined that the following factors existed that raised substantial doubt about the Partnership’s ability to continue as a going concern:

• As of December 31, 2020, the Partnership and its subsidiaries had total cash and restricted cash of $135.4 million, of which $3.5 million was held directly by and available to satisfy general obligations of the Partnership. Included in total cash on hand was $26.9 million held by certain subsidiaries of the Partnership that was available for use and upstreaming without restriction. The balance of $105.0 million was held by GPB Prime Holdings, LLC (“GPB Prime”), (the Partnership’s largest subsidiary) and was restricted to use and upstreaming to the Partnership pursuant to restrictions imposed by its lender. At December 31, 2020, obligations of the Partnership and its subsidiaries, excluding GPB Prime, due within one year exceeded its available cash on hand.

• The Partnership relies on its ability to upstream funds from its operating subsidiaries to meet its obligations in the normal course of business and also to allocate to other subsidiaries in need. The Partnership and GPB Prime are party to financing agreements with M&T Bank as part of an eight-member credit syndication (the M&T Credit Agreement). Borrowings under the M&T Credit Agreement are available for the purposes of financing the purchase of new, used and loaner vehicles, and for providing operational liquidity in the form of mortgages and term debt. Amendments to the M&T Credit Agreement dated September 21, 2018 and June 14, 2019 restricted GPB Prime’s ability to pay distributions, make additional requests for delayed draw loans, make any additional acquisitions (other than those already in process at that date) greater than $2.0 million, or to make any distribution to the Partnership as well as pay any put, redemption, or equity recapture options or agreements to any person. Our ability to meet our obligations over the shorter and longer term is dependent upon freeing up the restrictions that currently do not allow the upstreaming of funds from certain of our operating subsidiaries and negotiating extensions or replacement of our subsidiaries’ financing arrangements.

• GPB Prime’s M&T Credit Agreement was set to expire and become fully due and payable in February 2022.

The M&T Credit Agreement was Amended and Restated (Eleventh Amendment) on June 24, 2021. This Eleventh Amendment alleviated the conditions which previously caused management to conclude that substantial doubt existed about the Partnership’s ability to continue as a going concern. Specifically, the Eleventh Amendment provides for the following amended terms:

•                 As of March 31, 2021, $2.1 million of cash was directly held and available to the Partnership to satisfy its general obligations. Additionally, the Partnership is entitled to a distribution of up to approximately $10.0 million previously restricted cash held at GPB Prime.

•                 The maturity date of the M&T Credit Agreement was extended from February 24, 2022 until December 31, 2022.

Based on these amended terms, and the improved liquidity they provide the Partnership, Management concludes that it will have sufficient liquidity to meet its financial obligations for the period of at least 12 months from July 21, 2021 (management’s assessment date), and therefore further concludes that there is no longer substantial doubt about the Partnership’s ability to continue as a going concern. See also “Footnote 11. Commitments and Contingencies” for discussion of the role of the Monitor with respect to the Partnership’s use of cash as well as indemnification obligations to GPB.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

2. Significant Accounting Policies

The significant accounting policies used in preparation of these Condensed Consolidated Financial Statements are disclosed in our Registration Statement on Form 10 (the “Registration Statement”), and there have been no changes to the Partnership's significant accounting policies during the three months ended March 31, 2021.

PPP Loan Forgiveness

In 2020, the Partnership’s subsidiaries entered into Paycheck Protection Program loans (“PPP Loans”), for a total initial amount of $20.0 million. Interest accrues at 1% per annum. Per H.R. 7010, the Paycheck Protection Program Flexibility Act of 2020, all payment of principal, interest, and fees is deferred until the date on which the amount of loan forgiveness, as determined by the SBA, is remitted to the lender. Twenty-eight loans have been approved for forgiveness in whole or in part in the amount of $18.6 million. For the three months ended March 31, 2021, $10.5 million was forgiven and is included in other income on the Condensed Consolidated Statement of Operations.

Risks and Uncertainties

We are subject to a number of legal proceedings at both the Partnership and dealerships, as described in "Footnote 11. Commitments and Contingencies.” While we are vigorously defending our position in these proceedings, there is uncertainty surrounding their related outcomes and timing. The cost to defend and the outcomes of these proceedings could affect the liquidity of the Partnership and the use of available cash, and the assessment of our ability to continue as a going concern.

We purchase substantially all of our new vehicles and inventory from various manufacturers at the prevailing prices charged by auto manufacturers to all franchised dealers. Our new vehicle sales could be impacted by the auto manufacturers’ inability or unwillingness to supply dealerships with an adequate supply of popular models. Our concentration of new vehicle sales has not materially changed from the percentages reported for the year ended December 31, 2020.

We depend on our manufacturers to provide a supply of vehicles which supports expected sales levels. In the event that manufacturers are unable to supply the needed level of vehicles, our financial performance may be adversely impacted.

We depend on our manufacturers to deliver high-quality, defect-free vehicles. In the event that manufacturers experience future quality issues, our financial performance may be adversely impacted.

We are subject to a concentration of risk in the event of financial distress, including potential reorganization or bankruptcy, of a major vehicle manufacturer. Our sales volume could be materially adversely impacted by the manufacturers’ or distributors’ inability to supply the dealerships with an adequate supply of vehicles. We also receive incentives and rebates from our manufacturers, including cash allowances, financing programs, discounts, holdbacks, and other incentives. These incentives are recorded as receivables in our Condensed Consolidated Balance Sheets until payment is received. Our financial condition could be materially adversely impacted by the manufacturers’ or distributors’ inability to continue to offer these incentives and rebates at substantially similar terms, or to pay our outstanding receivables.

The Partnership and GPB Prime are party to financing agreements with M&T Bank as part of an eight-member credit syndication, including three manufacturer-affiliated finance companies (the M&T Credit Agreement). These financial institutions provide vehicle financing for new and used vehicles, term loans, mortgage loans and a delayed draw facility. The M&T Credit Agreement is the primary source of floor plan financing for our new and used vehicle inventory for GPB Prime. The Partnership also relies on its ability to upstream funds from GPB Prime and its other operating subsidiaries to meet its obligations in the normal course of business and also to allocate to other subsidiaries in need.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

The term of the M&T Credit Agreement was extended on June 24, 2021, in conjunction with the Eleventh Amendment, through December 2022 (see also “Footnote 1. Organization, Basis of Presentation, and Liquidity” to these Condensed Consolidated Financial statements). Our financial condition could be materially adversely impacted if we are unable to extend or renew the M&T Credit Agreement or reach agreements with other third party lenders to meet some or all of our liquidity needs on terms and conditions that are acceptable to us. Because the term of the M&T Credit Agreement extends beyond the going concern assessment’s look-forward period, it alone does not raise substantial doubt about the Partnership’s ability to continue as a going concern. Therefore, absent any other condition or event, substantial doubt is not raised because it is not probable we will be unable to meet our obligations during the look-forward period. Additionally, our financial condition could be materially adversely impacted if we fail to comply with our contractual covenants. Our lenders could terminate or adversely modify our financing arrangements which could cause us to sell one of our dealerships or group of dealerships below what we perceive to be fair value in an effort to access capital. There can be no assurances that the Partnership and/or GPB Prime will be able to obtain sufficient additional liquidity or renew its debt on terms acceptable to them or us.

We enter into Franchise Agreements with the manufacturers. The Franchise Agreements generally limit the location of the dealership and provide the auto manufacturer approval rights over changes in dealership management and ownership. The auto manufacturers are also entitled to terminate the Franchise Agreement if the dealership is in material breach of the terms. Our ability to expand operations depends, in part, on obtaining consents of the manufacturers for the acquisition of additional dealerships.

We are currently party to litigation with two manufacturers arising from the termination of the former Chief Operating Officer (“Former CEO of Automile”) (David Rosenberg) of Automile Parent Holdings, LLC, a dealership group acquired in 2017 with a concentration in the northeastern United States, and have resolved a dispute with a third manufacturer arising from the same termination by divesting two dealerships selling such manufacturer’s vehicles and resolved a dispute with a fourth manufacturer by divesting one dealership selling such manufacturer's vehicles. Following the developments on February 4, 2021, including the indictment of the owner and former officer of GPB, the filing by the SEC and other government agencies of litigations against GPB, and the appointment of the Monitor, we have received additional termination notices from a manufacturer representing two existing dealerships and two planned new dealerships which were subject to letters of intent, and received threats of termination from additional manufacturers with respect to several dealerships. We are attempting to resolve these termination notices and threats, but no assurance can be given as to the outcome of our negotiations with these manufacturers. If these termination notices and threats are not resolved, it could lead to additional litigation between the affected dealerships and those manufacturers in which our dealerships would protest the terminations under state law. If, as a result of these or other termination notices, we are required to sell one of our dealerships or group of dealerships, we may be unable to realize what we perceive to be fair value or may be required to dispose of dealerships at depressed prices. The loss of franchise rights due to terminations could also lead to lenders terminating or adversely modifying our financing arrangements, other vendors terminating or adversely modifying business relationships, loss of employees and other adverse results, including on our financial condition, results of operations, cash flows and business operations.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

The Monitor is required to assess the Partnership's operations and business, and make recommendations to the court, which may include continuation of the operations subject to his monitoring, or a liquidation of assets, or filing for reorganizing in bankruptcy. The Monitor's initial recommendation and report was filed with the court on April 12, 2021, and the Monitor recommended the monitorship continue for 180 days. On April 14, 2021, following the receipt of a letter from the Monitor on April 12, 2021, the court entered an amended order providing that the Monitor will remain in place until terminated by order of the court, and granting the Monitor the authority to approve or disapprove proposed material corporate transactions by GPB, the Partnership or its subsidiaries, extensions of credit by them outside the ordinary course of business, decisions to resume distributions to the limited partners of the Partnership, or any decision to file any bankruptcy or receiver petition for any of them, among other actions.

In March 2020, the World Health Organization declared COVID-19 a “Public Health Emergency of International Concern.” The outbreak of COVID-19 has contributed to, and will likely continue to contribute to, volatility in financial markets, including changes in interest rates. COVID-19 and other outbreaks like it have negative impacts on economic fundamentals and consumer confidence, may increase the risk of default of particular dealerships, reduce the availability of debt financing to the Partnership, and potential purchasers of dealerships, negatively impact market values, cause credit spreads to widen, and impair liquidity and capital resources, all of which would be expected to have an adverse effect on the returns of the Partnership. No assurance can be given as to the effect of these events on the value of the Partnership’s investments. The impact of a public health crisis such as COVID-19 (or any future pandemic, epidemic or other outbreak of a contagious disease) is difficult to predict, which presents material uncertainty and risk with respect to the performance of the Partnership. COVID-19 will have an impact on the dealerships which in certain cases could lead to insolvency of such dealerships regardless of any governmental assistance sought or mitigation efforts by GPB. GPB has taken various significant actions to mitigate the financial impact of COVID-19. These actions included a reduction in expenditures and payroll costs, as well as discretionary spending and the postponement, delay or cancellation of certain of the planned capital projects. As a result, the Partnership was materially and negatively impacted from March to May 2020. These potential impacts, while uncertain, could adversely affect the Partnership’s business, financial condition and results of operations. During 2020, the Partnership received various loans totaling approximately $20.0 million pursuant to the Paycheck Protection Program (“PPP”) of the CARES Act. The loans bear interest at a rate of 1% and will be due in 2022. Under the PPP loan program, the Partnership may apply for forgiveness of all or a portion of the loan based on the amount of qualifying expenses incurred during the 8-week period subsequent to the receipt of the funds. The Partnership intends to apply for forgiveness when permitted however, no assurances can be provided that such forgiveness will occur.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

3. Recently Issued Accounting Pronouncements

ASU 2020-04, “Reference Rate Reform” (Topic 848): The ASU provides optional expedients and exceptions for companies that have contracts, hedging relationships and other transactions that reference LIBOR or other reference rates expected to be discontinued because of reference rate reform. The optional expedients and exceptions apply during the transition period and are intended to ease the financial reporting burdens mainly related to contract modification accounting, hedge accounting and lease accounting. The transition period is effective as of March 12, 2020 and will apply through December 31, 2022. LIBOR is used as an interest rate “benchmark” in the majority of the Partnership’s floorplan notes payable, as well as its mortgages, other debt and lease contracts. Additionally, the Partnership’s derivative instruments are benchmarked to LIBOR. The Partnership is currently working with its lenders to determine the impact of the discontinuation of LIBOR on the Partnership’s consolidated financial statements.

4. Dispositions

2021 Dispositions:

In March 2021, GPB Prime, a holding company subsidiary of the Partnership, sold Prime Toyota Boston to a third-party. The Partnership received net proceeds of $10.3 million, and recognized a net loss on disposal of the dealership of $0.4 million recorded in loss (gain) on sale of dealerships, property and equipment in the Condensed Consolidated Statement of Operations for three months ended March 31, 2021. All proceeds relating to the dispositions were used to pay down debt.

In March 2021, GPB Prime sold Hyannis Toyota and Orleans Toyota dealerships and the related real estate to a third-party. The Partnership received net proceeds of $23.8 million and net proceeds of $16.6 million, respectively, and recognized a net loss on disposal of the dealership of $0.7 million and a net gain on disposal of related real estate of $1.4 million, respectively, recorded in loss (gain) on sale of dealerships, property and equipment in the Condensed Consolidated Statement of Operations for the three months ended March 31, 2021. All proceeds relating to the dispositions were used to pay down debt.

All of the dispositions were in the ordinary course of business within the mandate for the automotive strategy outlined in the PPM, and thus were not considered a strategic shift in the Partnership’s operation.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

5. Receivables, Net

Receivables, net of allowance for doubtful accounts, consisted of the following:

	March 31,	December 31,
(Dollars in thousands)	2021	2020
Receivables
Manufacturer receivables	$16,150	$22,633
Trade receivables	9,079	9,682
Finance and insurance receivables	7,036	5,866
Total	32,265	38,181
Less: Allowance for doubtful accounts	(1,391)	(1,740)
Receivables, net of allowance for doubtful accounts	$30,874	$36,441

6. Inventories

Inventories consisted of the following:

	March 31,	December 31,
(Dollars in thousands)	2021	2020
Inventories
New vehicles	$151,179	$167,018
Used vehicles	58,466	61,344
Parts and accessories	10,955	10,115
Rental/service loaner vehicles, net	24,480	21,639
Total inventories, net	$245,080	$260,116

For the three months ended March 31, 2021 and the year ended December 31, 2020, $6.6 million and $21.8 million, respectively, of inventory was re-classified into assets held for sale. See “Footnote 9. Assets Held for Sale”.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

7. Property and Equipment

Property and equipment consisted of the following:

	March 31,	December 31,
(Dollars in thousands)	2021	2020
Property and Equipment
Land	$111,007	$121,106
Buildings and improvements	137,059	145,918
Construction in progress	12,011	7,605
Furniture, fixtures and equipment	24,679	27,515
Total	284,756	302,144
Less: Accumulated depreciation	(24,416)	(24,331)
Total property and equipment, net of accumulated depreciation	260,340	277,813
Less: property and equipment reclassed to assets held for sale	(25,336)	(29,200)
Total	$235,004	$248,613

In March 2021, the Partnership sold a vacant parcel of real estate for net proceeds of $2.9 million and a net loss of $0.1 million recorded in loss (gain) on sale of dealerships, property and equipment in the Condensed Consolidated Statement of Operations for three months ended March 31, 2021. The proceeds were used in part to repay all outstanding debt relating to real estate.

8. Goodwill and Franchise Rights

The carrying values of goodwill and franchise rights was $142.07 million and $126.1 million, respectively as of March 31, 2021 and 2020. For the three months ended March 31, 2021, there were no triggering events that would require an interim impairment test to be performed and as such no impairment charges were recorded to the carrying values.

9. Assets Held for Sale

During the three months ended March 31 2021, GPB’s Acquisition Committee committed to a plan to dispose of a property. This disposal did not represent a strategic shift that would have a major effect on the Partnership’s operations and financial results and was, therefore, not classified as discontinued operations in accordance with ASU 2014-08, Presentation of Financial Statements (Topic 205) and Property, Plant and Equipment (Topic 360). As part of the required evaluation under the held for sale guidance, the Partnership determined that the approximate fair value less costs to sell the property did not exceed the carrying value. For the three months ended March 31, 2021, property and equipment re-classified to assets held for sale was impaired by $0.9 million to adjust to fair value which has been recorded as a component of asset impairment on the Condensed Consolidated Statement of Operations.

As of March 31, 2021, two remaining dealerships and the respective real estate remained in assets held for sale on the Condensed Consolidated Balance Sheet. The dealerships were Prime Subaru Hyannis and Prime Chevy Hyannis.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

The following table reconciles the major classes of assets classified as held for sale as part of continuing operations as of March 31, 2021 and December 31, 2020 in the accompanying Condensed Consolidated Balance Sheets:

(Dollars in thousands)	March 31,	December 31,
	2021	2020
Assets held for sale
Inventories	$6,555	$21,780
Franchise rights	3,720	23,720
Goodwill	1,780	17,559
Property and equipment	24,469	29,200
Right of use assets	2,212	2,273
Total assets held for sale	$38,736	$94,532
Liabilities held for sale
Operating lease liabilities	$(2,288)	$(2,340)

In April 2021, the Partnership sold Prime Subaru Hyannis and Prime Chevy Hyannis dealerships for net proceeds of $6.6 million. The proceeds were used in part to repay all outstanding debt relating to these dealerships.

In May 2021, the Partnership sold the remaining KRAG related real estate for net proceeds of $11.8 million.

In May 2021, the Partnership sold a parcel of land relating to the Prime Toyota Boston dealership sold in March 2021. The Partnership received gross proceeds of $16.2 million and all proceeds were used to pay down mortgage debt.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

10. Related Party Transactions

FEES AND EXPENSES

The Partnership has incurred the following fees and expenses:

Managerial Assistance Fee

Per the LPA and PPM, GPB is entitled to receive an annualized managerial assistance fee (the “Managerial Assistance Fee”), for providing managerial assistance services to the Partnership and the dealerships. Those services include the identification, management and disposition of underlying portfolio companies and/or dealerships, and other duties assumed and stated under the LPA. The Managerial Assistance Fee does not include expenses related to in-house services and operations support services provided to the Partnership or its operating companies. Such expenses are in addition to, and not in lieu of, the Managerial Assistance Fee. The Managerial Assistance Fee is payable by the Partnership quarterly in advance at 2.0% per annum for Class A and B Units and 1.75% per annum for Class A-1 and B-1 Units calculated on each Limited Partners’ Gross Capital Contributions. GPB, in its sole discretion, may defer, reduce or waive all or a portion of the Managerial Assistance Fee with respect to one or more Limited Partners for any period of time (and intends to waive the Managerial Assistance Fee with respect to the Special LP, as defined below, and its affiliates that invest in the Partnership). Managerial Assistance Fees charged to expense and included in the Condensed Consolidated Statements of Operations for the three months ended March 31, 2021 and 2020 were $3.2 million and $3.2 million, respectively.

Partnership Expenses

The Partnership pays its own operating expenses. GPB is responsible for its or its affiliates’ general and administrative costs and expenses and its day-to-day overhead expenses of managing the Partnership and is not entitled to be reimbursed by the Partnership for such expenses other than for the portion of the total compensation of GPB’s or its affiliates (including holding companies) officers and employees relating to the time such officers or employees provide In-House services or Operations Support Services to the Partnership or its dealerships. Such expenses are in addition to, and not in lieu of, the Managerial Assistance Fee. “In-House services” include but are not limited to accounting, legal, compliance, information technology, human resources, and operational and management services to the Partnership or the dealerships. Operations Support Services include but are not limited to operational support and consulting services and similar services to, or in connection with, the identification, acquisition, holding and improvement of the dealerships. In addition, GPB pays expenses on the Partnership’s behalf when operationally feasible and obtains reimbursement. Partnership expenses included as a component of selling, general and administrative expenses in the Condensed Consolidated Statements of Operations for the three months ended March 31, 2021 and 2020 were $0.7 million and $0.8 million, respectively. The balance associated with Partnership expenses payable was $0.1 million and $0.7 million as of March 31, 2021 and December 31 2020, respectively, and was included as a component of due to related parties in the Condensed Consolidated Balance Sheets.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

TRANSACTIONS WITH FORMER MEMBERS AND MANAGER

In 2014, the Partnership entered into an agreement with Patrick Dibre (“Former Manager”), who at the time was a manager and 15% interest holder of one of the operating subsidiaries of the Partnership and one of the operating subsidiaries of GPB Holdings, LP, another GPB-managed partnership. The Partnership advanced the Former Manager, in the form of a convertible loan, $10.8 million towards the Partnership’s purchase of a dealership owned by the Former Manager.

On December 9, 2015, the purchase agreement with the Former Manager was amended to provide that the target dealership pay an annual interest rate of 8% from December 9, 2015, through the date of the dealership’s sale to the Partnership. Prior to December 9, 2015, the dealership paid the Partnership its net cash flows pursuant to the terms of the agreement.

On November 14, 2016, the purchase agreement with the Former Manager was amended to, among other things, 1) terminate the convertible loan and convert the original principal amount into a deposit, 2) change the initial target dealership to a new target dealership, Honda of Aventura (“HOA”) that was to be acquired by the Partnership, 3) provide the acquisition price and terms for HOA, and 4) provide that the Former Manager would surrender all of his membership interests in the GPB entities noted above effective immediately.

This arrangement is currently the subject of ongoing litigation, see “Footnote 11. Commitments and Contingencies.” As part of the legal proceedings, the Partnership has charged legal expenses included as a component of selling, general and administrative expenses on the Condensed Consolidated Statement of Operations for the three months ended March 31, 2021 and 2020 of $0.1 million and $0.1 million, respectively. These expenses were paid for by GPB on behalf of the Partnership and the unpaid reimbursement was recorded as a component of due to related parties on the Condensed Consolidated Balance Sheets as of March 31, 2021 and December 31, 2020 for $0.8 million and $0.7 million, respectively.

NOTES PAYABLE TO RELATED PARTIES

In October 2015, the Partnership entered into a loan agreement with GPB Borrower LLC, an affiliate of the General Partner, and received proceeds in the form of a loan of $12.0 million, maturing in October 2019. The loan accrued interest and was paid monthly in arrears at 13.5% per annum. In August 2016, the note was restructured and certain incremental procurement costs incurred at the loan’s inception were added to the existing principal, increasing the principal balance to $15.4 million (“AISF Note 1”). As part of the restructuring, AISF Note 1 was assigned by GPB Borrower LLC to an affiliate of the Partnership, GPB Automotive Income Sub-Fund, Ltd. (“GPB AISF”). GPB AISF is an offshore financing facility formed primarily for the benefit of the Partnership.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

The increase in principal of $3.4 million represented the incremental procurement costs directly related to the issuance of the note and was classified as debt issuance costs on the Condensed Consolidated Balance Sheets. These costs, along with the change in interest rate, were accounted for as a modification to the existing debt with no gain or loss recognized. It was subsequently determined that the actual debt issuance costs on AISF Note 1 totaled $2.1 million. The difference was applied to AISF Note 2 (defined below) and a note issued to HA (defined below) for which the debt issuance costs relate. The $2.1 million was capitalized as debt issuance costs and is being amortized over the four-year life of the note using the effective interest rate method.

In 2016, the Partnership entered into three loan agreements (“AISF Note 2, AISF Note 3, and AISF Note 4”) with GPB AISF for a total of $18.0 million and incurred debt issuance costs of $2.9 million. In 2017, the Partnership entered into two loan agreements (“AISF Note 5 and AISF Note 6”) with GPB AISF for a total of $11.8 million and incurred debt issuance costs of $2.0 million. In 2019, the Partnership entered into one loan agreement (“AISF Note 7”) with GPB AISF for $3.3 million and incurred debt issuance costs of $0.6 million.

Each AISF note matures four years from the issuance date, and accrues interest at 8.75% per annum, payable monthly in arrears. Interest expense relating to these loans reflected as a component of interest expense to related parties on the Condensed Consolidated Statements of Operations for the three months ended March 31 2021 and 2020 was $0.3 million and $1.1 million, respectively. The amortization of the capitalized debt issuance costs reflected as a component of interest expense to related parties in the Condensed Consolidated Statements of Operations for the three months ended March 31, 2021 and 2020 were $0.2 million and $0.5 million, respectively. The balance of accrued interest associated with these loans was $0.1 million and $0.1 million as of March 31 2021 and December 31 2020, respectively, and was included as a component of due to related parties in the Condensed Consolidated Balance Sheets.

AISF Note 1 matured in August 2020 and was repaid in full in September 2020. AISF Note 2 and AISF Note 3 matured in September 2020 and October 2020, respectively, and both were repaid in full in October 2020. AISF Note 4 was repaid in full by the Partnership prior to maturity in October 2020.

In October 2017, a subsidiary of the Partnership entered into a loan agreement with GPB Holdings II, LP, another GPB-managed partnership, for $0.7 million (the “DSR Note”). The loan bears interest at 12% annually, payable monthly in arrears. All outstanding principal and unpaid interest was originally due and payable on October 11, 2018, but was extended until June 30, 2019. As of December 31, 2019, the loan and accrued interest had not yet been repaid as a result of a repayment restriction pursuant to an amendment to a credit agreement dated June 14, 2019 (see Note 11). However, the loan continues to accrue interest at the stated rate. The outstanding note payable balance, including accrued interest, was $0.9 million and $0.9 million, as of March 31, 2021 and December 31, 2020, respectively, which is included as a component of due to related parties in the Condensed Consolidated Balance Sheets.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Notes payable - related party consisted of the following:

(Dollars in thousands)			March 31,	December 31,
Note	Face Value	Maturity Date	2021	2020
AISF Note 5	6,556	5/1/2021	6,478	6,366
AISF Note 6	5,203	11/1/2021	5,082	5,039
AISF Note 7	3,272	4/24/2023	2,907	2,871
DSR Note	652	6/30/2019	942	903
Total			15,409	15,179
Less: current portion			(12,502)	(12,308)
Total Notes payable - related party, net of current portion			$2,907	$2,871

In July 2021, AISF Note 5 and AISF Note 6 were amended to increase the interest rate to 12.5% and to extend the maturity date to December 2022.

DUE FROM AFFILIATED COMPANIES

The Partnership incurred expenses for payroll and employee benefits, professional fees, consulting and outside services, and other services on behalf of affiliated entities. These expenses were initially paid by the Partnership and then charged on a pro-rata basis to each of the other limited partnerships managed by GPB, which operate dealerships. The Partnership had non-interest-bearing receivables from these holding companies for allocated expenses of $1.5 million and $1.4 million on March 31, 2021 and December 31, 2020, respectively, which are included as a component of due from related parties in the Condensed Consolidated Balance Sheets. The receivables as of March 31, 2021 and December 31, 2020, are gross of a $1.2 million allowance for doubtful accounts.

OTHER RELATED PARTY TRANSACTIONS

For the three months ended March 31, 2021 and 2020, certain dealerships owned by the Partnership purchased vehicles from dealerships owned by an affiliate, GPB Holdings, LP totaling nil and $0.5 million, respectively.

For the three months ended March 31, 2021 and 2020, certain dealerships owned by the Partnership purchased vehicles from a dealership owned by an affiliate, GPB Holdings II, LP totaling $0.2 million and $0.4 million, respectively.

For the three months ended March 31, 2021 and 2020, certain dealerships owned by the Partnership sold vehicles to dealerships owned by GPB Holdings, LP totaling nil and $0.5 million, respectively.

For the three months ended March 31, 2021 and 2020, certain dealerships owned by the Partnership sold vehicles to a dealership owned by GPB Holdings II, LP totaling $0.2 million and $0.3 million, respectively.

GPB’s principals, certain other individuals and entities that have assisted and may in the future assist in our operations are and / or will be members in GPB Auto SLP, LLC, a Delaware limited liability company (the “Special LP”). The Special LP will receive a profit allocation, commonly referred to as “carried interest”, from the Partnership in accordance with the waterfall provisions in the LPA. For the three months ended March 31, 2021 and 2020 there have been no profit allocations allocated to the Special LP.

As compensation for the services to be rendered by Highline, the Partnership pays an operation service provider fee (“OSP”) to Highline for an annual amount agreed to by GPB and Highline, subject to the Highline Board’s approval, following Highline’s delivery of the annual written budget to GPB detailing the fees, costs and expenses that will be incurred by Highline in providing its Services. The Partnership recorded OSP fees as a component of selling, general and administrative expenses in the Condensed Consolidated Statements of Operations for the three months ended March 31, 2021 of $1.1 million.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

From commencement of operations through December 31, 2018, there have been various amendments in the LPA and PPM relating to the redemption terms for Limited Partners. Those changes resulted in differentiated redemption terms and calculations. Following the advice of outside legal counsel, the General Partner made the decision to apply the redemption provision that was most beneficial to the redeeming investors who made a redemption request prior to the suspension of redemptions. This analysis was completed in 2019 and based on the final calculations, if a Limited Partner was originally overpaid, the General Partner will reimburse the Partnership and will not seek to claim those funds back from the Limited Partner. During the period from August 2015 through September 2018, the Partnership overpaid applicable redeeming investors $0.3 million and underpaid applicable redeeming investors $0.3 million. The balance receivable from the General Partner was $0.3 million and $0.3 million as of March 31 2021 and December 31 2020, respectively, and was included as a component of due to related parties in the Condensed Consolidated Balance Sheets.

Guarantees

The member of the General Partner (David Gentile, “Member”) provided personal guarantees on certain floorplan and real estate loans prior to 2018. The initial amounts guaranteed totaled $48.7 million. Pursuant to the PPM, the Member of the General Partner can charge a fee to the Partnership for providing such guarantee services. The guarantee fees payable to the Member of the General Partner was calculated at $1.0 million based on 1.99% of the amount of the loans initially guaranteed. $1.0 million was due and payable to the Member of the General Partner which is reflected as a component of due to related parties in the Condensed Consolidated Balance Sheets as of March 31, 2021 and December 31, 2020. The guarantee fees are amortized over the life of the loans. The unamortized portion of the guarantee fee asset of $0.1 million and $0.1 million is included as a component of other assets on the Condensed Consolidated Balance Sheets as of March 31, 2021 and December 31, 2020, respectively.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

11. Commitments and Contingencies

We, our General Partner, and our dealerships are involved in a number of regulatory, litigation, arbitration and other proceedings or investigations, and many of those matters expose us to potential financial loss. We are indemnifying officers, directors and representatives of the dealerships, as well as GPB, its principals, representatives, and affiliates, for any costs they may incur in connection with such disputes as required by various agreements or governing law. This indemnification does not cover any potential future outcomes or settlements that result from these disputes.

We establish reserves or escrows for legal actions when potential losses associated with the actions become probable and the costs can be reasonably estimated. The actual costs of resolving legal actions may be substantially higher or lower than the amounts reserved or placed in escrow for those actions. Distributions may be delayed or withheld until such reserves are no longer needed or the escrow period expires. If liabilities exceed the amounts reserved or placed in escrow, Limited Partners may need to fund the difference by refunding some or all distributions previously received. For the three months ended March 31, 2021 and 2020, the Partnership expensed $0.7 million and nil of legal indemnification expenses recorded in selling, general and administrative expenses in the Condensed Consolidated Statement of Operations.

With respect to all significant litigation and regulatory matters facing us, our General Partner, and our dealerships, we have considered the likelihood of an adverse outcome. It is possible that we could incur losses pertaining to these matters that may have a material adverse effect on our operational results, financial condition or liquidity in any future reporting period. We understand that the General Partner is currently paying legal costs associated with these actions for itself and certain indemnified parties. The Partnership expects to provide partial reimbursement to the General Partner as required by various agreements or governing law, but the amount is not reasonably estimable at this time.

Regulatory and Governmental Matters

GPB and certain of its principles and affiliates face various regulatory and governmental matters. GPB seeks to comply with all laws, rules, regulations and investigations into any potential or alleged violation of law. In such situations where GPB disagrees with the Government’s allegations, GPB intends to vigorously defend itself in court. These matters could have a material adverse effect on GPB and the Partnership’s business, acquisitions, or results of operations.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Appointment of Monitor

On February 11, 2021, the United States District Court Eastern District of New York appointed Joseph T. Gardemal III as an independent monitor (the "Monitor") in the action SEC, as plaintiff, against Capital Holdings, Ascendant, AAS, David Gentile, Jeffrey Schneider, and Jeffrey Lash (the "Order"). Pursuant to the Order, Capital Holdings shall (i) grant the monitor access to all non-privileged books, records and account statements for certain portfolio companies, including the Partnership, and certain funds and (ii) cooperate fully with requests by the Monitor reasonably calculated to fulfill the Monitor’s duties.

The Monitor will have the authority to approve or disapprove the following actions: (i) any proposed material corporate transactions by Capital Holdings and/or Highline, the GPB-managed funds, including the Partnership, or the Portfolio Companies (as defined in the Order), or any other proposed material corporate transactions as the Monitor may, in the Monitor’s sole discretion, deem appropriate. The Monitor will negotiate a protocol with Capital Holdings for the review of information concerning proposed material transactions; (ii) any extension of credit by Capital Holdings, Highline, the GPB-managed funds, or the Portfolio Companies outside the ordinary course of business, or to a related party, as defined under the federal securities laws. The Monitor will negotiate a protocol with Capital Holdings for the review of information concerning such extensions of credit; (iii) any material change in business strategy by Capital Holdings or any of the GPB-managed funds; (iv) any material change to compensation of any executive officer, affiliate, or party of Capital Holdings or Highline; (v) any retention by Capital Holdings or Highline of any management-level professional or person (with the exception of any professional retained in connection with litigation commenced prior to this Order, over which approval shall not be required), subject to an acceptable procedure agreed to with the Monitor; (vi) any decision to resume distributions to investors in any of the GPB-managed funds, consistent with the investment objectives of the GPB-managed funds; and (vii) any decision to file, or cause to be filed, any bankruptcy or receivership petition for Capital Holdings or Highline, or for the Portfolio Companies.

The Monitor is authorized and empowered to: (i) review the finances and operations of the GPB-managed funds and, if necessary, individual Portfolio Companies and will negotiate a protocol with Capital Holdings for the review of this information; (ii) review historical corporate transactions by GPB and/or Highline, the GPB-managed funds or the Portfolio Companies, to the extent covered by Capital Holdings’ forthcoming audited financial statements and any restatements covered therein, for the purposes of executing the authority discussed above, and consistent with the authority to share any findings, documents, or information with the SEC, provided, however, the Monitor will not interfere with ongoing audits and will negotiate a protocol with Capital Holdings for the review of this information; (iii) review historical compensation of all executive officers or affiliates of Capital Holdings or Highline; (iv) review the retention of all consultants currently retained by Capital Holdings; (v) review audited financial statements of the GPB-managed funds, which Capital Holdings will promptly deliver to the Monitor upon completion; (vi) review the minutes of all meetings of all boards of directors of the Portfolio Companies, Highline, and the GPB-managed funds; (vii) review the status of all litigation involving Capital Holdings or Highline, and the status of any litigation outside the ordinary course of business involving any of the Portfolio Companies; (viii) review any commencement or settlement of any litigation involving Capital Holdings and Highline, and any commencement or settlement of any litigation outside of the ordinary course of business involving any of the Portfolio Companies; (ix) review any material changes to material leases or real estate holdings, including the signing of any new leases, the termination of leases, material changes to lease terms, or the purchase or sale of any material property by Capital Holdings, Highline, or any of the Portfolio Companies, provided, however, if the material change involves a Capital Holdings, Highline, or Portfolio Company related party or affiliate, the Monitor shall have the power to approve or disapprove of the material change; (x) review insurance policies covering Highline, Capital Holdings, and the GPB-managed funds, as well as affiliates, officers, and directors of such entities; and (xi) review promptly and approve any investor-wide communications intended to be sent by Capital Holdings to investors in the GPB-managed funds.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Within 30 days after the end of each calendar quarter, the Monitor shall file with the Court under seal or in redacted form to protect sensitive, proprietary information, and provide to the SEC and Capital Holdings, a full report reflecting (to the best of the Monitor’s knowledge as of the period covered by the report) the status of the reviews contemplated in the Order. The Order was amended on April 13, 2021, primarily to provide certain state regulators with access to such reports filed by the Monitor.

The Monitor was required to submit a report to the court within 60 days of his appointment recommending either continuation of the monitorship, converting it to a receivership, and/or filing of bankruptcy petitions for one or more of the various entities. The Monitor sent a letter to the Court on April 12, 2021, recommending the monitorship be extended for 180 days. On April 14, 2021, the Court issued an amended order providing (i) that the Monitor will remain in place until terminated by order of the EDNY Court (ii) that certain state regulators will receive access to such reports filed by the Monitor.

Federal Matters

On February 4, 2021, the SEC filed a contested civil proceeding against GPB, Ascendant, AAS, David Gentile, Jeffry Schneider and Jeffrey Lash in the U.S. District Court for the Eastern District of New York. No GPB fund was sued. The lawsuit alleges several violations of the federal securities laws, including securities fraud. The SEC is seeking disgorgement and civil monetary penalties, among other remedies. On March 10, 2021, the Courted granted a motion by the U.S. Attorney’s Office for the Eastern District of New York to intervene in this litigation and to stay the SEC case until the conclusion of the related criminal case, described below.

Also, on February 4, 2021, the U.S. Attorney’s Office for the Eastern District of New York (the “USAO”) brought a criminal indictment against Mr. Gentile, Mr. Schneider, and Mr. Lash. The criminal indictment alleges conspiracy to commit securities fraud, conspiracy to commit wire fraud, and securities fraud. Mr. Gentile and Mr. Lash were also charged with two counts of wire fraud. The Government intends to seek criminal forfeiture.

State Matters

On May 27, 2020, the Massachusetts Securities Division of the Office of the Secretary of the Commonwealth (“Massachusetts”) filed an Administrative Complaint against GPB for alleged violations of the Massachusetts Uniform Securities Act. No GPB-managed fund is a named defendant. The Complaint alleges, among other things, that the offering documents for several GPB-managed funds, including the Partnership, included material misstatements or omissions. Massachusetts is seeking both monetary and administrative relief, including disgorgement and rescission to Massachusetts residents who purchased the GPB-managed funds. This matter is now stayed.

On February 4, 2021, seven State securities regulators (Alabama, Georgia, Illinois, Missouri, New Jersey, New York, and South Carolina) filed suit against GPB. No GPB-managed fund is a named defendant in any of the suits. Several of the suits also named Ascendant, AAS, Mr. Gentile, Mr. Schneider, and Mr. Lash as defendants. The lawsuits allege, among other things, that the offering documents for several GPB-managed funds, including the Partnership, included material misstatements and omissions. The States are seeking both monetary and administrative relief, including disgorgement and rescission. The cases brought by Alabama, Georgia, Illinois, Massachusetts, Missouri, New York, and South Carolina have been stayed pending the conclusion of the related criminal case.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Actions Asserted Against GPB and Others, Not Including the Partnership

Ismo J. Ranssi, derivatively on behalf of Armada Waste Management, LP, v. GPB Capital Holdings, LLC, et al., Case No. 654059/2020

In August 2020, plaintiffs filed a derivative action against GPB, Ascendant Capital, Ascendant AAS, Axiom, David Gentile, Mark D. Martino, and Jeffry Schneider in New York Supreme Court. The Partnership is not a named defendant. The Complaint alleges, among other things, that the offering documents for certain GPB managed funds include material misstatements and omissions. The plaintiffs are seeking disgorgement, unspecified damages, and other equitable relief.

Galen G. Miller and E. Ruth Miller, derivatively on behalf of GPB Holdings II, LP, v. GPB Capital Holdings, LLC, et al., Case No. 656982/2019

In November 2019, plaintiffs filed a derivative action against GPB, Ascendant, AAS, Axiom, Michael Cohn, Steven Frangioni, David Gentile, William Jacoby, Minchung Kgil, Mark D. Martino, and Jeffry Schneider in New York Supreme Court. The Partnership is not a named defendant. The Complaint alleges, among other things, that the offering documents for certain GPB-managed funds include material misstatements and omissions. The plaintiffs are seeking disgorgement, unspecified damages, and other equitable relief.

Actions Asserted Against GPB and Others, Including the Partnership

For all matters below in which the Partnership is a defendant, we intend to vigorously defend against the allegations, however no assurances can be given that we will be successful in doing so.

Michael Peirce, derivatively on behalf of GPB Automotive Portfolio, LP v. GPB Capital Holdings, LLC, Ascendant Capital, LLC, Ascendant Alternative Strategies, LLC, Axiom Capital Management, Inc., Steven Frangioni, David Gentile, William Jacoby, Minchung Kgil, Mark D. Martino and Jeffry Schneider, -and- GPB Automotive Portfolio, LP, Nominal Defendant, Case No. 652858/2020

In July 2020, plaintiff filed a derivative action in New York Supreme Court against GPB, Ascendant, AAS, Axiom, Steve Frangioni, David Gentile, William Jacoby, Minchung Kgil, Mark Martino, and Jeffry Schneider. The Complaint alleges various breaches of fiduciary duty, aiding and abetting the breaches of fiduciary duty, breach of contract, and unjust enrichment, among other claims. Plaintiffs are seeking declaratory relief and unspecified damages, among other forms of relief. Any potential losses associated with this matter cannot be estimated at this time.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Alfredo J. Martinez and HighTower Advisors v. GPB Capital Holdings, LLC, et al., Case No. 2020-0545

In July 2020, plaintiff filed a complaint against GPB, Armada Waste Management GP, LLC, Armada Waste Management, LP, the Partnership, GPB Holdings II, LP, and GPB Holdings, LP in the Delaware Court of Chancery to compel inspection of GPB’s books and records based upon specious and unsubstantiated allegations regarding GPB’s business practices, among other things. A trial date has been set for March 2021. Any potential losses associated with this matter cannot be estimated at this time.

Lance Cotton, Alex Vavas and Eric Molbegat v. GPB Capital Holdings, LLC, Automile Holdings LLC D/B/A Prime Automotive Group, David Gentile, David Rosenberg, Philip Delzotta, Joseph Delzotta, and any other related entities, Case No. 604943/2020

In May 2020, plaintiffs filed a civil action in New York Supreme Court against GPB, Automile Holdings LLC d/b/a Prime Automotive Group, David Gentile, David Rosenberg, Philip Delzotta, Joseph Delzotta, and any other related entities. The complaint alleges that defendants engaged in systematic fraudulent and discriminatory schemes against customers and engaged in retaliatory actions against plaintiffs, who were employed by Garden City Nissan from August until October 2019. The plaintiffs are seeking unspecified damages and penalties. Any potential losses associated with this matter cannot be estimated at this time.

Monica Ortiz, on behalf of herself and other individuals similarly situated. GPB Capital Holdings LLC; Automile Holdings, LLC d/b/a Prime Automotive Group; David Gentile; David Rosenberg; Philip Delzotta; Joseph Delzotta; and other affiliated entities and individuals, Case No. 604918/2020

In May 2020, plaintiffs filed a class action in New York Supreme Court against GPB, Automile Holdings LLC d/b/a Prime Automotive Group, David Gentile, David Rosenberg, Philip Delzotta, Joseph Delzotta, and other affiliated entities and individuals. The Complaint alleges deceptive and misleading business practices of the named Defendants with respect to the marketing, sale, and/or leasing of automobiles and the financial and credit products related to the same throughout the State of New York. Any potential losses associated with this matter cannot be estimated at this time.

In re: GPB Capital Holdings, LLC Litigation (formerly, Adam Younker, Dennis and Cheryl Schneider, Elizabeth Plaza, and Plaza Professional Center Inc. PFT Sharing v. GPB Capital Holdings, LLC, et al. and Peter G. Golder, individually and on behalf of all others similarly situated, v. GPB Capital Holdings, LLC, et al.), Case No. 157679/2019

In May 2020, plaintiffs filed a consolidated class action complaint in New York Supreme Court against GPB, GPB Holdings, GPB Holdings II, GPB Holdings III, the Partnership, GPB Cold Storage, GPB Waste Management, David Gentile, Jeffrey Lash, Macrina Kgil, a/k/a Minchung Kgil, William Edward Jacoby, Scott Naugle, Jeffry Schneider, Ascendant Alternative Strategies, Ascendant Capital, and Axiom Capital Management. The Complaint alleges, among other things, that the offering documents for certain GPB-managed funds, include material misstatements and omissions. The plaintiffs are seeking disgorgement, unspecified damages, and other equitable relief. Any potential losses associated with this matter cannot be estimated at this time.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Phillip J. Cadez, et al. v. GPB Capital Holdings, LLC, et al., Case No. 2020-0402

In May 2020, plaintiffs filed a derivative action in Delaware Court of Chancery against GPB, David Gentile, Jeffrey Lash, and Jeffry Schneider, Defendants, and GPB Holdings I, and the Partnership, as nominal defendants. Previously, plaintiffs had filed a complaint to compel inspection of books and records, which had been dismissed without prejudice.

In the current action, plaintiffs are alleging various breaches of fiduciary duty, unjust enrichment, and with regard to GPB, breach of the Partnerships’ LPAs. Plaintiffs are seeking unspecified damages, declaratory, and equitable relief. Any potential losses associated with this matter cannot be estimated at this time.

Jeff Lipman and Carol Lipman, derivatively on behalf of GPB Holdings II and Auto Portfolio v. GPB Capital Holdings, LLC, et al., Case No. 2020-0054

In January 2020, plaintiffs filed a derivative action in Delaware Court of Chancery against GPB, David Gentile, Jeffrey Lash, and Jeffry Schneider. The Complaint alleges various breaches of fiduciary duty, fraud, gross negligence, and willful misconduct. The plaintiffs seek unspecified damages among other forms of relief. Any potential losses associated with this matter cannot be estimated at this time.

Alfredo J. Martinez, et al. v. GPB Capital Holdings, LLC, Case No. 2019-1005

In December 2019, plaintiffs filed a civil action in Delaware Court of Chancery to compel inspection books and records from GPB, as general partner, and from the Partnership, GPB Holdings I, GPB Holdings II, and GPB Waste Management. In June 2020, the court dismissed plaintiffs’ books and records request, but allowed a contract claim for specific performance to proceed as a plenary action. Any potential losses associated with this matter cannot be estimated at this time.

Mary Purcell, et al. v. GPB Holdings II, LP, et al., Case No. 30-2019-01115653-CU-FR-CJC

In December 2019, plaintiffs filed a civil action in superior court in Orange County, California against Rodney Potratz, FSC Securities Corporation, GPB Holdings II, the Partnership, GPB, David Gentile, Roger Anscher, William Jacoby, Jeffrey Lash, Ascendant, Trevor Carney, Jeffry Schneider, and DOES 1 - 15, inclusive. The Complaint alleges breach of contract, negligence, fraud and breach of fiduciary duty. Plaintiffs are seeking rescission, unspecified damages, and other equitable relief. Any potential losses associated with this matter cannot be estimated at this time.

Stanley S. and Millicent R. Barasch Trust and Loretta Dehay, individually and on behalf of others similar situated v. GPB Capital Holdings, LLC, et al., Case No. 19 Civ. 1079

In November 2019, plaintiffs filed a putative class action in the United States District Court for the Western District of Texas against, certain limited partnerships, including the Partnership, for which GPB is the general partner, AAS, and Ascendant, as well as certain principals of the GPB-managed funds, auditors, a fund administrator, and individuals. (Please note that the original Complaint named Millicent R. Barasch as the plaintiff, but since her death, her trust has successfully moved to substitute for all purposes in this litigation.) The Complaint alleges civil conspiracy, fraud, substantial assistance in the commission of fraud, breach of fiduciary duty, substantial assistance in the breach of fiduciary duty, negligence, and violations of the Texas Securities Act. The plaintiffs are seeking unspecified damages, declaratory relief, among other forms of relief. Any potential losses associated with this matter cannot be estimated at this time.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Barbara Deluca and Drew R. Naylor, on behalf of themselves and other similarly situated limited partners, v. GPB Automotive Portfolio, LP et al., Case No. 19-CV-10498

In November 2019, plaintiffs filed a putative class action complaint in the United States District Court for the Southern District of New York against GPB, GPB Holdings II, the Partnership, David Gentile, Jeffery Lash, AAS, Axiom, Jeffry Schneider, Mark Martino, and Ascendant. The Complaint alleges, among other things, fraud and material omissions and misrepresentations to induce investment. The plaintiffs are seeking disgorgement, unspecified damages, and other equitable relief. Any potential losses associated with this matter cannot be estimated at this time.

Kinnie Ma Individual Retirement Account, et al., individually and on behalf of all others similarly situated, v. Ascendant Capital, LLC, et al., Case No. 19-CV-1050

In October 2019, plaintiffs filed a putative class action in the United States District Court for the Western District of Texas against GPB, certain limited partnerships, including the Partnership, for which GPB is the general partner, AAS, and Ascendant, as well as certain principals of the GPB-managed funds, auditors, broker-dealers, a fund administrator, and other individuals. The Complaint alleges violations of the Texas Securities Act, fraud, substantial assistance in the commission of fraud, breach of fiduciary duty, substantial assistance in breach of fiduciary duty, and negligence. The plaintiffs are seeking unspecified damages and certain equitable relief. Any potential losses associated with this matter cannot be estimated at this time.

GPB Capital Holdings, LLC et al. v. Patrick Dibre, Case No. 606417/2017

In July 2017, GPB, the Partnership, GPB Holdings I, GPB Holdings Automotive, LLC, and GPB Portfolio Automotive, LLC filed suit in New York State Supreme Court against Patrick Dibre, one of their former operating partners, for breach of contract and additional claims arising out of the Defendant’s sale of certain automobile dealerships to the GPB Plaintiffs. Mr. Dibre answered GPB’s Complaint, and asserted counterclaims alleging breach of contract and unjust enrichment.

Both parties are currently engaged in court-supervised mediation and are negotiating a potential partial settlement. However, there can be no assurance that the parties will reach a settlement on any of the issues raised in the litigation. Any potential losses associated with this matter cannot be estimated at this time.

Concorde Investment Services, LLC v. GPB Capital Holdings, LLC, et al., Case No. 650928/2021 (New York Sup. Ct)

In February 2021, Concorde Investment Services, LLC filed suit in New York State Supreme Court against GPB, certain limited partnerships for which GPB is the general partner, and others. The Complaint alleges breaches of contract, fraudulent inducement, negligence, interference with contract, interference with existing economic relations, interference with prospective economic advantage, indemnity, and declaratory relief, and includes a demand for arbitration. Plaintiff’s demands include compensatory damages of at least $5.0 million and a declaration that Concorde is contractually indemnified by the Defendants.

Defendants moved to dismiss Plaintiff’s Complaint at the end of May 2021. The full motion to dismiss will be filed with the Court by the end of July. Any potential losses associated with this matter cannot be estimated at this time.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Dealership Related Litigation

David Rosenberg, et al. v. GPB Prime Holdings LLC et al., Case No. 1982CV00925

In June 2019, the Former CEO of Automile, David Rosenberg brought a breach of contract action against GPB Prime and Automile Parent Holdings, LLC in Massachusetts Superior Court. In November 2019, an amended complaint naming GPB Prime, LLC, Automile Parent Holdings, LLC, Automile Holdings, LLC (“Automile”), Automile TY Holdings, LLC, David Gentile, Jeffrey Lash, Kevin Westfall, Jovan Sijan, James Prestiano, Manuel Vianna, Nico Gutierrez and Michael Frost and Automile Parent Holdings, LLC, as a nominal Defendant. The amended complaint alleges breach of contract, breach of the implied covenant of good faith and fair dealing, breach of fiduciary duty (both direct and derivatively), aiding and abetting the breach of fiduciary duty, fraud, conspiracy, conversion, and equitable relief/specific performance.

Settlement talks with Mr. Rosenberg commenced but were halted. Mr. Rosenberg’s breach of contract claims relating to his employment agreement have been submitted to the American Arbitration Association for binding arbitration with Automile Parent Holdings, LLC.

We believe the allegations have little to no basis and will continue to vigorously oppose the claims. Any potential losses associated with this matter cannot be estimated at this time.

VWoA v. GPB Capital Holdings, LLC

On or about February 7, 2020, Volkswagen of America (“VWoA”) filed a complaint against GPB in the Southern District of New York.

VWoA seeks declaration that: (a) GPB's change of directors entitles VWoA to the remedies agreed upon by the parties in the Business Relationship Agreement, as Amended (“BRA”), which allegedly includes a requirement for GPB to cause the divestiture of the Volkswagen dealerships owned by the Partnership upon certain events; (b) GPB's removal and/or termination of David Rosenberg is an event under the BRA that enables VWoA to enforce the requirement that the Partnership divest all ownership interests in the dealerships; (c) GPB failed to abide by the BRA's divestiture requirement, thus entitling VWoA to enforce the termination remedy; (d) a declaration that: (1) GPB caused, directed or permitted its dealerships to file the Arbitration Action; (2) the filing of the Arbitration Action is a breach of GPB's covenant not to contest or sue; and (3) VWoA is entitled full enforcement of the BRA, including enforcement of its right to recoup all attorney fees and costs associated with the defense of this proceeding and the Arbitration Action, and that GPB is required to indemnify and hold VWoA harmless from any monetary damages, equitable judgments, or fees and costs resulting from any legal, administrative, or (4) equitable proceeding; (e) judgment awarding VWoA specific performance of the BRA, including ordering GPB to cause the Dealership Agreements for the Prime, Caprara, and Norwood dealerships to be terminated; (f) judgment awarding VWoA relief from the Arbitration Action, including but not limited to ordering GPB to cause the dealer to dismiss the Arbitration Action with prejudice; and (g) judgment awarding VWoA all of its attorneys' fees and legal costs incurred in this proceeding and also in defense of VWoA's rights regarding the Arbitration Action.

This lawsuit has been amended although it has not been filed against the Volkswagen dealerships owned by the Partnership, and is not a lawsuit against those dealerships to terminate the relevant Volkswagen Franchise Agreements. VWoA has filed this suit to try to avoid arbitration sought by the dealerships, despite VWoA’s dealership agreement having provisions to allow a dealer to seek arbitration, and to enforce alleged contract rights against the Partnership. GPB filed an answer generally denying the allegations, and the parties proceeded with written discovery and depositions, though discovery was abated by court orders until June 29 2021. The Caprara Volkswagen dealership was sold for commercial reasons unrelated to this litigation in 2020. In April 2020, Saco Auto Holdings VW, LLC d/b/a Prime Volkswagen ("Prime VW"), the entity operating the Volkswagen dealership in Saco, Maine, filed a separate action before the Maine Motor Vehicle Franchise Board protesting VWoA's efforts to cause GPB to divest the Volkswagen dealerships, which would result in the effective termination of that dealership. Consistent with the legal position being taken by GPB in the SDNY case, Prime VW contends that VWoA's attempt to force the divestiture of the dealerships violates state law and Prime VW intends to vigorously contest VWoA's efforts to cause the divestiture of the dealership in Maine's Motor Vehicle Franchise Board. Plaintiffs have not tendered a monetary value on relief sought. GPB believes VWoA's allegations have little to no basis and has been and will continue to vigorously defend itself in this matter. Any potential losses associated with this matter cannot be estimated at this time.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

AMR Auto Holdings – PA, LLC d/b/a Westwood Audi v. Audi of America, Inc., an operating unit of Volkswagen Group of America, Inc.; C.A. No. 1:20-cv-10861

AMR Auto Holdings – PA, LLC (a subsidiary of the Partnership) is a Massachusetts based motor vehicle dealership with a franchise to sell and service new Audi products. This dealership entity is wholly owned by Automile Holdings, LLC. On September 16, 2019, the Board of Managers of Automile Holdings, LLC terminated its Chief Executive Officer for cause and communicated its action to the various motor vehicle manufacturers and distributors with which it or its subsidiaries have franchises, including Audi of America, Inc ("AoA"). Certain manufacturers, including AoA, raised concerns that various provisions of underlying agreements had been breached by terminating the CEO without providing prior notice and receiving prior consent from the distributor. On February 5, 2020, AoA sent a notice of termination, seeking to terminate AMR Auto Holdings-PA LLC's franchise agreement. On April 3, 2020, AMR Auto Holdings – PA, LLC filed a lawsuit in the Superior Court of the Commonwealth of Massachusetts, Norfolk County, protesting Audi's notice of termination which, by agreement with Audi, stays termination of the franchise pending resolution of the lawsuit. The case was removed in May 2020 to, and is presently pending in, the United States District Court for the District of Massachusetts. The parties have initiated, but have not completed, limited discovery, and experts have not been designated. Also, the case is presently inactive due to a joint request to the Court, which was granted, to postpone all deadlines for sixty (60) days. The stay ends on May 4, 2021, at which time there will be another court conference to determine how the case will proceed. AMR Auto Holdings – PA, LLC is and will continue to vigorously protest AoA's notice of termination through this litigation. Any potential losses associated with this matter cannot be estimated at this time.

Certain of these outstanding matters include speculative, substantial or indeterminate monetary amounts. We record a liability when we believe that it is probable a loss will be incurred and the amount can be reasonably estimated. If we determine that a loss is reasonably possible and the loss or range of loss can be estimated, we disclose the reasonably possible loss. We evaluate developments in our legal matters that could affect the amount of liability that has been previously accrued, if any, and the matters and related reasonably possible losses disclosed, and make adjustments as appropriate. Significant judgement is required to determine both the likelihood of there being and the estimated amount of a loss related to such matters.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Item 15. Financial Statements and Exhibits

(a)            List separately all financial statements filed

The financial statements included elsewhere in this Registration Statement on Form 10/A are listed under “Item 13. Financial Statements and Supplementary Data.”

(b)            Exhibits

Exhibit Number	Exhibit Description
3.1*	Certificate of Limited Partnership of GPB Automotive Portfolio, LP
4.1*	Fifth Amended and Restated Agreement of Limited Partnership of GPB Automotive Portfolio, LP, dated April 27, 2018
4.1.2*	Fifth Amended and Restated Class A Private Placement Memorandum GPB Automotive Portfolio, LP, dated July 2018
4.1.3*	Fifth Amended and Restated Class B Private Placement Memorandum GPB Automotive Portfolio, LP, dated July 2018
10.1*	Amended and Restated Credit Agreement, by and between GPB Prime Holdings, LLC, Automile Parent Holdings, LLC, Automile TY Holdings, LLC, AMR Real Estate Holdings, LLC and M&T Bank Corporation dated October 2017.
10.2*	First Amendment and Waiver to Amended and Restated Credit Agreement, by and between GPB Prime Holdings, LLC, Automile Parent Holdings, LLC, Automile TY Holdings, LLC, AMR Real Estate Holdings, LLC and M&T Bank Corporation dated December 2017.
10.3*	Second Amendment to Amended and Restated Credit Agreement, by and between GPB Prime Holdings, LLC, Automile Parent Holdings, LLC, Automile TY Holdings, LLC, AMR Real Estate Holdings, LLC and M&T Bank Corporation dated May 2018.
10.4*	Third Amendment to Amended and Restated Credit Agreement, by and between GPB Prime Holdings, LLC, Automile Parent Holdings, LLC, Automile TY Holdings, LLC, AMR Real Estate Holdings, LLC and M&T Bank Corporation dated June 2018.
10.5*	Fourth Amendment to Amended and Restated Credit Agreement, by and between GPB Prime Holdings, LLC, Automile Parent Holdings, LLC, Automile TY Holdings, LLC, AMR Real Estate Holdings, LLC and M&T Bank Corporation dated September 2018.
10.6*	Fifth Amendment to Amended and Restated Credit Agreement, by and between GPB Prime Holdings, LLC, Automile Parent Holdings, LLC, Automile TY Holdings, LLC, AMR Real Estate Holdings, LLC and M&T Bank Corporation dated February 2019.
10.7*	Sixth Amendment to Amended and Restated Credit Agreement and Replacement of Equity Offset Agreement, by and between GPB Prime Holdings, LLC, Automile Parent Holdings, LLC, Automile TY Holdings, LLC, AMR Real Estate Holdings, LLC and M&T Bank Corporation dated May 2019.
10.8*	Seventh Amendment to Amended and Restated Credit Agreement, by and between GPB Prime Holdings, LLC, Automile Parent Holdings, LLC, Automile TY Holdings, LLC, AMR Real Estate Holdings, LLC and M&T Bank Corporation dated October 2019.
10.9*	Eighth Amendment to Amended and Restated Credit Agreement and Amendment to Security Agreement, by and between GPB Prime Holdings, LLC, Automile Parent Holdings, LLC, Automile TY Holdings, LLC, AMR Real Estate Holdings, LLC and M&T Bank Corporation dated March 2020.
10.10*	Ninth Amendment to Amended and Restated Credit Agreement, by and between GPB Prime Holdings, LLC, Automile Parent Holdings, LLC, Automile TY Holdings, LLC, AMR Real Estate Holdings, LLC and M&T Bank Corporation dated April 2020.
10.11*	Tenth Amendment to Amended and Restated Credit Agreement and Amendment to Security Agreement, by and between GPB Prime Holdings, LLC, Automile Parent Holdings, LLC, Automile TY Holdings, LLC, AMR Real Estate Holdings, LLC and M&T Bank Corporation dated September 2020.
10.12**	Eleventh Amendment to Amended and Restated Credit Agreement and Amendment to Security Agreement, by and between GPB Prime Holdings, LLC, Automile Parent Holdings, LLC, Automile TY Holdings, LLC, AMR Real Estate Holdings, LLC and M&T Bank Corporation dated June 2021.
10.13*	Management Services Agreement, by and between GPB Automotive Portfolio, LP and Highline Management Inc., dated January 1, 2020
21*	Subsidiaries of GPB Automotive Portfolio, LP

*Incorporated by reference to exhibit as filed with the Partnership’s Registration Statement on From 10-12G filed May 14, 2021, File No. 000-56285.

**Filed herein.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on behalf by the undersigned, thereunto duly authorized.

GPB Automotive Portfolio, LP
(Registrant)

By:	/s/ Michael Frost
Michael Frost
President Highline Management Inc
(Principal Executive Officer)

By:	/s/ Robert Chmiel
Robert Chmiel
Chief Financial Officer
(Principal Financial and Accounting Officer)

Date: July 21, 2021